Filed Pursuant to Rule 424(b)(4)

Registration No. 333-229926

PROSPECTUS

GTY Technology Holdings Inc.

3,500,000 Shares of Common Stock

We are offering 3,500,000 shares of our common stock, par value $0.0001 per share, at a price of $7.70 per share.

The Company’s common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “GTYH.” The last reported sales price of our common stock on Nasdaq on June 5, 2019 was $7.95 per share.

This offering is being made without an underwriter or a placement agent and we will not be paying any underwriting discounts or commissions or placement agent fees in connection with this offering.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 5, 2019.

We are responsible for the information contained in this prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the business combination;

•	the future financial performance of the Company following the business combination;

•	changes in the market for our products;

•	expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate," “believe,” “seek,” “target” or similar expressions.

You should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the risk that the business combination disrupts current plans and operations;

•	the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	costs related to the business combination;

•	changes in applicable laws or regulations;

•	the outcome of the New York and California lawsuits involving a subsidiary of the Company and OpenGov, Inc. and the other parties thereto, as well as any other legal proceedings that may be instituted against the Company in connection with the business combination;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties described in this prospectus under “Risk Factors.”

Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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Summary

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company.” Unless the context indicates otherwise, the terms “GTY,” the “Company,” “we,” “us” and “our” refer to GTY Technology Holdings Inc., a Massachusetts corporation (f/k/a GTY Govtech, Inc.).

 Our Company

GTY Technology Holdings Inc.

Our mission is to help public sector organizations with digital transformation, including providing a payments platform and providing public sector organizations with the ability to communicate, engage, interact, conduct business and transact with their constituents in a simple and easy manner.

We are a software as a service (“SaaS”) company that offers a cloud-based suite of solutions for the public sector in North America. We operate our business through our subsidiaries Bonfire Interactive Ltd. (“Bonfire”), CityBase, Inc. (“CityBase”), eCivis Inc. (“eCivis”), Open Counter Enterprises Inc. (“Open Counter”), Questica Inc. and Questica USCDN Inc. (together, “Questica”) and Sherpa Government Solutions LLC (“Sherpa”), each of which is a separate operating segment. Through our operating subsidiaries, we serve some of the fastest growing segments in the government technology sector, including procurement, payments, grants management, permitting, and budgeting.

We were formed on August 11, 2016 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “business combination”). Until the business combination, we did not engage in any operations nor generated any revenue. We recognized an opportunity to replace costly legacy systems with scalable and efficient SaaS products. Our search led to our business combination with Bonfire, CityBase, eCivis, Open Counter, Questica, and Sherpa on February 19, 2019.

As of March 31, 2019, we had approximately 1,500 customers in the United States and Canada, including counties, municipalities, special districts, law enforcement agencies and public school districts. We plan to increase our customer base by leveraging our comprehensive product portfolio with our existing customer base, investing in direct sales to new customers, and utilizing partnerships with complementary products and services.

Bonfire

Bonfire Interactive Ltd. was incorporated on March 5, 2012 under the laws of the Province of Ontario, and its wholly-owned subsidiary, Bonfire Interactive US Ltd., was incorporated in the United States on January 8, 2018. Bonfire is a provider of software technologies for the procurement and vendor or supplier sourcing industry across government, the broader public sector, and various highly-regulated commercial vertical markets.

Bonfire offers customers and their sourcing professionals a modern SaaS application that helps find, engage, evaluate, negotiate with, and award contracts to suppliers. Bonfire delivers workflow automation, data collection and analysis, and collaboration to drive cost savings, compliance, and strategic outcomes. All of Bonfire’s applications are delivered as a SaaS offering, and Bonfire does not market or sell professional services.

CityBase

Headquartered in Chicago, Illinois, CityBase, LLC was formed in Delaware on June 9, 2014. On July 21, 2016, CityBase, LLC was converted into a Delaware corporation, CityBase, Inc. CityBase provides dynamic content, digital services, and integrated payments via a SaaS platform that includes technological functionality accessible via web and mobile, kiosk, point-of-sale, and other channels. CityBase software integrates its platform to underlying systems of record, billing, and other source systems, and configures payments and digital services to meet the requirements of its customers. Its customers include government agencies and utility companies.

eCivis

eCivis, a Delaware corporation headquartered in Los Angeles, California, is a leading SaaS provider of grants management and indirect cost reimbursement solutions that enable its customers to standardize and streamline complex grant processes in a fully integrated platform. The eCivis platform consists of four core cloud-based products including grants research, grants management, sub-recipient management, and cost allocation and recovery. To assist its customers in the implementation of its cloud-based products, eCivis offers one-time implementation services including data integration, grants migration and change management. Additionally, eCivis provides ongoing grants management training and cost allocation plan consulting.

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Open Counter

Open Counter, a Delaware corporation headquartered in San Francisco, California, is a developer and provider of software tools for cities to streamline permitting and licensing services for municipal governments. Open Counter provides customers with software through a hosted platform and also provides professional services related to software implementation.

Questica

Questica, Inc., Questica USCDN Inc., and its wholly-owned subsidiary Questica Ltd., design and develop capital and operating budgeting software. The Questica suite of products are part of a comprehensive web-based budgeting preparation, performance, management and data visualization solution that enables public sector and non-profit organizations to improve and shorten their budgeting cycles.

Questica Inc. was organized in 1998 as an Ontario corporation, maintains two offices located in Burlington, Ontario, Canada and serves the Healthcare, K-12, Higher Education and Local Government verticals in North America. Questica USCDN was organized in 2017 as an Ontario corporation and Questica Ltd. was incorporated in 2017 in the United States as a Delaware corporation. Questica Ltd. is located in Huntington Beach, California, primarily serving the non-profit market and services a limited number of customers in the public and private sector. The majority of the Questica Ltd.’s customers are located in the U.S. and Canada, and as well as some international customers, primarily located in the United Kingdom and Africa.

Sherpa

Sherpa is a Colorado limited liability company headquartered in Denver, Colorado, established in 2004. Sherpa is a leading provider of public sector budgeting software and consulting services that help state and local governments create and manage budgets and performance. Customers purchase Sherpa’s software and engage its consulting services to configure and implement the software and train customers on how to manage the software going forward. Customers can elect to purchase the software license in perpetuity while paying maintenance fees or participate in Sherpa's subscription model.

Risk Factors

 Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business.

Corporate Information

We are a Massachusetts corporation with principal executive offices located at 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144, and our telephone number is (702) 945-2898. Our corporate website address is www.gtytechnology.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

On February 19, 2019, we consummated our initial business combination, pursuant to which we acquired each of Bonfire, CityBase, eCivis, Open Counter, Questica, and Sherpa (such acquisitions are collectively referred to as the “business combination”). In connection with the closing of the business combination, we became the parent company of and successor issuer by operation of Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, to our predecessor entity, GTY Technology Holdings Inc., which was incorporated as a Cayman Islands exempted company in August 2016 as a blank check company, and changed our name from GTY Govtech, Inc. to GTY Technology Holdings Inc.

Our common stock is listed on The Nasdaq Capital Market under the symbol “GTYH.” Our public warrants are quoted on the over-the-counter markets operated by OTC Markets Group under the symbol “GTYHW” and, after resale, the private placement warrants will also trade under the same ticker symbol as the public warrants.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties' trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply, a relationship with us or an endorsement or sponsorship by or of us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

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The Offering

Issuer	GTY Technology Holdings Inc.

Common stock offered by us	3,500,000 shares of common stock

Common stock to be outstanding immediately after this offering	51,420,495 shares, assuming we sell all of the shares offered hereby.

Use of proceeds

We will retain broad discretion over the use of the net proceeds from this offering.

We currently intend to use the proceeds from this offering for working capital and general corporate purposes. For a more complete description of our intended use of the net proceeds from this offering, see “Use of Proceeds.”

Market and trading symbol for our common stock	Our common stock is currently listed on Nasdaq under the symbol “GTYH.”

Risk Factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” in this prospectus.

The number of shares of our common stock outstanding after this offering is based on 48,420,495 shares outstanding as of May 17, 2019.

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Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Risks Relating to Our Business and Industries

The integration of the business, management and operations of Bonfire, CityBase, eCivis, Open Counter, Questica and Sherpa may prove difficult, disrupt our business and operations, divert management attention and adversely affect the business and financial results of our combined company.

We completed the business combination in February 2019, which we believe will result in certain benefits and synergies, including our goal of establishing an efficiently integrated public sector SaaS company through our six operating subsidiaries which, together, we believe can offer solutions to North American state and local governments that may not otherwise be achievable by any one individual business on its own. However, our ability to realize these anticipated benefits depends on the successful integration of the six businesses. The combined company may fail to realize the anticipated benefits of the business combination for a variety of reasons, including the following:

•	the inability to integrate the businesses in a timely and cost-efficient manner or do so without adversely impacting revenue, operations and cash flows;

•	the failure of our management team to successfully manage the combined company’s business and operations;

•	expected synergies or operating efficiencies may fail to materialize in whole or part, or may not occur within expected time-frames;

•	the failure to successfully manage relationships with each company’s customers and their operating results and businesses generally (including the diversion of management time to react to new and unforeseen issues);

•	the failure or inability to timely and efficiently integrate and establish new sales forces without materially adversely impacting our relationships with customers;

•	the failure to accurately estimate the potential markets and market shares for the combined company’s products, the nature and extent of competitive responses to the business combination and the ability of the combined company to achieve or exceed projected market growth rates;

•	the inability to attract key personnel or to retain key personnel with unique talents, expertise or background knowledge as a consequence of both voluntary and involuntary employment actions;

•	the failure to successfully advocate the benefits of the combined company for existing and potential customers or general uncertainty regarding the value proposition of the combined entity or its products;

•	difficulties forecasting financial results;

•	failures in our financial reporting including those resulting from system implementations in the context of the integration, our ability to report or forecast financial results of the combined company and our inability to successfully discover and assess and integrate into our reporting system, any of which may adversely impact our ability to make timely and accurate filings with the SEC and other domestic and foreign governmental agencies; and

•	the potential that our due diligence did not fully uncover the risks and potential liabilities of any of Bonfire, CityBase, eCivis, Open Counter, Questica or Sherpa.

The actual integration may result in additional and unforeseen expenses or delays, distract management from other revenue or acquisition opportunities, and increase the combined company’s expenses and working capital requirements, particularly in the short-term. If we are unable to successfully integrate our business and operations in a timely manner, the anticipated benefits of the business combination may not be fully realized, or at all, or may take longer to realize than anticipated. Should any of the foregoing or other currently unanticipated risks arise, our business and results of operations may be materially adversely impacted.

Software- & Technology-Related/Internet-Focused Risk Factors

Cyber-attacks and security vulnerabilities can disrupt our business and harm our competitive position.

Threats to IT security can take a variety of forms. Individuals and groups of hackers, and sophisticated organizations including state-sponsored organizations, may take steps that pose threats to our clients’ IT. They may develop and deploy malicious software to attack our products and services and gain access to our networks and data centers, or act in a coordinated manner to launch distributed denial of service or other coordinated attacks. Cyber threats are constantly evolving, thereby increasing the difficulty of detecting and successfully defending against them. Cyber threats can have cascading impacts that unfold with increasing speed across our internal networks and systems and those of our partners and clients. Breaches of our network or data security could disrupt the security of our internal systems and business applications, impair our ability to provide services to our clients and protect the privacy of our data, result in product development delays, compromise confidential or technical business information harming our competitive position, result in theft or misuse of our intellectual property or other assets, require us to allocate more resources to improve technologies, or otherwise adversely affect our business. Our business policies and internal security controls may not keep pace with these evolving threats.

Disclosure of personally identifiable information and/or other sensitive client data could result in liability and harm our reputation.

We store and process increasingly large amounts of personally identifiable and other confidential information of our clients. The continued occurrence of high-profile data breaches provides evidence of an external environment increasingly hostile to information security. Despite our efforts to improve security controls, it is possible that our security controls over personal data, our training of employees on data security, and other practices that we follow may not prevent the improper disclosure of client data that we store and manage. Disclosure of personally identifiable information and/or other sensitive client data could result in liability and harm our reputation.

Data privacy is an evolving area of the law and our business may become subject to new and expanding regulations. Application of these new and changing laws to our business may increase risks and compliance costs.

Hosting services for some of our products and services are dependent upon the uninterrupted operation of data centers.

A material portion of our business is provided through software hosting services. These hosting services depend on the uninterrupted operation of data centers and the ability to protect computer equipment and information stored in these data centers against damage that may be caused by natural disaster, fire, power loss, telecommunications or Internet failure, acts of terrorism, unauthorized intrusion, computer viruses, and other similar damaging events. If any of our data centers were to become inoperable for an extended period, we might be unable to fulfill our contractual commitments. Although we take what we believe to be reasonable precautions against such occurrences, we can give no assurance that damaging events such as these will not result in a prolonged interruption of our services, which could result in client dissatisfaction, loss of revenue, and damage to our business.

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We run the risk of errors or defects with new products or enhancements to existing products.

Our software products and services are complex and may contain errors or defects, especially when first introduced or when new versions or enhancements are released. We cannot assure you that material defects and errors will not be found in the future. Any such defects could result in a loss of revenues, negative publicity or delay market acceptance. Our license and subscription agreements typically contain provisions designed to limit our exposure to potential liability. However, it is possible we may not always successfully negotiate such provisions in our client contracts or the limitation of liability provisions may not be effective due to existing or future federal, state, or local laws, ordinances, or judicial decisions. We cannot assure you that a successful claim could not be made or would not have a material adverse effect on our future operating results.

We must timely respond to technological changes to be competitive.

The market for our products is characterized by technological change, evolving industry standards in software technology, changes in client requirements, and frequent new product and service introductions and enhancements. The introduction of products and services embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. As a result, our future success will depend, in part, upon our ability to enhance existing products and develop and introduce new products and services that keep pace with technological developments, satisfy increasingly sophisticated client requirements, and achieve market acceptance. We cannot assure you that we will successfully identify new product and service opportunities and develop and bring new products and services to market in a timely and cost-effective manner. The products, capabilities, or technologies developed by others could also render our products or technologies obsolete or noncompetitive. Our business may be adversely affected if they are unable to develop or acquire new software products or services or develop enhancements to existing products on a timely and cost-effective basis, or if such new products or services or enhancements do not achieve market acceptance.

We may be unable to protect our proprietary rights.

Many of our product and service offerings incorporate proprietary information, trade secrets, know-how, and other intellectual property rights. We rely on a combination of contracts, copyrights, and trade secret laws to establish and protect our proprietary rights in our technology. We cannot be certain that we have taken all appropriate steps to deter misappropriation of our intellectual property. There has also been significant litigation recently involving intellectual property rights. We may be a party to such litigation in the future to protect our proprietary information, trade secrets, know-how, and other intellectual property rights. We cannot assure you that third-parties will not assert infringement or misappropriation claims against one or more of the products or services with respect to current or future products or services. Any claims or litigation, with or without merit, could be time-consuming, costly, and a diversion to management. Any such claims and litigation could also cause product delivery delays, service interruptions or require us to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to us, if at all. Therefore, litigation to defend and enforce our intellectual property rights could have a material adverse effect on our business, regardless of the final outcome of such litigation.

Clients may elect to terminate our maintenance contracts and manage operations internally.

It is possible that our clients may elect to not renew maintenance contracts for our software, trying instead to maintain and operate the software themselves using their perpetual license rights (excluding software applications provided on a hosted or cloud basis). This could adversely affect our revenues and profits. Additionally, they may inadvertently allow our intellectual property or other information to fall into the hands of third-parties, including our competitors, which could adversely affect our business.

Material portions of our business require the Internet infrastructure to be further developed or adequately maintained.

Part of our future success depends on the use of the Internet as a means to access public information and perform transactions electronically. This in part requires the further development and maintenance of the Internet infrastructure. Among other things, this further development and maintenance will require a reliable network backbone with the necessary speed, data capacity, security, and timely development of complementary products for providing reliable Internet access and services. If this infrastructure fails to be further developed or be adequately maintained, our business would be harmed because users may not be able to access our government portals.

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Security breaches or unauthorized access to payment information, including credit/debit card data, and/or personal information that we, or our service providers, store, process, use or transmit for our business may harm our reputation, cause service disruptions and adversely affect our business and results of operations.

A significant challenge to electronic commerce is the secure transmission of payment information and/or personal information over information technology networks and systems which process, transmit and store electronic information, and manage or support a variety of business processes. The collection, maintenance, use, disclosure, and disposal of payment information and personal information by our business is regulated at state and federal levels, and cybersecurity legislation, executive orders and reporting requirements continue to evolve and become more complex. Because we either directly or indirectly through service providers (i) provide the electronic transmission of sensitive and personal information released from and filed with various government entities and (ii) perform online payment and electronic check processing services, we face the risk of a security breach, whether through system attacks, hacking events, acts of vandalism or theft, malware, viruses, human errors, catastrophes or other unforeseen events that could lead to significant disruptions or compromises of information technology networks and systems or the unauthorized release or use of payment information or personal information. Additionally, vulnerabilities in the security of our own internal systems or those of our service providers could compromise the confidentiality of, or result in unauthorized access to, personal information of our employees.

We rely on encryption and authentication technology purchased or licensed from third parties to provide the security and authentication tools to effectively secure transmission of confidential information, including user credit/debit card information and banking data. Advances in computer capabilities, new discoveries in the field of cryptography, threats that evolve ahead of tools designed to counter them, or other developments may result in the breach or compromise of technology used by them to protect transaction data. Data breaches can also occur as a result of non-technical issues, such as so-called “social engineering.”

Despite the various security measures that we have in place to protect payment and personal information from unauthorized disclosure and to comply with applicable laws and regulations, our information technology networks and systems and those of our third-party vendors and service providers cannot be made completely secure against security incidents. Even the most well protected information, networks, systems, and facilities remain vulnerable to security breaches or disruptions, because (i) the techniques used in such attempts are constantly evolving and generally are not recognized until launched against a target, and in some cases are designed not to be detected and, in fact, may not be detected for an extended period and (ii) the security methodologies, protocols, systems and procedures used for protection are implemented by humans at each level, and human errors may occur. Accordingly, we may be unable to anticipate these techniques or to implement adequate security barriers or other preventative measures, or if such measures are implemented, and even if appropriate training is conducted in support of such measures, human errors may still occur. It is impossible for us to entirely mitigate this risk. A party, whether internal or external, who is able to circumvent our security measures, or those of our service providers, could misappropriate information, including, but not limited to payment information and personal information, or cause interruptions or direct damage to our partners or our users.

Under payment card rules and our contracts with our credit card processors, if there is a breach of payment card information that we store, process, or transmit, we could be subject to fines. We could also be liable to partners for costs of investigation, notification, remediation and credit monitoring and for any damages to users under applicable laws or their partner contracts.

In addition, any noncompliance with privacy laws or a security breach involving the misappropriation, loss or other unauthorized access, use or disclosure of payment information or personal information, or other significant disruption involving our information technology networks and systems, or those of our service providers (whether or not caused by a breach of our contractual obligations or our negligence), may lead to negative publicity, impair our ability to conduct our business, subject us to private litigation and government investigations and enforcement actions and cause us to incur potentially significant liability, damages or remediation costs. It may also cause the governments with whom we contract to lose confidence in us, any of which may cause the termination or modification of our government contracts and impair our ability to win future contracts. Actual or anticipated attacks and risks affecting us, our service providers’ or our government partners’ environment may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, to train employees, and to engage third-party security experts and consultants. Our insurance coverage may be insufficient to cover or protect against the costs, liabilities, and other adverse effects arising from a security breach or system disruption. If we fail to reasonably maintain the security of confidential information, we may also suffer significant reputational and financial losses and our results of operations, cash flows, financial condition, and liquidity may be adversely affected.

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We may be unable to integrate new technologies and industry standards effectively, which may adversely affect our business and results of operations.

Our future success will depend on our ability to enhance and improve the responsiveness, functionality, and features of our services in accordance with industry standards and to address the increasingly sophisticated technological needs of our customers on a cost-effective and timely basis. Our ability to remain competitive will depend, in part, on our ability to:

•	Enhance and improve the responsiveness, functionality, and other features of the government services we offer;

•	Continue to develop our technical expertise;

•	Develop and introduce new services, applications, and technology to meet changing customer needs and preferences; and

•	Influence and respond to emerging industry standards and other technological changes in a timely and cost-effective manner.

We cannot ensure that we will be successful in responding to the above technological and industry challenges in a timely and cost-effective manner. If we are unable to integrate new technologies and industry standards effectively, our business could be harmed.

Public Sector-Related Risk Factors

Selling products and services into the public sector poses unique challenges.

We derive substantially all of our revenues from sales of software and services to state, county, and city governments, other municipal agencies, and other public entities. We expect that sales to public sector clients will continue to account for substantially all of our revenues in the future. We face many risks and challenges associated with contracting with governmental entities, including

•	Resource limitations caused by budgetary constraints, which may provide for a termination of executed contracts due to a lack of future funding;

•	Long and complex sales cycles;

•	Contract payments at times being subject to achieving implementation milestones, and we may have differences with clients as to whether milestones have been achieved;

•	Political resistance to the concept of contracting with third-parties to provide IT solutions;

•	Legislative changes affecting a local government’s authority to contract with third-parties;

•	Varying bid procedures and internal processes for bid acceptance; and

•	Various other political factors, including changes in governmental administrations and personnel.

Each of these risks is outside our control. If we fail to adequately adapt to these risks and uncertainties, our financial performance could be adversely affected.

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A prolonged economic slowdown could harm our operations.

A prolonged economic slowdown or recession could reduce demand for our software products and services. Local and state governments may face financial pressures that could in turn affect our growth rate and profitability in the future. There is no assurance that local and state spending levels will be unaffected by declining or stagnant general economic conditions, and if budget shortfalls occur, they may negatively impact local and state IT spending and could adversely affect our business.

The open bidding process creates uncertainty in predicting future contract awards.

Many governmental agencies purchase products and services through an open bidding process. Generally, a governmental entity will publish an established list of requirements requesting potential vendors to propose solutions for the established requirements. To respond successfully to these requests for proposals, we must accurately estimate their cost structure for servicing a proposed contract, the time required to establish operations for the proposed client, and the likely terms of any other third-party proposals submitted. We cannot guarantee that we will win any bids in the future through the request for proposal process, or that any winning bids will ultimately result in contracts on favorable terms. Our failure to secure contracts through the open bidding process, or to secure such contracts on favorable terms, may adversely affect our revenue and gross margins.

We will face significant competition from other vendors and potential new entrants into our markets.

We will face competition from a variety of software vendors that offer products and services similar to those offered by us, as well as from companies offering to develop custom software. We expect to compete based on a number of factors, including

•	The breadth, depth, and quality of our product and service offerings;

•	The ability to modify our offerings to accommodate particular clients’ needs;

•	Technological innovation; and

•	Name recognition, reputation and references.

We believe the market is highly fragmented with a large number of competitors that vary in size, product platform, and product scope. Our competitors will include consulting firms, publicly held companies that focus on selected segments of the public sector market, and a significant number of smaller, privately held companies. Certain competitors have greater technical, marketing, and financial resources than we do. We cannot assure you that such competitors will not develop products or offer services that are superior to our products or services or that achieve greater market acceptance.

We will also compete with internal, centralized IT departments of governmental entities, which requires us to persuade the end-user to stop the internal service and outsource to us. In addition, our clients and prospective clients could elect to provide information management services internally through new or existing departments, which could reduce the market for our services.

We could face additional competition as other established and emerging companies enter the public sector software application market and new products and technologies are introduced. Increased competition could result in pricing pressure, fewer client orders, reduced gross margins, and loss of market share. Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third-parties, thereby increasing the ability of their products to address the needs of our prospective clients. It is possible that new competitors or alliances may emerge and rapidly gain significant market share. We cannot assure you that we will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon our business.

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If we are unable to meet the unique challenges involved in contracting with governments and government agencies, our business may be harmed.

Our revenues are generated principally from contracts with state governments and government agencies within a state, and to a lesser extent with federal government agencies, to provide digital government services on behalf of those government entities to complete transactions and distribute public information digitally. We face many risks uniquely associated with government contracting, including:

•	Regulations that govern the fees they collect for many of our services, limiting their control over the level of transaction-based fees they are permitted to retain;

•	The potential need for governments to draft and adopt specific legislation before they can circulate a request for proposal (“RFP”) to which we can respond or before they can otherwise award a contract or provide a new digital service;

•	Unexpected changes in legislation that increase our costs or result in a temporary or permanent suspension of our services;

•	The potential need for changes to legislation authorizing government’s contracting with third parties to receive or distribute public information;

•	Long and complex sales cycles that vary significantly according to each government entity’s policies and procedures;

•	Political resistance to the concept of government agencies contracting with third parties to receive or distribute public information, which has been offered traditionally only by the government agencies and often without charge;

•	Changes in government administrations that could impact existing RFPs, rebids, renewals or extensions; and

•	Government budget deficits and appropriation approval processes and periods, either of which could cause governments to curtail spending on services, including time and materials-based fees for application development or fixed fees for portal management.

Our ability to grow revenues may be limited by the number of governments and government agencies that choose to provide digital government solutions such as those offered by us and by the finite number of governments with which we may contract for their digital government solutions.

Our revenues are generated principally from contracts with state governments and government agencies within a state to provide digital government solutions on behalf of those government entities to complete transactions and distribute public information digitally. The growth in our revenues largely will depend on government entities adopting solutions such as those offered by us. We cannot ensure that government entities will choose to provide digital government services or continue to provide digital government services at current levels, or that they will provide such services with private assistance or by adopting solutions such as those offered by us. The failure to secure contracts with certain government agencies could result in revenue levels insufficient to support our operations on a self-sustained, profitable basis.

We are subject to independent audits as requested by our government customers. Deficiencies in our performance under a government contract could result in contract termination, reputational damage, or financial penalties.

Each government entity with which we contract for outsourced portal services may have the authority to require an independent audit of our performance and financial management of contracted operations. The scope of audits could include inspections of income statements, balance sheets, fee structures, collections practices, service levels, security practices, and our compliance with contract provisions and applicable laws, regulations, and standards. The expansion of our operations into new markets and services may further expose us to requirements and potential liabilities under additional statutes and rules that have previously not been relevant to our business. We cannot ensure that a future audit will not find any material performance deficiencies that would result in an adjustment to our revenues and result in financial penalties. Moreover, any consequent negative publicity could harm our reputation among other governments with which we would like to contract. These factors could harm our business, results of operations, cash flows, and financial condition.

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Risks Relating to Public Companies, Generally

Fluctuations in quarterly revenue could adversely impact our operating results and stock price.

Our revenues and operating results are difficult to predict and may fluctuate substantially from quarter to quarter for a variety of reasons, including:

•	Prospective clients’ contracting decisions are often made in the last few weeks of a quarter;

•	The size of license transactions can vary significantly;

•	Clients may unexpectedly postpone or cancel procurement processes due to changes in strategic priorities, project objectives, budget, or personnel;

•	Client purchasing processes vary significantly and a client’s internal approval, expenditure authorization, and contract negotiation processes can be difficult and time consuming to complete, even after selection of a vendor;

•	The number, timing, and significance of software product enhancements and new software product announcements by us and our competitors may affect purchase decisions;

•	We may have to defer revenues under our revenue recognition policies; and

•	Clients may elect subscription-based arrangements, which result in lower software license revenues in the initial year as compared to traditional, on-premise software license arrangements, but generate higher overall subscription-based revenues over the term of the contract.

In each fiscal quarter, our expense levels, operating costs, and hiring plans are based to some extent on projections of future revenues and are relatively fixed. If our actual revenues fall below expectations, we could experience a reduction in operating results. Also, if actual revenues or earnings for any given quarter fall below expectations, it may lead to a decline in our stock price.

Increases in service revenue as a percentage of total revenues could decrease overall margins.

We realize lower margins on software and appraisal service revenues than on license revenue. The majority of our contracts include both software licenses and software services. Therefore, an increase in the percentage of software service and appraisal service revenue compared to license revenue could have a detrimental impact on our overall gross margins and could adversely affect operating results.

Our stock price may be volatile.

The market price of our common stock may be volatile. Examples of factors that may significantly impact our stock price include:

•	Actual or anticipated fluctuations in our operating results;

•	Announcements of technological innovations, new products, or new contracts by us or our competitors;

•	Developments with respect to patents, copyrights, or other proprietary rights;

•	Conditions and trends in the software and other technology industries;

•	Adoption of new accounting standards affecting the software industry;

•	Changes in financial estimates by securities analysts; and

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•	General market conditions and other factors.

In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices of technology company stocks and may in the future adversely affect the market price of our stock. Sometimes, securities class action litigation is filed following periods of volatility in the market price of a particular company’s securities. We cannot assure you that similar litigation will not occur in the future with respect to us. Such litigation could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect upon our financial performance.

Future sales of shares by existing stockholders could cause our stock price to decline.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock. In addition, certain holders of our common stock and warrants have “piggy-back” registration rights with respect to registration statements we file. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of our securities.

Exercise of warrants for common stock would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

As of May 17, 2019, we had warrants to purchase 27,093,334 shares of common stock outstanding. Each whole warrant is exercisable to purchase one share of common stock at $11.50 per share. To the extent such warrants are exercised, additional shares of common stock will be issued, which will result in dilution to the then-existing holders of common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

We may redeem the unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making such warrants worthless.

We have the ability to redeem outstanding warrants at any time prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

Our financial outlook may not be realized.

From time to time, in press releases and otherwise, we may publish forecasts or other forward-looking statements regarding our results, including estimated revenues or earnings. Any forecast of our future performance reflects various assumptions. These assumptions are subject to significant uncertainties, and as a matter of course, any number of them may prove to be incorrect. Further, the achievement of any forecast depends on numerous risks and other factors (including those described in this discussion), many of which are beyond our control. As a result, we cannot be certain that our performance will be consistent with any management forecasts or that the variation from such forecasts will not be material and adverse. Current and potential stockholders are cautioned not to base their entire analysis of our business and prospects upon isolated predictions, but instead are encouraged to utilize our entire publicly available mix of historical and forward-looking information, as well as other available information regarding us, our products and services, and the software industry when evaluating our prospective results of operations.

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Compliance with changing regulation of corporate governance, public disclosure and other regulatory requirements or industry standards may result in additional expenses.

Changing laws, regulations, and standards relating to corporate governance, public disclosure and other regulatory requirements or industry standards, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Telephone Consumer Protection Act, the Sarbanes-Oxley Act of 2002, the Tax Cuts and Jobs Act, new SEC regulations and the Nasdaq Stock Market rules create uncertainty for public companies such as ours. These laws, regulations, and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining adequate and appropriate standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations, and standards have resulted in, and certain regulations could continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Further, because of increasing regulation, our board members and executive officers could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities in the laws themselves or related to practice, our reputation may be harmed.

Our quarterly results of operations may be volatile and difficult to predict. If our quarterly results of operations, future growth, profitability or dividends fail to meet the expectations of public market analysts or investors, the market price of our common stock may decrease significantly.

Our future revenues and results of operations may vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control, and any of which may harm our business. These factors include:

•	the commencement, completion, or termination of contracts during any quarter;

•	the introduction of new services by us or our competitors;

•	technical difficulties or system downtime affecting the operation of our services;

•	the amount and timing of operating costs and capital expenditures relating to the expansion of our business operations and infrastructure;

•	unexpected changes in federal, state and local legislation that increase our costs and/or result in a temporary or permanent decrease in our revenues;

•	any federal government shutdown, such as the shutdown which commenced in December 2018, each of which impacts the ability of our customers to purchase our products and services;

•	the seasonal use of some of our services, particularly the accessing of motor vehicle driver history records;

•	changes in economic conditions;

•	the result of negative cash flows due to capital investments; and

•	significant charges related to acquisitions.

Due to the factors noted above and the other factors described in these Risk Factors, our financial performance in a quarter may be lower than we anticipate and if we are unable to reduce spending in that quarter, our results of operations for that quarter may be harmed. One should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. If this occurs, the price of our common stock may decline. In addition, if we fail to meet expectations related to future growth, profitability, dividends or other market expectations, the price of our common stock may decline.

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Each Acquiree’s management and independent registered public accounting firm have previously identified internal control deficiencies, which such management and independent registered public accounting firms believe constitute material weaknesses. If we fail to establish and maintain effective internal control over financial reporting in the future, our ability to timely and accurately report our financial results could be adversely affected.

Each Acquiree was previously a private company not subject to the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and, therefore, was not required to make a formal assessment of the effectiveness of its internal control over financial reporting. We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting.

Although the Acquirees have not made assessments of the effectiveness of their internal control over financial reporting and did not engage their independent registered public accounting firms to conduct audits of their internal control over financial reporting, in connection with the audits of the Acquirees’ financial statements included in this registration statement, each Acquiree’s management and independent registered public accounting firm identified one or more material weaknesses relating to such Acquiree’s internal control over financial reporting under standards established by the Public Company Accounting Oversight Board, or PCAOB. The PCAOB defines a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of a company’s financial reporting.

The material weaknesses identified by the Acquirees and their independent registered public accounting firms included: (i) deficiencies in Bonfire’s period end financial statement close process, (ii) each of CityBase’s, eCivis’s, Open Counter’s and Sherpa’s limited segregation of duties with regard to financial reporting activities such as payroll entry and processing due to the size of their respective accounting departments and (iii) deficiencies in Questica’s period end financial statement close process resulting from, among other things, the preparation of its financial statements included in this registration statement which have a different fiscal year end than its historical fiscal year end.

We believe that, as of March 31, 2019, we have remediated these material weaknesses and improved the effectiveness of our internal control over financial reporting by implementing additional controls related thereto.

The remediation efforts management took to address the previously identified material weaknesses include, but are not limited to, the following:

•	Implementation of specific policies and procedures with detailed instructions to the Acquirees in order to adequately communicate the requirements around processes and controls;

•	Implementation of controls over manual journal entries and account reconciliations, including improving controls and procedures related to the timeliness and effectiveness of our review and approval procedures;

•	Expansion of our financial leadership team by adding employees and external consultants, each with the commensurate knowledge, experience, and training to properly support our financial reporting and accounting functions including overseeing that the first two items listed are timely and adequately implemented; and

•	Adoption of formal accounting policies related to non-routine complex transactions, such accounting for business combinations, revenue recognition, equity classification, deferred income taxes and derivative accounting.

There is no assurance that any measures we may take in the future will be sufficient to remediate the material weaknesses described above or to avoid potential future material weaknesses. If management fails to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to produce timely and accurate financial statements and meet our SEC reporting obligations, which could result in sanctions by Nasdaq or the SEC. This could result in a loss of investor confidence and could lead to a decline in our stock price.

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Use of Proceeds

We will retain broad discretion over the use of the net proceeds from this offering. We currently intend to use the proceeds from this offering for working capital and general corporate purposes.

Ticker Symbol Information

 Our common stock is currently listed on Nasdaq under the symbol “GTYH.” Our public warrants are quoted on the over-the-counter markets operated by OTC Markets Group under the symbol “GTYHW” and, after resale, the private placement warrants will also trade under the same ticker symbol as the public warrants. As of May 17, 2019, there were 146 holders of record of shares of our common stock and 3 holders of record of our warrants.

Dividends

We have not paid any cash dividends on its common stock to date. It is our present intention to retain any earnings for use in our business operations and, accordingly, we do not anticipate that our Board will declare any dividends in the foreseeable future.

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Capitalization

The following table sets forth our capitalization assumed:

•	on an actual basis as of March 31, 2019; and

•	on a pro forma basis, after giving effect to this offering of 3,500,000 shares of common stock at public offering price of $7.70 per share.

You should read this information in conjunction with “Determination of the Offering Price,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company,” the Company’s consolidated financial statements and the related notes appearing elsewhere in this prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Capital Companies,” the Capital Companies’ consolidated financial statements and the related notes appearing elsewhere in this prospectus and “Unaudited Pro Forma Condensed Combined Financial Statements.”

	As of March 31, 2019
	Historical	Pro Forma
	(in thousands)
Cash and cash equivalents	$22,947	$49,897
Temporary Equity:
Preferred stock, no par value, 500,000 shares issued and outstanding	5,000	5,000
Stockholders’ equity:
Common Stock, par value $0.0001 per share (400,000,000 shares authorized; 48,420,495 shares issued and outstanding, actual; 51,420,495 shares issued and outstanding, on pro forma basis)	5	5
Exchangeable shares, no par value, 5,761,741 shares issued and outstanding	47,617	47,617
Paid-in capital	333,449	360,399
Accumulated deficit	(35,053)	(35,053)
Total stockholders’ equity	$346,018	$372,968
Total capitalization	$351,018	$377,968

The actual number of shares of our common stock outstanding used is based on 48,420,495 shares of our common stock outstanding as of March 31, 2019 and excludes as of such date: (i) 4,900,197 shares of common stock reserved for issuance under the GTY Technology Holdings Inc. 2019 Omnibus Incentive Plan (the “Incentive Plan”), (ii) 399,803 shares of common stock issuable upon exercise of outstanding stock options granted pursuant to the Incentive Plan at a weighted average exercise price of $1.83 per share, (iii) 27,093,334 shares of common stock underlying outstanding warrants to purchase shares of our common stock, each with an exercise price of $11.50 per whole share and (iv) the issuance of 3,500,000 shares of our common stock pursuant to this offering.

The pro forma number of shares of our common stock outstanding used is based on 48,420,495 shares of our common stock outstanding as of March 31, 2019 and excludes as of such date: (i) 4,900,197 shares of common stock reserved for issuance under the GTY Technology Holdings Inc. 2019 Omnibus Incentive Plan (the “Incentive Plan”), (ii) 399,803 shares of common stock issuable upon exercise of outstanding stock options granted pursuant to the Incentive Plan at a weighted average exercise price of $1.83 per share and (iii) 27,093,334 shares of common stock underlying outstanding warrants to purchase shares of our common stock, each with an exercise price of $11.50 per whole share.

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Dilution

If you purchase shares of our common stock in this offering, your ownership interest will experience immediate book value dilution to the extent the public offering price per share exceeds our as adjusted net tangible book value per share immediately after this offering.

Our net tangible book value at March 31, 2019 was $(117.9) million, or $(2.44) per share based on the number of shares outstanding as of such date. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding as of March 31, 2019. After giving effect to our sale of 3,500,000 shares of common stock in this offering at an assumed public offering price of $7.70 per share, our as adjusted net tangible book value at March 31, 2019 would have been approximately $(91.0) million, or $(1.75) per share. Therefore, under those assumptions this offering would result in an immediate increase in the net tangible book value of $0.69 per share to our existing stockholders, and immediate dilution of $9.45 per share in the net tangible book value to new investors. Dilution per share to investors participating in this offering is determined by subtracting (i) the pro forma net tangible book value per share as of March 31, 2019 after this offering from (ii) the assumed public offering price per share paid by investors purchasing shares of our common stock in this offering. The following table illustrates this dilution on a per-share basis:

Offering price per share paid by new investors		$7.70
Net tangible book value per share as of March 31, 2019, before this offering	$(2.44)
Increase in net tangible book value per share attributable to this offering	0.69
Pro forma net tangible book value per share as of March 31, 2019, after this offering		(1.75)
Dilution in net tangible book value per share to new investors		$9.45

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the financial statements and related notes that are included elsewhere in this Registration Statement on Form S-1. Certain statements in this Registration Statement on Form S-1 are “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These statements involve a number of risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors which could materially affect such forward-looking statements can be found in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and elsewhere in this Registration Statement on Form S-1. Investors are urged to consider these factors carefully in evaluating any forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date hereof and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Certain statements in the following discussions are based on non-GAAP financial measures. A “non-GAAP financial measure” is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income, balance sheets or statements of cash flows of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. The Company includes non-GAAP financial measures in Management’s Discussion and Analysis, as the Company’s management believes that these measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses and to better evaluate the Company’s ongoing business performance. In order to better align the Company’s reported results with the internal metrics used by the Company's management to evaluate business performance as well as to provide better comparisons to prior periods and peer data, non-GAAP measures exclude the impact of purchase accounting related to the business combination. See “Reconciliation of Non-GAAP Revenues” below for more information and reconciliations of such measures to the nearest comparable GAAP measures.

Overview

We are a software as a service (“SaaS”) company that offers a cloud-based suite of solutions for the public sector in North America. We operate our business through our subsidiaries Bonfire, CityBase, eCivis, Open Counter, Questica, and Sherpa, each of which is a separate operating segment. Through our operating subsidiaries, we serve some of the fastest growing segments in the government technology sector, including procurement, payments, grants management, permitting, and budgeting.

We were formed on August 11, 2016 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “business combination”). Until the business combination, we did not engage in any operations nor generated any revenue. We recognized an opportunity to replace costly legacy systems with scalable and efficient SaaS products. Our search led to our business combination with Bonfire, CityBase, eCivis, Open Counter, Questica, and Sherpa on February 19, 2019 (the “Closing Date”).

As of March 31, 2019, we had approximately 1,500 customers in the United States and Canada, including counties, municipalities, special districts, law enforcement agencies and public school districts. We plan to increase our customer base by leveraging our comprehensive product portfolio with our existing customer base, investing in direct sales to new customers, and utilizing partnerships with complementary products and services.

The Acquisition was accounted for as a business combination under U.S. GAAP and resulted in a change in accounting basis as of the date of the business combination. As a result, our condensed consolidated financial statements for the period beginning on February 19, 2019 are presented on a different basis than that for the periods before February 19, 2019, and therefore are not comparable. As a result of the application of the acquisition method of accounting, our condensed consolidated financial statements and certain presentations are separated into two distinct periods to indicate the different ownership and accounting basis between the periods presented: (i) the period before the consummation of the business combination, which includes the period from January 1, 2019 to February 19, 2019 (“2019 Predecessor Period”) and the three months ended March 31, 2018 (the “2018 Predecessor Period”), and (ii) the period on and after the consummation of the acquisition, which includes the period including and after February 19, 2019 to March 31, 2019 (“ 2019 Successor Period”).

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Growth Strategy

Expansion and Further Penetration of Our Customer Base.    We employ a strategy that focuses on acquiring new customers and growing our relationships with existing customers over time. We believe significant opportunity exists for us to acquire new customers as well as expand the use of our platforms by selling additional products and increasing the number of users within our current customers’ organizations.

Investment in Growth.    We plan to continue to invest in our business so that we can capitalize on our market opportunity. We intend to continue to grow our sales and marketing team to acquire new customers and to increase sales to existing customers. We intend to continue to grow our research and development team to extend the functionality and range of our applications to bring new and improved solutions to accounting and finance. However, we expect our sales and marketing expenses and research and development expenses as a percentage of revenues to decrease over time as we grow our revenues and gain economies of scale by increasing our customer base and increase sales to our existing customer base. We believe that these investments will contribute to our long-term growth, although they may adversely affect our profitability in the near term.

Leveraging Partnerships.    We plan to continue to strengthen and expand our relationships with technology vendors, professional services firms, and resellers. These relationships enable us to increase the speed of deployment and offer a wider range of integrated services to our customers. We intend to support these existing relationships, seek additional relationships and further expand our channel of resellers to help us increase our presence in existing markets and to expand into new markets. Our business and results of operations will be significantly affected by our success in leveraging and expanding these relationships.

Market Adoption of Our Platforms.    A key focus of our sales and marketing efforts is creating market awareness about the benefits of our cloud-based SaaS platforms. The market for SaaS solutions is less mature than the market for on-premise software applications, and potential customers may be slow or unwilling to migrate from their legacy solutions. Our business and operating results will be significantly affected by the degree to and speed with which organizations adopt our solutions.

Key Components of our Results of Operations

Revenues

Subscription, support and maintenance. We provide software hosting services that provide customers with access to software related support and updates during the term of the arrangement. Revenues are recognized ratably over the contract term as the customer simultaneously receives and consumes the benefits of the subscription service, as the service is made available to us. The first year of subscription fees are typically payable within 30 days after the execution of a contract, and thereafter upon renewal. We initially record subscription fees as contract liabilities and recognize revenues on a straight-line basis over the term of the agreement.

Our contracts may include variable consideration in the form of usage fees, which are constrained and included in the transaction price in the period in which the usage occurs and the fee is known.

Subscription, support and maintenance revenues also includes kiosk rentals and on-premise support or maintenance pertaining to license sales. Revenues from kiosk rentals and on-premise support are recognized on a straight-line basis over the support period.

Revenues from subscription, support and maintenance comprised approximately 66% of total revenues for the 2019 Successor Period.

Professional services.     Our professional services contracts generate revenues on a time and materials, fixed fee or subscription basis. Revenues are recognized as the services are rendered for time and materials contracts. Revenues are recognized when the milestones are achieved and accepted by the customer or on a proportional performance basis for fixed fee contracts. Revenues are recognized ratably over the contract term for subscription contracts. The milestone method for revenue recognition is used when there is substantive uncertainty at the date the contract is entered into whether the milestone will be achieved. Training revenues are recognized as the services are performed. Revenues from professional services comprised approximately 24% of total revenues for the 2019 Successor Period.

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License. Revenues from distinct licenses are recognized upfront when the software is made available to the customer, which normally coincides with contract execution, as this is when the customer has the risks and rewards of the right to use the software. Revenues from licenses comprised approximately 10% of total revenues for the 2019 Successor Period.

Asset sales. Revenues from asset sales are recognized when the asset, typically a kiosk, has been received by the client and is fully operational and ready to accept transactions, which is when the customer obtains control and has the risks and rewards of the asset. There were no revenues from the sale of assets for the 2019 Successor Period.

Cost of Revenues

Cost of revenues primarily consists of salaries and benefits of personnel relating to our hosting operations and support, implementation, and grants research. Cost of revenues includes data center costs including depreciation of the Company’s data center assets, third-party licensing costs, consulting fees, and the amortization of acquired technology from recent acquisitions.

Operating Expenses

Sales and marketing

Sales and marketing expenses consist primarily of personnel costs of our sales and marketing employees, including salaries, sales commissions and incentives and benefits, travel and related costs, outside consulting fees, marketing programs, including lead generation, and costs of advertising and trade shows. We defer sales commissions and amortize them ratably over the expected customer life. We expect sales and marketing expenses will increase as we expand our direct sales teams and increase sales through our strategic relationships and resellers.

Research and development

Research and development expenses consist primarily of salaries and benefits associated with our engineering, product and quality assurance personnel. Research and development expenses also include the cost of third-party contractors. Other than internal-use software development costs that qualify for capitalization, research and development costs are expensed as incurred. We expect research and development costs to increase as we develop new solutions and make improvements to our existing platforms.

General and administrative

General and administrative expenses consist primarily of salaries and benefits with our executive, finance, legal, human resources, compliance and other administrative personnel, accounting, auditing and legal professional services fees, recruitment costs, and other corporate-related expenses. We expect that general and administrative expenses will increase as we incur the costs of compliance associated with being a publicly-traded company, including legal, audit and consulting fees.

Results of Operations

Three Months Ended March 31, 2019 Compared to the Three Months Ended March 31, 2018

We accounted for the business combination as a business combination, which resulted in a new basis of accounting. Refer to Note 3 of the notes to our condensed consolidated financial statements for additional information. As a result of the business combination, our condensed consolidated financial statements for the period after February 19, 2019 is presented on a different basis than that for the periods before February 19, 2019 due to the application of purchase accounting as of February 19, 2019 and, therefore, are not comparable. To illustrate the effective date of the new basis of accounting, the results below are separated by a black line.

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The Acquisition resulted in the following principal impacts for the period subsequent to the business combination date:

•	A reduction in revenues in the 2019 Successor Period as a result of the contract liabilities at the business combination date being recorded at fair value, an amount less than its then carrying value;

•	Increased amortization expense resulting from recording of intangible assets at fair value. We record amortization of acquired developed technology in cost of revenues, amortization of customer relationships in sales and marketing expenses, and amortization of covenants not to compete and tradename intangible assets in general and administrative expenses;

•	Contingent consideration issued as part of the business combination was recorded at fair value each period with changes in fair value recorded in general and administrative costs; and

•	Transaction costs were expensed as incurred as a separate line item in our condensed consolidated statement of operations;

We believe reviewing our operating results for the three months ended March 31, 2019 by combining the results of the 2019 Predecessor Period and 2019 Successor Period (“S/P Combined Period”) is more useful in discussing our overall operating performance when compared to the same period in the prior year.

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The following table sets forth statements of operations’ categories by operating segment for each of the periods indicated in thousands of dollars.

	Successor	Predecessor	S/P Combined Period (non-GAAP)	Predecessor	Q1 2019 vs Q1 2018
	February 19, 2019 through March 31, 2019	January 1, 2019 through February 18, 2019	January 1, 2019 through March 31, 2019	January 1, 2018 through March 31, 2018	$ Change	% Change

Total revenues
Bonfire	$426	$593	$1,019	$659	$360	54.6%
CityBase	936	820	1,756	1,245	511	41.0%
eCivis	408	673	1,081	1,135	(54)	(4.8%)
Open Counter	127	298	425	391	34	8.7%
Questica	869	1,913	2,782	2,593	189	7.3%
Sherpa	268	631	899	767	132	17.2%
Total Revenues	$3,034	$4,928	$7,962	$6,790	$1,172	17.3%

Cost of revenues
Bonfire	$107	$124	$231	$148	$83	56.1%
CityBase	893	746	1,639	902	737	81.7%
eCivis	206	267	473	387	86	22.2%
Open Counter	36	51	87	124	(37)	(29.8%)
Questica	263	296	559	465	94	20.2%
Sherpa	71	130	201	73	128	175.3%
Total Cost of revenues	$1,576	$1,614	$3,190	$2,099	$1,091	52.0%

Gross profit
Bonfire	$319	$469	$788	$511	$277	54.2%
CityBase	43	74	117	343	(226)	(65.9%)
eCivis	202	406	608	748	(140)	(18.7%)
Open Counter	91	247	338	267	71	26.6%
Questica	606	1,617	2,223	2,128	95	4.5%
Sherpa	197	501	698	694	4	0.6%
Total Gross profit	$1,458	$3,314	$4,772	$4,691	$81	1.7%

Sales and marketing
Bonfire	$627	$589	$1,216	$486	$730	150.2%
CityBase	93	239	332	276	56	20.3%
eCivis	177	147	324	236	88	37.3%
Open Counter	-	2	2	5	(3)	(60.0%)
Questica	481	417	898	608	290	47.7%
Sherpa	-	-	-	-	-	0.0%
Total Sales and marketing	$1,378	$1,394	$2,772	$1,611	$1,161	72.1%

General and administrative
Bonfire	$757	$323	$1,080	$500	$580	116.0%
CityBase	500	453	953	998	(45)	(4.5%)
eCivis	140	235	375	445	(70)	(15.7%)
Open Counter	197	200	397	339	58	17.1%
Questica	132	386	518	485	33	6.8%
Sherpa	185	147	332	189	143	75.7%
Corporate	443	-	443	-	443	100.0%
Total General and administrative	$2,354	$1,744	$4,098	$2,956	$1,142	38.6%

Research and development
Bonfire	$244	$298	$542	$311	$231	74.3%
CityBase	825	826	1,651	842	809	96.1%
eCivis	179	193	372	304	68	22.4%
Open Counter	-	-	-	-	-	-
Questica	224	263	487	473	14	3.0%
Total Research and development	$1,472	$1,580	$3,052	$1,930	$1,122	58.1%

Other operating expenses
Amortization of intangible assets	$1,693	$-	$1,693	$-	1,693	100.0%
Acquisition costs	35,029	151	35,180	-	35,180	100.0%

Other income (expense)
Interest income	$421	$(170)	$251	$(28)	279	100.0%
Other expense	(5)	12	7	170	(163)	100.0%
Total other income (expense), net	$416	$(158)	$258	$142	$116	81.7%

Total revenues

Our total revenues for the S/P Combined Period increased on a year-over-year basis. This increase was driven by an increase in the number of customers, an increase in the number of users added by existing customers and an increase in the number of products purchased by existing customers. Our revenues for the S/P Combined Period were $7,962. Excluding the $872 impact of purchase accounting and combining the results of the 2019 Predecessor Period and 2019 Successor Period our total non-GAAP adjusted revenues for the quarter ended March 31, 2019 would have been $8,834 compared to $6,790 for the quarter ended March 31, 2018 on a comparable basis, representing a 30% increase. The change in revenues for each operating segment is due to the following:

Bonfire

Bonfire’s revenues for the S/P Combined Period increased by approximately 55% from $659 to $1,019, due primarily to a 23% increase in its customers from March 31, 2018 to March 31, 2019. Excluding the impact of purchase accounting, Bonfire’s non-GAAP adjusted revenues would have been approximately $1,067 or an increase of 62% for the S/P Combined Period compared to the three months ended March 31, 2018.

CityBase

CityBase’s revenues for the S/P Combined Period increased by 41% from $1,245 to $1,756, due primarily to the addition of a major customer in 2018. Excluding the impact of purchase accounting, CityBase’s non-GAAP adjusted revenues would have been approximately $1,823 or an increase of 46% for the S/P Combined Period compared to the three months ended March 31, 2018.

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eCivis

eCivis’ revenues for the S/P Combined Period decreased by 5% from $1,135 to $1,081, due to the impact of purchase accounting. Excluding the impact of purchase accounting, eCivis’ non-GAAP adjusted revenues would have been approximately $1,260 or an increase of 11% for the S/P Combined Period compared to the three months ended March 31, 2018.

Open Counter

Open Counter’s revenues for the S/P Combined Period increased by 9% from $391 to $425, due primarily to an 18% increase in customers from March 31, 2018 to March 31, 2019. Excluding the impact of purchase accounting, Open Counter’s non-GAAP adjusted revenues would have been approximately $528 or an increase of 35% for the S/P Combined Period compared to the three months ended March 31, 2018.

Questica

Questica’s revenues for the S/P Combined Period increased by 7% from $2,593 to $2,782, due primarily to an increase in subscription and support and maintenance revenue. Excluding the impact of purchase accounting, Questica’s non-GAAP adjusted revenues would have been approximately $3,244 or an increase of 25% for the S/P Combined Period compared to the three months ended March 31, 2018.

Sherpa

Sherpa’s revenues for the S/P Combined Period increased by 17% from $767 to $899, due primarily to an increase in professional services. Excluding the impact of purchase accounting, Sherpa’s non-GAAP adjusted revenues would have been approximately $912 or an increase of 19% for the S/P Combined Period compared to the three months ended March 31, 2018.

Total cost of revenues

Our total cost of revenues for the S/P Combined Period have increased on a year-over-year basis. The increase was driven by an increase in headcount in hosting operations and professional services, an increase in hosting costs due to customer expansion, and an increase in third-party product partnership costs. The change in cost of revenues for each operating segment is due to the following:

Bonfire

Bonfire’s total cost of revenues for the S/P Combined Period have increased by 56% due primarily to a 50% increase in headcount from March 31, 2018 to March 31, 2019, consistent with the increase in revenue. The remaining increase was from additional hosting tools and services to support the higher number of customers supported on the platform.

CityBase

CityBase’s total cost of revenues for the S/P Combined Period have increased by 82% due primarily to approximately $459 in banking fees associated with the addition of the major customer in 2018. The remaining increase was due to an increase in contractors and hosting costs due to increased customers.

eCivis

eCivis’ total cost of revenues for the S/P Combined Period have increased by 22% due primarily to a 20% increase in professional services headcount and a 30% increase in third-party product partnership costs.

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Open Counter

Open Counter’s total cost of revenues for the S/P Combined Period have decreased by 30% due primarily to a decrease in subcontractor costs.

Questica

Questica’s total cost of revenues for the S/P Combined Period have increased by 20% due primarily to an increase in professional services costs to support the increase in revenue.

Sherpa

Sherpa’s total cost of revenues for the S/P Combined Period have increased by 175% due primarily to an increase in professional services costs to support the increase in revenue.

Operating expenses

Our total operating expenses for the S/P Combined Period have increased due primarily to increases in headcount in sales and marketing, general and administrative, and research and development resulting from growth in the business. The change in operating expenses for each operating segment is due to the following:

Bonfire

Bonfire’s total operating expense for the S/P Combined Period have increased due to a 150% increase in sales and marketing, a 74% increase in research and development and a 116% increase in general and administrative costs. The increase in sales and marketing was primarily due to 20 net new hires, the increase in research and development was primarily due to six net new hires between March 31, 2018 and March 31, 2019 and the increase in general and administrative expenses were due to $0.6 million of stock-based compensation related to 408,667 of stock options granted in February 2019.

CityBase

CityBase’s total operating expense for the S/P Combined Period have increased due to a 96% increase in research and development and a 20% increase in sales and marketing offset by a 5% decrease in general and administrative costs. The increases in research and development and sales and marketing were due to an increase in research and development headcount and an increase in marketing events, respectively.

eCivis

eCivis’ total operating expense for the S/P Combined Period have increased due to a 37% increase in sales and marketing and a 22% increase in research and development offset by a 16% decrease in general and administrative costs. The increase in sales and marketing was primarily due to three net new hires and the increase in research and development was primarily due to two net new hires between March 31, 2018 and March 31, 2019. The decrease in general and administrative costs was primarily due to lower oversight costs at the company level post-Acquisition.

Open Counter

Open Counter’s total operating expense for the S/P Combined Period have increased due to a 17% increase in general and administrative costs commensurate with the increase in revenues.

Questica

Questica’s total operating expense for the S/P Combined Period have increased due primarily to a 48% increase in sales and marketing costs to support revenue growth, including a net increase of six headcount from March 31, 2018 to March 31, 2019.

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Sherpa

Sherpa’s total operating expenses for the S/P Combined Period have increased due primarily to a 76% increase in general and administrative costs as a result of increases in salaries and wages.

Other operating expenses

Acquisition costs consists primarily of Acquisition transaction costs, capital market advisory fees, and bonuses incurred as a result of the transaction or a change in control. Amortization of intangible assets consists of the amortization of finite lived intangibles resulting from the business combination as described in Note 3 of the notes to our condensed consolidated financial statements.

Other income (expense)

Interest income during the S/P Combined Period was primarily due to the investments held by us during the 2019 Successor Period.

Reconciliation of Non-GAAP Revenues

To supplement our condensed consolidated financial statements, which are prepared in accordance with U.S. generally accepted accounting principles, or GAAP, we have provided a financial measure that has not been prepared in accordance with GAAP: non-GAAP revenues.

We use non-GAAP revenues internally in analyzing our financial results and believe this metric is useful to investors, as a supplement to the corresponding GAAP measure, in evaluating our ongoing operational performance and trends. However, it is important to note that particular items we exclude from, or include in, our non-GAAP revenues may differ from the items excluded from, or included in, similar non-GAAP revenue used by other companies in the same industry. Non-GAAP revenues should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of non-GAAP revenues to revenues. A reconciliation of non-GAAP revenues has been provided.

Non-GAAP revenues are defined as GAAP revenues adjusted for the impact of purchase accounting resulting from the business combination. As the business combination occurred on February 19, 2019, we believe reviewing our operating results for the S/P Combined Period is more useful in discussing our overall operating performance when compared to the same period in the prior year.

Below is a reconciliation of non-GAAP revenues to revenues:

	Three Months Ended March 31,
	Bonfire	CityBase	eCivis	Open Counter	Questica	Sherpa	Total Revenue
Pro forma Revenues - S/P combined Period 2019	$1,019	$1,756	$1,081	$425	$2,782	$899	$7,962
Purchase accounting adjustment to revenue	48	67	179	103	462	13	872
(Non-GAAP) Pro forma as Adjusted Revenues 2019	$1,067	$1,823	$1,260	$528	$3,244	$912	$8,834

Predecessor Revenue 2018	$659	$1,245	$1,135	$391	$2,593	$767	$6,790

% change	62%	46%	11%	35%	25%	19%	30%

Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017

GTY

Our entire activities since August 11, 2016 (inception) up to December 31, 2018 was in preparation for our initial public offering and, since the closing of the initial public offering, a search for prospective initial business combination candidates. We did not generate any operating revenues until the closing and completion of the business combination.

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For the year ended December 31, 2018, we had net income of approximately $1.8 million, which consisted of operating expenses of approximately $7.0 million, and offset by interest income from the trust account established in connection with our initial public offering of approximately $8.8 million. Of the operating expenses, approximately $5.0 million was expenses incurred in connection with the business combination.

For the year ended December 31, 2017, we had net income of approximately $3.9 million, which consisted of formation and operating expenses of approximately $694,000, offset by interest income from the trust account established in connection with our initial public offering of approximately $4.6 million.

Bonfire

The following table reflects our operating results for the years ended December 31, 2018 and 2017 (in Canadian Dollars):

	Year ended	Year ended	Amount	Percentage
	December 31, 2018	December 31, 2017	Change	Change

Revenue	$4,142,456	$1,993,805	$2,148,651	108%
Cost of sales	1,050,946	210,684	840,262	399%
Gross profit	3,091,510	1,783,121	1,308,389	73%

Operating expenses:
General and administrative	3,338,548	1,656,911	1,681,637	101%
Sales and marketing	3,936,967	1,329,037	2,607,930	196%
Research and development	2,268,049	667,201	1,600,848	240%
Total operating expenses	9,543,564	3,653,149	5,890,415	161%
Loss from operations	(6,452,054)	(1,870,028)	(4,582,026)	245%

Other income (expense)
Interest income	66,002	9,317	56,685	608%
Grant income	101,679	152,615	(50,936)	-33%
Other (expense) income	(15,117)	15,206	(30,323)	-199%
Loss on disposal of capital assets	-	(12,223)	12,223	-100%
Foreign exchange gain (loss)	476,636	(779,083)	1,255,719	-161%
Change in fair value of warrant liability	(147,944)	-	(147,944)	100%
Total other income (expense), net	481,256	(614,168)	1,095,424	-178%
Net loss	$(5,970,798)	$(2,484,196)	$(3,486,602)	140%
Deemed dividend on Series Seed preferred stock	(427,763)	167,990	(595,753)	-355%
Net loss applicable to common stockholders	$(6,398,561)	$(2,316,206)	$(4,082,355)	176%

Revenues

We are a technology-focused business that provides mission-critical oriented services to customers in the government and commercial sector. Our software offerings include subscription-based software as a service (SaaS). Additionally, we provide support services as well as other professional consulting and customization of products.

Revenues incurred during the year ended December 31, 2018 were approximately $4.1 million compared to $2.0 million in the prior period. The increased revenues period over period were mainly due to increase in number of customers. We had 266 customers and 207 customers as of December 31, 2018 and 2017, respectively.

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Operating Expenses

Operating expenses incurred during the year ended December 31, 2018 were approximately $9.5 million compared to $3.7 million in the prior period. Significant changes in operating expenses are outlined as follows:

•	General and administrative expenses increased to $3.3 million during the year ended December 31, 2018 from $1.7 million during the prior year period. The increased expenses period over period were attributable to the following:
o	stock-based compensation for employees and outside consultants,
o	compensation expenses resulting from increased headcount,
o	legal, audit and other professional fees,

•	Sales and marketing expenses increased to $3.9 million during the year ended December 31, 2018 from $1.3 million during the prior year period. The increased expenses period over period were mainly due to an increase in headcount in both Sales and Marketing. This increased not only the compensation expenses including compensation expenses related to stock options granted but also other related costs such as travel, sales & marketing tools, etc. Marketing spend was increased in 2018 to help drive pipeline growth with various campaigns running so this also led to an increase.

•	Research and development expenses increased to $2.3 million during the year ended December 31, 2018 from $0.7 million during the prior year period. The increased expenses were mainly due to the increased compensation expenses including stock options granted related to employees in product development department.

Operating expenses incurred during the year ended December 31, 2017 were approximately $3.7 million. The cost was mainly attributable from payroll expense under General and administrative and Research and development.

Other Income (Expense)

Interest Income

We had approximately $66,000 and $9,000 net interest income during the year ended December 31, 2018 and 2017, respectively, which was mainly attributable to interest earned on our Dominion Securities accounts that we hold with RBC (currently sitting in cash).

Grant Income

We had approximately $102,000 and $153,000 grant income during the year ended December 31, 2018 and 2017, which was mainly attributable to funding from IRAP and the Co-op Education Tax Credit earned to date.

Foreign Currency Exchange Gain (Loss)

Net foreign currency exchange for the years ended December 31, 2018 and 2017 were approximately $477,000 gain and $779,000 loss, respectively, which were mainly attributable from re-measurement of cash balances denominated in currencies other than the functional currency of the respective operating division recording the instrument.

Change in fair value of warrant liability

The change in fair value of warrant liability for the year ended December 31, 2018 and 2017 were approximately $148,000 and $0, respectively, which related to the warrants held.

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CityBase

	Year ended December 31,		Change
	2018	2017	$	%
Revenues
Subscription and support	$6,355,126	$3,195,784	$3,159,342	99%
Sale of kiosks	416,649	1,090,500	(673,851)	-62%
Total revenues	6,771,775	4,286,284	2,485,491	58%
Cost of revenues
Subscription and support	4,778,405	2,496,088	2,282,317	91%
Sale of kiosks	402,947	885,401	(482,454)	-54%
Total cost of revenues	5,181,352	3,381,489	1,799,863	53%
Gross Profit	1,590,423	904,795	685,628	76%
Operating expenses
Sales and marketing	1,390,822	1,018,332	372,490	37%
Research and development	5,075,552	3,482,164	1,593,388	46%
General and administrative	6,576,089	3,750,572	2,825,517	75%
Total operating expenses	13,042,463	8,251,068	4,791,395	58%
Loss from operations	(11,452,040)	(7,346,273)	(4,105,767)	56%
Other income (expenses)
Interest income	2,054	1,218	836	69%
Interest expense	(452,759)	(35,905)	(416,854)	1161%
Sublease loss	-	(71,203)	71,203	-100%
Change in fair value of notes payable	(1,386,503)	-	(1,386,503)	n/a
Change in fair value of put option	98,808	-	98,808	n/a
Change in fair value of warrant liability	(69,876)	63	(69,939)	-111014%
Loss on extinguishment of debt	(23,191)	-	(23,191)	n/a
Other income (expense), net	(1,831,467)	(105,827)	(1,725,640)	1631%
Net loss	(13,283,507)	(7,452,100)	(5,831,407)	78%
Cumulative preferred stock dividends	(1,421,229)	(1,020,900)	(400,329)	39%
Net loss applicable to common stockholders	$(14,704,736)	$(8,473,000)	$(6,231,736)	74%
Basic and diluted loss per share attributable to common stockholders:	$(189.25)	$(118.50)	$(70.75)	60%
Basic and diluted weighted average shares used to compute earnings per share:	77,699	71,502	6,197	9%

Revenues

The increase in subscription and support revenues for the year ended December 31, 2018, compared to December 31, 2017, was due to CityBase onboarding new customers, including a significant contract with San Francisco in Q4 2018, as well as obtaining additional revenues from existing customers through increased usage fees and new services purchased. The decrease in sale of kiosks revenues for the year ended December 31, 2018, compared to December 31, 2017, was a result of a customer’s contract being fulfilled in 2017. The new customers whose contracts included kiosks sales in 2018 have lower amounts of kiosks.

Cost of revenues

The increase in cost of revenues for subscription and support revenues for the year ended December 31, 2018, compared to December 31, 2017, was primarily due to increased implementation services and bank fees in line with new customer onboarding. The decrease in cost of revenues for sale of kiosks revenues for the year ended December 31, 2018, compared to December 31, 2017, was primarily due to the decrease in kiosks sold during 2018.

Sales and marketing

The increase in sales and marketing for the year ended December 31, 2018, compared to December 31, 2017, was primarily a result of increased headcount and increased sales conferences expenses, including travel.

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Research and development

The increase in research and development for the year ended December 31, 2018, compared to December 31, 2017, was primarily due to increased headcount associated with expansion of our existing technology platform as well as new product development.

General and administrative

The increase in general and administrative costs for the year ended December 31, 2018 is primarily due to increased headcount and transaction related costs associated with CityBase’s Series C preferred stock issuance and expenses incurred in connection with the business combination (see footnote 16 in accompanying financial statements).

Other Income (Expense), net

The increase in expenses under other income (expense), net for the year ended December 31, 2018 compared to December 31, 2017, was primarily due to the change in fair value convertible notes payable (see footnote 9 in accompanying financial statements).

eCivis

	Year ended	Year ended	Change
	December 31, 2018	December 31, 2017	$	%

Revenues
Subscription and support	$4,494,489	$4,340,344	$154,145	4%
Professional services	456,780	254,154	202,626	80%
Total revenues	4,951,269	4,594,498	356,771	8%
Cost of revenues
Subscription and support	1,280,004	849,348	430,656	51%
Professional services	452,340	382,756	69,584	18%
Total cost of revenues	1,732,344	1,232,104	500,240	41%
Gross profit	3,218,925	3,362,394	(143,469)	-4%
Operating expenses
Sales and marketing	1,217,218	991,105	226,113	23%
Research and development	1,327,829	1,101,827	226,002	21%
General and administrative	1,663,370	1,394,517	268,853	19%
Total operating expenses	4,208,417	3,487,449	720,968	21%
Loss from operations	(989,492)	(125,055)	(864,437)	691%
Other income (expense)
Interest income	11,785	46,815	(35,030)	-75%
Interest expense	(16,988)	(8,414)	(8,574)	102%
Sublease income	73,225	99,111	(25,886)	-26%
Loss on sublease	-	(75,755)	75,755	-100%
Change in fair value of contingent consideration	52,000	-	52,000	100%
Acquisition costs	(204,686)	-	(204,686)	100%
Gain (loss) on sales of marketable securities	2,598	(163,137)	165,735	-102%
Other income (expense), net	(82,066)	(101,380)	19,314	-19%
Net loss	$(1,071,558)	$(226,435)	$(845,123)	373%

Revenues

The increase in revenues for the year ended December 31, 2018, compared to the year ended December 31, 2017, was primarily due to a $203,000 increase in professional services and $154,000 increase in subscription revenues. The increase in the professional services was driven primarily by a $145,000 increase in billings of data integration and grants migration services present in advanced implementations. Our subscription revenues increased by $154,000 or 4% due to an approximate 34% increase in annual contract values offset by a 17% decrease in customers.

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Cost of revenues

The increase in cost of revenues for the year ended December 31, 2018, compared to the year ended December 31, 2017, was primarily due to a $321,000 increase in partnership fees pertaining to expanding certain functionality of our products, a $122,000 increase in payroll and related costs and a $69,000 increase in amortization expense due to the acquisition of CostTree offset by a $16,000 decrease in consulting fees.

Sales and marketing

The increase in sales and marketing expense for the year ended December 31, 2018, compared to the year ended December 31, 2017, was primarily due to a $133,000 increase in payroll, commissions and related costs, a $58,000 increase in trade shows and conferences, a $42,000 increase in amortization expense due to the acquisition of CostTree, and a $27,000 increase in travel costs offset by a $42,000 decrease in consulting fees.

Research and development

The increase in research and development expense for the year ended December 31, 2018, compared to the year ended December 31, 2017, was primarily due to a $152,000 increase in payroll and related costs and a $55,000 increase in hosting and technology costs.

General and administrative

The increase in general and administrative expense for the year ended December 31, 2018, compared to the year ended December 31, 2017, was primarily due to a $138,000 increase in related party insurance costs, a $92,000 increase in payroll and related costs, a $83,000 increase in professional services fees due primarily to the acquisition of CostTree and recruiting fees, a $22,000 increase in amortization expense due to the acquisition of CostTree, and a $17,000 increase in travel costs offset by a $101,000 decrease in rent expense due to the lease expiration of two offices.

Other Income (Expense), net

The decrease in other income (expense), net for the year ended December 31, 2018 compared to the year ended December 31, 2017, was primarily due to a $166,000 decrease in loss on sales of marketable securities and a $76,000 decrease in losses from our sublease offset by $205,000 of acquisition costs related to the business combination.

Open Counter

The following table reflects our operating results for the years ended December 31, 2018 and 2017:

	For the year ended December 31,			Percentage
	2018	2017	Dollar Change	Change
		(Unaudited)
Revenues
Subscription services	$1,419,842	$1,071,209	$348,633	33%
Professional services	287,400	462,665	(175,265)	-38%
Total revenues	1,707,242	1,533,874	173,368	11%
Cost of revenues
Cost of subscription services	216,053	176,515	39,538	22%
Cost of professional services	282,429	257,370	25,059	10%
Total costs of services	498,482	433,885	64,597	15%
Gross profit	1,208,760	1,099,989	108,771	10%

Operating expenses
Sales and marketing	10,253	46,552	(36,299)	-78%
General and administrative	1,563,170	1,670,850	(107,680)	-6%
Total operating expenses	1,573,423	1,717,402	(143,979)	-8%
Loss from operations	(364,663)	(617,413)	252,750	-41%

Other income (expense):
Interest income	1	36	(35)	-97%
Interest expense	(118,887)	(64,766)	(54,121)	84%
Other income	10,000	-	10,000	0%
Loss on sale of asset	(807)	-	(807)	0%
Total other income (expense)	(109,693)	(64,730)	(44,963)	69%
Net loss	$(474,356)	$(682,143)	$207,787	-30%

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Revenues

Revenues incurred during the year ended December 31, 2018 were approximately $1.7 million compared to $1.5 million in the prior period.

Subscription services revenues incurred during the year ended December 31, 2018 were approximately $1.4 million compared to $1.1 million in the prior period. Through December 31, 2018, we have added five new customers and have also upgraded services to five additional customers, providing access to our new Residential Portal.

Professional services revenues incurred during the year ended December 31, 2018 were approximately $287,000 compared to $463,000 in the prior period. Revenue decreases in this category are largely due to the completion of a custom implementation for the City of Boston, which moved into a maintenance agreement in November of 2017.

Cost of revenues

Cost of revenues incurred during the year ended December 31, 2018 were approximately $498,000 compared to $434,000 in the prior period.

•	Cost of subscriptions services incurred during the year ended December 31, 2018 were approximately $216,000 compared to $177,000 in the prior period. In the period ended December 31, 2018, we added additional tooling to enhance the subscription services that we provide and brought on an additional employee to service accounts.

•	Cost of professional services incurred during the year ended December 31, 2018 were approximately $282,000 compared to $257,000 in the prior period. Increases in cost of professional services are due to the hiring of an additional member of our accounts team in 2018, who services additional projects with new customers.

Operating expenses

Operating expenses incurred during the year ended December 31, 2018 were approximately $1.6 million compared to $1.7 million in the prior period. The changes resulted from:

•	Decrease in sales and marketing of approximately $36,000 resulted from reduced expenditures on online marketing and other promotional activities.

•	Decrease in general and administrative of approximately $108,000 resulted from the termination of a full-time sales representative on August 11, 2017.

Other income (expense)

Other expenses incurred during the year ended December 31, 2018 were approximately $110,000 compared to $65,000 in the prior period. The increase in interest expense of approximately $54,000 is due primarily to interest incurred on additional borrowings under the Lighter Capital promissory note, which occurred on December 17, 2017. The increase in other income of $10,000 resulted from an award received from the U.S. Conference of Mayors.

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Questica

The following table reflects our operating results for the years ended December 31, 2018 and 2017 (in Canadian Dollars):

	Year Ended December 31,		Increase/ (Decrease)
	2018	2017
Revenues	$13,085,558	$11,062,333	18%
Cost of revenue	1,286,161	815,280	58%
Selling, general and administrative	10,312,719	7,799,686	32%
Income from operations	1,486,678	2,447,367	-39%
Other income (expense)	1,908,868	14,493	-13071%
Income before income taxes	3,395,546	2,461,860	38%
Income tax expense	(1,016,952)	(864,758)	-18%
Net income	$2,378,594	$1,597,102	49%

Revenues

Revenues were approximately $13.1 million for the year ended December 31, 2018, compared to approximately $11.0 million for the year ended December 31, 2017. The increase of approximately $2.0 million was attributable to the recognition of software license and the result of the PowerPlan acquisition.

Cost of Revenue

Cost of revenue was approximately $1.3 million for the year ended December 31, 2018, compared to approximately $815,000 for the year ended December 31, 2017. The increase of approximately $471,000 was primarily related to the acquisition of PowerPlan starting in June 2017 and increases in new name sales.

Selling, General and Administrative

Selling, general and administrative (“SG&A”), expenses increased from approximately $8.0 million for the year ended December 31, 2017 to approximately $10.3 million for the year ended December 31, 2018. The increase of approximately $2.5 million was primarily attributable to increased costs for employee compensation and payroll taxes due to an increase in headcount and the result of the PowerPlan acquisition.

Other Income (Expense)

Other income (expense) increased from approximately $15,000 of income for the year ended December 31, 2017 to approximately $1.9 million of income for the year ended December 31, 2018. The increase is primarily attributable to the gain on sale recorded for our Engineer to Order asset of approximately $1.1 million and a $0.8 million gain related to our foreign currency translation adjustments during the year ended December 31, 2018.

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Sherpa

	Year ended December 31,		Dollar	Percentage
	2018	2017	Change	Change
		(Unaudited)
Revenues
Professional services	$1,903,698	$1,191,810	$711,888	60%
Licenses	1,000,453	620,074	380,379	61%
Hosting	185,937	113,280	72,657	64%
Total revenues	3,090,088	1,925,164	1,164,924	61%
Cost of revenues	428,737	60,929	367,808	604%
Gross profit	2,661,351	1,864,235	797,116	43%

Operating expenses
General and administrative	1,670,885	1,181,574	489,311	41%
Total operating expenses	1,670,885	1,181,574	489,311	41%
Operating income	990,466	682,661	307,805	45%

Other income:
Interest income	3,789	1,079	2,709	251%
Total other income	3,789	1,079	2,709	251%
Net income	$994,255	$683,740	$310,515	45%

Revenues

The increase in revenues for the year ended December 31, 2018, compared to the year ended December 31, 2017, was primarily due to a $712,000 increase in professional services revenues, $380,000 increase in licenses revenues and $73,000 increase in hosting revenues. The increase in the professional and licenses revenues was driven primarily by the acquisition of five new software clients. Our hosting revenues increased by $73,000 or 64% due to the acquisition of new clients who purchased hosting services for sold software.

Cost of revenues

The increase in cost of revenues of $368,000 for the year ended December 31, 2018, compared to the year ended December 31, 2017, was primarily due to third party reporting software utilized by five new software clients.

General and administrative

The increase in general and administrative of $489,000 for the year ended December 31, 2018, compared to the year ended December 31, 2017, was primarily due to a $580,000 increase in guaranteed payments to employees, offset by a decrease of $49,000 in contract labor services expenses.

Other Income

The increase in other income for the year ended December 31, 2018 compared to the year ended December 31, 2017, was primarily due to $2,700 in interest income.

Liquidity and Capital Resources

As of March 31, 2019, we had a cash balance of approximately $22.9 million. Through March 31, 2019, our liquidity needs were satisfied through proceeds from our initial public offering and funds held in the trust account established in connection with our initial public offering (see Note 10—Shareholders’ Equity—to the unaudited consolidated financial statements contained in this Registration Statement on Form S-1), proceeds from the PIPE Transaction (as defined below) and proceeds from the Convertible Note (as defined below).

Our condensed consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the condensed consolidated financial statements, we had an accumulated deficit of approximately $35.1 million at March 31, 2019, a net loss of approximately $40.1 million and approximately $25.3 million net cash used in operating activities for the successor period from February 19, 2019 through March 31, 2019. These factors raise substantial doubt about our ability to continue as a going concern.

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We are attempting to further expand our customer base; scale up our production of various products; and increase revenue; however, our cash position may not be sufficient to support our daily operations through the next twelve months from the date of this prospectus. Our ability to continue as a going concern is dependent upon our ability to raise additional funds by way of a public or private offering and its ability to further generate sufficient revenue. While we believe in the viability of its platform and in our ability to raise additional funds by way of a public or private offering, there can be no assurances to that effect.

PIPE Transaction

Immediately prior to the closing of the business combination, pursuant to subscription agreements (the “Subscription Agreements”), dated as of various dates from January 9, 2019 through February 12, 2019, by and among us and certain institutional and accredited investors party thereto (the “Subscribed Investors”), we issued to the Subscribed Investors an aggregate of 12,853,098 Class A ordinary shares for $10.00 per share, for an aggregate cash purchase price of approximately $126.3 million, including three such Subscription Agreements with certain CityBase holders (including Michael Duffy, the chief executive officer of CityBase) for an aggregate of 380,937 Class A ordinary shares at a price of $10.00 per share, for an aggregate cash purchase price of approximately $3.8 million (the “PIPE Transaction”). The Class A ordinary shares issued to the Subscribed Investors were cancelled and exchanged on a one-for-one basis for shares of our common stock at the closing of the business combination.

Convertible Note

To finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors were able, but were not obligated to, loan us funds as may be required (“Working Capital Loans”). On August 8, 2018, the Sponsor agreed to provide up to $1 million in Working Capital Loans in the form of a convertible note (the “Convertible Note”). Amounts outstanding under the Convertible Note may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants. Prior to the completion of the business combination, we did not seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we did not believe third parties would be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account established in connection with our initial public offering. As of March 31, 2019, we borrowed $1 million under the Convertible Note.

Cash Flows

Unaudited Cash Flows

Historical Cash Flows

The following table sets forth a summary of our cash flows for the periods indicated (amounts in thousands):

	Successor	Predecessor
	February 19, 2019 through March 31, 2019	January 1, 2019 through February 18, 2019	January 1, 2018 through March 31, 2018
Net cash (used in) provided by operating activities	$(25,271)	$284	$(1,021)
Net cash provided by (used in) investing activities	$38,628	$1,516	$(190)
Net cash provided by (used in) financing activities	$9,616	$(539)	$2,730

Net Cash (Used in) Provided by Activities

Our net loss and cash flows from operating activities are significantly influenced by the business combination and our investments in headcount and infrastructure to support anticipated growth.

For the 2019 Successor Period, net cash used in operations was $25.3 million resulting from our net loss of $40.1 million and offset by changes in operating assets and liabilities of $12.1 million and net non-cash expenses of $2.6 million. The $12.1 of net cash flows provided as a result of changes in our operating assets and liabilities was primarily due to a $14.9 million increase in accounts payable and accrued liabilities due in part to an $11.4 tax liability assumed as a result of the business combination and included in business combination costs. The $2.6 million of non-cash expenses was comprised of $1.7 million of amortization of intangible assets acquired as a result of the business combination and $0.6 million from share-based compensation.

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For the Predecessor Period, net cash provided by operations was $0.3 million resulting from our changes in operating assets and liabilities of $1.6 million and net non-cash expenses of $0.4 million offset by our net loss of $1.7 million. The $1.6 million of net cash flows provided as a result of changes in our operating assets and liabilities was primarily due to a $2.2 million decrease in accounts receivable resulting from seasonality in billings and offset by a $0.8 million decrease in accounts payable. The $0.4 million of non-cash expenses was primarily comprised of $0.2 million of depreciation of property and equipment.

For the three months ended March 31, 2018, net cash used in operations was $1.0 million resulting from our net loss of $1.7 million and offset by changes in operating assets and liabilities of $0.3 million and net non-cash expenses of $0.3 million. The $0.3 million of net cash flows provided as a result of changes in our operating assets and liabilities was due to a $0.7 million increase in accounts payable and accrued liabilities offset by a $0.2 million increase in accounts receivable and a $0.1 million increase in prepaid expenses. The $0.3 million of non-cash expenses was primarily comprised of $0.2 million of depreciation of property and equipment.

Net Cash Provided by (Used in) Investing Activities

Our primary investing activities have consisted of investments in marketable securities and capital expenditures. In February 2019, we completed our business combination and the resulting cash flow impact is described below in the 2019 Successor Period.

For the 2019 Successor Period, cash provided by investing activities was $38.6 million resulting from $217.6 million of cash held in a trust and offset primarily due to the business combination which had a cash purchase price of $179.0 million net of cash acquired.

For the 2019 Predecessor Period, cash provided by investing activities was $1.5 million due to a $1.5 million sale of marketable securities by Questica.

For the three months ended March 31, 2018, cash used in investing activities was $0.2 million resulting from the purchase of capital expenditures.

Net Cash Provided By (Used in) Financing Activities

For the 2019 Successor Period, cash provided by financing activities was $9.6 million primarily as a result of the successful private placement of $125.3 million and offset by the redemption of shares in the amount of $115.0 million.

For the 2019 Predecessor Period, cash used in financing activities was $0.5 million primarily as a result of member distributions of $0.5 million.

For the three months ended March 31, 2018, cash provided by financing activities was $2.7 million primarily as a result of $3.3 million of proceeds from borrowings offset by member distributions of $0.5 million.

Cash Flows for the Years Ended December 31, 2018 and 2017

Bonfire

	Year ended	Year ended
	December 31, 2018	December 31, 2017
Net cash (used in) provided by:
Operating activities	$(4,482,866)	$(1,757,551)
Investing activities	(119,616)	(98,944)
Financing activities	125,499	10,937,187
Net (decrease) increase in cash and cash equivalents	$(4,476,983)	$9,080,692

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Operating Activities

For the year ended December 31, 2018, cash used in operations was approximately $4.5 million, resulting from a net loss of approximately $6.0 million, offset by aggregate non-cash expenses of approximately $0.8 million and changes in operating assets and liabilities of approximately $0.7 million.

For the year ended December 31, 2017, cash used in operations was approximately $1.8 million, resulting from a net loss of approximately $2.5 million, offset by aggregate non-cash expenses of approximately $0.1 million and changes in operating assets and liabilities of approximately $0.6 million.

Investing Activities

Cash used in investing activities were approximately $120,000 and $99,000 for the years ended December 31, 2018 and 2017, respectively. The investing activities in both periods were mainly consisted of purchasing additional computer equipment, furniture and fixtures.

Financing Activities

Net cash provided by financing activities were approximately $125,000 and $10.9 million for the years ended December 31, 2018 and 2017, respectively. We received approximately $125,000 cash proceeds related to the exercise of stock options during the year ended December 31, 2018. Our main capital resources were $10.7 million cash proceeds from issuance of Series A preferred stock and $0.3 million cash proceeds from issuance of Seed Series IV preferred stock during the year ended December 31, 2017.

CityBase

	Years ended December 31,
	2018	2017
Net cash (used in) provided by:
Operating activities	$(9,276,993)	$(3,102,250)
Investing activities	(237,750)	(212,176)
Financing activities	12,669,463	3,188,208
Net increase (decrease) in cash and cash equivalents	$3,154,720	$(126,218)

Operating Activities

For the year ended December 31, 2018, cash used in operations was approximately $9.3 million, resulting from a net loss of approximately $13.3 million, offset by aggregate non-cash expenses of approximately $2.5 million and changes in operating assets and liabilities of approximately $1.6 million.

For the year ended December 31, 2017, cash used in operations was approximately $3.1 million, resulting from a net loss of approximately $7.5 million, offset by aggregate non-cash expenses of approximately $540,000 and changes in operating assets and liabilities of approximately $3.8 million.

Investing Activities

For the year ended December 31, 2018, cash used in investing activities was approximately $238,000, resulting from purchases of property and equipment of approximately $228,000, purchase of loan receivable from related party of $25,000, and offset by sales of property and equipment of $15,000.

For the year ended December 31, 2017, cash used in investing activities was approximately $212,000, resulting from purchases of property and equipment of approximately $173,000, purchase of loan receivable from related party of $150,000, and offset by cash acquired in DOBT acquisition of approximately $111,000.

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Financing Activities

For the year ended December 31, 2018, cash provided from financing was approximately $12.7 million, primarily resulting from proceeds from the issuance of Series C preferred stock of approximately $10.0 million, the issuance of $4.0 million in convertible notes payable, and offset by the repayment of a $1.0 million credit facility and $2.0 million subordinated debt.

For the year ended December 31, 2017, cash provided from financing was approximately $3.2 million, primarily resulting from proceeds from the issuance of Series B preferred stock of approximately $2.3 million and the issuance of a $1.0 million credit facility.

eCivis

	Year ended	Year ended
	December 31, 2018	December 31, 2017
Net cash flows used in operating activities	$(575,345)	$(308,713)
Net cash flows from investing activities	$662,823	$1,285,377
Net cash flows used in financing activities	$(255,078)	$(946,267)

Operating Activities

Our net loss and cash flows used in operating activities are significantly influenced by our investments in personnel, partnership expansion and transaction costs associated with the business combination.

For the year ended December 31, 2018, cash used in operations was approximately $575,000 resulting from a net loss of approximately $1,072,000 offset by approximately $309,000 from changes in operating assets and liabilities and by approximately $188,000 of net non-cash expenses. The $309,000 of cash flow provided from changes in operating assets and liabilities was primarily driven by a $250,000 increase in accounts payable, $228,000 increase in contract liabilities, a $130,000 decrease in prepaid expenses and other current assets offset by a $386,000 increase in accounts receivable. The $188,000 of cash flow provided by net non-cash expenses was primarily driven by approximately $181,000 in depreciation and amortization expense incurred primarily from the acquisition of CostTree.

For the year ended December 31, 2017, cash used in operations was approximately $309,000 resulting from a net loss of approximately $226,000 and approximately $372,000 net cash used from changes in operating assets and liabilities offset by approximately $290,000 of net non-cash expenses. The $372,000 of net cash used from changes in operating assets was primarily driven by an approximate $319,000 increase in prepaid expenses and other current assets, and an approximate $269,000 decrease in contract liabilities offset by a $158,000 decrease in accounts receivable. The 290,000 of cash flow provided by net non-cash expenses was primarily driven by a $163,000 loss from sales of marketable securities.

Investing Activities

Our investing activities consists primarily of investments and sales of marketable securities and capital expenditures.

For the years ended December 31, 2018 and 2017, cash provided by investing activities was approximately $663,000 and $1,285,000, respectively. We sold approximately $1,001,000 and $1,786,000 of marketable securities and purchased $336,000 and $469,000 during the years ended December 31, 2018 and 2017, respectively.

Financing Activities

Our financing activities consists primarily of repayments and proceeds from our line of credit and payments of contingent consideration associated with our acquisition of CostTree.

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For the years ended December 31, 2018 and 2017, cash used in financing activities was $255,000 and 946,000, respectively. We made approximately $463,000 and $1,136,000 in repayments and borrowed $269,000 and $200,000 during the years ended December 31, 2018 and 2017, respectively. During the year ended December 31, 2018, we sold our marketable securities and used the proceeds to repay our line of credit in full. We made $50,000 in payments to CostTree LLC during the year ended December 31, 2018 pertaining to the contingent earn-out resulting from our acquisition of CostTree.

Open Counter

	For the year ended December 31,
	2018	2017
		(Unaudited)
Net cash (used in) provided by:
Operating activities	$(83,293)	$(451,900)
Investing activities	1,200	(7,360)
Financing activities	(5,363)	191,026
Net decrease in cash	$(87,456)	$(268,234)

Operating Activities

Net cash used in operating activities of approximately $83,000 for the year ended December 31, 2018 was primarily a result of our net loss of approximately $474,000, and changes of approximately $378,000 in operating assets and liabilities, partially offset by approximately $7,000 of depreciation and amortization of property and equipment, and approximately $5,000 in stock-based compensation expenses.

Net cash used in operating activities of approximately $452,000 for the year ended December 31, 2017 was primarily a result of our net loss of approximately $682,000, and changes of approximately $180,000 in operating assets and liabilities, partially offset by approximately $7,000 of depreciation and amortization of property and equipment and approximately $43,000 in stock-based compensation expenses.

Investing Activities

Net cash provided by investing activities of approximately $1,000 for the year ended December 31, 2018 resulted from proceeds from the disposition of property and equipment.

Net cash used in investing activities of approximately $7,000 for the year ended December 31, 2017 resulted from our purchase of computer equipment and a security deposit.

Financing Activities

Net cash used in financing activities of approximately $5,000 for the year ended December 31, 2018 resulted from principal payments of approximately $56,000 on notes payable to Lighter Capital and net borrowings of approximately $50,000 on line of credit.

Net cash provided by financing activities of approximately $191,000 for the year ended December 31, 2017 mainly resulted from principal payments of approximately $66,000 and a borrowing of approximately $256,000 on notes payable to Lighter Capital.

Sherpa

	Year Ended December 31,
	2018	2017
Cash and cash equivalents at the beginning of year	$2,236,096	$1,933,223
Net cash provided by operating activities	4,622,072	1,581,298
Net cash provided by (used in) investing activities	(414,475)	2,221,467
Net cash provided by (used in) financing activities	(1,901,450)	(3,499,892)
Cash and cash equivalents at the end of year	$4,542,243	$2,236,096

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Operating Activities

For the year ended December 31, 2018, net cash provided by operating activities was approximately $4.6 million, which primarily consisted of our net income of approximately $2.4 million, plus non-cash expenses of approximately $641,000 and net cash provided by operating assets and liabilities of approximately $1.6 million. The non-cash expenses consisted of approximately $188,000 in depreciation and amortization, approximately $221,000 in intangible amortization, approximately $371,000 in change in fair value of contingent consideration, and approximately $118,000 of unrealized loss on marketable securities, partially offset by approximately $258,000 in foreign currency translation adjustment.

For the year ended December 31, 2017, net cash provided by operating activities was approximately $1.6 million, which primarily consisted of our net income of approximately $1.6 million and non-cash expenses of approximately $294,000, offset by net cash used in operating assets and liabilities of approximately $310,000. The non-cash expenses consisted of approximately $143,000 in depreciation and amortization, approximately $113,000 in intangible amortization, approximately $128,000 in change in fair value of contingent consideration, partially offset by approximately $124,000 in unrealized gains on marketable securities.

Investing Activities

For the year ended December 31, 2018, net cash used in investing activities of approximately $414,000 primarily consisted of purchases of marketable securities of approximately $565,000 and purchase of equipment of approximately $47,000, partially offset by proceeds from sales of marketable securities of approximately $197,000.

For the year ended December 31, 2017, net cash provided by investing activities of approximately $2.2 million primarily consisted of proceeds from sales of marketable securities of approximately $4.0 million, partially offset by the purchase of marketable securities of approximately $888,000, the acquisition of Power Plan of approximately $663,000 and the purchase of equipment of approximately $196,000.

Financing Activities

For the year ended December 31, 2018, net cash used in financing activities totaled approximately $1.9 million with approximately $1.2 million for the payment of dividends and approximately $711,000 for the payment of contingent consideration related to the Power Plan acquisition.

For the year ended December 31, 2017, net cash used in financing activities totaled approximately $3.5 million resulting primarily from the payment of dividends.

Critical Accounting Policies and Use of Estimates

See Note 3, Summary of Significant Accounting Policies, of the notes to our condensed consolidated financial statements included elsewhere in this Registration Statement on Form S-1.

Recent Accounting Pronouncements

The impact of recently issued accounting standards is set forth in Note 3, Summary of Significant Accounting Policies, of the notes to our condensed consolidated financial statements included elsewhere in this Registration Statement on Form S-1.

Off-Balance Sheet Arrangements

We are not party to any off-balance sheet transactions. Other than the guarantees described in Note 9—Shareholders’ Equity—Agreements and Arrangements with Certain Institutional Investors—to the unaudited consolidated financial statements contained in this Registration Statement on Form S-1, we have no guarantees or obligations other than those which arise out of normal business operations.

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Contractual Obligations and Commitments

Underwriting Agreement

Pursuant to the underwriting agreement relating to the initial public offering (the “Underwriting Agreement”), GTY paid an underwriting discount of $0.20 per Unit, or $11.04 million in the aggregate, upon the consummation of the Initial Public Offering. In January 2019, we amended the Underwriting Agreement and reduced the deferred underwriting fees to $3.25 million payable in cash, which was reflected in the accompanying consolidated balance sheet as of December 31, 2018. We paid off this amount upon consummation of the business combination in February 2019.

Disclosure Controls and Procedures

We maintain “disclosure controls and procedures,” as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are designed to ensure that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in Securities and Exchange Commission rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and our Principal Financial Officer, to allow timely decisions regarding required disclosure.

The design of any disclosure controls and procedures also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

With respect to the quarter ended March 31, 2019, under the supervision and with the participation of our management, we conducted an evaluation of the effectiveness of the design and operations of our disclosure controls and procedures. Based upon this evaluation, the Company’s Chief Executive Officer and Principal Financial Officer have concluded that the Company’s disclosure controls and procedures are effective.

Management does not expect that our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control systems are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in a cost-effective control system, no evaluation of internal control over financial reporting can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, have been or will be detected.

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BUSINESS

GTY Business Overview

We were initially formed as a blank check company incorporated on August 11, 2016 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Until the consummation of the business combination, we did not engage in any operations nor generated any revenue.

On November 1, 2016, we consummated our initial public offering of 55,200,000 units, including the issuance of 7,200,000 units as a result of the underwriters’ exercise of their over-allotment option in full. Each unit consisted of one Class A ordinary share and one-third of one warrant. Each whole warrant entitled the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $552 million. Prior to the consummation of the initial public offering, in August, 2016, the Sponsor purchased 8,625,000 Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. On each of October 14 and October 26, 2016, we effected a share capitalization resulting in an aggregate of 11,500,000 and 13,800,000 founder shares outstanding, respectively. In October 2016, the Sponsor transferred 25,000 founder shares to each of our independent director nominees at the same per-share purchase price paid by the Sponsor.

Simultaneously with the closing of the initial public offering, we consummated the private placement of 8,693,334 private placement warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.50 per private placement warrant, with the Sponsor, generating gross proceeds of approximately $13.04 million.

Upon the closing of the initial public offering and private placement on November 1, 2016, $552 million from the net proceeds of the sale of the units in the initial public offering and the private placement was placed in a U.S.-based trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee.

Initially, we were required to complete our initial business combination by November 1, 2018, which was 24 months from the closing of our initial public offering. On October 30, 2018, our shareholders approved a proposal to amend our second amended and restated memorandum and articles of association to extend the date by which we had to consummate an initial business combination from November 1, 2018 to May 1, 2019. In connection with such proposal, our public shareholders had the right to elect to redeem their Class A ordinary shares for a per share price, payable in cash, based upon the aggregate amount then on deposit in the trust account. Our public shareholders holding 34,011,538 Class A ordinary shares out of a total of 55,200,000 Class A ordinary shares validly elected to redeem their shares and, accordingly, after giving effect to such redemptions, the balance in our trust account was approximately $216.8 million.

On February 19, 2019, we consummated the business combination with Bonfire, CityBase, eCivis, Open Counter, Questica and Sherpa. 11,073,040 Class A ordinary shares were redeemed at a per share price of approximately $10.29 in connection with the shareholder vote to approve the business combination. In connection with the closing of the business combination, GTY Govtech, Inc. a Massachusetts corporation, became the parent company of and successor issuer by operation of Rule 12g-3(a) promulgated under the Exchange Act to our predecessor entity, GTY Technology Holdings Inc., the Cayman Islands exempted company, and changed its name from GTY Govtech, Inc. to GTY Technology Holdings Inc.

Upon the closing of the business combination, all outstanding Class A ordinary shares were exchanged on a one-for-one basis for shares of common stock, and our outstanding warrants became exercisable for shares of common stock on the same terms as were contained in such warrants prior to the business combination.

Legal Proceedings

On November 19, 2018, we, Stephen J. Rohleder and Harry L. You commenced a lawsuit against OpenGov, Inc. (“OpenGov”) in the United States District Court for the Southern District of New York captioned GTY Technology Holdings Inc. et al. v. OpenGov, Inc., No. 18-cv-10854 (the “New York Action”). The New York Action asserts declaratory judgment claims seeking declarations that a certain confidentiality agreement between GTY and OpenGov (the “Confidentiality Agreement”) has not been breached, that certain information is not confidential, proprietary and/or trade secret information of OpenGov, and that there is no enforceable agreement between the Company and OpenGov related to an acquisition of OpenGov by the Company. On December 11, 2018, OpenGov moved to dismiss the New York Action or, in the alternative, to stay the New York Action in favor of an action pending in California (discussed below). On January 18, 2019, the plaintiffs in the New York Action cross-moved to enjoin OpenGov's prosecution of the action pending in California. The parties completed briefing on OpenGov's motion to dismiss and the plaintiffs' cross-motion to enjoin on February 22, 2019.

On November 20, 2018, OpenGov commenced a lawsuit against the Company, GTY Cayman (as defined below), GTY Technology Merger Sub, Inc. (“GTY Merger Sub’), the Sponsor, Harry L. You, Stephen J. Rohleder and Does 1-50 in the Superior Court of the State of California in and for the County of San Mateo captioned OpenGov, Inc. v. GTY Technology Holdings Inc. et al., No. 18-cv-06264 (the “California Action”). The California Action asserts claims for breach of contract, inducing breach of contract, fraud, and trade secret misappropriation and seeks relief including monetary damages, a constructive trust, disgorgement, exemplary and punitive damages, attorneys’ fees, costs and expenses, preliminary and permanent injunctive relief, and pre- and post-judgment interest. On November 28, 2018, the defendants in the California Action removed that action to the United States District Court for the Northern District of California (Case No. 18-cv-7198). On November 29, 2018 the defendants in the California Action filed a motion to transfer the California Action to the United States District Court for the Southern District of New York or, in the alternative, to stay the California Action. On January 4, 2019, OpenGov moved to remand the California Action to state court. Also on January 4, 2019, GTY Merger Sub and the Sponsor moved to dismiss the claims against them in the California Action. On February 28, 2019, the United States District Court for the Northern District of California issued an order remanding the action to the Superior Court of the State of California.  The defendants intend to file a demurer to the Complaint.  The Superior Court entered a briefing schedule on the defendants' demurer, which provides for briefing to be completed in August 2019.

We intend to vigorously prosecute the New York Action and vigorously defend against the California Action. We cannot provide you with any assurances as to the outcome of the New York Action or the California Action, or the amount of costs associated with litigating these actions.

Other than the New York Action and the California Action, there is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding in the 12 months preceding the date of this prospectus.

Bonfire Business Overview

Bonfire Interactive Ltd., a corporation incorporated under the laws of the Province of Ontario, Canada, or Bonfire, was founded in 2012 and is a major provider of software technologies for the procurement and vendor or supplier sourcing industry across government, the broader public sector, and various highly-regulated commercial vertical markets.

Bonfire offers clients and their sourcing professionals a modern software as a service (SaaS) application that helps find, engage, evaluate, negotiate with, and award contracts to suppliers. Bonfire delivers effective workflow automation, data collection and analysis, and collaboration to drive cost savings, compliance, and strategic outcomes. All of Bonfire’s applications are delivered as a SaaS offering, and Bonfire does not market or sell professional services.

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Market Overview

The North American public sector represents a significant market for procurement technology. Various levels of government and public sector agencies award $1 billion in contracts every hour of every business day. Despite this magnitude, however, most of these spending decisions are made via paper, off-the-shelf spreadsheet technologies, and legacy internet-based sourcing portals. An estimated 85% of public agencies make sourcing decisions primarily via off-the-shelf, generally available, and non-specialized spreadsheet technologies.

In total, the North American public sector market includes over 99,000 cities, counties, towns, and other local government special agencies, and over 17,000 public institutions in academia, public healthcare, transit, utilities, and general state and federal agencies. Despite differences in revenue sources, service delivery, and organizational mandates, each government body or entity shapes its sourcing practices in similar ways in response to state and federal procurement legislation and the emergence of various best practices.

Each public body faces a similar challenge: how to procure the best good/service, for the best cost, within often rigid compliance and policy directives from elected bodies or other regulation. This compliance- and policy-driven environment makes public sector procurement a significantly more complex and sensitive process than in the private sector. Public sector procurement teams are typically stewards of tax-payer resources, and are subjected to high sourcing scrutiny and ethics requirements. Such entities must balance competing interests like cost-savings, compliance, and quality to achieve uniquely positive outcomes.

Public sector procurement groups are more regularly transitioning tools from offline workflows to online SaaS-enabled platforms to fulfill this mandate. Legacy internet-based portals and procurement suites often fail to respect the complexities of making procurement decisions in a public sector context. Many are mere systems of record and rudimentary interface points for buyers and suppliers. Many more fail to help procurement teams with the key functionalities of managing and analyzing supplier data for optimal sourcing decisions.

Bonfire uniquely captures the complexity and depth of public sector sourcing workflows; the software allows procurement teams to collect highly granular supplier data, analyze and evaluate it across discrete criteria, and ultimately make the best possible decision as a balance of compliance, cost-savings, and quality/fit.

Products and Services

Bonfire provides a comprehensive and flexible suite of products that addresses the procurement needs of predominantly public sector clients across academia, public healthcare, local and state government, transit, utilities, and various other state and federal agencies. Bonfire derives all of its revenues from subscription-based SaaS revenues.

A description of Bonfire’s suites of products and services follows:

eRFx & eTendering

• Control for requests for proposals, or RFPs or RFx, and bids, streamlining the entire sourcing workflow from posting to award

• Vendor-friendly online portal to post opportunities and receive structured submissions

• Evaluation tools that give deep insights into suppliers’ relative strengths/weaknesses, pricing, and other areas

• Real-time overview of projects and key performance indicators, or KPIs

Contracts	• Contract information in one centralized, searchable, online platform • Heat-mapped calendar view, reminders and KPIs • Easy creation of contracts from completed projects
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Vendor Performance	• Visibility into vendor performance • Configure custom surveys for end users and set a cadence to automatically send • Real-time insights to address issues immediately

Strategy

Bonfire’s objective is to grow its revenue and earnings organically, supplemented by focused strategic acquisitions. The key components of its business strategy are to:

•	Provide high quality, value-added products to its clients. Central to Bonfire’s success so far has been the customer satisfaction and trust, as evidenced by a 92% client retention rate across clients added from January 2016 to December 2018 and net Annually Recurring Revenue, or ARR, churn of -14% for those same clients (i.e. Net Negative Churn). Bonfire expects that it will continue to invest heavily in client success.

•	Continue to expand its product offerings. Bonfire intends to continue to build innovative new products for its clients. These include products that leverage the data stored in clients’ networks to help clients achieve better sourcing outcomes through predictive analytics, machine learning, blockchain, intra-agency collaboration, and other next-generation technologies.

•	Expand its client base. Continued client growth is key for Bonfire’s strategy. Bonfire plans to continue building out its direct client acquisition strategy while adding strategic channel relationships to aid.

•	Expand its existing client relationships. On average, Bonfire’s clients feature negative net churn of at least 14% in Year 1, and higher rates in subsequent years, indicating that they expand usage and functionality acquisition of Bonfire’s product over time. Bonfire intends to continue this strategy of increasing value and share-of-wallet of its clients.

•	Attract and retain highly qualified employees. Bonfire’s business is dependent on attracting and retaining excellent managers and employees for product development, go-to-market, administrative, and support activities. Bonfire believes that its mission, scale of the opportunity, and unique culture will allow it to continue recruiting excellent staff.

•	Pursue selected strategic acquisitions. Where appropriate, Bonfire plans to make strategic acquisitions of legacy portal providers as a way of quickening the adoption of Bonfire. This will allow Bonfire to grow revenues more rapidly than with a purely organic strategy, and to grow its supplier network and corresponding data.

Sales, Marketing, And Clients

Bonfire markets its products and services through direct, in-house sales and marketing personnel located primarily in Canada and the United States.

Sales of new systems are typically generated from outbound marketing and sales campaigns, tradeshows and conferences, word-of-mouth and referrals, and thought-leadership campaigns.

Competition

Bonfire competes with numerous local, regional, and national firms that provide or offer some or many of the same solutions that it provides. Many of these competitors are smaller companies that may be able to offer less expensive solutions than Bonfire’s. Many of these firms operate within a specific geographic area and/or in a narrow product or service niche. Bonfire also competes with national firms, some of which have greater financial and technical resources than Bonfire does, including SAP Ariba. Bonfire also occasionally competes with central internal information service departments of local governments, which requires it to persuade the end-user department to discontinue service by its own personnel and outsource the service to Bonfire.

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Bonfire competes on a variety of factors, including price, service, name recognition, reputation, technological capabilities, and the ability to modify existing products and services to accommodate the individual requirements of the client. Bonfire’s ability to offer an integrated system of applications for several offices or departments is often a competitive advantage. Local governmental units often are required to seek competitive proposals through a request for proposal process and some prospective clients use consultants to assist them with the proposal and vendor selection process.

Suppliers

Substantially all of the computers, peripherals, printers, scanners, operating system software, office automation software, and other equipment necessary for the implementation and provision of Bonfire’s software systems and services are presently available from several third-party sources. Hardware is purchased on original equipment manufacturer or distributor terms at discounts from retail. Bonfire has not experienced any significant supply problems.

Intellectual Property, Proprietary Rights and Licenses

Bonfire regards certain features of its internal operations, software, and documentation as confidential and proprietary and relies on a combination of contractual restrictions, trade secret laws and other measures to protect its proprietary intellectual property. Bonfire currently does not rely on patents. Bonfire believes that, due to the rapid rate of technological change in the computer software industry, trade secrets and copyright protection are less significant than factors such as knowledge, ability and experience of its employees, frequent product enhancements, and timeliness and quality of support services. Bonfire typically licenses its software products under non-exclusive license agreements, which are generally non-transferable and have a perpetual term.

Employees

At December 31, 2018, Bonfire had 88 full-time employees. None of its employees are represented by a labor union or are subject to collective bargaining agreements. Bonfire considers its relations with its employees to be positive.

Properties

Bonfire leases and occupies approximately 21,000 square feet of office space in Ontario, Canada. Such lease expires on June 30, 2022.

Legal Proceedings

There are no legal proceedings pending to which Bonfire is party or to which any of its properties are subject.

CityBase Business Overview

CityBase provides dynamic content, digital services, and integrated payments via a software-as-a-service (SaaS) platform that includes technological functionality accessible via web and mobile, kiosk, point-of-sale, and other channels. CityBase software integrates its platform to underlying systems of record, billing, and other source systems, and configures payments and digital services to meet the requirements of its clients. Its clients include government agencies and utility companies. CityBase, LLC was formed in Delaware on June 9, 2014. On July 21, 2016, CityBase, LLC was converted into a Delaware corporation, CityBase, Inc.

To complement and expand CityBase’s technology and customer base, on August 17, 2017, CityBase acquired 100% of the equity interests of the Department of Better Technology, Inc., a Delaware corporation, in exchange for shares of CityBase common stock.

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Industry Background

Currently, the government technology industry is composed of legacy technology vendors (which typically use significant customization for implementation), consulting firms, in-house development, and manual processes that have never been digitized. CityBase anticipates that government will follow the digital transformation of the private sector as constituents will expect such digitalization, and ultimately such digitalization is expected to yield cost reductions and improved service to constituents. CityBase also expects a continued momentum amongst government staff and leaders to modernize government services. This future is not defined, but facilitated by, technology and will revolutionize the way that people experience government.

Product and Service Offerings

CityBase provides an enterprise SaaS platform that facilitates government and utility interactions with customers. The key elements of its products and services are digital services and payments.

Digital Services

CityBase’s digital services make it easier for constituents to register, apply, search, and pay for government and utility services — and easier for staff to administer these services. “Digital services” includes solutions that address the common interactions that people have with the government or their utility provider, which are often paper-based today. CityBase digital services include configurable digital forms and case management tools that replace manual processes or improve existing online processes for government and utility customers. CityBase’s digital service tools help government and utility staff process constituent requests faster and more effectively.

Payments

The CityBase platform helps local governments and utilities accept, track, and manage payments from their constituents. CityBase facilitates payments that provide a modern user experience, integrate seamlessly with its customers’ existing systems, and are consistent across a large enterprise. The payment technology is available via channels, including web and mobile web, kiosk, and point-of-sale terminals. Its revenue management solution allows clients to manage system-wide payment activity as well as reconcile to individual transactions in one place.

Customers

CityBase’s clients include local and county governments and investor or municipal utility companies. Four of CityBase’s customers accounted for approximately 72%, of CityBase’s total revenues for the year ended December 31, 2018.

Competition

The market for enterprise payment, data analytics, and communication platforms for local governments and utilities is competitive and evolving. CityBase faces competition from several types of internal approaches and independent providers:

•	Custom software solutions developed by outside consultants or through internal efforts to provide partial- or full-suite offerings;

•	Software vendors that have developed agency- or utility-specific systems for individual business cases, such as property tax payments, utility payments, or freedom of information requests;

•	Other SaaS solution providers; and

•	Payment processing solution vendors serving government and utilities.

Competitive factors in CityBase’s market may include the following:

•	Service

•	Price

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•	Speed to implement

•	Citizen-centric design

•	Configurability and flexibility

•	Back office function for payment and banking reconciliation

CityBase believes that it compares favorably on the basis of these factors. Some of CityBase’s current competitors have, and future competitors may have, greater financial, technical, marketing and other resources, greater resources to devote to research and development, a broader range of products and services, larger marketing budgets, more extensive customer bases and broader customer relationships, and/or longer operating histories, greater name recognition and other resources.

Government Regulation

Government Contracting Requirements

As a contractor to various government agencies, CityBase is subject to certain restrictions in how it operates. Such restrictions may exist at the individual client level and may include regulations that govern the fees that CityBase collects for its services or the ability of the government counterparty to terminate its contractual obligations.

Privacy and Data Security

In addition, as a facilitator of credit card payments, CityBase is subject to privacy and data protection laws and payment card industry best practices. CityBase is a Payment Card Industry (PCI) Level-1 compliant platform hosted in an Amazon Web Services (AWS) cloud environment. CityBase takes a number of important measures to promote data privacy and data security, including adhering to the standards and requirements, as defined by the Payment Card Industry Data Security Standard (PCI DSS), using tokenization, employing 24/7 fraud and tamper detection, real-time alerting, end-to-end encryption technology, and regularly scheduled internal and external penetration scans.

Research and Development

CityBase invests substantial resources in research and development to improve its platform and develop new products and features. CityBase’s research and development organization is primarily responsible for the design, development, testing, and delivery of its products and platform. As of December 31, 2018, CityBase had a total of 38 employees primarily engaged in research and development functions.

Intellectual Property

The success of CityBase depends, in part, on its ability to protect its brands and technologies against infringement and misappropriation. CityBase relies on a combination of contractual restrictions, confidentiality procedures, trade secret laws and other measures to protect its proprietary intellectual property. CityBase does not currently own any patents or hold other intellectual property registrations to protect its intellectual property.

CityBase uses certain intellectual property licensed from third parties, including software made available to the public under open source licenses. If any proprietary software does not continue to be available on commercially reasonable terms, CityBase believes that alternative software would be available, if necessary.

CityBase cannot be certain that its products and services do not and will not infringe the intellectual property rights of others. To the extent claims against CityBase are successful, it may have to pay substantial monetary damages or discontinue or modify certain products or services that are found to infringe another party’s rights.

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Employees

As of December 31, 2018, CityBase had 74 total employees, which were all full-time. CityBase also utilizes independent contractors to support certain technical and other functions, including implementation engineers, which assist on all phases of the web-based project lifecycle, from project definition through implementation.

CityBase employees are not covered by any collective bargaining agreement, and it has never experienced a work stoppage. CityBase believes that its relations with its employees are good.

Facilities

CityBase’s corporate headquarters is located in Chicago, Illinois, where it currently leases approximately 14,560 square feet under a lease agreement set to expire in November 2021. In addition, CityBase subleases a Chicago, Illinois office to a non-related party under terms expiring on December 31, 2020. CityBase also leases a warehouse space in Illinois and co-working spaces in San Francisco, California; Indianapolis, Indiana; and Birmingham, Alabama. CityBase believes that its current facilities are adequate to meet its ongoing needs and that, to accommodate growth, it may seek additional facilities as necessary.

Legal Proceedings

On June 8, 2018, Pay-Ease filed a complaint against CityBase and another defendant, P-E Acquisition Holdings LLC, alleging, among other things, breach of contract and unjust enrichment with respect to two licensing arrangements entered into by P-E Acquisition Holdings LLC and Plaintiff in October 2013. The case, captioned Pay-Ease, LLC v. P-E Acquisition Holdings LLC and CityBase, Inc. was filed in the Circuit Court of Cook County, Illinois. The complaint contends that P-E Acquisition Holdings LLC failed to comply with its contractual obligations under the applicable agreements. No specific dollar amount for damages has been alleged, and Plaintiff has not sought injunctive relief. The Court has not yet set any deadlines for discovery or trial in this matter. On May 9, 2019, Pay-Ease was granted leave to file an amended complaint and, in addition to its claims against CityBase, asserted claims against individual defendants Michael Duffy, Jeffrey Taylor, certain trusts controlled by Mr. Taylor and Method Capital LLC. CityBase intends to vigorously defend against the allegations set forth in the complaint, however, it makes no predictions, at this time, on the likelihood of success of defeating Pay-Ease’s claims.

In addition, from time to time, CityBase may be involved in litigation relating to claims arising out of its operations in the normal course of business.

eCivis Business Overview

eCivis provides cloud-based grants management and cost allocation software for state, local and tribal governments and other government entities. eCivis helps thousands of public agencies maximize their grant revenues, track financial and program performance, prepare cost allocation plans and budgets, and access free open data tools to make sense of federal data. eCivis’s solutions simplify grant pursuance, proposal development, budgeting, program implementation, performance, reporting, compliance and management of subrecipients in one single centralized enterprise system. eCivis was founded in Pasadena, California in 2000 with the help of local government leaders at the International City/County Management Association (ICMA). Since its establishment, eCivis has carried out over 150 enterprise government implementations and subscribed to by over 3,600 state and local government agencies. Federal grant funding in the most recent fiscal year 2018 accounted for more than $700 billion and represents approximately 18% of the US budget.

Industry Background

eCivis has identified a major inefficiency in the flow of government funding between state and federal government and businesses, individuals and various local government entities. The grant funding process is inefficient, with the majority of local governments lacking essential human and technical resources to pursue and manage the grant process. Instead, staff members without formal training often attempt to fit grants management into their already heavy workload, without access to standardized forms, tools or processes, resulting in inefficient strategy and lost opportunities for funding. Data and information is rarely standardized and is entered into common back office tools such as spreadsheets and outdated grant management systems without comprehensive tracking and integration functions. Furthermore, currently-existing fund management systems are unable to monitor the proper use of funds, leading to significant mismanagement and even risk of loss and misappropriation of funds. Competitive grants are time sensitive and require immediate attention whereas procurement and internal sources take time to be approved. eCivis provides products and services that can be deployed quickly and with little technical support to address the time sensitive nature of these grant funds.

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eCivis’s Products and Services

The eCivis solution consists of four core cloud-based products including grants research, grants management, sub-recipient management, and cost allocation and recovery. To assist its customers in the implementation of its cloud-based products, eCivis also offers one-time implementation services including data integration, grants migration and change management. Additionally, eCivis provides ongoing grants management training and cost allocation plan consulting.

Grants Acquisition Solution — eCivis Grants Network

The eCivis Grants Network provides clients with the ability to manage the entire planning and grant pursuance process by integrating each step from project creation to grant award, so that stakeholders can eliminate unnecessary steps and systems required to secure the right funding for their projects. Users can use eCivis’s platform to determine grant award eligibility and financial requirements, create and track projects requiring funding, track goals and objectives for funding, and assign various metrics to review and track organizational performance. The platform provides clients with the ability to search over 16,000 federal, state and foundation grants, all identified, analyzed and summarized by eCivis’s full-time professional research staff. Such grants can be searched with an easy to use advanced multi-factor search engine and reviewed via organized standard tabs to effectively identify the most relevant grants. Users can review application files and e-mail grants to internal and external recipients, as well as save and/or assign grants to internal projects. Built-in compliance tools help determine and confirm whether internal proposals and costs align with applicable federal and non-federal guidelines.

Grants Management Software Solution

The eCivis Grants Management Software Solution allows users to manage the entire grant process, from sourcing grant application to closeout. Some of the key features of the Grants Management Software Solution include the ability to: organize projects and grants by organizational departments, review an enterprise-wide view of all grant activities, and access advanced workflows and robust management reporting systems. Users can build and save template reports for internal and external reporting, setup required tasks at various post-award stages, integrate project tasks with e-mail calendars, manage the communication and approval of budget amendments, and access a myriad of other features and functions. Users are also able to organize and connect financial data to and from ERP/GL against grant budgets using data integration functions — over twenty-six data integrations with government ERP/GL are provided to serve this function. Additionally, eCivis also maps compliance requirements into standard available actions across the entire grant lifecycle, and provides a library of resource that can be accessed at any time to understand 2 CFR 200 guidelines.

Subrecipient Management Solution

eCivis’s subrecipient management solution allows funders, applicants and subrecipients to interact with each other in a modern and scalable platform to reduce risk, improve information sharing, and increase and organizational performance and efficiency. Some of the key features of this platform include the ability to create and track grant solicitation, score and record decisions on applicants, check DUNS and EIN data, track application history, track and share performance metrics for grant goals and/or objectives, allocate and track multiple funding sources, track all pre-award grant activity by department, project, CFDA, etc., as well as a wide range of other features.

Cost Allocation Software

eCivis’s cost allocation software tracks and compares expenditures and allocation basis by fiscal years, and provides a concise methodology for budgeting and program delivery planning. The platform allows users to: maximize efficiency by minimizing time spent entering and reviewing data and producing cost and plans reports, maximize grant and program funding through full and complete cost recovery and allocation, provide a clear and concise methodology to assist in developing budgets and planning program delivery, and determine full, defensible, indirect costs to include in ICRPs, hour rates, user fees, and SB90 claims.

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Consulting and Training

eCivis’s team of experienced consultants and support staff provide training to improve planning, acquisition and effective management of federal and non-federal grants. Further, eCivis’s strategic grant development and grant writing service helps stakeholders develop a comprehensive solution leading to sustainable grant success by helping clients, among other things: (i) thoroughly understand key initiatives and internal projects eligible for grant funding, (ii) research grants that align to internal initiatives and organizational priorities to fill existing gaps, (iii) access organizational capacity to apply for grants successfully, (iv) align internal procurement processes and resources to pursue grant opportunities in a more efficient and effective way, and (v) draft grant proposals and provide strategic advice and consulting services to shape priorities per grant funding notices. Finally, the platform also offers a wide array of expert guides and other resources to its users.

Revenues, Sales and Marketing

eCivis derives its revenues primarily from subscription services and professional services. No single contract or customer represents a disproportionate percentage of revenue. eCivis’s subscription services revenue primarily consists of fees that provide customers access to either its grant management or cost allocation cloud applications. Such subscriptions are typically one to three years in length, and are priced based on a number of factors, including the number of users having access to the products and the number of products purchased by the customer. eCivis’s professional services revenues primarily consist of fees for data integration with the customer’s systems and the eCivis grant management application, migration of grants, training, and grant writing services.

eCivis focuses its sales and marketing efforts towards local, state and tribal governments and sells its solution to this market primarily through its direct sales force. The length of its sales cycle depends on the size of the potential customer and contract, as well as the type of solution or product being purchased. The sales cycle of its state government customer is generally longer than that of its local government customers. As eCivis continues to focus on increasing its average contract size and selling more advanced products, it expects its sales cycle to lengthen and become less predictable, which could cause variability in results for a particular period. Additionally, the nature, complexity and extent of its implementations will also increase, which may increase eCivis’s professional services revenues as a percentage of its overall revenues.

Research and Development

eCivis has spent approximately $1.3 million and $1.1 million during the years ended December 31, 2018 and 2017, respectively on research and development activities.

Employees

As of December 31, 2018, eCivis had 48 full-time employees. eCivis also employs independent contractors to support grant services, web development, research publishing and editing, fit-gap analysis, change management, implementation services and marketing. eCivis’s employees are not covered by any collective bargaining agreement and eCivis has never experienced a work stoppage. eCivis believes that its relations with its employees are good, and its turnover has been very low (less than 10% percent in 2018), with the average employment tenure with existing employees at 3.7 years. Furthermore, eCivis has two leading experts in the fields of grant management and cost allocation services in management positions.

Facilities

eCivis’s headquarters are located in a multi-tenant office building at 418 N. Fair Oaks Ave., Ste. 301, Pasadena, CA 91103, where eCivis leases approximately 10,030 rentable square feet. eCivis’s lease for such space commenced on November 6, 2013 and expires on May 31, 2022. On June 1, 2017, eCivis subleased 2,500 rentable square feet to a subtenant, which sublease expires on May 31, 2022. eCivis does not own any facilities as of the date of this filing. eCivis believes that substantially all of its property and equipment is in good condition and its buildings and improvements have sufficient capacity to meet current needs.

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Intellectual Property

eCivis does not own any patents. eCivis owns the registered trademarks: “ECIVIS”, “GRANTS NETWORK”, “NONPROFIT ONE-STOP” and “COSTTREE”.

Government Regulation

There are no current government regulations that negatively impact eCivis’s business or ability to compete in its markets.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against eCivis or any members of its management team in their capacity as such.

Open Counter Business Overview

Open Counter builds software to streamline municipal permitting and licensing through four products: the Business Portal, Residential Portal, Special Events Portal, and Zoning Portal. These products help applicants understand the scope of their permitting projects, and apply and pay for the necessary permits online. The portals also allow city administrators to process incoming applications and respond to applicant inquiries online. By automating these processes, the software reduces the need for in-person meetings, and allows city staff to focus on higher-value assignments.

Open Counter’s Products and Services

Open Counter offers four products: Business Portal, Residential Portal, Special Events Portal, and Zoning Portal.

•	The Business Portal helps entrepreneurs understand the costs and complexity of establishing or growing a business in a particular city. The Open Counter Business Portal educates potential applicants about necessary business permits, and provides estimates about the associated time and costs associated with a particular project. Once applicants are ready to proceed with a project, they can use the Business Portal to apply online for necessary permits.

•	The Residential Portal educates homeowners about the rules and regulations regarding residential additions, alterations, and new construction to help plan projects and remain in compliance with City code enforcement.

•	The Special Events Portal helps applicants understand the process involved in hosting a special event in a public space by handling site selection, cost estimation, event scheduling, and online applications. The Special Events Portal provides a high-level overview tool to educate users about which types of events are allowed, where events may be located, which permits are required, and cost estimates.

•	The Zoning Portal renders complex land use regulations in a user’s web browser to make zoning regulations responsive to citizen inquiries. Specifically, the Zoning Portal helps applicants navigate the site selection process by showing where a particular project may be permitted. The Portal analyzes and imports the logical structure of the municipal code, and factors secondary issues, such as whether a restaurant may serve alcohol, or have live entertainment, in order to provide tailored guidance about a specific project.

As part of the deployment of these products, Open Counter also offers configuration services to set up and maintain the Portals on behalf of our municipal customers.

Competition

There are a number of companies that offer permitting and licensing software to municipal governments. These include Accela, Infor, and Tyler, among others. These companies built their software with an emphasis on the requirements of city staff users, with a lesser emphasis on the applicant experience.

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By focusing on the applicant experience, Open Counter found a unique niche in the market: permit discovery. While the competition allows applicants to submit permit and license applications online, their software typically assumes that the applicant knows which permits and licenses are required, and the costs of those permits and licenses. In contrast, our software guides the applicant through the permit discovery process by calculating the impact of applicable zoning regulations on the choice of location and planned use, the permits required for the project, and the necessary permit fees. Our software also alerts applicants about the professional licensure requirements for specific permits, such as whether a licensed contractor, electrician or plumber is needed on their project team. By automating these determinations, we have addressed an in-person step referred to as a “pre-application meeting,” which is a time-consuming step for both applicants and city staff.

Because Open Counter is offered as a SaaS solution, our annual pricing is significantly lower than the legacy systems, which have traditionally offered on-premises software under perpetual license agreements.

The uniqueness of our solution, and price-point of our offering, have allowed us to avoid competitive solicitations in 93% of our projects, and to win RFPs with cities like Boston, Detroit, and Charlotte, when they have been required.

Some of our competition provides permit discovery products that explain the permitting process in general terms. While helpful, these materials do not provide information tailored to specific projects. For example, a restaurant with outdoor seating, live entertainment, and alcohol service will require a different set of permits (with higher costs), than one without those options. Many cities offer PDF documents with this kind of information. For example, San Francisco and Los Angeles offer detailed “Business Portals,” but they are still based on static content.

By focusing on permit discovery, Open Counter has remained agnostic to the back-end systems used by cities. This means that we can launch Open Counter products in cities using Accela, Infor, or Tyler, and other competitors, without coming into direct competition with offerings from those companies.

Research and Development

In fiscal year 2018, Open Counter spent approximately $410,000 on research and development, and spent approximately $437,000 on research and development for fiscal year 2017. None of such costs are borne by customers.

Organization

As of December 31, 2018, Open Counter had 8 full-time employees, no part-time employees, and 2 independent contractors. None of Open Counter’s employees are represented by a labor union with respect to their employment with Open Counter. Open Counter’s headquarter is located at 25 Taylor Street, San Francisco, California.

Facilities

Open Counter is not party to any lease agreements. Open Counter uses office space through an agreement with WeWork at the WeWork Golden Gate location, 25 Taylor Street, San Francisco, California. Open Counter employees work remotely out of their homes or at co-working facilities. Open Counter does not own any facilities as of the date of this filing.

Intellectual Property

Open Counter owns a trademark on the Open Counter name. The company does not hold any patents.

Government Regulation

There are no current government regulations that negatively impact Open Counter’s business or Open Counter’s ability to compete in the markets it pursues.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Open Counter or any members of its management team in their capacity as such.

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Questica Business Overview

Questica offers budgeting software, performance management, and transparency and data visualization solutions throughout North America. Questica was founded by TJ Parass in Ontario, Canada in 1998. Questica uses its 20 years of experience to provide public sector organizations with access to a complete budgeting, performance, transparency and citizen engagement toolkit to better enable data-driven budgeting and decision-making, while increasing data accuracy, saving time and improving stakeholder trust. Questica’s solutions are sold to approximately 675 customers, which include state and local governments and public sector organizations such as healthcare, education and not-for-profit organizations across 46 states in the United States and 9 provinces and territories in Canada. Questica boasts a Net Promoter Score, or NPS, of 67, which is considered to be excellent, and showcases the loyalty of Questica’s customer relationships, which have been retained at a rate in excess of 95% as of December 31, 2018. Approximately $70 billion in annual budgets are run through Questica’s products per year as of December 31, 2018, with budgets ranging from $5 million to over $4 billion.

Questica’s Products and Services

Questica has four primary products: (i) Budget; (ii) Performance; (iii) OpenBook; and (iv) BudgetBook powered by CaseWare.

Budget

Questica’s Budget is a web-based, multi-user budgeting preparation and management solution that provides all budgeting software requirements in one easy-to-access place. Budget is a comprehensive, streamlined budgeting software product that enables users to improve and shorten an organization’s budgeting cycle by ensuring an accurate and collaborative multi-user budgeting process. It provides multi-year capital budgeting, identifies expenditures and funding sources, provides salary and position planning and performance management modules, allows the generation of new financial statements, enables advanced analytics and provides an integrated dashboard that shows all critical data and other relevant information together in an interactive interface. Budget directly and seamlessly integrates with Questica’s other products, which are described below, as well as the Balancing Act budget simulator created by Engaged Public, a Colorado-based public policy consulting firm which has partnered with Questica since August 2018.

Performance

Questica’s Performance is a management performance measurement tool which permits users to obtain a complete view of performance across an organization. Performance, which can integrate with Budget, leverages financial and statistical data from an unlimited number of budget and non-budget key performance indicators to effectively measure performance by tracking an organization’s progress and achieving set goals. Performance can incorporate data from a variety of other sources such as enterprise resource planning (“ERP”) systems.

OpenBook

Questica’s OpenBook is a data visualization software that enables the presentation of financial and non-financial data with descriptive text, informational pop-ups, charts and graphs and includes fast information search functionality. OpenBook, which can integrate with Budget, can display on a map capital infrastructure projects, including the budget, actual spend, funding sources and accompanying documentation, images, video and other multimedia. By facilitating the sharing and communication of financials and other data, OpenBook is used by organizations to communicate strategic plans, fundraising and community initiatives, disclose to citizens how tax dollars are spent, and engage with stakeholders regarding plans, projects and issues. Organizations can also link related activities to showcase the depth and scope of capital projects that are happening in a city, region, state, province or country.

Budget Book powered by CaseWare

Questica’s Budget Book powered by CaseWare is a user-friendly and comprehensive document management and financial reporting tool that allows government agencies to create, collaborate, edit, approve and publish annual budget books. Budget Book integrates with Budget and provides access to Questica’s partnership with CaseWare, a government financial reporting database product. The budget book standards for the Government Financial Officers Association’s annual Distinguished Budget Presentation Award were used to develop the standard budget book preparation model for Budget Book’s interface, permitting small and mid-sized agencies to prepare professional and compliant budget books that might be otherwise too time and resource intensive to produce.

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Competition

The competitive landscape for budgeting software, performance management, and transparency and data visualization solutions varies depending on the type of solution, the size of the organizations to be served and the geographical locations in which such organizations operate, but in most cases the solutions with which Questica competes are ERP solutions, Microsoft’s Excel and home-grown solutions designed by the organizations themselves.

Questica believes the principal competitive factors in its markets include:

•	Cost

•	Technology

•	User Interface

•	Customer Service

•	Integration

•	Public Sector Focus and Expertise

•	Product Breadth

•	Implementation Track Record

Questica believes that it competes favorably based on these factors.

While there are a number of competitors seeking to provide such solutions, the primary competitors include Oracle’s Hyperion Planning, Sherpa, OpenGov, Public Sector Digest Software, MyBudgetFile, Allovue Balance, Adaptive Insights, Kaufman Hall and Centage’s Budget Maestro, which each compete to differing degrees across the spectrum of organizations, geographical locations and vertical markets in which Questica operates. Questica has emerged as a market leader or strong market participant for each type of solution that it provides among these primary competitors.

Questica has historically won a majority of its requests for proposals when it is able to provide a live demonstration of its products to an organization. Questica has focused its competition on establishing relationships with potential customers as early in the process as possible through cold calling, email campaigns, trade show attendance and sponsorships, web marketing, partner referrals and Questica-sponsored regional events. Questica leverages existing customer references, Questica’s 100% success rate on project implementations and its broad knowledge and understanding of the public sector and the unique budgeting challenges these customers face to compete with its primary competitors. Questica additionally differentiates itself by solely focusing its product development on the public sector and does not sell or market its products into any other types of customers.

Questica has a sales organization that sells its products, sometimes working with referral partners who sell complimentary solutions. In addition, Questica utilizes distribution relationships with partners who sell, implement and provides basic support services to customers and has a number of referral arrangements with partners who introduce Questica’s products to their customers and receive a referral fee for Questica contracts.

Questica has approximately 675 customers using its solutions and is not dependent on any one customer, with its single largest contract representing approximately 2.5% of Questica’s total annual recurring revenues as of December 31, 2018 and its top ten customers representing approximately 11% of Questica’s total annual recurring revenues as of December 31, 2018.

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Research and Development

Questica regularly introduces new product offerings, including BudgetBook powered by CaseWare, which was introduced in late 2017. As of the date of this filing, Questica spent approximately $1.3 million on research and development in fiscal year 2018, and spent approximately $1 million on research and development for fiscal year 2017. Very little of such costs are borne by customers. Questica has a small group of developers who work with its professional services and implementation team. The cost of these development resources is not included in the annual research and development spend, and this team builds customizations and integrations funded by customers as billable jobs and deliverables.

Organization

As of December 31, 2018, Questica had approximately 76 employees, including 71 full-time employees and 5 contractors. None of Questica’s employees are represented by a labor union with respect to their employment with Questica. Questica’s headquarters are located at 980 Fraser Drive, Unit 105, Burlington, Ontario, Canada.

In September 2013, Questica purchased the assets of Onix Systems Group Inc., which included the contracts for 16 customers and the intellectual property for the Onix Budgeting Solution. In November 2015, Questica purchased the assets of Fletcher and Fletcher, Inc., which included the contracts for eight customers and the intellectual property for the Fletcher Budgeting Solution. In June 2017, Questica purchased the assets of PowerPlan Corporation, which included the contracts for more than 350 customers and the intellectual property for the PowerPlan Budgeting Solution. In July 2018, Questica sold the assets of its engineer-to-order (“ETO”) business, which included the contracts for 30 customers and the intellectual property for its ETO ERP solution.

Facilities

Questica leases three facilities for key administrative, operational and technology functions. Questica’s headquarters are located in a multi-tenant office building in Burlington, Ontario, Canada at 980 Fraser Drive, Unit 105, where Questica leases 7,000 square feet. Questica’s lease for the space in Burlington commenced on June 1, 2015 and expires on May 31, 2020. Starting on March 1, 2017, Questica also leased 3,410 square feet in a second property in Burlington, Ontario, Canada, which lease ends on December 31, 2019. Starting on June 20, 2017, Questica leased 2,085 square feet in Huntington Beach, California, which lease ends on March 31, 2023. A small number of Questica’s employees work remotely out of their homes in both Canada and the in the United States. Questica does not own any facilities as of the date of this filing. Questica believes that substantially all of its property and equipment is in good condition and its buildings and improvements have sufficient capacity to meet current needs.

Intellectual Property

Questica does not hold any patents but has registered trademarks for “QUESTICA” and “TEAMBUDGET” in the U.S. and Canada and has applied for trademarks for “OPENBOOK” and “WHERE BRILLIANT BEGINS” in the U.S. and Canada.

Government Regulation

There are no current government regulations that negatively impact Questica’s business or Questica’s ability to compete in the markets it pursues. However, there are regulations related to the Health Insurance Portability and Accountability Act of 1996 (HIPPA) and the Americans with Disabilities Act (ADA) that are relevant to Questica’s customers that could in the future necessitate changes to Questica’s products in order to be compliant, and if not addressed, could negatively impact Questica’s ability to compete for new business.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Questica or any members of its management team in their capacity as such.

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Sherpa Business Overview

Sherpa is a leading provider of public sector budgeting software and consulting services that help state and local governments create and manage budgets and performance. Clients purchase Sherpa software and engage Sherpa consulting services to configure the software and train clients on how to manage the software going forward. Following the implementation, clients continue to use the software in perpetuity while paying maintenance or subscription fees. Sherpa was founded in 2004 by David Farrell and Mar Taloma in Delaware.

Sherpa’s clients benefit from a system that greatly simplifies the budgeting process, encourages collaboration and provides detailed projections on substantial portions of their budgets. Increased access to data, including instant aggregation of the budget requests, means clients can spend more time analyzing data and less time collecting it and formatting outputs. Sherpa’s business consulting provides access to lessons learned from over 100 public sector budgeting implementations and consultants who average 20 years of experience in budgeting and performance management.

Sherpa’s contracts are comprised of two durations: (i) short-term implementation of three to twelve months; and (ii) on-going maintenance of one to five year renewable periods. Due to the investment made in implementing software and the quality of the solution, retention rates are very high.

Industry Background

Public sector budgeting has been traditionally performed by either disparate spreadsheets that are compiled by a central office or home-grown systems. Due to the sheer amount of data and publication requirements needed by public sector organizations, using this traditional process can be very challenging. Most budget processes experience a significant amount of data re-entry and re-stating, manual compilation and extensive data verification and often rely on the mostly manual preparation of required publications. While products that meet some budgeting software requirements exist in the market, many are overly complicated to implement or priced at a point that exceeds the reservation points of most government organizations. Sherpa’s product is flexible enough to meet complex requirements while also scalable to lower budget clients.

Sherpa’s Products and Services

Sherpa provides public sector budgeting software to meet the needs of key stakeholders, executive and legislative branches, budget offices and department users. The key elements of Sherpa’s offerings are: (i) a highly configurable software; (ii) an experienced consulting team; and (iii) a long-term support model.

Highly Configurable Software

Sherpa’s software was designed to be configured by functional staff with no changes to the underlying code. Implementation teams are comprised of functional experts, not technical experts, who are able to understand business requirements and demonstrate configured software immediately after requirements meetings. This means clients see their future solution throughout the process and can make refinements without having to wait for an entire build phase to complete.

Consulting

Each of the members of Sherpa’s consulting team have an average of over 20 years of targeted public sector budgeting experience and together have implemented over 100 public sector budgeting projects. This experience is invaluable to clients for several reasons. Clients can quickly explain their processes and Sherpa’s team will understand without multiple iterations, meaning clients dedicate a significantly lower amount of their time to engagements. When clients seek advice, Sherpa can refer them to dozens of relevant examples where other similar clients have faced similar challenges. Sherpa has many innovative clients whose collective thought leadership is channeled through Sherpa’s implementation team. Sherpa’s team has seen what has worked and what has not, so Sherpa can offer counsel on business processes redesign including recommended timing relative to the software project.

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Support

Sherpa’s support model is designed to enable clients to use Sherpa’s software for the long term, traversing changes in leadership, policy, and staff. As part of Sherpa’s basic maintenance model, clients can reach out to their consulting team at any time to get assistance, answers to questions or support with activities that are rarely done, such as annual rollovers. This results in clients getting answers to questions immediately, without the struggles of reporting issues through a chain of support staff who are not familiar with the client processes and configuration.

Revenues

Sherpa currently earn revenues from three main sources: (i) consulting services for implementations and business process design; (ii) software fees; and (iii) maintenance fees. Consulting services are comprised of one-time implementation fees and system administrator services, where Sherpa serves as the customer’s system administrator, typically to provide coverage for turnover. Software fees are made up of both perpetual license fees and subscription fees. Maintenance fees are annual fees paid by perpetual license customers to have access to customer support and software upgrades. Hosting services are also provided but are mostly pass-through to Sherpa’s hosting providers. Sherpa generally relies on approximately ten customers for each of its three main revenue sources in a given fiscal year, which are mostly comprised of state and local governments.

Sales and Marketing

Sherpa’s primary method of securing sales to date is through responses to requests for proposals. In addition, Sherpa’s target audience actively communicates with similar public sector organizations, which leads to word-of-mouth sales. To grow sales beyond responses to requests for proposals and word-of-mouth referrals, Sherpa is employing the following sales and marketing strategies for 2019:

•	Limited conferences where decision-makers attend;

•	Pre-sales work to introduce clients to Sherpa’s offering; and

•	Selling via cooperative agreement.

Revenue Growth

Sherpa’s primary focus for revenue growth is to ensure Sherpa’s current customer base maintains a high degree of customer satisfaction. Sherpa believes that high retention of recurring revenue is critical to create the foundation for revenue growth. Sherpa also believes that high customer satisfaction provides secondary benefits, including strong references and willingness to promote the product and team.

Growing Existing Markets

Sherpa’s goals for growth focus on verticals with which Sherpa has had the most success: cities, counties and states. Sherpa’s targeted market of large, complex clients has a total available market of 450 counties, 300 cities, 49 states and 600 state agencies. There are 280 K-12 opportunities, which Sherpa pursues selectively due to their unique requirements.

New Markets

There are additional verticals where Sherpa’s product applies, such as K-12, universities, and non-profits which may be considered for long-term growth.

Technology and Operations

Sherpa’s technology leverages Microsoft’s widely-used SQL Server, which is a relational database management system, and .NET software framework. The power of Sherpa’s application is derived from Sherpa’s investment in on-screen configuration, all of which is stored in the database, meaning code updates do not have client-specific features. Since each client has unique requirements which must be met due to statutory requirements or policy, Sherpa’s solution was built to be flexible enough to meet these requirements without code changes or client customizations. With Sherpa’s experience with multiple other budgeting systems, Sherpa’s product was built from the ground up with the specific focus on how to create outputs in an efficient manner. This means regardless of reporting solution, reports are fast and easy to create due to the strong design.

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Sherpa’s technology infrastructure for hosted clients is provided by Amazon Web Services and is maintained by Sherpa’s partner at Smart Panda Labs. We have east coast and west coast hosting sites. Approximately half of Sherpa’s customer base is serviced on-premise. Budgeting is not mission critical, but Sherpa’s objective is to provide uninterrupted service 24 hours per day and seven days a week, and Sherpa’s operations maintain extensive backup, security and disaster recovery procedures including recovery in 8 minute intervals.

Sherpa’s solutions are scalable and can be set up quickly for new clients. The average time to stand up a new environment is less than one day. Due to low incidences of system issues, most clients take upgrades only once per year, allowing them to complete their budget cycle uninterrupted.

Competition

Nearly every competitive request for proposals in the budget space will have ten or more bidders. Historically, very few are truly competitive across all scoring areas. Sherpa believes that the principal factors upon which its businesses compete are:

•	Software capabilities — Sherpa’s software generally meets over 98% of requirements

•	Implementation team experience — Sherpa’s team members average 20 years of targeted experience

•	Support model — Sherpa’s clients have direct contact with Sherpa’s implementation team without a tiered support model

•	References — References are strong, with surveys resulting in a 9.9/10 average score

•	Price — Sherpa is generally in the 40th percentile in pricing among competitors for large to mid-sized clients

Sherpa believes Sherpa competes favorably with respect to all of the above-listed factors. Sherpa’s main competitors are much larger than Sherpa and have an advantage in name recognition. However, Sherpa believes that in public sector budgeting most decision-makers are focused on procuring the best possible product and rarely factor in company size once they are satisfied with the long-term prospects of the offering.

All of Sherpa’s prospective clients have preexisting financial and human resources solutions, meaning that Sherpa also faces competition with legacy product offerings. Companies such as SAP and Oracle have a substantial market share of financial and human resources software, which means they can up-sell their products, often without formal procurements. Sherpa has found, however, that most clients are not satisfied with enterprise resource planning budget products and are moving to best-in-breed for products such as budgeting, grants and procurement.

Sherpa’s primary competitors in the market vary by client size:

•	Large, complex clients with over $2 billion in budget; competitors are larger, established companies such as Questica, Oracle, SAP and CGI. Integrators include Deloitte, Accenture for Oracle and SAP.

•	Mid-sized clients with between $500 million to $2 billion in budget; Questica and lower-priced integrators of expensive products such as Oracle or scaled-down offerings of the more expensive products.

•	Smaller clients with less than $500 million in budget: Sherpa does not currently compete in this space, but there is more competition at this level due to price sensitivity.

Research and Development

Research and development is performed as part of our efforts to constantly improve our product. Our Research and Development expenditures were approximately $250,000 in 2017 and $325,000 in 2018.

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Employees

As of December 31, 2018, Sherpa had 12 employees or members, which includes 6 full-time employees. Sherpa also employs independent contractors to support Sherpa’s hosting environments. Sherpa’s employees are not covered by any collective bargaining agreement and Sherpa has never experienced a work stoppage. Sherpa believes that its relations with its employees are good as most have worked together since 1998 through multiple products and companies. Sherpa’s headquarters are located at 2990 Osceola St in Denver, CO.

Facilities

Sherpa does not own or lease any facilities as of the date of this filing.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Sherpa or any members of its management team in their capacity as such.

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GTY TECHNOLOGY HOLDINGS INC.

Unaudited Pro Forma Condensed Combined Financial INFORMATION

The accompanying unaudited pro forma condensed combined financial statement of GTY Technology Holdings Inc. (“GTY” or the “Company”) is presented to illustrate the estimated effects of the acquisition of Bonfire Interactive Ltd. (“Bonfire”), CityBase, Inc. (“CityBase”), eCivis Inc. (“eCivis”), Open Counter Enterprises Inc. (“Open Counter”), Questica Inc. and Questica USCDN Inc. (together, “Questica”) and Sherpa Government Solutions LLC (“Sherpa” and together with Bonfire, CityBase, eCivis, Open Counter and Questica, the “Acquired Companies”), which closed on February 19, 2019 (the “acquisition” or the “transaction”) on the historical financial position and results of operations of the Company and the Acquired Companies. In conjunction with the acquisition, GTY became the parent company of its predecessor entity, GTY Technology Holdings Inc., a blank check company incorporated in the Cayman Islands (“GTY Cayman”).

The unaudited pro forma condensed combined statement of operations is based upon and derived from and should be read in conjunction with the historical audited financial statements of each of the Acquired Companies for the year ended December 31, 2018, the historical unaudited financial statements of the Company for the period from February 19, 2019 through March 31, 2019 (the “Successor Period”) and historical unaudited combined financial statements of the Acquired Companies for the period from January 1, 2019 through February 18, 2019 (the “Predecessor Period”).

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2019 and year ended December 31, 2018 assumes that the acquisition was completed on January 1, 2018. The business combination was accounted for as an acquisition under ASC 805, pursuant to which GTY was treated as the accounting acquirer and the six Acquired Companies as the acquirees. This determination was primarily based on existing GTY Cayman shareholders (GTY shareholders following the business combination) having voting control, and GTY Cayman’s board of directors and management comprising the board of directors and management of GTY following the business combination. All six Acquired Companies were deemed the accounting predecessors.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma combined financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma combined financial information. Management believes the fair values recognized for the assets acquired and liabilities assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available. There can be no assurance that the final determination will not result in material changes from these preliminary amounts.

The fair value of identifiable assets is determined primarily using the “income method,” which starts with a forecast of all expected future cash flows. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows as well as estimated contributory asset charges; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, among other factors.

The unaudited pro forma condensed combined financial statement includes estimated identifiable intangible assets representing patents/developed technology, non-compete agreements, customer lists and tradenames. The identifiable intangible assets will be amortized on a straight-line basis as shown below:

Economic
Life (Years)

Patents / Developed Technology	6-10
Trade Names / Trademarks	1 - 13
Customer Relationships	10
Non-Compete Agreements	3

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These estimates will be adjusted accordingly if the final identifiable intangible asset valuation generates results, including corresponding useful lives and related amortization methods, that differ from the pro forma estimates, or if the above scope of intangible assets is modified. The final valuation is expected to be completed within 12 months from the completion of the acquisition.

The unaudited pro forma condensed combined financial statements have been prepared by management in accordance with the Article 11 of Regulation S-X, and are not necessarily indicative of the combined financial position or results of operations that would have been realized had the acquisition occurred as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that the Company will experience after the acquisition. In addition, the accompanying unaudited pro forma combined statement of operations does not include any pro forma adjustments to reflect operational efficiencies, expected cost savings or economies of scale which may be achievable or the impact of any non-recurring charges and one-time transaction related costs that result directly from the transaction. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisitions, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have continuing impact on the combined results of operations.

This unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the Company’s historical audited financial statements and accompanying notes as of and for the year ended December 31, 2018 included in this prospectus;

•	the Company’s historical unaudited financial statements and accompanying notes as of March 31, 2019 and for the Successor Period, and the Acquired Companies’ historical unaudited financial statements for the Predecessor Period, and accompanying notes included in this prospectus; and

•	The Acquired Companies’ historical audited financial statements and accompanying notes as of and for the year ended December 31, 2018 included in this prospectus.

Description of Transaction

On February 19, 2019 (the “Closing Date”), the Company acquired the Acquired Companies and became the parent company of its predecessor entity, GTY Cayman. Prior to such acquisitions, GTY Cayman did not engage in any operations nor generate any revenues.

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The following is the preliminary estimate of the fair value of the assets acquired, liabilities assumed and ensuing goodwill identified, reconciled to the purchase price transferred (amounts in thousands):

	Bonfire	CityBase	eCivis	OpenCounter	Questica	Sherpa	Total
Cash	$4,641	$2,191	$136	$107	$6,763	$632	$14,470
Accounts receivable, net	323	1,018	720	46	1,257	587	3,951
Prepaid expense and other current assets	607	170	340	-	77	33	1,227
Fixed assets	118	500	56	29	182	2	887
Loan receivable - related party	-	175	-	-	-	-	175
Right of use assets	1,315	-	901	-	296	-	2,512
Other assets	369	783	30	-	1,061	-	2,243
Intangible assets	22,668	48,155	12,997	10,471	33,821	4,914	133,026
Goodwill	81,964	119,741	47,397	22,524	57,479	3,497	332,602
Accounts payable and accrued expenses	(1,084)	(1,191)	(582)	(124)	(911)	(188)	(4,080)
Contract liabilities	(1,221)	(816)	(1,635)	(484)	(2,774)	-	(6,930)
Lease liability - short term	(366)	-	-	-	(296)	-	(662)
Deferred tax liability	(6,800)	(14,447)	(3,899)	(3,141)	(10,147)	(1,474)	(39,908)
Other current liabilities	-	-	(3)	(491)	(767)	-	(1,261)
Capital lease obligations - current portion	-	(139)	-	-	-	-	(139)
Contract and other long-term liabilities	(60)	(1,646)	(56)	-	-	-	(1,762)
Capital lease obligation, less current portion	-	(262)	-	-	-	-	(262)
Long term debt	-	-	-	(525)	-	-	(525)
Lease liability - long term	(1,002)	-	(901)	-	-	-	(1,903)
Contingent consideration - pre-existing	-	-	(794)	-	(1,237)	-	(2,031)
Total consideration	$101,472	$154,232	$54,707	$28,412	$84,804	$8,003	$431,630

The Acquired Companies’ results of operations have been included in the following consolidated financial statement prospectively from the date of acquisition. The following unaudited pro forma financial data assumes the acquisition had occurred at the beginning of January 1, 2018. Pro forma results have been prepared by adjusting its historical results to include Acquired Companies’ results of operations. The unaudited pro forma results presented do not necessarily reflect the results of operations that would have resulted had the acquisition been completed at the beginning of January 1, 2018, nor does it indicate the results of operations in future periods. Additionally, the unaudited pro forma results do not include the impact of possible business model changes, nor does it consider any potential impacts of current market conditions on revenues, reduction of expenses, asset dispositions, or other factors.

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Unaudited Pro Forma Combined Statement of Operations — Three Months Ended March 31, 2019

(Dollars in Thousands, Except per Share Amounts)

	A	B
	Successor	Predecessor
	February 19, 2019 through March 31, 2019	January 1, 2019 through February 18, 2019	Adjustments		Combined

Total revenue	$3,034	4,928	(1,416	)C	$6,546
Cost of goods sold	1,576	1,614	-		3,190
Gross profit	1,458	3,314	(1,416)		3,356

Costs and Expenses:
Sales and marketing	1,378	1,394	-		2,772
General and administrative	2,354	1,744	-		4,098
Research and development	1,472	1,580	-		3,052
Amortization of intangible assets	1,693	-	2,022	E	3,715
Acquisition costs	35,029	151	(35,180	)D	-
	41,926	4,869	(33,158)		13,637

Operating loss	(40,468)	(1,555)	31,742		(10,281)

Other income (expense):
Interest income (expense)	421	(170)	-		251
Other income (expense)	(5)	12	-		7
Total other income (expense), net	416	(158)	-		258

Net loss	$(40,052)	(1,713)	31,742		$(10,023)

Net loss per share, basic and diluted	$(0.83)				$(0.21)
Weighted average common shares outstanding, basic and diluted	48,461,958				48,461,958

Notes to the Unaudited Condensed Combined Pro forma Statement of Operations - Three Months Ended March 31, 2019

A.	Derived from the unaudited statement operations of the Company from February 19, 2019 through March 31, 2019, the Successor Period.

B.	Derived from the unaudited statement operations of the Acquired Companies from January 1, 2019 through February 18, 2019, the Predecessor Period.

C.	The reflect an adjustment to Predecessor Period revenue related to a corresponding reduction in contract liabilities as part of the acquisition.

D.	To eliminate the acquisition costs related to the transaction included in the Successor Period and Predecessor Period.

E.	Adjust the amortization of intangible assets for a full three months ended March 31, 2019 based upon the following:

	Life (Years)	Bonfire	CityBase	eCivis	OpenCounter	Questica	Sherpa	Gross Total	1st Quarter Amortization

Patents / Developed Technology	6-10	$10,197	$31,789	$3,637	$5,469	$6,090	$1,140	$58,322	$1,798
Trade Names / Trademarks	1 - 13	3,491	8,038	2,573	1,217	1,880	306	17,505	438
Customer Relationships	10	8,723	7,840	6,641	3,678	25,721	3,396	55,999	1,381
Non-Compete Agreements	3	257	488	146	107	130	72	1,200	99
		$22,668	$48,155	$12,997	$10,471	$33,821	$4,914	$133,026	$3,715

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Unaudited Pro Forma Combined Statement of Operations — Year Ended December 31, 2018

(Dollars in Thousands, Except per Share Amounts)

	A
	Year Ending December 31, 2018	Adjustments		Combined

Total revenue	$29,813	(8,569	)B		$21,244
Cost of goods sold	9,698	-			9,698
Gross profit	20,115	(8,569)			11,546

Costs and Expenses:
Sales and marketing	5,656	-			5,656
General and administrative	21,949	-			21,949
Research and development	8,153	-			8,153
Amortization of intangible assets	-	14,862	C		14,862
	35,758	14,862			50,620

Operating loss	(15,643)	(23,431)			(39,074)

Other income (expense):
Interest income (expense), net	(509)	575	D		66
Other income, net	384	-			384
Total other income (expense), net	(125)	575			450
Loss before income taxes	$(15,768)	(22,856)		$	(38,624)
Income tax expense	(785)	-			(785)
Net income (loss)	(16,553)	(22,856)			(39,409)
Deemed dividend on Series Seed preferred stock	(330)	330	D		-
Cumulative preferred stock dividends	(1,421)	1,421	D		-
Net income attributable to common shareholders	(18,304)	(21,105)			(39,409)

Net loss per share, basic and diluted	$(0.38)				$(0.81)
Weighted average common shares outstanding, basic and diluted	48,461,958				48,461,958

Notes to the Unaudited Condensed Combined Pro forma Statement of Operations – Year Ended December 31, 2018

A.	Derived from the Acquired Companies Audited Statements of Operations for the Year Ended December 31, 2018.

B.	The reflect an adjustment to the Acquired Company’s revenue related to a corresponding reduction in contract liabilities as part of the acquisition.

C.	Adjust the amortization of intangible assets for a year ended December 31, 2018 based upon the following:

	Life (Years)	Bonfire	CityBase	eCivis	OpenCounter	Questica	Sherpa	Gross Total	Year Ended 12/31/18 Amortization

Patents / Developed Technology	6-10	$10,197	$31,789	$3,637	$5,469	$6,090	$1,140	$58,322	$7,190
Trade Names / Trademarks	1 - 13	3,491	8,038	2,573	1,217	1,880	306	17,505	1,754
Customer Relationships	10	8,723	7,840	6,641	3,678	25,721	3,396	55,999	5,523
Non-Compete Agreements	3	257	488	146	107	130	72	1,200	395
		$22,668	$48,155	$12,997	$10,471	$33,821	$4,914	$133,026	$14,862

D.	To eliminate deemed dividends on interest expense and preferred stock dividends which underlying debt and preferred stock were not outstanding on the date of the acquisition.

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Management

Executive Officers and Board of Directors

The following persons are our executive officers and directors.

Name	Age	Position
Stephen Rohleder	61	Chief Executive Officer, President and Chairman
Harry L. You	60	Chief Financial Officer, Treasurer and Vice Chairman
Justin Kerr	34	Controller and Chief Accounting Officer
John Albanese	63	Executive Vice President, Head of Sales
Alpa Fedor	38	Executive Vice President, General Counsel and Secretary
Paul T. Dacier	60	Director
Randolph Cowen	67	Director
William D. Green	65	Director
Joseph M. Tucci	71	Director
Charles Wert	74	Director

Stephen Rohleder, 61, has served as our Chief Executive Officer since the consummation of the business combination, as our President since May 20, 2019 and as a director since completion of our initial public offering. Since 2015, Mr. Rohleder has been the principal owner of SGR Equity Investments. Prior to SGR Equity Investments, he spent 34 years at Accenture. Mr. Rohleder became partner at Accenture in 1992. He served as Accenture’s chief executive officer for North America from 2014 to 2015, as chief executive officer of the health and public service operating group from 2009 to 2014, and, as global chief operating officer from 2004 to 2009. As chief executive officer, Mr. Rohleder was responsible for Accenture’s business in the United States and Canada. During his tenure as chief operating officer, he was responsible for leading the company’s strategic direction and overall operational performance and was responsible for all global operations. Mr. Rohleder is currently an advisory board member at Kony, Inc., a cloud-based enterprise mobility solutions company and mobile application development platform provider. Mr. Rohleder holds a bachelor’s degree in Business Administration in Finance with a concentration in Computer Science from the University of Texas at Austin.

Mr. Rohleder’s qualifications to serve on our board of directors include his extensive executive experience at Accenture.

Harry L. You, 60, has served as our Chief Financial Officer since the consummation of the business combination and as our President from May 7, 2019 to May 20, 2019. Mr. You is one of our founders and prior to the business combination served as our President, Chief Financial Officer and Director since September 2016. From 2008 to 2016, Mr. You served as the executive vice president of EMC in the office of the chairman. Mr. You joined EMC in 2008 to oversee corporate strategy and new business development, which included mergers and acquisitions, joint ventures and venture capital activity. Mr. You served as a director of Korn/Ferry International, a global executive recruiting company, from 2004 to October 2016 and has been a trustee of the U.S. Olympic Committee Foundation since August 2016. Mr. You was chief executive officer of BearingPoint, a leading IT and management consultancy from 2005 to 2007. He also served as BearingPoint’s interim chief financial officer from 2005 to 2006. From 2004 to 2005, Mr. You served as executive vice president and chief financial officer of Oracle Corporation (NYSE: ORCL), or Oracle, helping begin Oracle’s acquisition run with the takeovers of Peoplesoft, Inc. and Retek in 2005, and was also a member of the board of directors of Oracle Japan. From 2001 to 2004, Mr. You served as chief financial officer of Accenture, helping take the company public and leading the company to 35% annual free cash flow growth during his tenure. Mr. You also previously spent fourteen years on Wall Street, including serving as a managing director in the Investment Banking Division of Morgan Stanley, where he headed the Computer and Business Services Group. Mr. You was a #1 ranked chief financial officer by Institutional Investor in the Computer Services & IT Consulting sector in 2004. Mr. You holds an M.A. in Economics from Yale University and a B.A. in Economics from Harvard College.

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Mr. You’s qualifications to serve on our board of directors include his extensive and varied deal experience throughout his career, including his experience structuring Dell’s acquisition of EMC as EMC’s executive vice president, and his network of contacts in the technology sector.

Justin Kerr, 34, was appointed Controller and Chief Accounting Officer of the Company on May 7, 2019. Mr. Kerr most recently served as Controller and Director of Finance of eCivis Inc., a wholly-owned subsidiary of the Company, beginning in April 2018. From 2012 to 2018, Mr. Kerr served in various roles at Blackline, a provider of cloud software based in Woodland Hills, California, including as an Implementation Consultant, Senior Manager of SEC Reporting and Senior Manager of Financial Planning & Analysis. Mr. Kerr served as an Assurance Manager at Moss Adams LLP from 2006 to 2012. Mr. Kerr holds a B.A. in Accounting from Pepperdine University.

John Albanese, 63, joined the Company in May 2019 as Executive Vice President, Head of Sales. Mr. Albanese most recently served as the Senior Vice President and General Manager of Red8, a division of Insights Investments LLC, from May 2018 to May 2019. From May 2017 to April 2018, Mr. Albanese served as the Vice President of Sales Eastern US for Qumulo Inc., an enterprise data storage company. From April 1995 through September 2016, Mr. Albanese held several sales positions at EMC, including leading the company's Mid-Atlantic Division, its largest enterprise division, and serving as Senior Vice President US Commercial and Senior Vice President for Mid-Market Sales.

Alpa Fedor, 38, joined the Company in May 2019 as Executive Vice President, General Counsel and Secretary. In her current role at the Company, Ms. Fedor is responsible for overseeing and managing all of the Company’s legal affairs, including with respect to corporate governance matters, litigation and contracting. Prior to joining the Company, Ms. Fedor was a member of the legal department of Textron Inc. from January 2016 to April 2019. Ms. Fedor began her legal career at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, where she worked from October 2009 to December 2015, representing public and private company clients with respect to mergers and acquisitions, securities law issues and corporate governance matters. Prior to her legal career, Ms. Fedor was a Surface Warfare Officer in the United States Navy. Ms. Fedor received a Bachelor of Science degree in Economics from the United States Naval Academy and her juris doctor from the University of California, Berkeley School of Law.

Paul T. Dacier, 60, has served as a director since the completion of our initial public offering. Mr. Dacier joined EMC in 1990 and served as the company’s executive vice president and general counsel until September 2016. Mr. Dacier was responsible for the worldwide legal affairs of EMC and its subsidiaries and oversaw the company’s internal audit, real estate and facilities organizations, sustainability and government affairs departments. Mr. Dacier is the vice chairman of the board of directors of AerCap Holdings N.V., an aircraft leasing company located in the Netherlands. In 2013 and 2014, Mr. Dacier was President of the Boston Bar Association. Since 2017, Mr. Dacier has been a member of the board of directors of Progress Software Corporation (Nasdaq: PRGS). Mr. Dacier is currently the General Counsel of Indigo Agriculture, Inc., a Boston-based agricultural technology start-up company that specializes in products designed to maximize crop health and productivity, which he joined in March 2017. Mr. Dacier holds a bachelor’s degree in History from Marquette University, and is also a graduate of the Marquette University Law School.

Mr. Dacier’s qualifications to serve on our board of directors include his leadership at EMC.

Randolph Cowen, 67, has served as a director since the completion of our initial public offering. Mr. Cowen served as a director of EMC from January 2009 to September 2016, and as a director of Pivotal Software, Inc. from April 2013 to September 2016. From 2004 to 2008, Mr. Cowen served as the global head of technology and operations, and as the co-chief administrative officer from 2007 to 2008, at Goldman Sachs Group, Inc., where he had worked since 1982. From 2001 to 2007, Mr. Cowen served as the chief information officer of Goldman Sachs Group, Inc. Mr. Cowen holds a bachelor’s degree in history with a minor in mathematics from Michigan State University.

Mr. Cowen’s qualifications to serve on our board of directors include his experience managing information technology at Goldman Sachs.

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William D. Green, 65, one of our founders, served as our Co-Chief Executive Officer and Co-Chairman from September 2016 to the consummation of the business combination and has served as a director since our inception. Mr. Green was previously chief executive officer and chairman of the board of Accenture. Mr. Green was a director of Accenture from 2001 until 2013, and assumed the role of chairman in 2006. During Mr. Green’s time on the board, Accenture completed its initial public offering and Mr. Green was involved in the planning of Accenture’s long-term business strategy. From 2004 through 2010, Mr. Green served as Accenture’s chief executive officer, successfully navigating the company through a challenging global economic environment. During his tenure as chief executive officer, Accenture grew revenue from $13.7 billion to $21.6 billion, doubled its workforce to 211,000 employees and expanded its global footprint. Prior to serving as chief executive officer, Mr. Green was Accenture’s chief operating officer-client services with overall management responsibility for the company’s operating groups. In addition, he served as group chief executive of the Communications & High Tech operating group from 1999 to 2003. He was also group chief executive of the Resources operating group for two years. Earlier in his career, Mr. Green led the Manufacturing industry group and was managing director for Accenture’s business in the United States. Mr. Green was ranked #1 chief executive officer in the Computer Sciences & IT Consulting sector by Institutional Investor in 2007. Mr. Green has served as a director of S&P Global Inc. since 2011, a director of EMC since 2013, EMC’s independent lead director since February 2015 and a director of Inovalon Holdings, Inc. since August 2016. In addition, Mr. Green has served on the board of directors of Dell since September 2016. In addition, Mr. Green has served as chairman of the board of Accumen Inc., a healthcare testing services company, since May 2013, a director of Virtustream, Inc., a cloud computing company and subsidiary of EMC, since June 2016, a director of Pivotal Software, Inc., a software and services company and subsidiary of EMC, since July 2015, a member of the advisory board of Pactera Technology International Ltd., an IT consulting and outsourcing company, since September 2014, a member of the national board of Year Up, Inc., a non-profit offering a workforce development program for low income youth, since October 2013, and a trustee of Dean College, a private college located in Franklin, Massachusetts, since October 2004.

Mr. Green’s qualifications to serve on our board of directors include: his extensive experience operating a publicly-listed technology company; his track record as chief executive officer of Accenture; and his network of contacts in the technology sector.

Joseph M. Tucci, 71, one of our founders, served as our Co-Chief Executive Officer and Co-Chairman since September 2016 to the consummation of the business combination and has served as a director since our inception. Mr. Tucci was chief executive officer, chairman of the board of directors and president of EMC from 2001, 2006 and 2014, respectively, until September 2016 when Dell acquired EMC. At that time, Mr. Tucci became an advisor to Dell’s founder, Michael Dell, and its board of directors. Mr. Tucci led EMC through a revitalization, transforming EMC’s business model from what had been a near-exclusive focus on high-end storage platforms into a federation of businesses that grew to include EMC, VMware, Inc. (NYSE: VMW), Pivotal Software, Inc., RSA Security LLC, VCE and Virtustream, Inc. Following the technology sector’s bust in 2001 – 2002, EMC’s revenues grew from $5.4 billion in 2002 to $24.7 billion in 2015. Acknowledging EMC’s success under Mr. Tucci’s leadership, Barron’s named him one of the 30 best chief executive officers in 2011 and 2012. In 2015, his final full year at EMC, EMC was named one of the world’s top 10 multinational workplaces out of 700 multinational global companies surveyed by the Great Place to Work Institute, Inc.

With Mr. Tucci setting strategy, EMC amassed a track record of successful acquisitions and partnerships to expand its technology portfolio, enter new market segments and enlarge the company’s addressable market opportunity. Mr. Tucci expanded the company’s marketplace beyond large enterprises to commercial and small-medium businesses, broadened the company’s industry alliances, and established new selling, partnership and distribution channels. Mr. Tucci strengthened EMC’s management team with the integration of executives from other major technology companies. And Mr. Tucci championed EMC’s commitment to the total customer experience, to provide quality, service, innovation and interaction.

Before joining EMC, Mr. Tucci directed the financial and operational rebirth of Wang Global during six years as its chairman and chief executive officer from 1993 to 1999. At Wang Global, Mr. Tucci guided the company through a rapid and successful emergence from Chapter 11 bankruptcy protection and transformed the company from a midrange computer manufacturer into a leader in networked technology services and solutions. Under Mr. Tucci’s leadership, Wang Global acquired and integrated ten companies from 1995 through 1999. In 1999, Wang Global was acquired by Getronics NV. Prior to joining Wang Global in 1990, Mr. Tucci was President of U.S. information systems for Unisys Corporation (NYSE: UIS), or Unisys, a position he assumed after the 1986 merger of Sperry Corporation and Burroughs Corporation that created Unisys. Mr. Tucci began his career as a systems engineer at RCA Corporation and holds a B.B.A. from Manhattan College and an M.S. in Business Policy from Columbia University.

Mr. Tucci served as chairman of the board of directors of VMware from 2007 to 2016 and as a member of the board of directors of Paychex, Inc. (Nasdaq: PAYX) since 2000. From 2001 to 2016, Mr. Tucci served as one of 150 chief executive officer members of The Business Roundtable and chaired its Task Force on Education and the Workforce from 2002 to 2006. From 2001 to 2016, he was one of eight chief executive officers who steered The Technology CEO Council, the IT industry’s leading public policy advocacy organization. He is one of the business leaders who forged and guided the Massachusetts Competitive Partnership since its founding in 2010. He is also a founding member of the strategic advisory board of Bridge Growth Partners, LLC, a private equity firm based in New York, and has been its chairman since October 2016. Mr. Tucci is a member of the Board of Overseers of Columbia Business School, a member of the Board of Trustees of Northeastern University, an overseer of the Boston Symphony Orchestra and a member of the board of directors of the National Academy Foundation.

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Mr. Tucci’s qualifications to serve on our board of directors include: his extensive executive leadership experience at EMC; his track record with complex mergers and acquisitions; his ability to achieve proven growth through various conditions; his over 40 years in the technology industry; and his network of contacts in the technology sector.

Charles Wert, 74, has served as a director since the completion of our initial public offering. From 2014 to 2016, Mr. Wert served as the vice chairman and as a director at Evercore Trust Company, N.A., or Evercore, which he formed and organized and was previously the president and chief executive officer from 2009 to 2014. Prior to joining Evercore, Mr. Wert served as an executive vice president and senior trust officer of U.S. Trust Company N.A. for over 20 years. Mr. Wert also founded united Mercantile Bank and Trust Company and served as its president and senior trust officer from 1982 until 1987. Mr. Wert is the principal of Fiduciary Resolutions, where he has been a fiduciary expert since June 2016, providing expert witness services and analysis as well as reviewing corporate governance and other processes use by fiduciaries. Mr. Wert holds a bachelor’s degree in Business Administration and Finance from California State University at Los Angeles.

Mr. Wert’s qualifications to serve on our Board include his track record and leadership experience at Evercore, U.S. Trust Company N.A. and united Mercantile Bank and Trust Company.

Number and Terms of Office of Officers and Directors

Our board of directors consists of seven members, five of whom qualify as independent within the meaning of the independent director guidelines of Nasdaq. Messrs. Rohleder and You are not considered independent. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows: the Class I directors are Randolph Cowen and Stephen Rohleder, and their terms will expire at the annual meeting of stockholders to be held in 2019; the Class II directors are William D. Green, Joseph M. Tucci and Harry L. You, and their terms will expire at the annual meeting of stockholders to be held in 2020; and the Class III directors are Paul T. Dacier and Charles Wert, and their terms will expire at the annual meeting of stockholders to be held in 2021.

Our Charter provides that the number of directors, which will be fixed at seven members, may be increased or decreased from time to time by a resolution of our board of directors. Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our Charter as it deems appropriate.

Director Independence

The listing standards of Nasdaq require that a majority of the Board be independent. An “independent director” is defined generally as a person other than an officer or employee of a company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors of such company, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Messrs. Cowen, Dacier, Green, Tucci and Wert, being a majority of the directors on the Board, have been determined to be independent by the Board pursuant to the rules of Nasdaq.

Committees of the Board of Directors

Our board of directors has established the following committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of the committees reports to the board of directors. Members serve on these committees until their resignation or until otherwise determined by our board of directors. The composition, duties and responsibilities of these committees are set forth below.

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Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee will:

•	appoint our independent registered public accounting firm;

•	evaluate the independent registered public accounting firm’s qualifications, independence and performance;

•	determine the engagement of the independent registered public accounting firm;

•	review and approve the scope of the annual audit and the audit fee;

•	discuss with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approve the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitor the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;

•	be responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	review our critical accounting policies and estimates; and

•	review the audit committee charter and the committee’s performance at least annually.

The members of the audit committee are Messrs. Cowen, Dacier, Green and Wert, with Mr. Wert serving as the chair of the committee. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that all of the members of the audit committee will be independent directors as defined under the applicable rules and regulations of the SEC and Nasdaq with respect to audit committee membership. We also believe that Mr. Wert qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. The written charter for the audit committee is available on our corporate website at www.gtytechnology.com. The information on our website is not part of this prospectus.

Compensation Committee

Our compensation committee will review and recommend policies relating to compensation and benefits of our officers and employees. Among other matters, the compensation committee will:

•	review and recommend corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

•	evaluate the performance of these officers in light of those goals and objectives and recommend to our board of directors the compensation of these officers based on such evaluations;

•	recommend to our board of directors the issuance of stock options and other awards under our stock plans; and

•	review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

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The members of our compensation committee are Messrs. Cowen, Dacier and Wert, with Mr. Cowen serving as the chair of the committee. Three of the members of our compensation committee are independent under the applicable rules and regulations of Nasdaq, and each are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act and “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m). The written charter for the compensation committee is available on our corporate website at www.gtytechnology.com. The information on our website is not part of this prospectus.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters.

The initial members of our nominating and corporate governance committee are Messrs. Dacier, Tucci and Wert with Mr. Dacier serving as the chair of the committee. Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of Nasdaq relating to nominating and corporate governance committee independence. The written charter for the nominating and corporate governance committee is available on our corporate website at www.gtytechnology.com. The information on our website is not part of this prospectus.

Director Nominations

Our board of directors will consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders). Our shareholders that wish to nominate a director for election to our board of directors shall follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors will consider educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

Other than Stephen Rohleder, who has served as a member and chairman of our compensation committee prior to the business combination, none of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers on our compensation committee or board of directors.

Code of Ethics and Committee Charters

We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees that complies with the rules and regulations of the Nasdaq. Copies of our code of ethics and our board committee charters are available on our website (www.gtytechnology.com). You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us in writing at 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144 or by telephone at (702) 945-2898. If we make any amendments to our Code of Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics applicable to our principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, we will disclose the nature of such amendment or waiver on our website. The information included on our website, or any of the websites of entities that we are affiliated with, is not incorporated by reference into this prospectus or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

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Limitation on Liability and Indemnification of Officers and Directors

Our Charter contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Massachusetts law. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors to the extent provided by applicable law, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	distributions to shareholders not in compliance with the Massachusetts Business Corporation Act (the “MBCA”); or

•	any transaction from which the director derived an improper personal benefit.

Our Charter provides that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Massachusetts law. We expect to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Charter may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage.

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Executive Compensation

This section discusses the material components of the executive compensation program for the Company’s executive officers who are named in the Summary Compensation Tables below.

This discussion may contain forward-looking statements that are based on the Company’s current plans, considerations, expectations and determinations regarding future compensation programs.

GTY

None of the Company’s executive officers or directors received any cash compensation for services rendered to us for the years ended December 31, 2018 and 2017. Commencing on October 27, 2016, GTY Cayman agreed to reimburse the Sponsor for office space, secretarial and administrative services provided to us in an amount not to exceed $10,000 per month. Upon completion of the business combination, GTY Cayman ceased paying these monthly reimbursements. Other than these reimbursements, no compensation of any kind, including finder’s and consulting fees, was paid by GTY Cayman to the Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of the business combination. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on GTY Cayman’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. GTY Cayman’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, GTY Cayman’s officers or directors, or GTY Cayman’s or their affiliates. Any such payments prior to the business combination were made using funds held outside the Trust Account.

Following the business combination, the Company entered a letter agreement (the “Offer Letter”) with Mr. Rohleder, the Company’s Chief Executive Officer. The material terms of the Offer Letter are described in more detail below.

Rohleder Offer Letter

On May 7, 2019, the Company entered into the Offer Letter with Stephen Rohleder, its Chief Executive Officer. Pursuant to the Offer Letter, Mr. Rohleder is serving as Chief Executive Officer at-will for an annual base salary of $500,000 and is eligible to receive an annual cash bonus equal to 100% of his annual base salary, subject to the achievement of individual and Company performance goals.

Pursuant to the Offer Letter, in the event that Mr. Rohleder’s employment is terminated by the Company without “cause” or Mr. Rohleder resigns for “good reason” (as such terms are defined in the Offer Letter), the Company shall (i) pay him an amount equal to the sum of his annual salary plus target cash bonus, in equal installments over the course of the 12 months after his employment is terminated, (ii) reimburse COBRA continuation payments until the earlier of one year from the termination date and the date of Mr. Rohleder’s eligibility for another employer’s health plan and (iii) provide vesting with respect to a pro-rated portion of any then unvested Additional Equity Award (as defined below) based on the number of days he was employed by the Company from the date of grant of the applicable Additional Equity Award through the date of termination (“Pro-Rata Additional Equity Award Vesting”). If Mr. Rohleder’s termination “without cause” or resignation for “good reason” occurs within one year of a change in control of the Company within the definition of Section 409A of the Internal Revenue Code of 1986, as amended, the Company shall (i) pay him an amount equal to twice the sum of his annual salary plus target cash bonus, in a lump sum (subject to delay pursuant to Section 409A), (ii) reimburse COBRA continuation payments until the earlier of 18 months from the termination date and the date of Mr. Rohleder’s eligibility for another employer’s health plan and (iii) provide Pro-Rata Additional Equity Award Vesting.

Further, pursuant to the Offer Letter, Mr. Rohleder is required to enter into a form of Fair Competition Agreement with the Company (the “FCA”). Pursuant to the FCA, Mr. Rohleder will be required to provide the Company with up to three-months’ notice of his resignation, disclose to the Company any business opportunities presented to him, enter into confidentiality, non-disclosure and intellectual property provisions, and non-competition, non-solicitation of customers and employees, and non-disparagement restrictions.

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Concurrent with the entry into the Offer Letter, the Board approved a grant to Mr. Rohleder of 550,000 performance-based restricted stock units (the “Initial Equity Award”). Subject to Mr. Rohleder’s continued employment (except as expressly provided in the Offer Letter), the Initial Equity Award will vest on the last day of any 120 trading-day period ending prior to the third anniversary of the grant date if, during such period, the average per share closing price of the Company’s common stock equals or exceeds $20 per share (subject to adjustment for stock splits or similar non-recurring changes in capitalization, if applicable) (the “Stock Price Hurdle”), except if during calendar year 2021, the Russell 2000 Index falls at least 30% from its highest level during calendar year 2021 and as of December 31, 2021, the Russell 2000 Index is at least 20% below its highest level during calendar year 2021, then the Initial Equity Award will remain outstanding and be eligible to vest if the Stock Price Hurdle is achieved prior to the fourth anniversary of the data of grant. In the event of a change in control prior to the vesting or forfeiture of the Initial Equity Award, the Initial Equity Award will vest if and only if the per share price paid in the change in control equals or exceeds $20 per share, but if the per share price paid in a change in control equals or exceeds $18 per share but is less than $20 per share, the Initial Equity Award will be converted into a deferred cash retention award (the “Deferred Cash Award”), the value of which will be determined by multiplying the number of restricted stock units subject to the Initial Equity Award by the per share price paid in the change in control. The Deferred Cash Award will be payable to Mr. Rohleder in a lump sum on the second anniversary of the closing of the change in control if Mr. Rohleder is then employed by the Company or the surviving or acquiring entity, except if Mr. Rohleder’s employment with the Company (or any successor or surviving entity) is terminated without “cause” or Mr. Rohleder resigns for “good reason” (as such terms are defined in the Offer Letter) prior to the second anniversary of the closing date of the change in control, then the Deferred Cash Award will be paid to Mr. Rohleder in a lump sum within 30 days following the date of such termination, subject to Mr. Rohleder executing a release.

In addition, the Board approved a grant to Mr. Rohleder of up to 79,750 performance-based restricted stock units (each, an “Additional Equity Award”), which will vest on the later of December 31, 2019 and the date the Board or the Compensation Committee certifies the extent to which the performance goals based on certain annual financial and management objectives established by the Company have been achieved (such later date the “Vesting Date”), subject to Mr. Rohleder’s continued employment on the Vesting Date. Under both the Initial Equity Award and Additional Equity Award, Mr. Rohleder will be restricted from selling, transferring or otherwise disposing of the shares delivered thereunder for a period of up to three years to further align Mr. Rohleder’s interests with the Company.

Bonfire

The following discussion and analysis of compensation arrangements of Bonfire’s named executive officers for the fiscal years ended December 31, 2018 and 2017.

Summary Compensation Table

The table below sets forth the annual compensation paid by Bonfire during the fiscal years ended December 31, 2018 and 2017 to its principal executive officer and its next two most highly compensated officers.

Name and Principal Position	Year	Salary (CAD)	Option Awards (CAD)	Total
Cory Flatt	2018	121,078.82	—	121,078.82 CAD
Chief Executive Officer	2017	87,266.70	—	87,266.70 CAD

Alexander Millar	2018	151,868.87	—	151,868.87 CAD
Chief Technology Officer	2017	100,599.96	—	100,599.96 CAD

Trisha Jack	2018	91,143.44	—	91,143.44 CAD
Chief Financial Officer	2017	106,000.00	175,125.17	106,000.00 CAD
				175,125.17 USD

Narrative to Summary Compensation Table

For 2018 and 2017, the principal elements of compensation provided to the named executive officers were base salaries and broad-based employee benefits, in addition to plan-based stock option awards in respect of Ms. Jack and a share issuance in respect of Mr. Millar.

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Employment Agreement with Mr. Flatt

Prior to the closing of the business combination, Mr. Flatt was subject to an indefinite-term employment agreement that provided for base salary (reviewable annually), three weeks’ vacation entitlement and participation in benefit plans under Bonfire’s group insurance.

Mr. Flatt’s employment could be terminated by Bonfire (i) for just cause without notice of termination or payment in lieu thereof or (ii) without cause upon Bonfire providing Mr. Flatt with the notice of termination or payment in lieu of such notice (and benefits continuance), and any applicable severance pay, required by the Employment Standards Act, 2000 (Ontario), as amended. Mr. Flatt could terminate his employment on providing Bonfire with three weeks written notice.

In addition, as of December 31, 2018, approximately 14% of Mr. Flatt’s founder common shares remained subject to monthly vesting in accordance with the terms of a stock restriction agreement entered into in connection with Bonfire’s Series A Financing (which altered the vesting Mr. Flatt’s founder common shares were previously subject to). In connection with the closing of the business combination, all of Mr. Flatt’s founder common shares vested.

Employment Agreement with Mr. Millar

Prior to the closing of the business combination, Mr. Millar was subject to an indefinite-term employment agreement that provided for base salary (reviewable annually), three weeks’ vacation entitlement and participation in benefit plans under Bonfire’s group insurance. Mr. Millar’s employment agreement also provided for a restricted stock grant of common shares representing 6.5% of all outstanding shares in the capital of Bonfire, which shares were issued to Mr. Millar in 2012. As of December 31, 2018, approximately 14% of Mr. Millar’s common shares remained subject to monthly vesting in accordance with the terms of a stock restriction agreement entered into in connection with Bonfire’s Series A Financing (which altered the vesting Mr. Millar’s common shares were initially subject to). In connection with the closing of the business combination, all of Mr. Millar’s shares have vested.

Mr. Millar’s employment could be terminated by Bonfire (i) for just cause without notice of termination or payment in lieu thereof or (ii) without cause upon Bonfire providing Mr. Millar with the notice of termination or payment in lieu of such notice (and benefits continuance), and any applicable severance pay, required by the Employment Standards Act, 2000 (Ontario), as amended. Mr. Millar could terminate his employment on providing Bonfire with three weeks written notice.

Employment Agreement with Ms. Jack

Prior to the closing of the business combination, Ms. Jack was subject to an indefinite-term employment agreement that provided for base salary (reviewable annually), four weeks’ vacation entitlement and participation in benefit plans under Bonfire’s group insurance. Ms. Jack’s employment agreement also provided for certain equity incentives. In July 2017, Bonfire granted Ms. Jack 440,013 options to purchase common shares at the then fair market value of Bonfire’s common shares, being US$0.398 (as determined by an external valuation firm), which options were granted subject to a four-year monthly vesting period beginning from June 27, 2016, with full single trigger acceleration on a change of control. Ms. Jack resigned from Bonfire effective October 1, 2018, at which time, 247,482 options vested and remained exercisable by Ms. Jack until December 30, 2018.

In connection with the closing of the business combination, the named executive officers of Bonfire entered into employment agreements with the Company. The material terms of the employment agreements are described in more detail below.

Letter Agreement with Corry Flatt

On September 12, 2018, Mr. Flatt entered into a Letter Agreement (the “Flatt Letter Agreement”) with GTY that became effective upon the consummation of the business combination. Pursuant to the Flatt Letter Agreement, Mr. Flatt is employed to serve as Chief Executive Officer of Bonfire at-will for an annual base salary of CA$200,000 and is eligible to receive a target annual cash bonus equal to 50% of base salary, prorated for partial calendar years, subject to the achievement of individual, Bonfire and GTY performance goals, and paid vacation in accordance with Bonfire policies.

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Pursuant to the Flatt Letter Agreement, Mr. Flatt signed a form of Fair Competition Agreement with GTY, pursuant to which Mr. Flatt is required to provide GTY with up to three-months’ notice of his resignation, disclose to GTY any business opportunities presented to him, and comply with confidentiality, non-disclosure, and intellectual property provisions, as well as non-competition, customer and employee non-solicitation, and non-disparagement restrictions.

Further, pursuant to the Flatt Letter Agreement, Mr. Flatt will be granted an equity award, subject to approval by the Board, in the form of performance-based restricted stock units covering GTY common stock having a grant date fair value with an allocation proposed by Bonfire and agreed to by GTY.

Additionally, pursuant to the Flatt Letter Agreement, in the event that Mr. Flatt’s employment is terminated by Bonfire without “cause” or Mr. Flatt resigns for “good reason,” Bonfire shall, subject to Mr. Flatt executing and not revoking a release, (i) pay Mr. Flatt an amount equal to the greater of (a) the sum of one times his then-current annual salary plus target cash bonus in equal installments over the 12-month period after his employment is terminated and (b) the minimum amount of pay in lieu of notice and severance pay owed to Mr. Flatt under applicable Canadian employment standards legislation, (ii) permit Mr. Flatt to continue participating in Bonfire’s health and welfare plans until the earlier of (a) 12 months from the termination date or (b) the date of Mr. Flatt’s eligibility for another employer’s health and welfare plans, and (iii) vacation pay that accrues during Mr. Flatt’s minimum statutory notice period.

Letter Agreement with Alexander Millar

On September 12, 2018, Mr. Millar entered into a Letter Agreement (the “Millar Letter Agreement”) with GTY that became effective upon the consummation of the Business Combination. Pursuant to the Millar Letter Agreement, Mr. Millar is employed to serve as Chief Technology Officer of Bonfire at-will for an annual base salary of CA$220,000 and is eligible to receive a target annual cash bonus equal to 50% of base salary, prorated for partial calendar years, subject to the achievement of individual, Bonfire and GTY performance goals, and paid vacation in accordance with Bonfire policies.

Pursuant to the Millar Letter Agreement, Mr. Millar signed a form of Fair Competition Agreement with GTY, pursuant to which Mr. Millar is required to provide GTY with up to three-months’ notice of his resignation, disclose to GTY any business opportunities presented to him, and comply with confidentiality, non-disclosure, and intellectual property provisions, as well as non-competition, customer and employee non-solicitation, and non-disparagement restrictions.

Further, pursuant to the Millar Letter Agreement, Mr. Millar will be granted an equity award, subject to approval by the Board, in the form of performance-based restricted stock units covering GTY common stock having a grant date fair value with an allocation proposed by Bonfire and agreed to by GTY.

Additionally, pursuant to the Millar Letter Agreement, in the event that Mr. Millar’s employment is terminated by Bonfire without “cause” or Mr. Millar resigns for “good reason,” Bonfire shall, subject to Mr. Millar executing and not revoking a release, (i) pay Mr. Millar an amount equal to the greater of (a) the sum of one times his then-current annual salary plus target cash bonus in equal installments over the 12-month period after his employment is terminated and (b) the minimum amount of pay in lieu of notice and severance pay owed to Mr. Millar under applicable Canadian employment standards legislation, (ii) permit Mr. Millar to continue participating in Bonfire’s health and welfare plans until the earlier of (a) 12 months from the termination date or (b) the date of Mr. Millar’s eligibility for another employer’s health and welfare plans, and (iii) vacation pay that accrues during Mr. Millar’s minimum statutory notice period.

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Outstanding Equity Incentive Awards at December 31, 2018

	Option Awards(a)					Stock Awards(b)
	# Securities Underlying Unexercised Options – # Exerciseable	# Securities Underlying Unexercised Options – # Unexerciseable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price (USD)	Option Expiration date	Number of Shares or Units of Stock that have not vested	Market Value of Shares or Units of Stock That have not vested (USD)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not yet vested #	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested $
Alexander Millar Chief Technology Officer	-	-	-	-	-	$237,500	$2.79	0	0
Trisha Jack Chief Financial Officer	$0	$0	$0	$0	$0	$0	$0	$0	$0

(a)	As described above, Ms. Jack resigned from Bonfire effective October 1, 2018, at which time, 247,482 options vested and remained exercisable by Ms. Jack until December 30, 2018. These options were issued to Ms. Jack under Bonfire’s Amended and Restated Stock Option Plan effective July 26, 2017. Bonfire's Amended and Restated Stock Option Plan was terminated in connection with the closing of the business combination and all outstanding awards were treated as set forth in the Bonfire Agreement.

(b)	In accordance with the terms of Bonfire’s stock restriction agreement, 12,500 of Mr. Millar’s restricted common shares were set to vest on the first day of each calendar month, such that all shares were to vest as of August 1, 2020. All of the common shares in the above table fully accelerated in connection with the closing of the business combination. The market value of the restricted common shares indicated in the table above is calculated as at December 31, 2018.

Compensation of Directors

None of Bonfire’s directors received any compensation for services rendered to Bonfire for the year ended December 31, 2018.

CityBase

The following sets forth information with respect to the compensation awarded or paid to Michael Duffy and Leonardo Brubaker, CityBase’s named executive officers for the applicable periods, for all services rendered in all capacities to CityBase and its predecessors during the fiscal years ended fiscal years ended December 31, 2018 and 2017.

Compensation of Executive Officers

The following table sets forth information regarding each element of compensation that CityBase paid or awarded to its named executive officers for the two fiscal years ended December 31, 2017 and 2018, which includes cash compensation, stock awards, and all other compensation:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Total
Michael Duffy	2018	200,000.00	—	200,000.00
Chief Executive Officer	2017	199,999.92	—	199,999.92

Leonardo Brubaker	2018	146,288.00	352,409.00	498,697.00
President	2017	—	—	—

Narrative to Summary Compensation Table

For 2018 and 2017, the principal elements of compensation provided to the named executive officers were base salaries and broad-based employee benefits, in addition to plan-based stock option awards in respect of Mr. Brubaker. Mr. Brubaker’s employment began July 2, 2018.

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Employment Agreements

Prior to the closing of the business combination, Mr. Duffy had no employment agreement, arrangement or understanding with CityBase and was an at-will employee. Mr. Duffy was paid an annual salary of $200,000.

Prior to the closing of the business combination, Mr. Brubaker had an employment agreement with an annual salary of $300,000. Mr. Brubaker was eligible for a performance bonus of $25,000 for 2018.

In connection with the closing of the business combination, the named executive officers of CityBase entered into employment agreements with the Company. The material terms of the employment agreements are described in more detail below.

Letter Agreement with Michael Duffy

On February 14, 2019, Mr. Duffy entered into a Letter Agreement (the “Duffy Letter Agreement”) with GTY that became effective upon the consummation of the Business Combination. Pursuant to the Duffy Letter Agreement, Mr. Duffy is employed to serve as Executive Vice President of GTY and Chief Executive Officer of CityBase at-will for an annual base salary of $300,000 and is eligible to receive a target annual cash bonus equal to $100,000, prorated for partial calendar years, subject to the achievement of individual and GTY performance goals, and paid vacation in accordance with GTY policies.

Pursuant to the Duffy Letter Agreement, Mr. Duffy signed a form of Fair Competition Agreement with GTY, pursuant to which Mr. Duffy is required to provide GTY with up to three-months’ notice of his resignation, disclose to GTY any business opportunities presented to him, and comply with confidentiality, non-disclosure, and intellectual property provisions, as well as non-competition, customer and employee non-solicitation, and non-disparagement restrictions.

Further, pursuant to the Duffy Letter Agreement, Mr. Duffy will be granted, subject to approval by the Board, an equity award in the form of performance-based restricted stock units covering 600,000 shares of GTY common stock.

Additionally, pursuant to the Duffy Letter Agreement, in the event that Mr. Duffy’s employment is terminated by GTY without “cause” or Mr. Duffy resigns for “good reason,” GTY shall, subject to Mr. Duffy executing and not revoking a release, (i) pay Mr. Duffy an amount equal to the sum of 1.5 times his then-current annual salary plus target cash bonus in equal installments over the 18-month period after his employment is terminated and (ii) reimburse COBRA continuation payments until the earlier of 18 months from the termination date and the date of Mr. Duffy’s eligibility for another employer’s health plan.

Outstanding Equity Awards at December 31, 2018

Mr. Duffy did not have any outstanding equity awards at December 31, 2018, and all of his awarded shares of common stock were fully vested at the time of grant.

Mr. Brubaker had an outstanding equity award at December 31, 2018 totaling 18,420 options. His options grant specified a 50% vesting schedule pending a Change in Control within one year of his start of employment of July 2, 2018. As a result of the closing of the business combination, 9,210 (or 50%) of Mr. Brubaker's then outstanding options vested.

CityBase 2016 Equity Incentive Plan

CityBase’s 2016 Equity Incentive Plan (the “CityBase Plan”) was administered by its Board of Directors. The purpose of the CityBase Plan was to promote and align the interests of key employees, officers, directors, consultants, advisors and other service providers of CityBase and its affiliates in order to reward performance that enhances long term shareholder value, increases employee stock ownership and improves the ability of CityBase and its affiliates to attract, retain and motivate their key employees, officers, directors, consultants, advisors and other service providers. The issuance of awards under the CityBase Plan was at the discretion of CityBase’s Board of Directors, which had the authority to determine the persons to whom any awards should have been granted and the terms, conditions and restrictions applicable to any award. Under the CityBase Plan, CityBase may have granted equity-based awards, including options, restricted stock, common stock and other stock-based awards, to directors, employees, officers, advisors, and consultants that provided services to CityBase or any of its subsidiaries. The CityBase Plan was terminated in connection with the closing of the business combination and all outstanding awards were treated as set forth in the CityBase Agreement.

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Compensation of Directors

The following table sets forth information regarding each element of compensation that CityBase paid or awarded to its non-employee directors for the fiscal year ended December 31, 2018:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)

William Conroy	25,000	2,706	27,706

Terry Diamond	—	—	—

Daniel Diermeier	—	—	—

Michael Moskow	—	—	—

Jeffrey Taylor	—	—	—

(1)	Mr. Conroy was entitled to an annual $50,000 payment in connection with his service on the board of directors of CityBase. In 2018, Mr. Conroy was paid $25,000 in cash and granted 300 options for his services. The agreement was terminated in connection with the business combination and the dissolvement of the CityBase board of directors.

(2)	The amount disclosed above represents the grant date fair value for the 300 options granted to Mr. Conroy in 2018, computed in accordance with FASB ASC Topic 718 “Compensation — Stock Compensation”, and represents the approximate book value of $9.02 per share as of January 1, 2018, the date of grant, multiplied by the number of shares granted. As of December 31, 2018, the total number of shares of unvested restricted stock held by each non-employee director was as follows: Mr. Conroy, 1,264; Mr. Diamond, 0; Mr. Diermeier, 1,344; Mr. Moskow, 1,113; and Mr. Taylor, 0.

Director Restricted Stock Awards

Messrs. Conroy, Diermeier, and Moskow have previously received grants of restricted stock of 2,637, 2,225, and 2,225 shares, respectively. Each director’s restricted stock was subject to a four-year vesting period whereby 25% of the restricted stock award were set to vest one year from the date of grant, and the remainder were set to vest monthly for the remaining 36 months. Footnote 2 to the 2018 Director Compensation table sets forth the number of unvested shares outstanding for each director as of December 31, 2018.

Golden Parachute Compensation

Prior to the closing of the business combination, there were no agreements or understandings, whether written or unwritten, between Mr. Duffy and either CityBase or GTY concerning any type of compensation, whether present, deferred or contingent, that was based on or otherwise related to the CityBase Transaction. Mr. Duffy held no equity that was subject to accelerated vesting under the CityBase Plan.

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eCivis

The following discussion and analysis of compensation arrangements eCivis’s named executive officers for the fiscal year ended December 31, 2018 and 2017.

Summary Compensation Table

The table below sets forth the annual compensation paid by eCivis during the fiscal years ended December 31, 2018 and 2017 to the principal executive officer and eCivis’s sole other officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Total
James Ha	2018	150,000.00	—	—	150,000.00
Chief Executive Officer	2017	150,000.00	—	—	150,000.00

Merril Oliver	2018	184,000.00	—	—	184,000.00
Chief Operating Officer	2017	147,789.81	12,000.00	54,000.00	213,789.81

Narrative Disclosure to Summary Compensation Table

Base Salary

For the years 2017 and 2018, the principal elements of compensation provided to the named executive officers were base salaries and plan-based stock option awards.

Base salaries were generally set at levels deemed necessary to attract and retain individuals with superior talent commensurate with their relative expertise and experience.

Employment Agreements

Prior to the closing of the business combination, the terms of employment of Merril Oliver, eCivis’s Chief Operating Officer and Executive Vice President was set forth in that certain Executive Employment Agreement, dated as of February 25, 2017, between eCivis and Mr. Oliver (the “COO Employment Agreement”).

•	The COO Employment Agreement provided for an annual target bonus (“Target Bonus”) following each full year of continuous employment with eCivis. The Target Bonus was based on eCivis’s revenue goals and earning goals as established by eCivis’s Chief Executive Officer and board of directors each fiscal year. The maximum bonus payable for meeting these goals was 125% of the COO’s annualized base salary each year.

•	The COO Employment Agreement provided for a discretionary performance bonus.

•	The COO Employment Agreement provided for a base salary of $180,000.00.

eCivis paid James Ha an annual salary of $150,000.00. Mr. Ha did not enter into any written employment agreement with eCivis.

In connection with the closing of the business combination, the named executive officers of eCivis entered into employment agreements with the Company. The material terms of the employment agreements are described in more detail below.

Letter Agreement with James Ha

On September 12, 2018, Mr. Ha entered into a Letter Agreement (the “Ha Letter Agreement”) with GTY that became effective upon the consummation of the business combination. Pursuant to the Ha Letter Agreement, Mr. Ha is employed to serve as Executive Vice President of GTY and Chief Executive Officer of eCivis at-will for an annual base salary of $210,000 and is eligible to receive a target annual cash bonus equal to 125% of base salary, prorated for partial calendar years, subject to the achievement of individual and GTY performance goals, and paid vacation in accordance with GTY policies.

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Pursuant to the Ha Letter Agreement, Mr. Ha signed a form of Fair Competition Agreement with GTY, pursuant to which Mr. Ha is required to provide GTY with up to three-months’ notice of his resignation, disclose to GTY any business opportunities presented to him, and comply with confidentiality, non-disclosure and intellectual property provisions, as well as employee non-solicitation and non-disparagement restrictions.

Further, pursuant to the Ha Letter Agreement, Mr. Ha will be granted an equity award, subject to approval by the Board, in the form of performance-based restricted stock units covering GTY stock having a grant date fair value of $1,250,000.

Additionally, pursuant to the Ha Letter Agreement, in the event that Mr. Ha’s employment is terminated by GTY without “cause” or Mr. Ha resigns for “good reason,” GTY shall, subject to Mr. Ha executing and not revoking a release, (i) pay Mr. Ha an amount equal to the sum of 1.5 times his then-current annual salary plus target cash bonus in equal installments over the 18-month period after his employment is terminated and (ii) reimburse COBRA continuation payments until the earlier of 18 months from the termination date and the date of Mr. Ha’s eligibility for another employer’s health plan.

Additional Compensation

Prior to the closing of the business combination, eCivis provided James Ha a car allowance paid in monthly installments. The total annual cost of the car allowance to eCivis was $10,000.

Option Awards

Prior to the closing of the business combination, the option awards (“Option”) granted to the named executive officers of eCivis (“optionees”) vested in accordance with the following schedule, subject to each such optionee’s continued status as an employee, officer, director or consultant of eCivis: 25% of the Option shares were set to vest on the first anniversary of the vesting commencement date indicated in the Option. Thereafter, 2.083% of the Option shares were set to vest per month, with full vesting to occur on the fourth anniversary of the vesting commencement date.

eCivis issued to James Ha an Option to purchase 1,564,239 shares of eCivis’s common stock on September 23, 2010, with a vesting commencement date of July 31, 2010. The exercise price per share of such Option was $0.05. This Option has fully vested.

eCivis issued to James Ha an Option to purchase 938,543 shares of eCivis’s common stock on January 1, 2016, with a vesting commencement date of January 1, 2016. The exercise price per share of such Option was $0.18.

eCivis issued to Merril Oliver an Option to purchase 300,000 shares of eCivis’s common stock on April 13, 2017, with a vesting commencement date of April 13, 2017. The exercise price per share of such Option was $0.18.

As described below, in connection with the closing of the business combination, all of the outstanding options were treated as set forth in the eCivis Agreement.

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Outstanding Equity Incentive Awards at December 31, 2018

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options #	Option exercise price ($)	Option expiration date

James Ha	1,564,239	—	—	$0.05	7/31/2020

James Ha	586,573	351,970	—	$0.18	1/1/2026

Merril Oliver	121,871	178,129	—	$0.18	4/13/2027

Stock Awards

There are no outstanding stock awards held by the named executive officers.

Additional Narrative Disclosure

2005 Stock Incentive Plan

eCivis’s 2005 Stock Incentive Plan provided that, in the event of Involuntary Termination (as defined in the 2005 Stock Incentive Plan) within 12 months after a Change in Control (as defined in the 2005 Stock Incentive Plan), 50% of an optionee’s remaining unvested shares under the granted Options then outstanding would vest immediately upon such Change in Control. eCivis's 2005 Stock Incentive Plan was terminated in connection with the closing of the business combination and all outstanding awards were treated as set forth in the eCivis Agreement.

2017 Equity Incentive Plan

eCivis’s 2017 Equity Incentive Plan provided that, in the event of a Change in Control (as defined in the 2017 Equity Incentive Plan), except as otherwise stated in the applicable stock option agreement, eCivis’s Board of Directors (the “eCivis Board”) would:

(i)	arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Option or to substitute a similar stock award for the Option (including, but not limited to, an award to acquire the same consideration paid to the stockholders of eCivis pursuant to the Change in Control);

(ii)	arrange for the assignment of any reacquisition or repurchase rights held by eCivis in respect of common stock issued pursuant to the Option to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii)	accelerate the vesting of the Option (and, if applicable, the time at which the Option may be exercised) to a date prior to the effective time of such Change in Control as the eCivis Board will determine (or, if the eCivis Board will not determine such a date, to the date that is five (5) days prior to the effective date of the Change in Control), with such Option terminating if not exercised (if applicable) at or prior to the effective time of the Change in Control;

(iv)	arrange for the lapse of any reacquisition or repurchase rights held by eCivis with respect to the Option;

(v)	terminate or cancel, or arrange for the termination or cancellation, of the Option, to the extent not vested or not exercised prior to the effective time of the Change in Control; or

(vi)	make a payment, in such form as may be determined by the eCivis Board equal to the excess, if any, of (A) the value of the property the holder of the Option would have received upon the exercise of the Option, over (B) any exercise price payable by such holder in connection with such exercise.

eCivis's 2017 Equity Incentive Plan was terminated in connection with the closing of the business combination and all outstanding awards were treated as set forth in the eCivis agreement.

Payments Upon Change in Control

In 2010, the eCivis Board approved a deferral of a $50,000 bonus to James Ha, which amount was intended to be used to allow Mr. Ha to exercise stock options. In January 2016, the eCivis Board approved that eCivis would pay the aggregate exercise price of all stock options held by Mr. Ha in connection with a sale or change of control of eCivis. In connection with the closing of the business combination, eCivis paid Mr. Ha such $50,000 bonus and the total exercise price of his outstanding stock options, which was approximately $228,375.15.

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Retirement Plans

Prior to the closing of the business combination, eCivis maintained a 401(k) Savings Plan (“401k Plan”), which went into effect as of January 1, 2013. All employees and any participating affiliates were eligible to participate in the 401k Plan after completing three months of service.

Compensation of Directors

Director Compensation for the Year Ended December 31, 2018

Name	Fees Earned or Paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)

Kirk Fernandez	$55,200	—	—	—	—	—	$55,200

The compensation paid in cash to Kirk Fernandez indicated in the table above was for travel and car allowance. Other than as indicated above, eCivis’s directors did not receive any compensation as directors for the year ended December 31, 2018.

Open Counter

The following discussion and analysis of compensation arrangements of Open Counter’s named executive officers for the fiscal years ended December 31, 2018 and 2017.

Summary Compensation Table

The table below sets forth the annual compensation paid by Open Counter during the fiscal years ended December 31, 2018 and 2017 to its principal executive officer and its next most highly compensated officer. Only the two following individuals served as executive officers of Open Counter during the fiscal years ended December 31, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Total ($)
Joel Mahoney	2018	147,040	147,040
Chief Executive Officer	2017	179,917	179,917

Peter Koht	2018	141,343	141,343
Chief Operating Officer	2017	178,417	178,417

Narrative Disclosure to Summary Compensation Table

For 2018 and 2017, the only compensation paid or provided to the foregoing named executive officers was base salary. Neither executive officer had an employment agreement or arrangement with Open Counter, other than an agreement providing for at-will employment, confidentiality, and the assignment of intellectual property to Open Counter.

During 2018 and 2017, neither of the foregoing named executive officers received a bonus, stock award, option award, or other incentive compensation. Open Counter did not maintain or provide defined benefit pension, nonqualified deferred compensation, or qualified defined contribution plans for its named executive officers. In addition, Open Counter was not a party to any agreement or understanding with respect to payments due to either named executive officer following a termination or change in control.

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In connection with the closing of the business combination, the named executive officers of Open Counter entered into employment agreements with the Company. The material terms of the employment agreements are described in more detail below.

Letter Agreement with Joel Mahoney

On September 12, 2018, Mr. Mahoney entered into a Letter Agreement (the “Mahoney Letter Agreement”) with GTY that became effective upon the consummation of the Business Combination. Pursuant to the Mahoney Letter Agreement, Mr. Mahoney is employed to serve as Executive Vice President of GTY and Chief Executive Officer of Open Counter at-will for an annual base salary of $275,000 and is eligible to receive a target annual cash bonus equal to 50% of base salary, prorated for partial calendar years, subject to the achievement of individual and GTY performance goals, and up to 20 days’ paid vacation each year.

Pursuant to the Mahoney Letter Agreement, Mr. Mahoney signed a form of Fair Competition Agreement with GTY, pursuant to which Mr. Mahoney is required to provide GTY with up to three-months’ notice of his resignation, disclose to GTY any business opportunities presented to him, and comply with confidentiality, non-disclosure, and intellectual property provisions, as well as employee non-solicitation and non-disparagement restrictions.

Further, pursuant to the Mahoney Letter Agreement, Mr. Mahoney will be granted, subject to approval by the Board, an equity award in the form of performance-based restricted stock units covering 65,000 shares of GTY common stock.

Additionally, pursuant to the Mahoney Letter Agreement, in the event that Mr. Mahoney’s employment is terminated by GTY without “cause” or Mr. Mahoney resigns for “good reason,” GTY shall, subject to Mr. Mahoney executing and not revoking a release, (i) pay Mr. Mahoney an amount equal to the sum of 1.5 times his then-current annual salary plus target cash bonus in equal installments over the 18-month period after his employment is terminated and (ii) reimburse COBRA continuation payments until the earlier of 18 months from the termination date and the date of Mr. Mahoney’s eligibility for another employer’s health plan.

Letter Agreement with Peter Koht

On September 12, 2018, Mr. Koht entered into a Letter Agreement (the “Koht Letter Agreement”) with GTY that became effective upon the consummation of the Business Combination. Pursuant to the Koht Letter Agreement, Mr. Koht is employed to serve as Senior Vice President of GTY and President and Chief Operating Officer of Open Counter at-will for an annual base salary of $252,000 and is eligible to receive a target annual cash bonus equal to 50% of base salary, prorated for partial calendar years, subject to the achievement of individual and GTY performance goals, and up to 20 days’ paid vacation each year.

Pursuant to the Koht Letter Agreement, Mr. Koht signed a form of Fair Competition Agreement with GTY, pursuant to which Mr. Koht is required to provide GTY with up to two-months’ notice of his resignation, disclose to GTY any business opportunities presented to him, and comply with confidentiality, non-disclosure, and intellectual property provisions, as well as employee non-solicitation and non-disparagement restrictions.

Further, pursuant to the Koht Letter Agreement, Mr. Koht will be granted an equity award, subject to approval by the Board, in the form of performance-based restricted stock units covering 65,000 shares of GTY common stock.

Additionally, pursuant to the Koht Letter Agreement, in the event that Mr. Koht’s employment is terminated by GTY without “cause” or Mr. Koht resigns for “good reason,” GTY shall, subject to Mr. Koht executing and not revoking a release, (i) pay Mr. Koht an amount equal to the sum of 1.5 times his then-current annual salary plus target cash bonus in equal installments over the 18-month period after his employment is terminated and (ii) reimburse COBRA continuation payments until the earlier of 18 months from the termination date and the date of Mr. Koht’s eligibility for another employer’s health plan.

Outstanding Equity Incentive Awards at December 31, 2018

Neither named executive officer held an option, unvested stock, or an equity incentive plan award as of December 31, 2018.

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Questica

The following discussion and analysis of compensation arrangements Questica’s named executive officers for the fiscal years ended December 31, 2018 and 2017.

Summary Compensation Table

The table below sets forth the annual compensation paid by Questica during the fiscal years ended December 31, 2018 and 2017 to its named executive officers.

Name and Principal Position	Year	Base Salary (CAD)	Bonus/ Commission (CAD)	All Other Compensation ($)	Total
TJ Parass	2018	172,000.00	112,500.00	3,296.00	287,796.00
President and Chief Executive Officer	2017	136,333.27	90,663.57	3,296.16	230,293.00

Craig Ross	2018	177,667.00	65,708.00	3,740.00	247,115.00
Chief Revenue Officer	2017	163,200.00	66,100.00	3,708.96	233,008.96

Narrative Disclosure to Summary Compensation Table

For the years 2017 and 2018, the principal elements of compensation provided to the named executive officers were base salaries and cash bonuses and commission.

Base salaries were generally set at levels deemed necessary to attract and retain individuals with superior talent commensurate with their relative expertise and experience.

Employment Agreements

Prior to the closing of the business combination, Questica did not have an employment agreement with TJ Parass. Mr. Parass’s base salary was $172,000 and he was entitled to receive an annual bonus that was equal to 3% of Questica’s EBIT.

Prior to the closing of the business combination, Questica had an employment agreement with Craig Ross. Mr. Ross’s base salary was $165,000 from January through September 2018, which was then raised to $200,000 through the remainder of 2018 pursuant to the Ross Letter Agreement described below, and he was entitled to receive an annual bonus based on a combination of sales bookings and revenues, targeted at $60,000. In the event Mr. Ross was terminated for cause, his employment agreement provided that he would be entitled to severance based on his length of service with Questica.

In connection with the closing of the business combination, the named executive officers of Questica entered into employment agreements with the Company. The material terms of the employment agreements are described in more detail below.

Letter Agreement with TJ Parass

On September 12, 2018, Mr. Parass entered into a Letter Agreement (the “Parass Letter Agreement”) with GTY that became effective upon the consummation of the Business Combination. Pursuant to the Parass Letter Agreement, Mr. Parass is employed to serve as Executive Vice President of GTY and Chief Executive Officer of Questica at-will for an annual base salary of CA$235,000 and is eligible to receive a target annual cash bonus equal to CA$85,000, prorated for partial calendar years, subject to the achievement of individual and GTY performance goals, and six weeks’ paid vacation.

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Pursuant to the Parass Letter Agreement, Mr. Parass signed a form of Fair Competition Agreement with GTY, pursuant to which Mr. Parass is required to provide GTY with up to three-months’ notice of his resignation, disclose to GTY any business opportunities presented to him, and comply with confidentiality, non-disclosure, and intellectual property provisions, as well as non-competition, customer and employee non-solicitation, and non-disparagement restrictions.

Further, pursuant to the Parass Letter Agreement, Mr. Parass will be granted, subject to approval by the Board, an equity award of GTY common stock having a grant date value of $1,400,000 and $10.00 per share, the type and term of which will be mutually agreed upon by Mr. Parass and GTY.

Additionally, pursuant to the Parass Letter Agreement, in the event that Mr. Parass’s employment is terminated by GTY without “cause” or Mr. Parass resigns for “good reason,” GTY shall, subject to Mr. Parass executing and not revoking a release, (i) pay Mr. Parass an amount equal to (a) 1.5 times his then-current annual salary plus his target cash bonus in equal installments over the 18-month period following his termination or (b) the minimum amount of payment in lieu of notice and severance pay (if any) owed pursuant to applicable Canadian employment standards legislation, (ii) permit Mr. Parass to continue participating in GTY’s health and welfare plans until the earlier of (a) 18 months from the termination date or (b) the date of Mr. Parass’s eligibility for another employer’s health and welfare plans and (iii) vacation pay that accrues during Mr. Parass’s minimum statutory notice period.

Letter Agreement with Craig Ross

On September 12, 2018, Mr. Ross entered into a Letter Agreement (the “Ross Letter Agreement”) with GTY that became effective upon the consummation of the Business Combination. Pursuant to the Ross Letter Agreement, Mr. Ross is employed to serve as Senior Vice President of GTY and Chief Revenue Officer of Questica at-will for an annual base salary of CA$200,000 and is eligible to receive a target annual cash bonus equal to CA$60,000, prorated for partial calendar years, subject to the achievement of individual and GTY performance goals, and five weeks’ paid vacation.

Pursuant to the Ross Letter Agreement, Mr. Ross signed a form of Fair Competition Agreement with GTY, pursuant to which Mr. Ross is required to provide GTY with up to two-months’ notice of his resignation, disclose to GTY any business opportunities presented to him, and comply with confidentiality, non-disclosure, and intellectual property provisions, as well as non-competition, customer and employee non-solicitation, and non-disparagement restrictions.

Further, pursuant to the Ross Letter Agreement, Mr. Ross will be granted, subject to approval by the Board, an equity award of GTY common stock having a grant date value of $1,000,000 and $10.00 per share, the type and term of which will be mutually agreed upon by Mr. Ross and GTY.

Additionally, pursuant to the Ross Letter Agreement, in the event that Mr. Ross’s employment is terminated by GTY without “cause” or Mr. Ross resigns for “good reason,” GTY shall, subject to Mr. Ross executing and not revoking a release, (i) pay Mr. Ross an amount equal to (a) 1.5 times his then-current annual salary plus his target cash bonus in equal installments over the 18-month period following termination or (b) the minimum amount of payment in lieu of notice and severance pay (if any) owned pursuant to applicable Canadian employment standards legislation, (ii) permit Mr. Ross to continue participating in GTY’s health and welfare plans until the earlier of (a) 18 months from the termination date or (b) the date of Mr. Ross’s eligibility for another employer’s health and welfare plans and (iii) vacation pay that accrues during Mr. Ross’s minimum statutory notice period.

Sherpa

The following sets forth information with respect to the compensation awarded or paid to David Farrell, Sherpa’s only named executive officer for the applicable period, for all services rendered in all capacities to Sherpa during the fiscal years ended December 31, 2018 and 2017.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Total
David Farrell	2018	267,626	828,490	1,096,116
Chief Executive Officer	2017	200,000	389,994	589,994

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Narrative Disclosure to Summary Compensation Table

Sherpa is a pass-through limited liability company whereby, prior to the closing of the business combination, Mr. Farrell, who was a member of Sherpa, received compensation based on Sherpa’s financial performance in cash. Mr. Farrell did not have an employment agreement with Sherpa.

Employment Agreements

In connection with the closing of the business combination, David Farrell entered into an employment agreement with the Company. The material terms of the employment agreements are described in more detail below.

Letter Agreement with David Farrell

On September 12, 2018, Mr. Farrell entered into a Letter Agreement (the “Farrell Letter Agreement”) with GTY that became effective upon the consummation of the Business Combination. Pursuant to the Farrell Letter Agreement, Mr. Farrell is employed to serve as Senior Vice President of GTY and Chief Executive Officer of Sherpa at-will for an annual base salary of $300,000 and is eligible to receive a target annual cash bonus equal in an amount to be determined in good faith by Mr. Farrell and GTY, prorated for partial calendar years, subject to the achievement of individual and GTY performance goals, and 20 days’ paid vacation.

Pursuant to the Farrell Letter Agreement, Mr. Farrell signed a form of Fair Competition Agreement with GTY, pursuant to which Mr. Farrell is required to provide GTY with up to two months’ notice of his resignation, disclose to GTY any business opportunities presented to him, and comply with confidentiality, non-disclosure, and intellectual property provisions, as well as non-competition, customer and employee non-solicitation, and non-disparagement restrictions.

Further, pursuant to the Farrell Letter Agreement, Mr. Farrell will be granted, subject to approval by the Board, an equity award in the form of performance-based restricted stock units covering 130,000 shares of GTY common stock (the “Farrell Equity Award”).

Additionally, pursuant to the Farrell Letter Agreement, in the event that Mr. Farrell’s employment is terminated by GTY without “cause” or Mr. Farrell resigns for “good reason,” GTY shall, subject to Mr. Farrell executing and not revoking a release, (i) pay Mr. Farrell an amount equal to 50% of his then-current annual salary plus 50% of Mr. Farrell’s target cash bonus in equal installments over the six-month period after his employment is terminated, (ii) reimburse COBRA continuation payments until the earlier of six months from the termination date and the date of Mr. Farrell’s eligibility for another employer’s health plan and (iii) to the extent all or a portion of the Farrell Equity Award remains unvested on Mr. Farrell’s date of termination, provide Mr. Farrell with an additional 12 months of service credit towards the service-based vesting condition of the Farrell Equity Award.

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Certain Relationships And Related Transactions

Founder Shares

In August 2016, the Sponsor purchased 8,625,000 shares of GTY Cayman’s Class B ordinary shares (“founder shares”) for $25,000, or $0.003 per share. On each of October 14 and October 26, 2016, GTY Cayman effected a share capitalization resulting in an aggregate of 11,500,000 and 13,800,000 founder shares outstanding, respectively. In October 2016, the Sponsor transferred 25,000 founder shares to each of GTY’s independent director nominees at the same per-share purchase price paid by the Sponsor. Immediately prior to the closing of the business combination, GTY Cayman entered into subscription agreements, dated as of various dates from January 9, 2019 through February 12, 2019, with certain institutional and accredited investors, pursuant to which the Sponsor surrendered 231,179 founder shares to GTY Cayman for cancellation at no cost to GTY Cayman. In addition, pursuant to a subscription agreement with an institutional investor entered into in connection with the business combination, on May 24, 2019, the Sponsor forfeited 9,465 shares of common stock to the Company for cancellation. The foregoing transfers of founder shares were made in reliance upon an exemption from the registration requirements of the Securities Act pursuant to the so-called 4(a)(1)-½ exemption. In accordance with GTY Cayman’s second amended and restated memorandum and articles of association, immediately prior to the consummation of the business combination, each founder share was converted, on a one-for-one basis, into Class A ordinary shares, following which each Class A ordinary share was then cancelled and exchanged for one share of the Company’s common stock.

The Sponsor and GTY Cayman’s officers and directors have agreed not to transfer, assign or sell any of the founder shares held by them (except to certain permitted transferees) until the earlier to occur of (i) one year after the completion of the business combination, or earlier if, subsequent to the Closing Date, the closing price of the Company’s common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing 150 days after the Closing Date and (ii) the date following the Closing Date on which the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

Private Placement Warrants

Concurrently with the closing of GTY Cayman’s initial public offering, the Sponsor purchased an aggregate of 8,693,334 warrants at a price of $1.50 per whole warrant in a private placement (the “private placement warrants”). In connection with the closing of the business combination, the Company assumed all of the outstanding warrants of GTY Cayman, including the private placement warrants. As a result, each outstanding warrant of GTY Cayman became exercisable for shares of the Company’s common stock on the same terms as were contained in such warrants prior to the closing.

Registration Rights

The holders of the founder shares, private placement warrants and warrants that may be issued upon conversion of working capital loans (and any shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans) are entitled to registration rights pursuant to the registration rights agreement entered into with GTY Cayman in connection with its initial public offering. These holders are also entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Convertible Note

On August 8, 2018, the Sponsor agreed to provide GTY Cayman with up to $1 million in working capital loans in the form of a convertible note (the “Convertible Note”). The Convertible Note does not bear interest and the Sponsor agreed to waive all unpaid principal under the Convertible Note until the earlier of May 1, 2019 and the consummation of the business combination. The Sponsor has the option to convert any amounts outstanding under the Convertible Note, up to $1 million in the aggregate, into warrants at a conversion price of $1.50 per warrant. The terms of such warrants will be identical to the private placement warrants. During the quarter ended March 31, 2019, GTY drew down $400,000 on the Convertible Note, resulting in $1,000,000 principal amount outstanding as of March 31, 2019.

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Agreements and Arrangements with Certain Institutional Investors

On February 13, 2019, GTY Cayman, the Sponsor, William D. Green, Joseph M. Tucci and Harry L. You (Messrs. Green, Tucci and You, collectively, the “Founders”) entered into agreements and arrangements with certain institutional investors pursuant to which a total of 1,500,000 Class A Ordinary Shares of GTY Cayman were not redeemed in connection with the business combination. An aggregate of 500,000 of such shares are subject to a lock-up pursuant to which such shares may not be transferred until the 91st day following Closing without the consent of the Company and the Founders, and the holder of such shares is entitled to put such shares to the Sponsor and the Founders following the lock-up period for a purchase price equal to $10.29 (the “redemption price”), the price at which GTY Cayman redeemed its Class A Ordinary Shares in connection with the business combination, payment of which purchase price is guaranteed by the Company, and to receive from the Company a cash payment, if and to the extent necessary, but not to exceed $250,000, in order to provide such shareholder with at least a 5% return on such shares above the redemption price. With respect to 1,000,000 of such shares, GTY Cayman engaged a broker-dealer to facilitate the purchase of such shares by an institutional investor prior to the closing of the business combination for $9.90 per share and agreed to pay such broker-dealer an amount in cash equal to the difference between the redemption price and $9.90. In addition, the Sponsor and the Founders entered into agreements prior to the closing of the business combination pursuant to which they are obligated to reimburse the holders of 1,942,953 Class A Ordinary Shares that were not redeemed in connection with the business combination for losses that may be incurred upon the sale of such shares within a specified period following the closing of the business combination, up to an agreed-upon limit, and the Company has agreed to guarantee such reimbursement obligations. Following the closing of the business combination, the Company paid $4.0 million for losses incurred upon the sale of such shares and in turn the Company reduced its liability under the Convertible Note by $1.0 million, resulting in a $3.0 million loss on the sale of such shares. The Company recorded this $3.0 million loss as a component of acquisition expenses during the 2019 Successor Period. As of the date hereof, with the $4.0 million payment for losses, such shares are no longer guaranteed by the Founders or the Company.

Administrative Support Agreement

GTY Cayman reimbursed the Sponsor up to $10,000 per month for office space, and secretarial and administrative services from the time it completed its initial public offering until the closing of the business combination. The Company paid an aggregate of $200,000 in administrative fees to the Sponsor in August 2018. As of February 19, 2019, GTY had a total of $76,786 in administrative fees payable to the Sponsor.

Policies and Procedures for Related Person Transactions

Upon consummation of the business combination, we adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the Company’s officers or one of the Company’s directors;

•	any person who is known by the Company to be the beneficial owner of more than five percent (5%) of our voting stock;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of our voting stock; and

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•	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

The Company has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its Audit Committee Charter, the Audit Committee has responsibility to review related party transactions.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of May 24, 2019 by:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our executive officers and directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Common stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.

The beneficial ownership of our common stock is based on 48,511,030 shares of our common stock issued and outstanding as of May 24, 2019.

Unless otherwise indicated, we believe that each person named in the table below has sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of shares	%
Directors, Executive Officers and Founders
GTY Investors, LLC(2)(3)	21,632,690	38.15%
William D. Green(2)(3)	21,632,690	38.15%
Joseph M. Tucci(2)(3)	21,632,690	38.15%
Harry L. You(2)(3)	21,632,690	38.15%
Randolph Cowen	30,000	*
Paul Dacier	30,000	*
Stephen Rohleder(2)	109,196	*
Charles Wert	59,701	*
Justin Kerr	—	*
John Albanese	—	*
Alpa Fedor	—	*
All Directors and Executive Officers as a Group (Ten Individuals)	21,861,587	38.55%

Name and Address of Beneficial Owner	Number of shares	%
Five Percent Holders:
Andreas Bechtolsheim(4)	4,851,054	9.99%
Miller Value Partners, LLC(5)	2,471,499	5.03%

*	Less than 1%.

(1)	Unless otherwise noted, the business address of each of the shareholders listed is 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144.

(2)	William D. Green, Joseph M. Tucci and Harry L. You, our co-founders, are members and the managers of GTY Investors, LLC, the Sponsor, and share voting and dispositive power over the founder shares and private placement warrants held by the Sponsor. Stephen Rohleder is also a member of the Sponsor. Pursuant to the terms and conditions of the Sponsor’s limited liability company agreement, Mr. Rohleder may be entitled to a distribution of up to 1,178,891 founder shares from the Sponsor based on his investment in the Sponsor and the share price at the time of distribution.

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(3)	Includes 13,439,356 founder shares and 8,193,334 shares of common stock underlying private placement warrants.

(4)	Excludes 148,946 shares of common stock held in escrow, registered in the name of the escrow agent, pursuant to an agreement between Mr. Bechtolsheim and us, pursuant to which Mr. Bechtolsheim expressly disclaimed and relinquished any right to exercise voting power or investment power with respect to any shares of common stock owned by him to the extent (but only to the extent) that ownership of such shares would cause him to beneficially own in excess of 9.9% of our voting common stock. Mr. Bechtolsheim does not have voting power or investment power with respect to such excluded shares. The included and excluded shares were initially issued to Mr. Bechtolsheim as Class A ordinary shares pursuant to a Subscription Agreement, which such shares were cancelled and exchanged on a one-for-one basis for shares of our common stock at the closing of the business combination. The address for Mr. Bechtolsheim is 5453 Great America Parkway, Santa Clara, CA 94025.

(5)	According to a Schedule 13G/A filed with the SEC on March 11, 2019, Miller Value Partners, LLC (“Miller Value Partners”) and the William H. Miller III Living Trust share voting and dispositive power over 2,471,499 shares of common stock, consisting of 1,853,625 shares of common stock and 617, 874 shares of common stock underlying warrants. Various accounts managed by Miller Value Partners have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. The business address of Miller Value Partners is One South Street, Suite 2550, Baltimore, MD 21202.

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Description of Capital Stock

The following description of our capital stock is a summary and is not complete. We urge you to read in their entirety our Charter, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Authorized and Outstanding Stock

Our Charter authorizes the issuance of 425,000,000 shares of capital stock, consisting of (x) 400,000,000 shares of common stock, $0.0001 par value per share, and (y) 25,000,000 shares of preferred stock, par value $0.0001 per share. As of May 24, 2019, there were 48,511,030 shares of our common stock issued and outstanding, held of record by 146 holders, and there were no shares of preferred stock outstanding, and 27,093,316 warrants outstanding held of record by 3 holders of record. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any amendment or restatement of our Charter establishing for any series of preferred stock, the holders of our common stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of our stockholders. Each share of common stock is entitled to one vote on matters to be voted on by stockholders.

Dividends

Holders of our common stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of our common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after we have satisfied or made provision for the satisfaction of our debts and obligations and shall have paid or made provision for satisfaction of the rights of the holders of the preferred stock, if any.

Preemptive or Other Rights

There are no preemptive or other subscription rights and no sinking fund or redemption provisions applicable to holders of our common stock.

Election of Directors

Our Charter does not provide for cumulative voting with respect to the election of directors. We have a classified board of directors that is divided into three classes with staggered three-year terms. Only one class of directors will be subject to election at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Our bylaws contemplate, among other things, that (i) at a meeting of shareholders in which the number of nominees for election to our Board is equal to or less than the number of directors to be elected, a nominee for director shall be elected to the Board only if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election, with “abstentions,” “broker non-votes” and “withheld votes” not counted as a vote “for” or “against” such nominee’s election and (ii) at a meeting of shareholders in which the number of nominees for election to our Board exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast at such meeting.

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Preferred Stock

Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board will be able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. We had no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Upon the closing of the business combination, we had 18,400,000 public warrants outstanding. Each public warrant will entitle the registered holder to purchase one share of our common stock at a price of $11.50 per whole share, subject to adjustment as discussed below, at any time commencing on March 21, 2019. A warrant holder may exercise its warrants only for a whole number of shares. The warrants will expire on February 19, 2024, which is five years after the closing date of the business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to its satisfying its obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of common stock upon exercise of a warrant unless the share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We were obligated to file with the SEC as soon as practicable, but in no event later than March 12, 2019, a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, and are obligated to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of the business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•	if, and only if, the reported closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

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If and when the warrants become redeemable, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price (for whole shares) after the redemption notice is issued.

If we call the warrants for redemption as described above, we will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call the warrants for redemption and do not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of our common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a share dividend payable in common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of our common stock at a price less than the fair market value will be deemed a share dividend of a number of shares of common stock equal to the product of  (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of common stock) multiplied by (ii) one (1) minus the quotient of  (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for shares of common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

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In addition, if at any time while the warrants are outstanding and unexpired, we pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, or (c) to satisfy the redemption rights of the holders of shares of common stock in connection with the business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse share split or reclassification of the shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the Company’s outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants are issued in registered form under a warrant agreement with Continental Stock Transfer & Trust Company, as warrant agent. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

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No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the shares of common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until March 21, 2019, subject to certain exceptions, and they will not be redeemable by us so long as they are held by GTYS or its permitted transferees. GTYS, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than GTYS or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value’’ (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Registration Rights

The holders of the founder shares and private placement warrants are entitled to registration rights pursuant to the registration rights agreement entered into in connection with the IPO, requiring the Company to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back’’ registration rights with respect to registration statements filed subsequent to the Company’s completion of the business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs in the case of the founder shares, on the earlier of  (A) one year after the completion of the business combination or (B) subsequent to the business combination, (i) if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination or (ii) the date on which the Company complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all shareholders having the right to exchange their ordinary shares for cash, securities or other property, subject to certain exceptions.

In addition, holders of the Company’s common stock who received their shares pursuant to the transaction agreements as consideration in connection with the business combination are entitled to registration rights pursuant to which the Company is obligated to register the resale of such shares.

Certain Anti-Takeover Provisions of Massachusetts Law and Our Charter

We are a corporation incorporated under the laws of the Commonwealth of Massachusetts, subject to the provisions of the Massachusetts General Laws.

Chapter 110F of the Massachusetts General Laws generally provides that, if a person acquires 5% or more of the stock of a Massachusetts corporation without the approval of the board of directors of that corporation, such person may not engage in certain transactions with the corporation for a period of three years following the time that person becomes a 5% shareholder, with certain exceptions. A Massachusetts corporation may elect in its articles of organization or bylaws not be governed by Chapter 110F.

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Under the Massachusetts control share acquisitions statute (Chapter 110D of the Massachusetts General Laws), a person who acquires beneficial ownership of shares of stock of a corporation in a threshold amount equal to one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the voting stock of the corporation, referred to as a control share acquisition, must obtain the approval of a majority of shares entitled to vote generally in the election of directors (excluding (1) any shares owned by any person acquiring or proposing to acquire beneficial ownership of shares in a control share acquisition, (2) any shares owned by any officer of the corporation and (3) any shares owned by any employee of the corporation who is also a director of the corporation) for the purpose of acquiring voting rights for the shares that such person acquires in crossing the foregoing thresholds.

The Massachusetts control share acquisitions statute permits the corporation, to the extent authorized by its articles of organization or bylaws, to redeem all shares acquired by an acquiring person in a control share acquisition for fair value (which is to be determined in accordance with procedures adopted by the corporation) if  (1) no control share acquisition statement is delivered by the acquiring person or (2) a control share acquisition statement has been delivered and voting rights were not authorized for such shares by the shareholders in accordance with the applicable provision of the control share acquisitions statute.

If the voting rights for shares acquired in a control share acquisition are authorized by a majority of shareholders, the acquirer has acquired beneficial ownership of a majority or more of all voting power in the election of directors, then each stockholder of record, other than the acquirer, who has not voted in favor of authorizing voting rights for the control may demand payment for his or her stock and an appraisal in accordance with M.G.L. chapter 156D.

The Massachusetts control share acquisition statute permits a Massachusetts corporation to elect not to be governed by the statute’s provisions by including a provision in the corporation’s articles of organization or bylaws pursuant to which the corporation opts out of the statute.

Massachusetts law provides that the board of directors of a public corporation be staggered into three groups having terms of three years. This could make it difficult to replace a majority of the board in any one year. A corporation may elect not to be governed by this provision by a vote of the board of directors, or by two-thirds of each class of stock outstanding at a meeting duly called for the purpose of voting on an exemption.

Chapter 110C of the Massachusetts General Laws (1) subjects an offeror to certain disclosure and filing requirements before such offeror can proceed with a takeover bid, defined to include any acquisition of or offer to acquire stock by which, after acquisition, the offeror would own more than 10% of the issued and outstanding equity securities of a target company and (2) provides that, if a person (together with its associates and affiliates) beneficially owns more than 5% of the stock of a Massachusetts corporation, such person may not make a takeover bid if during the preceding year such person acquired any of the subject stock with the undisclosed intent of gaining control of the corporation. The statute contains certain exceptions to these prohibitions, including if the board of directors approves the takeover bid, recommends it to the corporation's shareholders and the terms of the takeover are furnished to shareholders. The validity of Chapter 110C has been called into questioned by a 1982 US Supreme Court decision that invalidated a similar law in the state of Illinois.

Dividends

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the business combination. The payment of any cash dividends subsequent to the business combination is within the discretion of our Board at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

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Exclusive Forum Provision

 Our Charter provides that, unless we consent in writing to an alternative forum, the Business Litigation Session of the Superior Court for Suffolk County, Massachusetts and United States District Court for the District of Massachusetts sitting in Boston, Massachusetts will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Company to the Company or the Company’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the MBCA, the articles of organization, or the bylaws of the Company, or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said courts having personal jurisdiction over the indispensable parties named as defendants therein, except that the United States District Court of Massachusetts in Boston shall be the sole and exclusive forum for any claim arising under the Securities Act of 1933, as amended, or any claim for which such other courts do not have subject matter jurisdiction including, without limitation, any claim arising under The Securities Exchange Act of 1934, as amended.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our Charter described in the preceding paragraph. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and such persons. Alternatively, if a court were to find these provisions of our Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition or results of operations.

 Limitations of Liability and Indemnification

Our Charter contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Massachusetts law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors to the extent provided by applicable law, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	distributions to shareholders not in compliance with the MBCA; or

•	any transaction from which the director derived an improper personal benefit.

Our charter provides that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Massachusetts law. We expect to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Charter may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage.

Listing of Securities

Our common stock is currently listed on Nasdaq under the symbol “GTYH.” Our public warrants are quoted on the over-the-counter markets operated by OTC Markets Group under the symbol “GTYHW” and, after resale, the private placement warrants will also trade under the same ticker symbol as the public warrants. As of May 17, 2019, there were 146 holders of record of shares of our common stock and 3 holders of record of our warrants.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

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Material U.S. Federal Income Tax Consequences To
Non-U.S. Holders Of Our Common Stock

The following is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of shares of our common stock issued pursuant to this offering. This summary does not purport to be a complete analysis of all the potential tax consequences or considerations relevant to Non-U.S. Holders of shares of our common stock. This summary is based upon the Internal Revenue Code, the Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect.

This summary assumes that shares of our common stock are held by a Non-U.S. Holder as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Non-U.S. Holders in light of their particular investment circumstances or status, nor does it address specific tax considerations that may be relevant to particular persons subject to special treatment under U.S. federal income tax laws (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities or arrangements, certain U.S. expatriates or former long-term residents of the U.S., tax-exempt organizations, pension plans, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, or persons in special situations, such as those who have elected to mark securities to market or those who hold shares of our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment). In addition, this summary does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction or any considerations relating to the alternative minimum tax or the 3.8% tax on net investment income.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of shares of our common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the United States;

·	a corporation, or any other organization classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (as defined in the Internal Revenue Code) have the authority to control all of the trust’s substantial decisions or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of persons treated as its partners for U.S. federal income tax purposes will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes and persons holding our common stock through a partnership or other entity classified as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.

There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences to a Non-U.S. Holder of the purchase, ownership or disposition of shares of our common stock.

THIS SUMMARY IS NOT INTENDED TO BE TAX ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK, AS WELL AS THE APPLICATION OF STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

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Distributions on shares of our common stock

As discussed above, we do not currently anticipate paying cash dividends on shares of our common stock in the foreseeable future. In the event that we do make a distribution of cash or property with respect to shares of our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles, and will be subject to withholding as described in the next paragraph below. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder’s investment, up to such holder’s adjusted tax basis in its shares of our common stock, as determined on a share-per-share basis. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Gain on sale, exchange or other taxable disposition of shares of our common stock.”

Any dividends paid to a Non-U.S. Holder with respect to shares of our common stock generally will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides the applicable withholding agent with an appropriate and validly completed IRS Form W-8, such as:

•	IRS Form W-8BEN (or successor form) or IRS Form W-8BEN-E (or successor form) certifying, under penalties of perjury, that such Non-U.S. Holder is entitled to a reduced rate of withholding tax under an applicable income tax treaty; or

•	IRS Form W-8ECI (or successor form) certifying, under penalties of perjury, that a dividend paid on shares of our common stock is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (in which case such dividend generally will be subject to regular graduated U.S. federal income tax rates on a net income basis as described below).

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. The certification also may require a Non-U.S. Holder that provides an IRS form or that claims treaty benefits to provide its U.S. taxpayer identification number. Special certification and other requirements apply in the case of certain Non-U.S. Holders that are intermediaries or pass-through entities for U.S. federal income tax purposes.

If dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), generally will be subject to U.S. federal income tax on such dividends on a net income basis at the regular, graduated rates in the same manner as if such Non-U.S. Holder were a resident of the U.S. In addition, if such Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes, such Non-U.S. Holder may be subject to an additional “branch profits tax” equal to 30% of such effectively connected dividends, as adjusted for certain items, for the taxable year, unless an applicable income tax treaty provides otherwise.

Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but which are eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty may obtain a refund or credit of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

Any distribution described in this section would also be subject to the discussion below in the section entitled “—Foreign Account Tax Compliance Act.”

 Gain on sale, exchange or other taxable disposition of shares of our common stock

Subject to the discussion below under “—Backup withholding and information reporting” and “—Foreign Account Tax Compliance Act,” in general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock (including a redemption, but only if the redemption would be treated as a sale or exchange rather than a distribution for U.S. federal income tax purposes) unless (i) such Non-U.S. Holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met, (ii) we are or have been a “U.S. real property holding corporation,” as defined in the Internal Revenue Code (a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period with respect to the applicable shares of our common stock (the “relevant period”) and certain other conditions are met, or (iii) such gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the U.S.).

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If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless an applicable income tax treaty provides otherwise) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the second exception above, we believe we are not, and we do not currently anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of other business assets, there can be no assurance that we are not currently or will not become a USRPHC in the future. Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests (as defined in the Internal Revenue Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus certain other assets used or held for use in a trade or business. Even if we are or become a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of our common stock by reason of our status as a USRPHC so long as (a) our common stock is regularly traded on an established securities market (within the meaning of Internal Revenue Code Section 897(c)(3) and the Treasury Regulations issued thereunder) during the calendar year in which such sale, exchange or other taxable disposition of our common stock occurs and (b) such Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our common stock at any time during the relevant period. If we are a USRPHC and the requirements of (a) or (b) are not met, gain on the disposition of shares of our common stock generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the “branch profits tax” generally will not apply. Prospective investors are urged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

If the third exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis with respect to such gain at the regular, graduated rates in the same manner as if such holder were a resident of the U.S., unless otherwise provided in an applicable income tax treaty. In addition, a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a “branch profits tax” on such effectively connected gain, as adjusted for certain items, at a rate of 30%, unless an applicable income tax treaty provides otherwise.

Foreign Account Tax Compliance Act

Legislation commonly referred to as the Foreign Account Tax Compliance Act, as modified by Treasury regulations and subject to any official interpretations thereof, any applicable intergovernmental agreement between the U.S. and non-U.S. government to implement these rules and improve international tax compliance, or any fiscal or regulatory legislation or rules adopted pursuant to any such intergovernmental agreement (collectively, “FATCA”), generally imposes a U.S. federal withholding tax of 30% on payments to certain non-U.S. entities (including certain intermediaries), including dividends on our common stock unless such persons comply with complicated U.S. information reporting, disclosures and certification requirements. This regime requires, among other things, a broad class of persons to obtain, disclose and report information about their investors and account holders. These requirements are different from and in addition to the certification requirements described elsewhere in this discussion. Pursuant to recently issued proposed regulations (which can be relied upon until final regulations are issued), withholding on payments of gross proceeds from the sale or other disposition of property that can produce U.S. source interest or dividends would be eliminated. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Distributions on shares of our common stock,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock, and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

Backup withholding and information reporting

We or a financial intermediary must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions on shares of our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. These information reporting requirements apply even if withholding was not required. In addition to the requirements described above under “—Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will be subject to backup withholding at the then applicable rate for dividends paid to such holder unless such holder furnishes a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or such other applicable form and documentation as required by the Internal Revenue Code or the Treasury regulations promulgated thereunder) certifying under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Internal Revenue Code). Dividends paid to Non-U.S. Holders subject to the U.S. federal withholding tax, as described above under “—Distributions on shares of our common stock,” generally will be exempt from U.S. backup withholding.

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Information reporting and backup withholding will generally apply to the payment of the proceeds of a disposition of shares of our common stock by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or non-U.S., unless the holder certifies that it is not a U.S. person (as defined in the Internal Revenue Code) and satisfies certain other requirements, or otherwise establishes an exemption. For information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker, and dispositions otherwise effected through a non-U.S. office generally will not be subject to information reporting. Generally, backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected through a non-U.S. office of a U.S. broker or non-U.S. office of a non-U.S. broker. Prospective investors are urged to consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated, under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment made to a Non-U.S. Holder can be refunded or credited against such Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

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Plan of Distribution

We are offering the shares directly. This prospectus forms a part of a registration statement that permits our officers and directors to sell the shares directly to the public, with no commission or other remuneration payable to them for any shares they sell. There are no plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer. In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker/dealer registration set out in Rule 3a4-1 under the Exchange Act, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer.

There is no minimum number of shares that we must sell in this offering.  As a result, the actual amount of gross proceeds from the sale of shares, if any, might not be sufficient to cover the expenses of this offering.

The offering will run for 15 business days from the date of this prospectus.

We do not have any oral or written arrangements, understandings or commitments related to the purchase of the stock being offered in this offering.

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Legal Matters

TCF Law Group, PLLC, of Boston, Massachusetts, will pass on the validity of the securities offered in this prospectus with respect to matters of Massachusetts law.

Experts

The consolidated balance sheets of GTY Technology Holdings Inc. as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2018 and 2017, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report which is included herein. Such consolidated financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of Bonfire Interactive Ltd. and Subsidiary as of December 31, 2018 and December 31, 2017, and the related consolidated statements of operations, changes in temporary equity and stockholders’ deficit and cash flows for the years ended December 31, 2018 and 2017, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheets of eCivis, Inc. as of December 31, 2018 and 2017, and the related statements of operations, comprehensive income (loss), changes in stockholders’ deficit and cash flows for the years ended December 31, 2018 and 2017, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of CityBase Inc. and Subsidiary as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in temporary equity and stockholders’ deficit and cash flows for the years ended December 31, 2018 and 2017, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The combined balance sheets of Questica Inc. and Questica USCDN Inc. as of December 31, 2018 and 2017, and the related combined statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the years ended December 31, 2018 and 2017, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheet of Sherpa Government Solutions LLC as of December 31, 2018, and the related statements of operations, changes in members’ capital and cash flows for the year ended December 31, 2018, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheet of Open Counter Enterprises, Inc. as of December 31, 2018, and the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2018, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

103

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus is part of a registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

Our website address is www.gtytechnology.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special shareholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

104

Index to Financial Statements

GTY TECHNOLOGY HOLDINGS INC.

Unaudited Condensed Consolidated Financial Statements as of March 31, 2019 and for the periods from February 19, 2019 through March 31, 2019 and January 1, 2019 through February 18, 2019 and the three months ended March 31, 2018
Unaudited Condensed Consolidated Balance Sheets	F-3
Unaudited Condensed Consolidated Statements of Operations	F-4
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity (Deficit)	F-5
Unaudited Condensed Consolidated Statements of Cash Flows	F-6
Notes to Unaudited Condensed Consolidated Financial Statements	F-7

GTY TECHNOLOGY HOLDINGS INC.

BONFIRE INTERACTIVE LTD. AND SUBSIDIARY

CITYBASE INC. AND SUBSIDIARY

F-1

eCIVIS, INC.

OPEN COUNTER

QUESTICA

SHERPA GOVERNMENT SOLUTIONS, LLC

F-2

GTY TECHNOLOGY HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Successor	Predecessor
	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$22,947	$13,217
Investments	-	1,398
Accounts receivable, net	5,095	5,988
Prepaid expenses and other current assets	2,018	1,250
Total current assets	30,060	21,853

Property and equipment, net	841	1,124
Right of use assets	3,574	-
Loan receivable - related party	-	177
Intangible assets, net	131,333	1,564
Goodwill	332,602	2,518
Other assets	2,254	2,332
Total assets	$500,664	$29,568

Liabilities, Temporary Equity and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$27,735	$5,969
Contract liabilities	8,231	11,732
Notes payable and accrued expenses - related party	76	-
Warrant liability	-	87
Financing lease obligations - current portion	138	138
Lease liability - current portion	1,348	-
Contingent consideration - current portion	11,515	-
Notes payable	-	450
Total current liabilities	49,043	18,376

Contract and other long-term liabilities	1,711	3,215
Deferred rent	-	62
Long-term debt, less current portion	-	433
Deferred tax liability	39,908	-
Financing lease obligations - less current portion	244	268
Lease liability - less current portion	2,407	-
Contingent consideration - long-term	56,333	2,092
Total liabilities	149,646	24,446

Commitments and contingencies
Preferred stock	-	42,264
Exchangeable shares - Class C shares, no par value, 500,000 shares issued and outstanding as of March 31, 2019	5,000	-

Shareholders’ equity (deficit):
Common stock, par value $0.0001; 400,000,000 shares authorized; 48,420,495 shares issued and outstanding as of March 31, 2019.	5	-
Exchangeable shares, no par value, 5,761,741 shares issued and outstanding as of March 31, 2019	47,617	-
Acquired Companies’ common stock	-	148
Additional paid in capital	333,449	7,835
Accumulated other comprehensive loss	-	(174)
Accumulated deficit	(35,053)	(44,951)
Total shareholders' equity (deficit)	346,018	(37,142)
Total liabilities, temporary equity and shareholders’ equity (deficit)	$500,664	$29,568

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

GTY TECHNOLOGY HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Successor	Predecessor
	February 19, 2019 through March 31, 2019	January 1, 2019 through February 18, 2019	January 1, 2018 through March 31, 2018
Revenues	$3,034	$4,928	$6,790
Cost of revenues	1,576	1,614	2,099
Gross Profit	1,458	3,314	4,691

Operating expenses
Sales and marketing	1,378	1,394	1,611
General and administrative	2,354	1,744	2,956
Research and development	1,472	1,580	1,930
Amortization of intangible assets	1,693	-	-
Acquisition costs	35,029	151	-
Total operating expenses	41,926	4,869	6,497
Loss from operations	(40,468)	(1,555)	(1,806)

Other income (expense)
Interest income (expense)	421	(170)	(28)
Other income (expense)	(5)	12	170
Total other income (expense), net	416	(158)	142

Net loss	(40,052)	(1,713)	(1,664)
Cumulative preferred stock dividends	-	-	(259)
Net loss applicable to common shareholders	$(40,052)	$(1,713)	$(1,923)

Net loss per share, basic and diluted	$(0.83)
Weighted average common shares outstanding, basic and diluted	48,461,958

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

GTY TECHNOLOGY HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(DEFICIT)

(Unaudited)

(Amounts in thousands, except share and per share amounts)

Successor

	Common Stock		Class A		Class B		Exchangable Shares		Additional	Accumulated	Total Shareholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid in Capital	Deficit	Equity (Deficit)
Balance - December 31, 2018	-	$-	898,984	$-	13,568,821	$1	-	$-	$-	$4,999	$5,000
Net loss	-	-	-	-	-	-	-	-	-	(40,052)	(40,052)
Ordinary shares no longer subject to possible redemption	-	-	9,216,438	1	-	-	-	-	88,912	-	88,913
Private placement of Class A shares, net of costs	-	-	12,863,098	2	-	-	-	-	125,256	-	125,258
Exchange of shares in GTY Merger	36,547,341	4	(22,978,520)	(3)	(13,568,821)	(1)	-	-	-	-	-
Class A shares issued for acquisitions	11,973,154	1	-	-	-	-	-	-	119,730	-	119,731
Shares convertible into Class A shares issued for acquisitions	-	-	-	-	-	-	5,761,741	47,617	-	-	47,617
Share-based compensation	-	-	-	-	-	-	-	-	551	-	551
Common stock redeemed	(100,000)	-	-	-	-	-	-	-	(1,000)	-	(1,000)
Balance - March 31, 2019	48,420,495	$5	-	$-	-	$-	5,761,741	$47,617	$333,449	$(35,053)	$346,018

Predecessor

Predecessor
Balance as of December 31, 2018	$(37,142)
Net loss	(1,713)
Stock based compensation	61
Exercise of stock options	13
Shareholders'/Members' equity activity	5,629
Balance as of February 18, 2019	$(33,152)

Predecessor
Balance as of December 31, 2017	$(15,902)
Net loss	(1,664)
Stock based compensation	43
Shareholders'/Members' equity activity	(459)
Balance as of March 31, 2018	$(17,982)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

GTY TECHNOLOGY HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Successor	Predecessor
	February 19, 2019 through March 31, 2019	January 1, 2019 through February 18, 2019	January 1, 2018 through March 31, 2018
Cash flows from operating activities:
Net loss	$(40,052)	$(1,713)	$(1,664)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property and equipment	79	177	205
Amortization of intangible assets	1,693	32	50
Amortization of right of use assets	262	165	30
Share-based compensation	551	61	43
Bad debt expense	9	6	-
Loss on disposal of property and equipment	-	-	54
Foreign exchange loss on payment of vested options	17	-	-
Change in fair value of contingent consideration	35	(37)	-
Change in fair value of warrant liability	-	(18)	-
Unrealized gain on marketable securities	-	-	(50)
Changes in operating assets and liabilities:
Accounts receivable	(1,164)	2,190	(219)
Inventory	(1,017)	-	-
Prepaid expenses and other assets	(617)	202	(139)
Accounts payable and accrued liabilities	14,933	(781)	669
Net cash (used in) provided by operating activities	(25,271)	284	(1,021)

Cash flows from investing activities:
Proceeds from cash held in trust	217,642	-	-
Proceeds from the sales of marketable securities	-	1,531	-
Acquisitions, net of cash acquired	(179,008)	-	-
Capital expenditures	(6)	(15)	(190)
Net cash provided by (used in) investing activities	38,628	1,516	(190)

Cash flows from financing activities:
Proceeds from borrowings	-	35	3,281
Repayments of borrowings	(640)	(69)	(73)
Stock options exercised	-	13	-
Member distribution	-	(500)	(459)
Redemption of Class A Ordinary Shares	(113,982)	-	-
Common stock redeemed	(1,000)
Proceeds received from private placement	125,258	-	-
Proceeds from disposal of fixed assets	-	1	-
Repayments of finance lease obligations	(20)	(19)	(19)
Net cash provided by (used in) financing activities	9,616	(539)	2,730

Effect of foreign currency on cash	(78)	(721)	217

Net change in cash and cash equivalents	22,895	540	1,736
Cash and cash equivalents, beginning of period	52	13,929	12,441
Cash and cash equivalents, end of period	$22,947	$14,469	$14,177

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-

Noncash Investing Activity:
Shares issued for the Acquisition – See Note 4	$172,349	$-	$-
Reduction in convertible note liability – See Note 6	1,000,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-6

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

(UNAUDITED)

(Amounts in tables in thousands, except share and per share amounts)

Note 1. Organization and Business Operations

GTY Technology Holdings Inc. (f/k/a GTY Govtech, Inc.), a Massachusetts corporation (“GTY”, the “Company” or “Successor”), is headquartered in Las Vegas, Nevada.

On February 19, 2019 (the “Closing Date”), the Company consummated several acquisitions (collectively, the “Acquisition”), pursuant to which it (i) acquired each of Bonfire Interactive Ltd. (“Bonfire”), CityBase, Inc. (“CityBase”), eCivis Inc. (“eCivis”), Open Counter Enterprises Inc. (“Open Counter”), Questica Inc. and Questica USCDN Inc. (together, “Questica”) and Sherpa Government Solutions LLC (“Sherpa” and together with Bonfire, CityBase, eCivis, Open Counter and Questica, the “Acquired Companies”) and (ii) became the parent company of its predecessor entity, GTY Technology Holdings Inc., a blank check company incorporated in the Cayman Islands (“GTY Cayman”). Until the Acquisition, GTY Cayman did not engage in any operations nor generate any revenues.

In connection with the closing of the Acquisition, the Company changed its name from GTY Govtech, Inc. to GTY Technology Holdings Inc. and became a successor issuer to GTY Cayman and continued the listing of its Common Stock and public warrants on the Nasdaq Capital Market (“NASDAQ”) under the symbols “GTYH” and “GTYHW,” respectively.

GTY is a public sector SAAS company which offers a cloud-based suite of solutions for North American state and local governments. GTY’s cloud-based suite of solutions for state and local governments addresses functions in procurement, payments, grant management, budgeting and permitting. The following is a brief description of each of the Acquired Companies.

Bonfire

Bonfire Interactive Ltd. was incorporated on March 5, 2012 under the laws of the Province of Ontario, and its wholly-owned subsidiary, Bonfire Interactive US Ltd., was incorporated in the United States on January 8, 2018. Bonfire is a provider of software technologies for the procurement and vendor or supplier sourcing industry across government, the broader public sector, and various highly-regulated commercial vertical markets.

Bonfire offers customers and their sourcing professionals a modern SaaS application that helps find, engage, evaluate, negotiate with, and award contracts to suppliers. Bonfire delivers workflow automation, data collection and analysis, and collaboration to drive cost savings, compliance, and strategic outcomes. All of Bonfire’s applications are delivered as a SaaS offering, and Bonfire does not market or sell professional services.

CityBase

Headquartered in Chicago, Illinois, CityBase, LLC was formed in Delaware on June 9, 2014. On July 21, 2016, CityBase, LLC was converted into a Delaware corporation, CityBase, Inc. CityBase provides dynamic content, digital services, and integrated payments via a SaaS platform that includes technological functionality accessible via web and mobile, kiosk, point-of-sale, and other channels. CityBase software integrates its platform to underlying systems of record, billing, and other source systems, and configures payments and digital services to meet the requirements of its customers. Its customers include government agencies and utility companies.

eCivis

eCivis, a Delaware corporation headquartered in Los Angeles, California, is a leading SaaS provider of grants management and indirect cost reimbursement solutions that enable its customers to standardize and streamline complex grant processes in a fully integrated platform. The eCivis platform consists of four core cloud-based products including grants research, grants management, sub-recipient management, and cost allocation and recovery. To assist its customers in the implementation of its cloud-based products, eCivis offers one-time implementation services including data integration, grants migration and change management. Additionally, eCivis provides ongoing grants management training and cost allocation plan consulting.

Open Counter

Open Counter, a Delaware corporation headquartered in San Francisco, California, is a developer and provider of software tools for cities to streamline permitting and licensing services for municipal governments. Open Counter provides customers with software through a hosted platform and also provide professional services related to software implementation.

F-7

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

(UNAUDITED)

Questica

Questica, Inc., Questica USCDN Inc., and its wholly-owned subsidiary Questica Ltd., design and develop capital and operating budgeting software. The Questica suite of products are part of a comprehensive web-based budgeting preparation, performance, management and data visualization solution that enables public sector and non-profit organizations to improve and shorten their budgeting cycles.

Questica Inc. was organized in 1998 as an Ontario corporation, maintains two offices located in Burlington, Ontario, Canada and serves the Healthcare, K-12, Higher Education and Local Government verticals in North America. Questica USCDN was organized in 2017 as an Ontario corporation and Questica Ltd. was incorporated in 2017 in the United States as a Delaware corporation. Questica Ltd. is located in Huntington Beach, California, primarily serving the non-profit market and services a limited number of customers in the public and private sector. The majority of the Questica Ltd.’s customers are located in the U.S. and Canada, and as well as some international customers, primarily located in the United Kingdom and Africa.

Sherpa

Sherpa is a Colorado limited liability company headquartered in Denver, Colorado, established in 2004. Sherpa is a leading provider of public sector budgeting software and consulting services that help state and local governments create and manage budgets and performance. Customers purchase Sherpa’s software and engage its consulting services to configure the software and train customers on how to manage the software going forward. Following implementation, customers continue to use the software in perpetuity while paying maintenance or subscription fees.

Note 2. Going Concern and Liquidity

The Company’s condensed consolidated financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the condensed consolidated financial statements, the Company had an accumulated deficit of approximately $35.1 million at March 31, 2019, a net loss of approximately $40.1 million and approximately $25.3 million net cash used in operating activities for the successor period from February 19, 2019 through March 31, 2019. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is attempting to further expand its customer base; scale up its production of various products; and increase revenue; however, the Company’s cash position may not be sufficient to support its daily operations through the next twelve months from the date of filing this 10-Q. The ability of the Company to continue as a going concern is dependent upon its ability to raise additional funds by way of a public or private offering and its ability to further generate sufficient revenue. While the Company believes in the viability of its platform and in its ability to raise additional funds by way of a public or private offering, there can be no assurances to that effect.

The condensed consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Certain information and disclosures normally included in condensed consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. The accompanying condensed consolidated financial statements should be read in conjunction with the Company's audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission (“SEC”) on March 18, 2019 and the Company’s Current Report Form 8-K/A filed with the SEC on March 18, 2019.

The Acquisition was accounted for as a business combination using the acquisition method of accounting. The Company’s financial statement presentation distinguishes the results of operations into two distinct periods: (i) the period before the consummation of the Acquisition, which includes the period from January 1, 2019 to the Closing Date (the “2019 Predecessor Period”) and the three months ended March 31, 2018 (the “2018 Predecessor Period”) and (ii) the period after consummation of the Acquisition which includes the period including and after the Closing Date to March 31, 2019 (the “Successor Period”). The accompanying condensed consolidated financial statements include a black line division which indicates that the Acquired Companies and the Company’s financial information are presented on a different basis and are therefore, not comparable.

F-8

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

(UNAUDITED)

Determining the fair value of certain assets and liabilities assumed is judgmental in nature and often involves the use of significant estimates and assumptions. See Note 4 – Business Combination for a discussion of the estimated fair values of assets and liabilities recorded in connection with the Acquisition.

The historical financial information of GTY Cayman prior to the Acquisition is not being reflected in the Predecessor financial statements as these historical amounts have been determined not to be useful to a user of the financial statements. GTY Cayman’s operations prior to the Acquisition, other than income from the Trust Account investments and transaction expenses, were nominal.

The Company believes that Predecessor activities related to investments, intangible assets, stock-based compensation, goodwill, fair value measurements and notes payable were either quantitatively or qualitatively immaterial. Therefore, the Company did not disclose these Predecessor activities in the following unaudited footnotes.

Principles of Consolidation

The Successor Period condensed consolidated financial statements include all accounts of the Company and its subsidiaries. The Predecessor Period condensed consolidated financial statements include all accounts of the Acquired Companies and the Acquired Companies’ subsidiaries. All material intercompany transactions and balances have been eliminated in the accompanying condensed consolidated financial statements.

Segments

The Company has six operating segments. The Company’s Chief Executive Officer and Chief Financial Officer, who jointly are the Company’s chief operating decision maker, review financial information for each of the Acquired Companies, together with certain operating metrics principally to make decisions about how to allocate resources and to measure the Company’s performance. See Note 12.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents. Cash includes cash held in checking and savings accounts. Cash equivalents are comprised of investments in money market mutual funds. Cash and cash equivalents are recorded at cost, which approximates fair value.

Accounts Receivable

Accounts receivable consists of amounts due from our customers, which are primarily located throughout the United States and Canada. Accounts receivable are recorded at the invoiced amount, do not require collateral, and do not bear interest.

The Company estimates its allowance for doubtful accounts by evaluating specific accounts where information indicates the Company’s customers may have an inability to meet financial obligations, such as bankruptcy and significantly aged receivables outstanding. Uncollectible receivables are written-off in the period management believes it has exhausted every opportunity to collect payment from the customer. Bad debt expense is recorded when events or circumstances indicate an additional allowance is required based on the Company’s specific identification approach.

The allowance for doubtful accounts for the Successor as of March 31, 2019 and for the Predecessor as of December 31, 2018 was immaterial. Bad debt expense for the period from February 19, 2019 to March 31, 2019 (Successor), the period from January 1, 2019 to February 18, 2019 (Predecessor) and the three months ended March 31, 2018 (Predecessor) was immaterial.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents, and accounts receivable. Cash accounts in a financial institution at times may exceed the Federal depository insurance coverage of $250,000. As of March 31, 2019 and December 31, 2018, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. Additionally, all Canadian Dollars (“CDN”) institution amounts are covered by Canada Deposit Insurance Corporation, or CDIC insurance.

F-9

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

(UNAUDITED)

Use of Estimates

The preparation of the condensed consolidated financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates include revenue recognition, the carrying value of goodwill, the fair value of acquired intangibles, the capitalization of software development costs, and the useful lives intangible assets, stock-based compensation, contingent consideration and the valuation allowance of deferred tax assets resulting from net operating losses.

Property and Equipment

Property and equipment are recorded at cost. Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the condensed consolidated statement of operations in the period realized. Property, plant and equipment is depreciated using the straight-line method over 5 to 15 years. Internal-use software is amortized on a straight-line basis over its estimated useful life or 5 years.

Leasehold improvements are amortized over the shorter of the useful lives or the term of the respective leases.

Depreciation expense recognized by the Company for the period from February 19, 2019 to March 31, 2019 (Successor) was $0.1 million. Depreciation expense recognized by the Predecessor for the period from January 1, 2019 through February 18, 2018 and the three months ended March 31, 2018 was $0.2 million and $0.2 million, respectively.

Capitalized Software Costs

The Company capitalizes costs incurred during the application development stage related to the development of internal-use software and enterprise cloud computing services. Costs related to preliminary project activities and post-implementation activities are expensed as incurred.

Intangible Assets (Successor)

Intangible assets consist of acquired customer relationships, acquired developed technology, trade name and non-compete agreements which were acquired as part of the Acquisition. The Company determines the appropriate useful life of its intangible assets by performing an analysis of expected cash flows of the acquired assets. Intangible assets are amortized over their estimated useful lives using the straight-line method, which approximates the pattern in which the economic benefits are consumed.

Goodwill (Successor)

Goodwill represents the excess of the purchase price of an entity over the estimated fair value of the assets acquired and liabilities assumed, and it is presented as Goodwill in the accompanying condensed consolidated balance sheet of the Successor.   Under ASC 350, Intangibles – Goodwill and Other (“ASC 350”), goodwill is not amortized but is subject to periodic impairment testing.  ASC 350 requires that an entity assign its goodwill to reporting units and test each reporting unit’s goodwill for impairment at least on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.  In our evaluation of goodwill for impairment, to be performed annually during the third quarter, we first assess qualitative factors to determine whether the existence of events or circumstances led to a determination that it was more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, we determine it is more likely than not that the fair value of a reporting unit is less than its carrying amount, we are required to perform the quantitative goodwill impairment test. As a result of the Acquisition, we acquired goodwill during the Successor Period. There was minimal goodwill prior to the Acquisition. We did not identify any significant events or circumstances that would require us to perform an impairment test as of March 31, 2019. As such, there was no impairment recognized during the Successor Period.

Business Combinations (Successor)

The Company accounts for business acquisitions using the acquisition method of accounting based on Accounting Standards Codification (“ASC”) 805 — Business Combinations, which requires recognition and measurement of all identifiable assets acquired and liabilities assumed at their fair value as of the date control is obtained. The Company determines the fair value of assets acquired and liabilities assumed based upon its best estimates of the acquisition-date fair value of assets acquired and liabilities assumed in the acquisition. Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired. Subsequent adjustments to fair value of any contingent consideration are recorded to the Company’s condensed consolidated statements of operations.

F-10

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

(UNAUDITED)

Impairment of long-lived assets

The Company reviews long-lived assets, including property and equipment and intangible assets and goodwill for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss is recognized when the asset’s carrying value exceeds the total undiscounted cash flows expected from its use and eventual disposition. The amount of the impairment loss is determined as the excess of the carrying value of the asset over its fair value. There were no impairments recorded for all periods presented.

Leases

Effective January 1, 2019, the Company accounts for its leases under ASC 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases, and are recorded on the condensed consolidated balance sheet as both a right of use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset result in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred.

In calculating the right of use asset and lease liability, the Company elects to combine lease and non-lease components. The Company excludes short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election, and recognizes rent expense on a straight-line basis over the lease term.

The Company continues to account for leases prior to January 1, 2019 under ASC Topic 840.

Fair Value (Successor)

The fair value of an asset or liability is the price that would be received to sell an asset or transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company utilizes a fair value hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value and defines three levels of inputs that may be used to measure fair value.

•	Level 1 — uses quoted prices in active markets for identical assets or liabilities.

•	Level 2 — uses observable inputs other than quoted prices in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 — uses one or more significant inputs that are unobservable and supported by little or no market activity, and that reflect the use of significant management judgment.

The Company’s only material financial instruments carried at fair value as of March 31, 2019, with changes in fair value flowing through current earnings, consist of contingent consideration liabilities recorded in conjunction with business combinations, as follows (in thousands):

		Fair Value Measurement at Reporting Date Using
	Balance as of March 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Contingent consideration – current	$11,515	$-	$-	$11,515
Contingent consideration – long term	56,333	-	-	56,333
Total liabilities measured at fair value	$67,848	$-	$-	$67,848

F-11

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

(UNAUDITED)

There were no transfers made among the three levels in the fair value hierarchy during the three months ended March 31, 2019.

The following table presents additional information about Level 3 liabilities measured at fair value. Both observable and unobservable inputs may be used to determine the fair value of positions that the Company has classified within the Level 3 category. As a result, the unrealized gains and losses for liabilities within the Level 3 category may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

Changes in Level 3 liabilities measured at fair value from February 18, 2019 to March 31, 2019 (in thousands):

Contingent consideration - February 18, 2019	$2,031
Fair value of contingent consideration – Bonfire	325
Fair value of contingent consideration – CityBase	48,410
Fair value of contingent consideration – eCivis	5,859
Fair value of contingent consideration - Questica	9,311
Fair value of contingent consideration – Sherpa	1,898
Change due to fluctuation in foreign currency	14
Contingent consideration - March 31, 2019	$67,848

There was no a material change in fair value of contingent consideration from the Acquired Companies acquisitions through March 31, 2019.

The fair value of the Company’s contingent consideration liabilities recorded as part of the acquisitions has been classified within Level 3 in the fair value hierarchy. The contingent consideration represents the estimated fair value of future payments due to the sellers based on each company’s achievement of annual earnings targets in certain years and other events considered in certain transaction documents. The initial fair values of the contingent consideration was calculated through the use of either Monte Carlo simulation or modified Black-Scholes analyses based on earnings projections for the respective earn-out periods, corresponding earnings thresholds, and approximate timing of payments as outlined in the purchase agreements. The analyses utilized the following assumptions: (i) expected term; (ii) risk-adjusted net sales or earnings; (iii) risk-free interest rate; and (iv) expected volatility of earnings. Estimated payments, as determined through the respective models, were further discounted by a credit spread assumption to account for credit risk. The contingent consideration is revalued to fair value each period, and any increase or decrease is recorded in operating income (loss). The fair value of the contingent consideration may be impacted by certain unobservable inputs, most significantly with regard to discount rates, expected volatility and historical and projected performance. Significant changes to these inputs in isolation could result in a significantly different fair value measurement.

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates fair value because of the short-term nature of these instruments.

The Company measures certain assets at fair value on a non-recurring basis, generally annually or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. These assets include goodwill and other intangible assets.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Temporary Equity

The Class C exchangeable shares in the capital stock of Questica Exchangeco is convertible into the Company’s common stock and/or redeemable at any time at the option of the holder or the Company in the events not controlled by the Company. The Company has classified the Class C exchangeable shares in the capital stock of Questica Exchangeco as temporary equity in accordance with ASC 480 - "Distinguishing Liabilities from Equity."

Foreign Currency Translation and Transactions

The assets, liabilities and results of operations of certain consolidated entities are measured using their functional currency which is the currency of the primary foreign economic environment in which they operate. Upon consolidating these entities with the Company, their assets and liabilities are translated to U.S. dollars at currency exchange rates as of the condensed consolidated balance sheet date and their revenues and expenses are translated at the weighted average currency exchange rates during the applicable reporting periods. Translation adjustments resulting from the process of translating these entities’ condensed consolidated financial statements are reported in accumulated other comprehensive loss in the condensed consolidated balance sheets and total other comprehensive loss on the condensed consolidated statements of operations.

F-12

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

(UNAUDITED)

Revenue Recognition

The Company adopted the Financial Accounting Standards Board (“FASB”) new revenue recognition framework, ASC 606, Revenue from Contracts with Customers (“ASC 606”), on January 1, 2017 using the full retrospective approach. The adoption of this standard did not have a material impact on prior revenue recognition or on opening equity, as the timing and measurement of revenue recognition for the Company is materially the same under ASC 606 as it was under the prior relevant guidance.

With the adoption of Topic 606, revenues are recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenues recognized will not occur.

The Company determines the amount of revenues to be recognized through application of the following steps:

• Identification of the contract, or contracts with a customer;

• Identification of the performance obligations in the contract;

• Determination of the transaction price;

• Allocation of the transaction price to the performance obligations in the contract; and

• Recognition of revenues when or as the Company satisfies the performance obligations.

For contracts where the period between when the Company transfers a promised service to the customer and when the customer pays is one year or less, the Company has elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

The Company has made a policy election to exclude from the measurement of the transaction price all taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue producing transaction and collected by the Company from a customer. Such taxes may include but are not limited to sales, use, value added and certain excise taxes.

Disaggregation of Revenues

(Amounts in thousands)

	Successor	Predecessor
	February 19, 2019 through March 31, 2019	January 1, 2019 through February 18, 2019	January 1, 2018 through March 31, 2018
Subscription, support and maintenance	$2,018	$3,253	$4,376
Professional services	721	1,269	1,783
License	295	383	526
Asset sales	-	23	105
Total revenues	$3,034	$4,928	$6,790

F-13

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

(UNAUDITED)

Revenues

Subscription, support and maintenance. The Company provides software hosting services that provide customers with access to software related support and updates during the term of the arrangement. Revenue is recognized ratably over the contract term as the customer simultaneously receives and consumes the benefits of the subscription service, as the service is made available to the Company. The first year of subscription fees are typically payable within 30 days after the execution of a contract, and thereafter upon renewal. The Company initially record subscription fees as contract liabilities and recognize revenue on a straight-line basis over the term of the agreement.

Our contracts may include variable consideration in the form of usage fees, which are constrained and included in the transaction price in the period in which the usage occurs and the fee is known.

Subscription, support and maintenance revenues also includes kiosk rentals and on-premise support or maintenance pertaining to license sales. Revenues from kiosk rentals and on-premise support are recognized on a straight-line basis over the support period.

Revenue from subscription, support and maintenance comprised approximately 66% of total revenues for the 2019 Successor Period.

Professional services.     The Company’s professional services contracts generate revenue on a time and materials, fixed fee or subscription basis. Revenues are recognized as the services are rendered for time and materials contracts. Revenues are recognized when the milestones are achieved and accepted by the customer or on a proportional performance basis for fixed fee contracts. Revenues are recognized ratably over the contract term for subscription contracts. The milestone method for revenue recognition is used when there is substantive uncertainty at the date the contract is entered into whether the milestone will be achieved. Training revenues are recognized as the services are performed. Revenues from professional services comprised approximately 24% of total revenues for the 2019 Successor Period.

License. Revenues from distinct licenses are recognized upfront when the software is made available to the customer, which normally coincides with contract execution, as this is when the customer has the risks and rewards of the right to use the software. Revenues from licenses comprised approximately 10% of total revenues for the 2019 Successor Period.

Asset sales. Revenues from asset sales are recognized when the asset, typically a kiosk, has been received by the client and is fully operational and ready to accept transactions, which is when the customer obtains control and has the risks and rewards of the asset. There were no revenues from the sale of assets for the 2019 Successor Period.

Contract Liabilities

Contract liabilities primarily consist of amounts that have been billed to or received from customers in advance of revenue recognition and prepayments received from customers in advance for subscription services to the Company’s SaaS offerings and related implementation and training. The Company recognizes contract liabilities as revenues when the services are performed and the corresponding revenue recognition criteria are met. The Company receives payments both upfront and over time as services are performed. Customer prepayments are generally applied against invoices issued to customers when services are performed and billed. Contract liabilities are reduced as services are provided and the revenue recognition criteria are met. Contract liabilities that are expected to be recognized as revenues during the succeeding twelve-month period are recorded in current liabilities as contract liabilities, and the remaining portion is recorded in long-term liabilities as contract liabilities, non-current. Revenues of approximately $1.7 million, $2.2 million and $3.9 million were recognized for the Successor Period, the 2019 Predecessor Period, and three months ended March 31, 2018, respectively, that was included in the contract liabilities balances at the beginning of the respective periods.

Cost of revenues

Cost of revenues primarily consists of salaries and benefits of personnel relating to our hosting operations and support, implementation, and grants research. Cost of revenues includes data center costs including depreciation of the Company’s data center assets, third-party licensing costs, consulting fees, and the amortization of acquired technology from recent acquisitions.

Stock Based Compensation

The Company expenses stock-based compensation over the requisite service period based on the estimated grant-date fair value of the awards. Stock-based awards with graded-vesting schedules are recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award.

F-14

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

(UNAUDITED)

The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.

Expected Term — The expected term of options represents the period that the Company’s stock-based awards are expected to be outstanding based on the simplified method, which is the half-life from vesting to the end of its contractual term.

Expected Volatility — The Company computes stock price volatility over expected terms based on comparable company’s historical common stock trading prices.

Risk-Free Interest Rate — The Company bases the risk-free interest rate on the U.S. Treasuries implied yield with an equivalent remaining term.

Expected Dividend — The Company has never declared or paid any cash dividends on common shares and does not plan to pay cash dividends in the foreseeable future, and, therefore, uses an expected dividend yield of zero in valuation models.

Following are the assumptions used for the stock option grant on February 19, 2019:

Exercise price	$1.82
Expected term (years)	5.1
Expected stock price volatility	74%
Risk-free rate of interest	2%

In accordance with ASU No. 2016-09, Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting, the Company records forfeitures as they occur.

Net Loss per Share

Net loss per common share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. Diluted net income per common share is computed similar to basic net income per common share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue Common Stock were exercised or converted into Common Stock. Due to the net loss for the Successor Period, diluted and basic loss per share are the same.

Securities that could potentially dilute loss per share in the future that were not included in the computation of diluted loss per share at March 31, 2019 are as follows:

Warrants to purchase common stock	27,093,334
Options to purchase common stock	399,803
Total	27,493,137

Income Taxes

Deferred income taxes are provided for the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and operating loss carryforwards and credits using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. The Company assesses the likelihood that deferred tax assets will be realized and recognizes a valuation allowance if it is more likely than not that some portion of the deferred tax assets will not be realized. This assessment requires judgment as to the likelihood and amounts of future taxable income by tax jurisdiction. To date, the Company has provided a full valuation allowance against its deferred tax assets as it believes the objective and verifiable evidence of its historical pretax net losses outweighs any positive evidence of its forecasted future results. Although the Company believes that its tax estimates are reasonable, the ultimate tax determination involves significant judgment that is subject to audit by tax authorities in the ordinary course of business. The Company will continue to monitor the positive and negative evidence, and it will adjust the valuation allowance as sufficient objective positive evidence becomes available. No tax related impact was recorded in the financial statements as a result of the adoption of ASU No. 2016-09.

F-15

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

(UNAUDITED)

The Company evaluates its uncertain tax positions based on a determination of whether and how much of a tax benefit taken by the Company in its tax filings or positions is more likely than not to be realized. Potential interest and penalties associated with any uncertain tax positions are recorded as a component of income tax expense. Through March 31, 2019, the Company has not identified any material uncertain tax positions for which liabilities would be required to be recorded.

As a result of the Company’s Acquisition, a temporary difference between the book fair value and tax basis for the assets acquired of $39.9 million was created, resulting in a deferred tax liability and additional goodwill.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) in order to increase transparency and comparability among organizations by, among other provisions, recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous GAAP. For public companies, ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 (including interim periods within those periods) using a modified retrospective approach and early adoption is permitted. In transition, entities may also elect a package of practical expedients that must be applied in its entirety to all leases commencing before the adoption date, unless the lease is modified, and permits entities to not reassess (a) the existence of a lease, (b) lease classification or (c) determination of initial direct costs, as of the adoption date, which effectively allows entities to carryforward accounting conclusions under previous U.S. GAAP. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides entities an optional transition method to apply the guidance under Topic 842 as of the adoption date, rather than as of the earliest period presented. The Company adopted Topic 842 on January 1, 2019, using the optional transition method to apply the new guidance as of January 1, 2019, rather than as of the earliest period presented, and elected the package of practical expedients described above. Based on the analysis, on January 1, 2019, the Company recorded right of use assets of approximately $3.6 million, lease liability of approximately $3.8 million.

Recently Issued Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820), – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement,” which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted upon issuance of the update. The Company has not determined the impact of this guidance on its financial statements.

Note 4. Business Combination

Successor

Business Combination

On February 19, 2019, the Company consummated the Business Combination, pursuant to which it acquired each of Bonfire, CityBase, eCivis, Open Counter, Questica, and Sherpa. In connection with the closing of the Business Combination (the “Closing”), pursuant to the GTY Agreement between the Company, GTY Cayman, and GTY Technology Merger Sub, Inc. (“GTY Merger Sub”), merged with and into GTY Cayman, with GTY Cayman surviving the merger as a direct, wholly-owned subsidiary of the Company, and in connection therewith the Company changed its name from GTY Govtech, Inc. to GTY Technology Holdings Inc. This acquisition qualifies as a business combination under ASC 805. Accordingly, the Company recorded all assets acquired and liabilities assumed at their acquisition-date fair values, with any excess recognized as goodwill.

Bonfire Acquisition

Under the Bonfire Agreement, at Closing, the Company acquired Bonfire for aggregate consideration of approximately $48.0 million in cash and 2,156,014 shares of Company common stock (valued at $10.00 per share) and 2,161,741 shares of Bonfire Exchangeco, each of which is exchangeable for shares of Company common stock on a one-for-one basis at any time of the holder’s choosing. Of the shares issued to Bonfire Holders, 2,008,283 shares of Company common stock and 2,093,612 exchangeable shares in the capital stock of Bonfire Exchangeco are subject to transfer restrictions for one year, which such transfer restrictions may be lifted earlier if, subsequent to the Closing, (i) the last sale price of the Company common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Closing, or (ii) the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their shares of Company common stock for cash, securities or other property. In addition, approximately $3.1 million in cash and 690,000 shares of Company common stock were deposited into escrow for a period of up to one year to cover certain indemnification obligations of the Bonfire Holders.

F-16

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

(UNAUDITED)

Additionally, in accordance with the Bonfire Agreement, 1,218,937 unvested options to purchase shares of Bonfire common stock were converted into 408,667 options to purchase shares of Company common stock.

CityBase Acquisition

Under the CityBase Agreement, at Closing, the Company acquired CityBase for aggregate consideration of approximately $62.2 million in cash and 3,155,961 shares of Company common stock (valued at $10.00 per share). Each CityBase Holder may elect to have their shares subject to transfer restrictions for up to one year or to have their shares subject to redemption at the Company’s option for a promissory note in an amount equal to $10.00 per share redeemed, which note would bear interest at a rate of 8% per annum in the first year after issuance and 10.0% per annum thereafter (subject to an increase of 1% for each additional 6 months that has elapsed without full payment of such note(s)) (which option must be exercised within 90 days after the Closing). Prior to the consummation of the Business Combination, the CityBase Holders agreed to purchase 380,937 Class A Ordinary Shares of GTY Cayman with the proceeds they would have otherwise received from the closing of the CityBase Transaction, which resulted in an approximate $3.8 million reduction to the amount of cash payable to the CityBase Holders. In addition, approximately $2.1 million in cash and 1,000,000 shares of Company common stock were deposited into escrow for a period of up to one year to cover certain indemnification obligations of the CityBase Holders.

eCivis Acquisition

Under the eCivis Agreement and the eCivis Letter Agreement, at Closing, the Company acquired eCivis for aggregate consideration of approximately $14.0 million in cash and 2,883,433 shares of Company common stock (valued at $10.00 per share) (including 703,631 shares of Company common stock which are redeemable for cash at any time in the sole discretion of the Company for a price of $10.00 per share). The shares not subject to a redemption right are subject to transfer restrictions for one year, which such transfer restrictions may be lifted earlier if, subsequent to the Closing, (i) the last sale price of the Company common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Closing, or (ii) the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their shares of Company common stock for cash, securities or other property. In addition, approximately $3.6 million in cash and 242,200 shares of Company common stock were deposited into escrow for a period of up to one year to cover certain indemnification obligations of the eCivis Holders.

Open Counter Acquisition

Under the Open Counter Agreement and the Open Counter Letter Agreement, at Closing, the Company acquired Open Counter for aggregate consideration of approximately $9.7 million in cash and 1,580,990 shares of Company common stock (valued at $10.00 per share) that were issued to the holders of Open Counter capital stock (the “Open Counter Holders”) (including 100,000 shares of Company common stock which are redeemable for a promissory note at the sole discretion of the Company within seven days of the Closing, which such promissory note would bear interest at a rate of 8% per annum in the first year after issuance and 10.0% per annum thereafter (subject to an increase of 1% for each additional 6 months that has elapsed without full payment of such note(s))). The shares not subject to a redemption right are subject to transfer restrictions for one year, which such transfer restrictions may be lifted earlier if, subsequent to the Closing, (i) the last sale price of the Company common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Closing, or (ii) the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their shares of Company common stock for cash, securities or other property. In addition, approximately $1.3 million in cash and 164,554 shares of Company common stock were deposited into escrow for a period of one year to cover certain indemnification obligations of the Open Counter Holders.

F-17

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

(UNAUDITED)

Questica Acquisition

Under the Questica Agreement and the Questica Letter Agreement, at Closing, the Company indirectly acquired Questica for aggregate consideration of approximately $44.4 million in cash and an aggregate of 2,600,000 Class A exchangeable shares in the capital stock of Questica Exchangeco, which is exchangeable into shares of the Company’s Common Stock, and 1,000,000 Class B shares in the capital stock of Questica Exchangeco, which is not exchangeable into shares of Company common stock, that were issued to the holders of Questica capital stock (the “Questica Holders”). In accordance with the Questica Shareholder Agreement, dated as of February 12, 2019, by and among the Company and certain Questica Holders (the “Questica Shareholder Agreement”), 500,000 Class C exchangeable shares in the capital stock of Questica Exchangeco may be redeemable at the sole discretion of the Company at any time for $5.0 million plus all accrued and unpaid dividends, and may be exchanged for shares of Company common stock beginning on the sixty-first day following the Closing for a number of shares of Company common stock equal to $5.0 million plus accrued and unpaid dividends divided by the lesser of (i) $10.00 or (ii) the 5-day volume weighted average price (“VWAP”) at the time of exchange. For so long as the Class C exchangeable shares remain outstanding, they accumulate a dividend of 5.0% per annum for the first sixty days following the Closing and 10.0% per annum thereafter. The Class A exchangeable shares in the capital stock of Questica Exchangeco are subject to transfer restrictions for one year, which such transfer restrictions may be lifted earlier if, subsequent to the Closing, (i) the last sale price of the Company common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Closing, or (ii) the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their shares of Company common stock for cash, securities or other property. In addition, approximately $0.1 million in cash and 800,000 of the exchangeable shares described above were deposited into escrow for a period of one year to cover certain indemnification obligations of the Questica Holders.

Sherpa Acquisition

Under the Sherpa Agreement and the Sherpa Letter Agreement, at Closing, the Company indirectly acquired Sherpa for aggregate consideration of approximately $4.2 million in cash and 100,000 shares of Company common stock (valued at $10.00 per share) all of which are redeemable for a promissory note bearing interest equal to 5.5% per annum in the first year subsequent to issuance and 8.0% per annum thereafter at the sole discretion of the Company within seven days of the Closing. In addition, approximately $0.9 million in cash was deposited into escrow for a period of one year to cover certain indemnification obligations of the Questica Holders.

The following is a summary of consideration paid and issued to each Acquired Company (in thousands):

						Adjusted			Deferred
	Cash	Stock		Contingent		Net			Tax
	Consideration	Consideration		Consideration	Total	Assets	Goodwill	Intangibles	Liability
Bonfire	$51,068	$50,078	(1)	$325	$101,471	$3,639	$81,964	$22,668	$6,800
CityBase	64,261	41,560		48,410	154,231	782	119,741	48,155	14,447
eCivis	17,592	31,256		5,859	54,707	(1,788)	47,397	12,997	3,899
OpenCounter	10,958	17,455		-	28,413	(1,441)	22,524	10,471	3,141
Questica	44,494	31,000	(2)	9,311	84,805	3,652	57,479	33,821	10,147
Sherpa	5,105	1,000		1,898	8,003	1,066	3,497	4,914	1,474
Total	$193,478	$172,349		$65,803	$431,630	$5,910	$332,602	$133,026	$39,908

(1)  Includes $21.6 million of convertible stock consideration

(2)  Includes $31.0 million of convertible stock consideration

F-18

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

(UNAUDITED)

The following table represents the preliminary allocation of consideration to the assets acquired and liabilities assumed at their estimated acquisition-date fair values. Accordingly, such allocations are considered preliminary and may change within the permissible measurement period, not to exceed one year. (in thousands):

	Bonfire	CityBase	eCivis	OpenCounter	Questica	Sherpa	Total
Cash	$4,641	$2,191	$136	$107	$6,763	$632	$14,470
Accounts receivable, net	323	1,018	720	46	1,257	587	3,951
Prepaid expense and other current assets	607	170	340	-	77	33	1,227
Fixed assets	118	500	56	29	182	2	887
Loan receivable - related party	-	175	-	-	-	-	175
Right of use assets	1,315	-	901	-	296	-	2,512
Other assets	369	783	30	-	1,061	-	2,243
Intangible assets	22,668	48,155	12,997	10,471	33,821	4,914	133,026
Goodwill	81,964	119,741	47,397	22,524	57,479	3,497	332,602
Accounts payable and accrued expenses	(1,084)	(1,191)	(582)	(124)	(911)	(188)	(4,080)
Contract liabilities	(1,221)	(816)	(1,635)	(484)	(2,774)	-	(6,930)
Lease liability - short term	(366)	-	-	-	(296)	-	(662)
Deferred tax liability	(6,800)	(14,447)	(3,899)	(3,141)	(10,147)	(1,474)	(39,908)
Other current liabilities	-	-	(3)	(491)	(767)	-	(1,261)
Finance lease obligations - current portion	-	(139)	-	-	-	-	(139)
Contract and other long-term liabilities	(60)	(1,646)	(56)	-	-	-	(1,762)
Finance lease obligation, less current portion	-	(262)	-	-	-	-	(262)
Long term debt	-	-	-	(525)	-	-	(525)
Lease liability - long term	(1,002)	-	(901)	-	-	-	(1,903)
Contingent consideration - pre-existing	-	-	(794)	-	(1,237)	-	(2,031)
Total consideration	$101,472	$154,232	$54,707	$28,412	$84,804	$8,003	$431,630

Transaction Costs

Transaction costs incurred by the Company associated with the Business Combination were $35.0 million for the Successor Period.

Unaudited Pro Forma Operating Results

The following unaudited pro forma combined financial information has been prepared as if the Business Combination and other related transactions had taken place on January 1, 2018.

The pro forma combined financial information has been included for comparative purposes and is not necessarily indicative of the results that might have actually occurred had the Business Combination taken place on January 1, 2018; furthermore, the financial information is not intended to be a projection of future results.

The following unaudited pro forma financial information presents results of operations as if the acquisition of the Acquired Companies had occurred on January 1, 2018 (in thousands):

		(Unaudited Pro Forma) (in thousands)
	Successor	Predecessor
	February 19, 2019 through March 31, 2019	January 1, 2019 through February 18, 2019	January 1, 2018 through March 31, 2018

Total revenues	$3,034	$4,928	$6,790
Net loss applicable to common stockholders	(40,052)	(1,713)	(1,923)

F-19

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

(UNAUDITED)

Note 5. Intangible Assets (Successor)

The Company recognized goodwill and certain identifiable intangible assets in connection with business combinations. See Note 4. Identifiable intangible assets consist of the following as of March 31, 2019 for the Successor (in thousands):

									Period
	Economic								From 02.19.2019
	Life							Gross	to 03.31.2019
	(Years)	Bonfire	CityBase	eCivis	OpenCounter	Questica	Sherpa	Total	Amortization	Net Total

Patents / Developed Technology	6-10	$10,197	$31,789	$3,637	$5,469	$6,090	$1,140	$58,322	$819	$57,503
Trade Names / Trademarks	1 - 13	3,491	8,038	2,573	1,217	1,880	306	17,505	200	17,305
Customer Relationships	10	8,723	7,840	6,641	3,678	25,721	3,396	55,999	629	55,370
Non-Compete Agreements	3	257	488	146	107	130	72	1,200	45	1,155
		$22,668	$48,155	$12,997	$10,471	$33,821	$4,914	$133,026	$1,693	$131,333

Amortization expense recognized by the Company related to intangible assets for the period from February 19, 2019 to March 31, 2019 (Successor) was $1.7 million. Amortization expense recognized by the Predecessor for the period from January 1, 2019 through February 18, 2018 and the three months ended March 31, 2018 (predecessor) was $0.03 million and $0.05 million, respectively.

The estimated aggregate amortization expense for intangible assets over the next five years ending December 31 and thereafter is as follows (in thousands):

Nine months ended December 31, 2019	$11,301
Year ended December 31, 2020	15,068
Year ended December 31, 2021	15,068
Year ended December 31, 2022	15,068
Year ended December 31, 2023	15,068
Year ended December 31, 2024	15,068
Thereafter	44,692
$131,333

Note 6. Related Party Transactions

Convertible Note

On August 8, 2018, GTY Cayman issued the Convertible Note to the Sponsor, pursuant to which GTY Cayman was able to borrow up to $1 million from the Sponsor from time to time. The Convertible Note does not bear interest and the Sponsor agreed to waive all unpaid principal under the Convertible Note until the earlier of May 1, 2019 and the consummation of the business combination. The Sponsor has the option to convert any amounts outstanding under the Convertible Note, up to $1 million in the aggregate, into warrants at a conversion price of $1.50 per warrant. The terms of such warrants will be identical to the private placement warrants. During the quarter ended March 31, 2019, GTY drew down $400,000 on the Convertible Note, resulting in $1,000,000 principal amount outstanding as of March 31, 2019.

Agreements and Arrangements with Certain Institutional Investors

On February 13, 2019, GTY Cayman, the Sponsor, William D. Green, Joseph M. Tucci and Harry L. You (Messrs. Green, Tucci and You, collectively, the “Founders”) entered into agreements and arrangements with certain institutional investors pursuant to which a total of 1,500,000 Class A Ordinary Shares of GTY Cayman were not redeemed in connection with the business combination. An aggregate of 500,000 of such shares are subject to a lock-up pursuant to which such shares may not be transferred until the 91st day following Closing without the consent of the Company and the Founders, and the holder of such shares is entitled to put such shares to the Sponsor and the Founders following the lock-up period for a purchase price equal to the price at which GTY Cayman redeemed Class A Ordinary Shares in connection with the business combination, $10.29 (the “redemption price”), payment of which purchase price is guaranteed by the Company, and to receive from the Company a cash payment, if and to the extent necessary, but not to exceed $250,000, in order to provide such shareholder with at least a 5% return on such shares above the redemption price. With respect to 1,000,000 of such shares, GTY Cayman engaged a broker-dealer to facilitate the purchase of such shares by an institutional investor prior to the Closing for $9.90 per share and agreed to pay such broker-dealer an amount in cash equal to the difference between the redemption price and $9.90. In addition, the Sponsor and the Founders entered into agreements prior to the Closing pursuant to which they are obligated to reimburse the holders of 1,942,953 Class A Ordinary Shares that were not redeemed in connection with the business combination for losses that may be incurred upon the sale of such shares within a specified period following the Closing, up to an agreed-upon limit, and the Company has agreed to guarantee such reimbursement obligations. During the Successor Period the Company paid $4.0 million for losses incurred upon the sale of such shares and in turn the Company reduced its convertible note liability for $1.0 million, resulting a $3.0 million loss on the sale of such shares. The Company recorded this $3.0 million loss as a component of acquisition expenses during the Successor Period. As of March 31, 2019, with the $4.0 million payment for losses, such shares are no longer guaranteed by the Founders or the Company.

F-20

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

(UNAUDITED)

Note 7. Share-Based Compensation

In connection with the Business Combination, the Company adopted a stock option plan and issued 408,667 stock options to employees. The total fair value of the stock options at the grant date was $3.6 million.

A summary of stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Total Intrinsic Value
Outstanding as of February 18, 2019	-	$-	-	$-
Granted	408,667	1.82	8.5	-
Forfeited/expired	(8,864)	1.16
Outstanding as of March 31, 2019	399,803	$1.83	8.7	$2,784,811
Options vested and exercisable	20,053	$1.60	8.5	$114,356

For the period from February 19, 2019 to March 31, 2019, the Company recorded $0.6 million of share-based compensation expense related to the options. As of March 31, 2019, the Company has $3.0 million of unrecognized share-based compensation cost. During the Successor Period, share-based compensation expense is recorded as a component of general and administrative expenses.

Note 8. Leases

The Company leases office space under agreements classified as operating leases that expire on various dates through 2023. Such leases do not require any contingent rental payments, impose any financial restrictions, or contain any residual value guarantees. Certain of the Company’s leases include renewal options and escalation clauses; renewal options have not been included in the calculation of the lease liabilities and right of use assets as the Company is not reasonably certain to exercise the options. Variable expenses generally represent the Company’s share of the landlord’s operating expenses. The Company does not act as a lessor or have any leases classified as financing leases.

At March 31, 2019, the Company had operating lease liabilities of approximately $3.8 million and right of use assets of approximately $3.6 million, which were included in the condensed consolidated balance sheet.

The following summarizes quantitative information about the Company’s operating leases (dollars in thousands):

	Bonfire	CityBase	eCivis	Questica	Total

Operating leases
Operating lease cost	$104	$156	$77	$34	$371
Variable lease cost	-	-	-	-	-
Operating lease expense	104	156	77	34	371
Short-term lease rent expense	-	-	-	-	-
Total rent expense	$104	$156	$77	$34	$371

F-21

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

(UNAUDITED)

	Bonfire	CityBase	eCivis	Questica	Total

Operating cash flows from operating leases	$103	$161	$77	$33	$374
Right-of-use assets exchanged for operating lease liabilities	$1,271	$1,541	$920	$310	$4,042
Weighted-average remaining lease term – operating leases	3.3	2.5	3.2	3.1	2.9
Weighted-average discount rate – operating leases	10.0%	10.0%	8.0%	4.8%	9.2%

As of March 31, 2019, future minimum lease payments under non-cancellable operating are as follows (in thousands):

	Bonfire	CityBase	eCivis	Questica	Total

Nine months ended December 31, 2019	$311	$489	$232	$101	$1,133
Year Ended December 31, 2020	430	661	309	75	1,475
Year Ended December 31, 2021	445	458	309	56	1,268
Year Ended December 31, 2022	229	-	128	58	415
Year Ended December 31, 2023	-	-	-	14	14
Total	1,415	1,608	978	304	4,305
Less present value discount	(215)	(191)	(117)	(27)	(550)
Operating lease liabilities	$1,200	$1,417	$861	$277	$3,755

Rent expense recognized by the Company for the period from February 19, 2019 to March 31, 2019 (Successor) was $0.4 million.

Note 9. Commitments and Contingencies

Successor

Legal Proceedings

From time to time, the Companies may become involved in legal proceedings arising in the ordinary course of its business. The Companies are not presently a party to any legal proceedings that, if determined adversely to the Companies, would have a material adverse effect on the Companies.

Indemnification

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to customers, vendors, investors, directors and officers with respect to certain matters, including, but not limited to, losses arising out of our breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. These indemnification provisions may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is indeterminable. The Company has never paid a material claim, nor have it been sued in connection with these indemnification arrangements.

As of March 31, 2019, and December 31, 2018, the Company has not accrued a liability for these indemnification arrangements because the likelihood of incurring a payment obligation, if any, in connection with these indemnification arrangements is not probable or reasonably estimable.

F-22

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

(UNAUDITED)

Note 10. Shareholders’ Equity

Initial Public Offering Redemption Shares

The Company provided its holders of the outstanding Class A ordinary shares sold in the initial public offering (“public shareholders”) with the opportunity to redeem all or a portion of their public shares in connection with a shareholder meeting called to approve the business combination. The public shareholders were entitled to redeem their public shares for a pro rata portion of the amount then in the Trust Account. The remaining 20,289,478 GTY Cayman public shares were recorded at a redemption value and classified as temporary equity upon the completion of the initial public offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In connection with the Business Combination, 11,073,040 Class A ordinary shares of GTY were redeemed for $114.0 million, at a per share price of approximately $10.29. The remaining 9,216,438 shares with a redemption value of $88.9 million were transferred to permanent equity.

Subscription Agreement

Immediately prior to the Closing, pursuant to subscription agreements (the “Subscription Agreements”), dated as of various dates from January 9, 2019 through February 12, 2019, by and among GTY and certain institutional and accredited investors party thereto (the “Subscribed Investors”), GTY Cayman issued to the Subscribed Investors an aggregate of 12,863,098 Class A ordinary shares of GTY for $10.00 per share, for an aggregate cash purchase price of approximately $126.4 million and paid fees of $1.1 million, including three such Subscription Agreements with certain CityBase holders (including Michael Duffy, the chief executive officer of CityBase) for an aggregate of 380,937 Class A ordinary shares of GTY at a price of $10.00 per share, for an aggregate cash purchase price of approximately $3.8 million. The Class A ordinary shares of GTY issued to the Subscribed Investors were cancelled and exchanged on a one-for-one basis for shares of Company common stock at the Closing.

In connection with the Subscription Agreements, immediately prior to the Closing, the Sponsor surrendered to GTY Cayman for cancellation at no cost to GTY 231,179 Class B (founder) shares, which have been retroactively adjusted in the accompanying statement of stockholders equity, and sold 500,000 private placement warrants held by it to an accredited investor in a private placement for an aggregate of $250,000 or $0.50 per warrant (which was $1.00 per warrant less than the price originally paid for such warrants).

GTY Merger Share Exchange

In connection with the GTY Merger, all of the issued and outstanding shares of GTY Cayman were exchanged for an equal number of shares of GTY common stock and immediately before the exchange, each outstanding unit was separated into its component Class A ordinary share and warrant.  Upon the exchange 22,978,520 Class A and 13,568,821 Class B shares of GTY Cayman were exchanged for 36,547,341 shares of Common Stock of GTY.

Shares issued in the Acquisition

As part of the consideration for the Acquisition, the Company issued (a) 11,973,154 shares of Series A common stock, of which 3,937,907 are redeemable at the option of the Company (the “Acquisition Redemption Shares”), (b) 2.6 million Class A and 0.5 million Class C shares of Questica Exchangeco (the “Questica Shares”) and 2,161,741 shares of Bonfire Exchangeco shares (collectively, the “Exchange Shares”) that are exchangeable into an equal number of Common Stock.  The Exchange Shares are recorded as common shares of the Company.  The Company also issued 1,000,000 Class B shares of Questica Shares which are not exchangeable for Common Stock and thus have no value. The 500,000 Class C shares of the Questica shares are redeemable at the option of the shareholder and thus are included in temporary equity in the condensed consolidated balance sheet as of March 31, 2019.  The shares issued as consideration in the Acquisition were valued at $10 per share in the accompanying condensed consolidated financial statements.

In March 2019, 500,000 of the Acquisition Redemption Shares were redeemed by the Company at a price of $10 per share.

F-23

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

(UNAUDITED)

Common Stock – GTY was authorized to issue 400,000,000 shares of Common Stock with a par value of $0.0001 per share. As of March 31, 2019, there were 48,420,495 shares of Common Stock issued and outstanding.

Preferred Shares – GTY was authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share. As of March 31, 2019, there were no preferred shares issued or outstanding.

Warrants

At March 31, 2019, there were a total of 27,093,334 warrants outstanding. The warrants were originally sold as part of the units offered in the IPO. Each warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustments. The warrants may be exercised only for a whole number of shares of Common Stock. No fractional shares will be issued upon exercise of the warrants.

The Company may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant, upon not less than 30 days’ prior written notice of redemption to each warrant holder, if, and only if, the reported last sale price of Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders. The warrants were determined to be equity classified in accordance with ASC 815, Derivatives and Hedging.

Note 11. Temporary Equity

The following table summarizes the Company’s Class C exchangeable shares in the capital stock of Questica Exchangeco (Class C”) for the successor period (dollars in thousands):

	Class C
	Shares	Amount
Total Class C classified as temporary equity as of January 1, 2019	-	$-
Issuance of Class C Shares for the acquisition of Questica	500,000	5,000
Total temporary equity as of March 31, 2019	500,000	$5,000

Note 12. Segment Reporting

The Company conducts the business through the following six operating segments: Bonfire, CityBase, eCivis, Open Counter, Questica and Sherpa.

The accounting policies of the operating segments are the same as those described in Note 3. Non-allocated interest expense and various other administrative costs are reflected in Corporate. Corporate assets include cash and cash equivalents, prepaid expenses and other current assets. The following provides operating information about the Company’s reportable segments for the periods presented (in thousands):

F-24

NOTES TO CONDENSED CONSOLIDATED STATEMENTS

(UNAUDITED)

	GTY	Bonfire	CityBase	eCivis	OpenCounter	Questica	Sherpa	Eliminations	Total
Successor
February 19, 2019 through March 31, 2019
Total revenues	$-	$426	$936	$408	$127	$869	$268	$-	$3,034
Cost of revenues	-	107	893	206	36	263	71	-	1,576
Loss from operations	(18,240)	(2,413)	(3,908)	(1,134)	(242)	(11,366)	(3,164)	-	(40,468)

Predecessor
January 1, 2019 through February 18, 2019
Total revenues	$-	$593	$820	$673	$298	$1,913	$631	$-	$4,928
Cost of revenues	-	124	746	267	51	296	130	-	1,614
Loss from operations	-	(741)	(1,499)	(265)	46	550	354	-	(1,555)

Predecessor
January 1, 2018 through March 31, 2018
Total revenues	$-	$659	$1,245	$1,135	$391	$2,593	$767	$-	$6,790
Cost of revenues	-	148	902	387	124	465	73	-	2,099
Loss from operations	-	(787)	(1,773)	(237)	(76)	561	506	-	(1,806)

Successor
As of March 31, 2019
Goodwill	$-	$81,964	$119,741	$47,397	$22,524	$57,479	$3,497	$-	$332,602
Assets	23,050	110,477	170,863	61,202	32,244	102,119	6,629	(5,920)	500,664

Predecessor
As of December 31, 2018
Goodwill	$-	$-	$123	$585	$-	$1,810	$-	$-	$2,518
Assets	-	6,329	7,215	2,621	316	11,710	1,377	-	29,568

Revenues from North America customers accounted for greater than 90% of the Company’s revenues for the periods presented.

F-25

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

GTY Technology Holdings Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of GTY Technology Holdings Inc. (the “Company”), as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2018 and 2017 and the related consolidated notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its consolidated operations and its cash flows for the years ended December 31, 2018 and 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company's auditor since 2016

Whippany, New Jersey
March 18, 2019

F-26

GTY TECHNOLOGY HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2018	2017
Assets
Current assets:
Cash	$52,048	$561,434
Prepaid expenses	39,740	66,907
Total current assets	91,788	628,341

Cash and cash equivalents held in Trust Account	217,641,647	556,817,512
Total Assets	$217,733,435	$557,445,853

Liabilities and Shareholders' Equity
Accounts payable	$5,123,935	$29,658
Accrued expenses	804,710	-
Accrued expenses - related party	60,000	140,000
Note payable - related party	600,000	-
Total current liabilities	6,588,645	169,658
Deferred underwriting fees	3,250,000	19,320,000
Total Liabilities	9,838,645	19,489,658

Commitments
Class A ordinary shares subject to possible redemption, $0.0001 par value; 20,289,478 and 53,295,619 shares at redemption value at December 31, 2018 and 2017, respectively	202,894,780	532,956,190

Shareholders' Equity:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	-	-
Class A ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 898,984 and 1,904,381 shares issued and outstanding (excluding 20,289,478 and 53,295,619 shares subject to possible redemption, respectively) at December 31, 2018 and 2017, respectively	90	190
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 13,800,000 shares issued and outstanding	1,380	1,380
Additional paid-in capital	-	1,074,317
Retained earnings	4,998,540	3,924,118
Total Shareholders' Equity	5,000,010	5,000,005
Total Liabilities and Shareholders' Equity	$217,733,435	$557,445,853

The accompanying notes are an integral part of these consolidated financial statements.

F-27

GTY TECHNOLOGY HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2018	2017
General and administrative expenses	$6,956,573	$694,226
Loss from operations	(6,956,573)	(694,226)
Interest income	8,753,490	4,554,401
Net income	$1,796,917	$3,860,175

Weighted average shares outstanding
Basic (1)	15,486,142	15,982,914
Diluted	63,129,515	69,000,000

Net earnings per share
Basic	$0.07	$0.24
Diluted	$0.02	$0.06

(1) This number excludes an aggregate of up to 20,289,478 and 53,295,619 Class A ordinary shares subject to possible redemption at December 31, 2018 and 2017, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

F-28

GTY TECHNOLOGY HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary Shares						Total
	Class A		Class B		Additional Paid-In	Retained	Shareholders'
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
Balance - December 31, 2016	2,290,398	$229	13,800,000	$1,380	$4,934,449	$63,943	$5,000,001
Ordinary shares subject to possible redemption	(386,017)	(39)	-	-	(3,860,132)	-	(3,860,171)
Net income	-	-	-	-	-	3,860,175	3,860,175
Balance - December 31, 2017	1,904,381	190	13,800,000	1,380	1,074,317	3,924,118	5,000,005
Ordinary shares subject to possible redemption (1)	(1,005,397)	(100)	-	-	(17,144,317)	(722,495)	(17,866,912)
Reduction in deferred underwriting fees	-	-	-	-	16,070,000	-	16,070,000
Net income	-	-	-	-	-	1,796,917	1,796,917
Balance - December 31, 2018	898,984	$90	13,800,000	$1,380	$-	$4,998,540	$5,000,010

(1) Includes the effect of the redemption of Class A ordinary shares on October 30, 2018, sharesholders holding 34,011,538 shares exercised their right to convert such shares into a pro rata portion of the Trust Account (see Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

F-29

GTY TECHNOLOGY HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2018	2017
Cash Flows from Operating Activities
Net income	$1,796,917	$3,860,175
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on cash and cash equivalents held in Trust Account	(8,752,457)	(4,553,739)
Changes in operating assets and liabilities:
Prepaid expenses	27,167	(45,743)
Accounts payable	5,094,277	(39,081)
Accrued expenses	804,710	-
Accrued expenses - related party	(80,000)	120,000
Net cash used in operating activities	(1,109,386)	(658,388)

Cash Flows from Investing Activities:
Withdrawal from Trust Account upon redemption of Class A ordinary shares	347,928,322	-
Net cash used in investing activities	347,928,322	-

Cash Flows from Financing Activities:
Proceeds from note payable issued to related party	600,000	-
Redemption of Class A ordinary shares	(347,928,322)	-
Net cash used in financing activities	(347,328,322)	-

Net decrease in cash	(509,386)	(658,388)

Cash - beginning of the year	561,434	1,219,822
Cash - end of the year	$52,048	$561,434

Supplemental disclosure of noncash investing and financing activities:
Change in value of Class A ordinary shares subject to possible redemption	$17,866,912	$3,860,171
Reduction in deferred underwriting fees	$16,070,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-30

GTY TECHNOLOGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Business Operations

GTY Technology Holdings, Inc. (the "Company", or "GTY") was formed as a blank check company incorporated on August 11, 2016 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “business combination”). Until the business combination, GTY did not engage in any operations nor generated any revenue.

 All activities through December 31, 2018 relate to the Company’s formation and the initial public offering (as defined below) and, since the closing of the initial public offering, a search for business combination candidates described below. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

GTY consummated the initial public offering (the “initial public offering”) of 55,200,000 units, including the issuance of 7,200,000 units as a result of the underwriters’ exercise of their over-allotment option in full at $10.00 per unit on November 1, 2016, generating gross proceeds of $552 million. GTY incurred offering costs of approximately $31 million, inclusive of approximately $30.4 million of underwriting fees. The Company paid $11.04 million of underwriting fees upon the closing of the initial public offering and deferred $19.32 million of underwriting fees until the consummation of the initial business combination.

Simultaneously with the closing of the initial public offering, the Company consummated the private placement (“private placement”) of 8,693,334 warrants (“private placement warrants”) at a price of $1.50 per private placement warrant with the Company’s sponsor, GTY Investors, LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of approximately $13.04 million (Note 4).

Upon the closing of the initial public offering and private placement on November 1, 2016, $552 million from the net proceeds of the sale of the units in the initial public offering and the private placement was placed in a U.S.-based trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee (“Trust Account”). The funds in the Trust Account were invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with maturities of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the completion of the business combination.

The Company provided its holders of the outstanding Class A ordinary shares sold in the initial public offering (“public shareholders”) with the opportunity to redeem all or a portion of their public shares in connection with a shareholder meeting called to approve the business combination. The public shareholders are entitled to redeem their public shares for a pro rata portion of the amount then in the Trust Account. The per-share amount to be distributed to public shareholders who redeem their public shares was not reduced by the deferred underwriting commissions the Company paid to the underwriters (as discussed in Note 5). These public shares will be recorded at a redemption value and classified as temporary equity upon the completion of the initial public offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

Initially, GTY was required to complete its initial business combination by November 1, 2018, which was 24 months from the closing of its initial public offering. On October 30, 2018, GTY’s shareholders approved a proposal to amend GTY’s second amended and restated memorandum and articles of association to extend the date by which it had to consummate an initial business combination from November 1, 2018 to May 1, 2019 (the “Combination Period”). In connection with such proposal, GTY’s public shareholders had the right to elect to redeem their public shares for a per share price, payable in cash, based upon the aggregate amount then on deposit in the trust account. GTY’s public shareholders holding 34,011,538 Class A ordinary shares out of a total of 55,200,000 Class A ordinary shares validly elected to redeem their public shares and, accordingly, after giving effect to such redemptions, the balance in GTY’s Trust Account was approximately $216.8 million.

If the Company was unable to complete a business combination by May 1, 2019, the Company would have (i) ceased all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding public shares which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law.

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GTY TECHNOLOGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the redemption of 100% of the Company’s outstanding public shares for a portion of the funds held in the Trust Account, each holder would have received a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable).

The initial shareholders agreed to waive their liquidation rights with respect to the founder shares if the Company fails to complete a business combination within the Combination Period. However, if the initial shareholders should acquire public shares in or after the initial public offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete a business combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a business combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Company’s public shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent public accountants) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable. This liability will not apply with respect to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) or to any claims under the Company’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor must indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s registered independent public accounting firms), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

 On September 12, 2018 (and under subsequent amendments and/or amendments and restatements thereto), GTY entered into the following agreements:

(1)	an Agreement and Plan of Merger (the “GTY Agreement”) with GTY Technology Holdings Inc., a Massachusetts corporation and a wholly-owned subsidiary of GTY (“New GTY”) and GTY Technology Merger Sub, Inc., a newly formed wholly-owned subsidiary of New GTY;

(2)	an Arrangement Agreement with Bonfire Interactive Ltd. (“Bonfire”), 1176370 B.C. Unlimited Liability Company, 1176363 B.C. Ltd. and the Bonfire Holders’ Representative named therein (the “Bonfire Agreement” and the transactions contemplated by the Bonfire Agreement, the “Bonfire Transaction”);

(3)	an Agreement and Plan of Merger with CityBase, Inc. (“CityBase”), New GTY, GTY CB Merger Sub, Inc. (“CityBase Merger Sub”) and Shareholder Representative Services LLC (the “CityBase Agreement” and the transactions contemplated by the CityBase Agreement, the “CityBase Transaction”);

(4)	an Agreement and Plan of Merger with eCivis Inc. (“eCivis”), GTY EC Merger Sub, Inc. (“eCivis Merger Sub”) and the eCivis Holders’ Representative named therein (the “eCivis Agreement” and the transactions contemplated by the eCivis Agreement, the “eCivis Transaction”);

(5)	an Agreement and Plan of Merger with Open Counter Enterprises Inc. (“OpenCounter”), GTY OC Merger Sub, Inc. (“OpenCounter Merger Sub”) and Shareholder Representative Services LLC (the “OpenCounter Agreement” and the transactions contemplated by the OpenCounter Agreement, the “OpenCounter Transaction”);

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GTY TECHNOLOGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6)	a Share Purchase Agreement with Questica Inc. and Questica USCDN Inc. (together, “Questica”), Exchangeco and each of the Questica Holders named therein (the “Questica Agreement” and the transactions contemplated by the Questica Agreement, the “Questica Transaction”); and

(7)	a Unit Purchase Agreement with Sherpa Government Solutions LLC (“Sherpa”), the holders of the issued and outstanding shares of capital stock of Sherpa (“Sherpa Units”) named therein (the “Sherpa Holders”) and the Sherpa Holders’ Representative named therein (the “Sherpa Agreement” and the transactions contemplated by the Sherpa Agreement, the “Sherpa Transaction”).

Bonfire, CityBase, eCivis, OpenCounter, Questica and Sherpa are collectively referred to herein as the “Targets.” The Bonfire Agreement, CityBase Agreement, eCivis Agreement, OpenCounter Agreement, Questica Agreement, Sherpa Agreement and GTY Agreement are collectively referred to herein as the “Transaction Documents.” The transactions contemplated by the Transaction Documents are collectively referred to herein as the “business combination.”

On February 15, 2019, the business combination was approved by the shareholders of GTY at the extraordinary general meeting of shareholders. In connection with the business combination, 11,073,040 Class A ordinary shares of GTY were redeemed at a per share price of approximately $10.29.

On February 19, 2019 (the “Closing Date”), the Company consummated the business combination, pursuant to which New GTY acquired each of the six Targets mentioned above. In connection with the closing of the business combination (the “Closing”), pursuant to the GTY Agreement, GTY Merger Sub merged with and into GTY, with GTY surviving the merger as a direct, wholly-owned subsidiary of New GTY (the “GTY Merger”). Immediately after the Closing, the Company had 48,511,028 shares of common stock outstanding and 27,093,316 warrants outstanding.

Upon the consummation of the GTY Merger, each outstanding Class A ordinary share of GTY was cancelled and exchanged for one share of New GTY common stock in accordance with the terms of the GTY Agreement. Each Class B Ordinary Share was converted into one Class A Ordinary Share immediately prior to the consummation of the GTY Merger in accordance with GTY’s second amended and restated memorandum and articles of association, following which each Class A Ordinary Share issued upon conversion of the Class B ordinary shares was then cancelled and exchanged for one share of New GTY common stock. In addition, GTY’s outstanding warrants were assumed by New GTY and became exercisable for shares of New GTY common stock on the same terms as were contained in such warrants prior to the GTY Merger.

Further information regarding the business combination and GTY is set forth in (i) the proxy statement/prospectus included in New GTY’s registration statement on Form S-4 (File No. 333-229189) as amended and supplemented, originally filed with the SEC on January 11, 2019 and (ii) New GTY’s Current Report on Form 8-K filed with the SEC on February 19, 2019, as amended by New GTY’s Current Report on Form 8-K12B/A filed with the SEC on March 18, 2019.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the Company’s accounts. All material intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements.

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

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GTY TECHNOLOGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.

The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Cash and Cash Equivalents Held in Trust Account

The amounts held in the Trust Account represent substantially all of the proceeds of the initial public offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a business combination. As of December 31, 2018 and 2017, cash and marketable securities, are classified as trading securities, held in the Trust Account consisted of approximately $217.6 million and $556.8 million in U.S. Treasury Bills and approximately $600 and $1,000 in cash, respectively. At December 31, 2018 and 2017, there was approximately $13.6 million and $4.8 million, respectively, of interest income held in the Trust Account available to be released to the Company to pay income taxes.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2018 and 2017, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Use of Estimates

The preparation of the consolidated financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets and the reported amounts of revenue and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

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GTY TECHNOLOGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity”. Ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, an aggregate of 20,289,478 and 53,295,619 Class A ordinary shares subject to possible redemption at redemption value at December 31, 2018 and 2017, respectively, are presented as temporary equity, outside of the shareholders’ equity section of the Company’s accompanying consolidated balance sheets.

Net Income per Share

Net income per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. An aggregate of 20,289,478 and 53,295,619 Class A ordinary shares subject to possible redemption at December 31, 2018 and 2017, respectively, have been excluded from the calculation of basic income per ordinary share since such shares, if redeemed, only participate in their pro rata share of the trust earnings. Net loss per share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the period. An aggregate of 20,289,478 Class A ordinary shares subject to possible redemption at December 31, 2018 have been excluded from the calculation of basic and diluted loss per ordinary share since such ordinary Shares, if redeemed, only participate in their pro rata share of the earnings in the Trust Account. The Company has not considered the effect of the warrants sold in the initial public offering (including the consummation of the over-allotment) and private placement to purchase an aggregate of 27,093,334 shares of the Company’s Class A ordinary shares in the calculation of diluted income per share, since their inclusion would be anti-dilutive.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of December 31, 2018 and 2017. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2018 and 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s consolidated financial statements. The Company’s management expects that the total amount of unrecognized tax benefits will materially change over the next twelve months in connection with the business combination consummated in February 2019.

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GTY TECHNOLOGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

ASC 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2018 and 2017, the recorded values of cash, cash and cash equivalents held in the Trust Account, prepaid expenses, accounts payable, and accrued expenses approximate the fair values due to the short-term nature of the instruments.

Recent Accounting Pronouncements

In August 2018, the SEC adopted the final rule under SEC Release No. 33-10532, Disclosure Update and Simplification, amending certain disclosure requirements that were redundant, duplicative, overlapping, outdated or superseded. In addition, the amendments expanded the disclosure requirements on the analysis of stockholders' equity for interim financial statements. Under the amendments, an analysis of changes in each caption of stockholders' equity presented in the balance sheet must be provided in a note or separate statement. The analysis should present a reconciliation of the beginning balance to the ending balance of each period for which a statement of comprehensive income is required to be filed. The Company anticipates its first presentation of the revised presentation of changes in stockholders' equity will be included in its Form 10-Q for the quarter ended March 31, 2019.

In February 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2016-02, "Leases," (“ASC 842”) which amends existing guidance to require lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by long-term leases and to disclose additional quantitative and qualitative information about leasing arrangements. The new standard establishes a right-of-use model ("ROU") that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with an initial term longer than twelve months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The Company adopted ASC 842 effective January 1, 2019 and has elected the short-term lease recognition exemption for all leases that qualify. The Company does not expect the impact to be material. The Company is currently assessing the impact of the acquired companies leases post Closing.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Note 3. Initial Public Offering

On November 1, 2016, the Company sold 55,200,000 units at a purchase price of $10.00 per unit in the initial public offering, including the issuance of 7,200,000 units as a result of the underwriters’ exercise of their over-allotment option in full. Each unit consisted of one Class A ordinary share and one-third of one redeemable warrant (“public warrant”). Each whole public warrant entitled the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 6).

F-36

GTY TECHNOLOGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company incurred offering costs of approximately $31 million, inclusive of approximately $30.36 million of underwriting fees. The Company paid $11.04 million of underwriting fees upon the closing of the initial public offering and deferred $19.32 million of underwriting fees until the consummation of the initial business combination.

Note 4. Related Party Transactions

Founder Shares

The Company initially issued 8,625,000 Class B ordinary shares as of August 17, 2016. On October 14 and October 26, 2016, the Company effected a share capitalization resulting in an aggregate of 11,500,000 and 13,800,000 founder shares outstanding, respectively. In October 2016, the Sponsor transferred 25,000 founder shares to each of the Company’s independent director nominees at the same per-share purchase price paid by the Sponsor. As a result of the underwriters’ exercise of their over-allotment option, no founder shares were surrendered to the Company by the Sponsor. The founder shares automatically converted into common stock upon the consummation of the business combination on a one-for-one basis.

The Sponsor and GTY’s officers and directors agreed not to transfer, assign or sell any of the founder shares (except to certain permitted transferees) until the earlier to occur of (i) one year after the completion of the business combination, or earlier if, subsequent to the business combination, the closing price of New GTY’s common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing 150 days after the completion of the business combination and (ii) the date following the completion of the business combination on which New GTY completes a liquidation, merger, share exchange or other similar transaction which results in all of New GTY’s stockholders having the right to exchange their common stock for cash, securities or other property.

Private Placement Warrants

Concurrently with the closing of the initial public offering, the Sponsor purchased an aggregate of 8,693,334 private placement warrants at $1.50 per warrant and generated gross proceeds of $13.04 million in the private placement.

Due to Related Party

To finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of GTY’s officers and directors were able, but were not obligated to, loan us funds as may be required (“Working Capital Loans”). On August 8, 2018, the Sponsor agreed to provide up to $1 million in Working Capital Loans in the form of a convertible note (the “Convertible Note”). Amounts outstanding under the Convertible Note may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants. Prior to the completion of GTY’s initial business combination, we did not seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we did not believe third parties would be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in GTY’s Trust Account. As of December 31, 2018, we borrowed $600,000 under the Convertible Note. To date, the Convertible Note still remains outstanding.

Administrative Service Fee

The Company agreed to reimburse the Sponsor in an amount not to exceed $10,000 per month for office space, and secretarial and administrative services through the earlier of the Company’s consummation of a business combination and its liquidation. The Company recognized $120,000 for each of the years ended December 31, 2018 and 2017, respectively in connection with this agreement in the accompanying consolidated statements of operations. The Company paid an aggregate of $200,000 in administrative fees to the Sponsor in August 2018. As of December 31, 2018 and 2017, the Company had a total of $60,000 and $140,000 in administrative fees payable to the Sponsor, respectively.

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GTY TECHNOLOGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Commitments and Contingencies

Underwriting Agreement

Pursuant to the underwriting agreement relating to the initial public offering (the “Underwriting Agreement”), GTY paid an underwriting discount of $0.20 per unit, or $11.04 million in the aggregate, upon the consummation of the Initial Public Offering. An additional fee of $0.35 per unit, or $19.32 million in the aggregate will be payable to the underwriters for deferred underwriting fees from the amounts held in the Trust Account, subject to the terms of the underwriting agreement. In January 2019, the Company amended the Underwriting Agreement and reduced the deferred underwriting fees to $3.25 million payable in cash, which was reflected in the accompanying consolidated balance sheets (Note 8). The Company paid off this amount upon consummation of the business combination in February 2019.

Note 6. Shareholders’ Equity

Class A Ordinary Shares – GTY was authorized to issue 400,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. At December 31, 2018 and 2017, there were 21,188,462 and 55,200,000 Class A ordinary shares issued and outstanding, including 20,289,478 and 53,295,619 shares of Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares – GTY was authorized to issue 50,000,000 shares of Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2018 and 2017, the Company had 13,800,000 Class B ordinary shares issued and outstanding. Holders of Class A ordinary shares and Class B ordinary shares voted together as a single class on all other matters submitted to a vote of shareholders except as required by law.

Preferred Shares – GTY was authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share. At December 31, 2018 and 2017, there were no preferred shares issued or outstanding.

Warrants - The public warrants may only be exercised for a whole number of shares. The public warrants are provided that the Company has an effective registration statement under the Securities Act covering the shares issuable upon exercise of the public warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their public warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th ) day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The public warrants will expire five years after the completion of a business combination or earlier upon redemption or liquidation.

The private placement warrants are identical to the public warrants underlying the units sold in the initial public offering, except that the private placement warrants and the shares issuable upon exercise of the private placement warrants were not transferable, assignable or salable until 30 days after the completion of the business combination, subject to certain limited exceptions. Additionally, the private placement warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the private placement warrants are held by someone other than the initial shareholders or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

F-38

GTY TECHNOLOGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company may call the public warrants for redemption (except with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•	if, and only if, the last reported closing price of the Company’s shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the public warrants for redemption, management will have the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares.

Note 7. Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2018 and December 31, 2017 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

December 31, 2018	Quoted Prices	Significant Other	Significant Other
	in Active Markets	Observable Inputs	Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Cash and U.S. Treasury Bills	$217,641,647	$-	$-

December 31, 2017	Quoted Prices	Significant Other	Significant Other
	in Active Markets	Observable Inputs	Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Cash and U.S. Treasury Bills	$556,817,512	$-	$-

Approximately $600 and $1,000 of the balance in the Trust Account was held in cash as of December 31, 2018 and 2017, respectively.

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GTY TECHNOLOGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Subsequent Events

Business Combination

On February 19, 2019, New GTY consummated the business combination, pursuant to which New GTY acquired each of Bonfire, CityBase, eCivis, Open Counter, Questica, and Sherpa. In connection with the closing of the business combination (the “Closing”), pursuant to the GTY Agreement between New GTY, GTY, and GTY Merger Sub, GTY Merger Sub merged with and into GTY, with GTY surviving the merger as a direct, wholly-owned subsidiary of New GTY, and in connection therewith New GTY changed its name from GTY Govtech, Inc. to GTY Technology Holdings Inc.

Upon the Closing, all outstanding Class A ordinary shares were exchanged on a one-for-one basis for shares of New GTY common stock, and GTY’s outstanding warrants were assumed by New GTY and became exercisable for shares of New GTY common stock on the same terms as were contained in such warrants prior to the business combination. By operation of Rule 12g-3(a) under the Exchange Act, New GTY is the successor issuer to GTY and has succeeded to the attributes of GTY as the registrant, including GTY’s SEC file number 001-37931 and CIK Code 0001682325.

In connection with the business combination, 11,073,040 Class A ordinary shares were redeemed at a per share price of approximately $10.29. Upon the Closing, New GTY had 48,511,028 shares of common stock outstanding.

Upon the Closing, New GTY became a holding company whose assets primarily consist of shares of its wholly owned subsidiaries.

Subscription Agreement

Immediately prior to the Closing, pursuant to subscription agreements (the “Subscription Agreements”), dated as of various dates from January 9, 2019 through February 12, 2019, by and among GTY and certain institutional and accredited investors party thereto (the “Subscribed Investors”), GTY issued to the Subscribed Investors an aggregate of 12,853,633 Class A ordinary shares of GTY for $10.00 per share, for an aggregate cash purchase price of approximately $126.3 million, including three such Subscription Agreements with certain CityBase holders (including Michael Duffy, the chief executive officer of CityBase) for an aggregate of 380,937 Class A ordinary shares of GTY at a price of $10.00 per share, for an aggregate cash purchase price of approximately $3.8 million. The Class A ordinary shares of GTY issued to the Subscribed Investors were cancelled and exchanged on a one-for-one basis for shares of Company common stock at the Closing.

In connection with the Subscription Agreements, immediately prior to the Closing, the Sponsor surrendered to GTY for cancellation at no cost to GTY 231,179 founder shares and sold 500,000 private placement warrants held by it to an accredited investor in a private placement for an aggregate of $250,000 or $0.50 per warrant (which was $1.00 per warrant less than the price originally paid for such warrants).

Amended Underwriting Agreement

In January 2019, the Company amended the Underwriting Agreement, pursuant to which the deferred underwriting fees of $19.32 million were reduced to $3.25 million payable in cash. The Company paid off this amount upon consummation of the business combination in February 2019.

F-40

GTY TECHNOLOGY HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amended Charter

In connection with the GTY Merger, GTY merged with a wholly owned subsidiary of New GTY formed in Delaware, with GTY surviving the merger as a wholly owned subsidiary of New GTY. In connection with the Closing, New GTY amended its articles of organization (as so amended, the “Amended Charter”) on February 15, 2019 and adopted bylaws on February 19, 2019.  Pursuant to the Amended Charter, the Company has authorized the issuance of 425,000,000 shares of capital stock, consisting of (x) 400,000,000 shares of common stock, $0.0001 par value per share, and (y) 25,000,000 shares of preferred stock, par value $0.0001 per share. Immediately following the Closing, there were 48,511,028 shares of the Company’s common stock issued and outstanding.

Agreements and Arrangements with Certain Institutional Investors

On February 13, 2019, GTY, the Sponsor, William D. Green, Joseph M. Tucci and Harry L. You (Messrs. Green, Tucci and You, collectively, the “Founders”) entered into agreements and arrangements with certain institutional investors pursuant to which a total of 1,500,000 Class A Ordinary Shares were not redeemed in connection with the business combination. An aggregate of 500,000 of such shares are subject to a lock-up pursuant to which such shares may not be transferred until the 91st day following Closing without the consent of GTY and the Founders, and the holder of such shares is entitled to put such shares to the Sponsor and the Founders following the lock-up period for a purchase price equal to the price at which GTY redeemed Class A Ordinary Shares in connection with the business combination, $10.29 (the “redemption price”), payment of which purchase price is guaranteed by GTY, and to receive from GTY a cash payment, if and to the extent necessary, but not to exceed $250,000, in order to provide such shareholder with at least a 5% return on such shares above the redemption price. With respect to 1,000,000 of such shares, GTY engaged a broker-dealer to facilitate the purchase of such shares by an institutional investor prior to the Closing for $9.90 per share and agreed to pay such broker-dealer an amount in cash equal to the difference between the redemption price and $9.90. In addition, the Sponsor and the Founders entered into agreements prior to the Closing pursuant to which they are obligated to reimburse the holders of 1,942,953 Class A Ordinary Shares that were not redeemed in connection with the business combination for losses that may be incurred upon the sale of such shares within a specified period following the Closing, up to an agreed-upon limit, and GTY has agreed to guarantee such reimbursement obligations.

Related Party Loans

Subsequent to December 31, 2018, the Sponsor lent the Company an additional of $400,000, for a total of $1 million under the Convertible Note.

F-41

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Bonfire Interactive Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Bonfire Interactive Ltd. and Subsidiary (collectively, the “Company”), as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in temporary equity and stockholders’ deficit, and cash flows for the years ended December 31, 2018 and 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years ended December 31, 2018 and 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter – Financial Statements are Expressed in Canadian Dollars

As disclosed in Note 2, Basis of Presentation, the consolidated financial statements as of and for the years ended December 31, 2018 and 2017 are presented in Canadian Dollars, the Company’s functional currency.

/s/ WithumSmith+Brown, PC

We have served as the Company's auditor since 2018.

Whippany, New Jersey

March 18, 2019

F-42

BONFIRE INTERACTIVE LTD. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2018	2017

ASSETS
Current assets
Cash and cash equivalents	$6,561,276	$11,038,259
Accounts receivable, net	650,768	618,025
Prepaid expenses	435,294	231,035
Other current assets	168,723	151,081
Deferred commissions	141,855	-
Total current assets	7,957,916	12,038,400

Property and equipment, net	163,342	105,208
Other assets	53,932	-
Deferred commissions	460,758	113,918
TOTAL ASSETS	$8,635,948	$12,257,526

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued expenses	$608,502	$206,378
Contract liabilities - current portion	2,361,639	1,446,607
Warrant liability	193,981	-
Other current liabilities	1,665	-
Total current liabilities	3,165,787	1,652,985

Contract liabilities - long-term	122,321	54,382
Deferred rent	84,757	37,881
Total liabilities	3,372,865	1,745,248

COMMITMENTS AND CONTINGENCIES

Temporary equity
Series Seed I preferred stock, no par value; 4,992,930 shares authorized, issued and outstanding as of December 31, 2018 and 2017	639,814	624,556
Series Seed II preferred stock, no par value; 2,938,710 shares authorized, issued and outstanding as of December 31, 2018 and 2017	1,871,414	1,735,590
Series Seed III preferred stock, no par value; 172,285 shares authorized, issued and outstanding as of December 31, 2018 and 2017	135,771	125,917
Series Seed IV preferred stock, no par value; 1,833,375 shares authorized, issued and outstanding as of December 31, 2018 and 2017	1,357,702	1,281,381
Series A preferred stock, no par value; 9,541,984 shares authorized, issued and outstanding as of December 31, 2018 and 2017	10,861,679	10,671,173
Total temporary equity	14,866,380	14,438,617

Stockholders' deficit
Common stock, no par value; 40,000,000 shares authorized; 10,153,451 and 9,899,929 shares issued and outstanding as of December 31, 2018 and 2017, respectively	126,489	990
Additional paid-in capital	709,640	113,536
Accumulated deficit	(10,439,426)	(4,040,865)
Total stockholders' deficit	(9,603,297)	(3,926,339)
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' DEFICIT	$8,635,948	$12,257,526

The accompanying notes are an integral part of these consolidated financial statements.

F-43

BONFIRE INTERACTIVE LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year ended December 31,
	2018	2017

Revenue	$4,142,456	$1,993,805
Cost of sales	1,050,946	210,684
Gross profit	3,091,510	1,783,121

Operating expenses:
General and administrative	3,338,548	1,656,911
Sales and marketing	3,936,967	1,329,037
Research and development	2,268,049	667,201
Total operating expenses	9,543,564	3,653,149
Loss from operations	(6,452,054)	(1,870,028)

Other income (expenses)
Interest income	66,002	9,317
Grant income	101,679	152,615
Other (expense) income	(15,117)	15,206
Loss on disposal of capital assets	-	(12,223)
Foreign exchange gain (loss)	476,636	(779,083)
Change in fair value of warrant liability	(147,944)	-
Total other income (expense), net	481,256	(614,168)
Net loss	$(5,970,798)	$(2,484,196)
Deemed dividend on Series Seed preferred stock	(427,763)	167,990
Net loss applicable to common stockholders	$(6,398,561)	$(2,316,206)

Net loss per share, basic and diluted	$(0.65)	$(0.23)

Weighted average common shares outstanding, basic and diluted	9,903,640	9,899,929

The accompanying notes are an integral part of these consolidated financial statements.

F-44

BONFIRE INTERACTIVE LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT

	Series Seed I		Series Seed II		Series Seed III		Series Seed IV		Series A		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Temporary
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Equity

Balance as of January 1, 2017	4,992,930	$608,537	2,938,710	$1,852,309	172,285	$134,385	1,466,708	$1,075,079	-	$-	$3,670,310

Issuance of Series Seed IV preferred stock for cash	-	-	-	-	-	-	366,667	265,124	-	-	265,124

Issuance of Series A preferred stock for cash	-	-	-	-	-	-	-	-	9,541,984	10,671,173	10,671,173

Accrete redemption value on Series Seed preferred stock	-	16,019	-	(116,719)	-	(8,468)	-	(58,822)	-	-	(167,990)

Balance as of December 31, 2017	4,992,930	624,556	2,938,710	1,735,590	172,285	125,917	1,833,375	1,281,381	9,541,984	10,671,173	14,438,617

Accrete redemption value on Series Seed preferred stock	-	15,258	-	135,824	-	9,854	-	76,321	-	190,506	427,763

Balance as of December 31, 2018	4,992,930	$639,814	2,938,710	$1,871,414	172,285	$135,771	1,833,375	$1,357,702	9,541,984	$10,861,679	$14,866,380

The accompanying notes are an integral part of these consolidated financial statements.

F-45

BONFIRE INTERACTIVE LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT

(CONTINUED)

						Total
	Common Stock		Subscription	Additional	Accumulated	Stockholders'
	Shares	Amount	Receivable	Paid in Capital	Deficit	Deficit

Balance as of January 1, 2017	9,899,929	$990	$(890)	$-	$(1,724,659)	$(1,724,559)

Cash received to offset subscription receivable from issuance of common stock	-	-	890	-	-	890

Stock-based compensation expense	-	-	-	113,536	-	113,536

Accrete redemption value on Series Seed preferred stock	-	-	-	-	167,990	167,990

Net loss	-	-	-	-	(2,484,196)	(2,484,196)

Balance as of December 31, 2017	9,899,929	$990	$-	$113,536	$(4,040,865)	$(3,926,339)

Stock options exercised for cash	253,522	125,499	-	-	-	125,499

Stock-based compensation expense	-	-	-	596,104	-	596,104

Accrete redemption value on Series Seed preferred stock	-	-	-	-	(427,763)	(427,763)

Net loss	-	-	-	-	(5,970,798)	(5,970,798)

Balance as of December 31, 2018	10,153,451	$126,489	$-	$709,640	$(10,439,426)	$(9,603,297)

The accompanying notes are an integral part of these consolidated financial statements

F-46

BONFIRE INTERACTIVE LTD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year ended December 31,
	2018	2017

Cash flows from operating activities
Net loss	$(5,970,798)	$(2,484,196)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	61,482	27,129
Amortization on debt issuance cost	15,043	-
Stock-based compensation expense	596,104	113,536
Change in fair value of warrant liability	147,944	-
Loss on diposal of property and equipment	-	12,223
Changes in operating assets and liabilities:
Accounts receivable	(32,743)	(321,020)
Prepaid expenses	(204,259)	(184,074)
Other current assets	4,800	82,945
Deferred commissions	(141,855)	-
Accounts payable and accrued expenses	356,744	117,698
Contract liabilities	982,971	922,096
Deferred rent	46,876	37,881
Other current liabilities	1,665	-
Non-current deferred commissions	(346,840)	(81,769)
Net cash used in operating activities	(4,482,866)	(1,757,551)

Cash flows from investing activities
Purchase of property and equipment	(119,616)	(103,369)
Proceeds from sale of property and equipment	-	4,425
Net cash used in investing activities	(119,616)	(98,944)

Cash flows from financing activities
Proceeds from issuance of Series A preferred stock, net of offering cost	-	10,671,173
Proceeds from issuance of Seed Series IV preferred stock, net of offering cost	-	265,124
Proceeds from exercise of stock options	125,499	-
Proceeds from collection of subscription receivable	-	890
Net cash provided by financing activities	125,499	10,937,187

(Decrease) increase in cash and cash equivalents	(4,476,983)	9,080,692
Cash and cash equivalents, at the beginning of the year	11,038,259	1,957,567
Cash and cash equivalents, at the end of the year	$6,561,276	$11,038,259

Supplemental disclosure of noncash investing and financing activities:
Issuance of common stock warrants with liability treatment in connection with loan facility	$46,037	$-
Deemed dividend on Series Seed preferred stock	$427,763	$167,990

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-47

BONFIRE INTERACTIVE LTD. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 1 - Organization, Plan of Business Operations

Bonfire Interactive Ltd. was incorporated on March 5, 2012 under the laws of the Province of Ontario, and its wholly owned subsidiary Bonfire Interactive US Ltd. was incorporated in the United States on January 8, 2018 (collectively, the Company). The Company is a technology-focused business that provides critical, mission-oriented services to clients in the government and commercial sector. The Company’s software offerings include subscription-based software as a service (SaaS). Additionally, the Company provides support services as well as other professional consulting and customization of products.

Note 2 - Basis of Presentation and Liquidity

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of Bonfire Interactive Ltd. and its wholly-owned subsidiary, Bonfire Interactive US Ltd. All intercompany balances and transactions have been eliminated in consolidation.

The functional currency of both Bonfire Interactive Ltd. and its wholly-owned subsidiary is the Canadian dollar (“CAD”). Accordingly, all amounts presented in these consolidated financial statements and accompanying notes are presented in CAD. Monetary assets and liabilities denominated in other than the Canadian dollar are translated at rates of exchange prevailing on the date of the consolidated balance sheets and revenues and expenses are translated at average rates of exchange for the period presented. Foreign currency remeasurement gains or losses on transactions in nonfunctional currencies are recognized within “Other income (expenses)” in the Consolidated Statements of Operations.

Liquidity

The Company has incurred substantial operating losses since its inception, and the Company expects to continue to incur significant operating losses for the foreseeable future. The Company had an accumulated deficit of approximately $10.4 million at December 31, 2018, a net loss of approximately $6.0 million and approximately $4.5 million net cash used in operating activities for the year ended December 31, 2018.

At December 31, 2018, the Company had current assets of approximately $8.0 million and current liabilities of approximately $3.2 million, rendering a working capital of approximately $4.8 million. With cash of $6.6 million and current availability under its loan agreement (see Note 7), management believes that the Company’s existing capital resources will be sufficient to fund the Company’s planned operations and expenditures for at least twelve months from the issuance of these consolidated financial statements. However, management cannot provide assurance that its plans will not change or that changed circumstances will not result in the depletion of its capital resources more rapidly than it currently anticipates.

On September 12, 2018, the Company, along with five other technology companies serving the public sector market, entered into a definitive agreement with GTY Technology Holdings Inc. (“GTY”), a publicly traded special purpose acquisition company.  On February 15, 2019, GTY approved the business combination between the Company and GTY and consummated the definitive agreement on February 19, 2019.  See Note 15.

Note 3 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant estimates in the Company’s consolidated financial statements relate to revenue recognition from variable amount contracts, the valuation of preferred and common stock, the valuation of stock options, warrants, the estimated life of customer relationships pertaining to capitalized sales commissions, and the valuation allowance of deferred tax assets resulting from net operating losses. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results could differ from those estimates.

F-48

BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

Cash and Cash Equivalents

As of December 31, 2018 and December 31, 2017, the Company had cash balances deposited at major financial institutions. Cash balances are considered subject to minimal credit risk as the balances are with high credit quality financial institutions. Cash and cash equivalents include cash in readily available checking and money market accounts.

Accounts Receivable

Accounts receivable primarily consists of amounts due from our customers, which are located throughout the United States and Canada. Accounts receivable are recorded at the invoiced amount, do not require collateral, and do not bear interest. The Company estimates its allowance for doubtful accounts by evaluating specific accounts where information indicates the Company’s customers may have an inability to meet financial obligations, such as bankruptcy and significantly aged receivables outstanding. Uncollectible receivables are written-off in the period management believes it has exhausted every opportunity to collect payment from the customer. Bad debt expense is recorded when events or circumstances indicate an additional allowance is required based on the Company’s specific identification approach.

The allowance for doubtful accounts as of December 31, 2018 and 2017 was $0 and $9,443, respectively.

The amounts charged to bad debt expense were $0 and $9,443 for the years ended December 31, 2018 and December 31, 2017, respectively. The allowance of $9,443 raised as of December 31, 2017 was reversed in the year ended December 31, 2018, and the related receivable was written off in the same period.

Concentration of credit risk and significant customers

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist of cash and cash equivalents, and accounts receivable.

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Company’s financial asset that is exposed to credit risk consists of cash, which is placed with US and Canadian financial institutions.

The Company's cash consisted of the following:

	December 31,	December 31,
	2018	2017
Cash (US institution)	$770,607	$2,150,911
Cash (CDN institution)	5,790,669	8,887,348
	$6,561,276	$11,038,259

All U.S. institution amounts are covered by Federal Deposit Insurance Corporation, or FDIC insurance as of December 31, 2018. Additionally, all CDN institution amounts are covered by Canada Deposit Insurance Corporation, or CDIC insurance as December 31, 2018 and 2017. Management deems any related risk to be minimal.

For the years ended December 31, 2018 and 2017, no single customer comprised of more than 10% of the Company’s total revenues.

Accounts receivable are primarily comprised of receivables from the US and Canada. As of December 31, 2018, receivables from the US and Canada comprised approximately 87% and 13% of the accounts receivable balance, respectively. As of December 31, 2017, receivables from the US and Canada comprised approximately 46% and 54% of the accounts receivable balance, respectively.

The following table summarizes customers that had an accounts receivable balance greater than or equal to 10% of total accounts receivable at December 31, 2018 and 2017.

	December 31,	December 31,
	2018	2017
Customer A	17%	-
Customer B	13%	-
Customer C	-	14%

F-49

BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

Property and Equipment

Property and equipment is stated at cost. Furniture, fixtures and equipment, including equipment under capital leases, are depreciated using the straight-line or accelerated method over their estimated useful lives ranging from 3 to 10 years. Leasehold improvements are amortized over the shorter of the useful lives or the term of the respective leases.

Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statement of operations in the period realized.

Impairment of long-lived assets

Long-lived assets, which comprise capital assets, are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss is recognized when the asset’s carrying value exceeds the total undiscounted cash flows expected from its use and eventual disposition. The amount of the impairment loss is determined as the excess of the carrying value of the asset over its fair value. During the years ended December 31, 2018 and 2017, no impairments were recorded.

Sequencing

The Company applies a sequencing policy whereby all equity-linked derivative instruments, issued after the issuance of the Company’s Series Seed I preferred stock, may be classified as a derivative liability, with the exception of instruments related to share-based compensation issued to employees or directors.

Warrant Liability

The Company accounts for certain common stock warrants outstanding as a liability at fair value and adjusts the instruments to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company's consolidated statements of operations. The fair value of the warrants issued by the Company has been estimated using a Black Scholes model or a probability-weighted Black-Scholes model, at each measurement date.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. The fair value hierarchy prioritizes the inputs to valuation techniques used in measuring fair value. There are three levels to the fair value hierarchy based on the reliability of inputs, as follows:

Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – Unobservable inputs in which little or no market data exists, therefore requiring the Company to develop its own assumptions.

The Company evaluates assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them for each reporting period. This determination requires significant judgments to be made by the Company.

ASC 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2018 and 2017, the recorded values of cash, accounts receivable, contract liabilities, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments.

F-50

BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

Revenue Recognition

The Company adopted the Financial Accounting Standards Board (“FASB”) new revenue recognition framework, ASC 606, Revenue from Contracts with Customers (“ASC 606”), on January 1, 2017 using the full retrospective approach. The adoption of this standard did not have a material impact on prior revenue recognition or on opening equity, as the timing and measurement of revenue recognition for the Company is materially the same under ASC 606 as it was under the prior relevant guidance.

With the adoption of Topic 606, revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

The Company determines the amount of revenue to be recognized through application of the following steps:

• Identification of the contract, or contracts with a customer;

• Identification of the performance obligations in the contract;

• Determination of the transaction price;

• Allocation of the transaction price to the performance obligations in the contract; and

• Recognition of revenue when or as the Company satisfies the performance obligations.

The Company provides subscription services by allowing customers to use the Company’s software without taking possession of the software. Revenue is recognized ratably over the contract term as the customer simultaneously receives and consumes the benefits of the subscription service as the service is made available by the Company.

For contracts where the period between when the Company transfers a promised service to the customer and when the customer pays is one year or less, the Company has elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

The Company has made a policy election to exclude from the measurement of the transaction price all taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue producing transaction and collected by the Company from a customer. Such taxes may include but are not limited to sales, use, value added and certain excise taxes.

The Company has elected the practical expedient to not disclose information about its remaining performance obligations because those performance obligations have an original expected duration of one year or less.

Contract Costs

The Company capitalizes incremental costs to obtain a contract with a customer, such as sales commissions. Costs that will be incurred regardless of whether the contract is obtained, including incremental costs in attempting to obtain the contract, are expensed as incurred unless they meet the criteria to be capitalized as fulfillment costs.

Commissions paid by the Company to its employees in obtaining new contracts with customers, which are considered to be incremental, are capitalized as deferred commissions in the consolidated balance sheets. The commissions are recognized over the estimated life of customer relationships of 5 years as operating expenses in the Consolidated Statements of Operations.

Contract Liabilities

Contract liabilities represents amounts that have been billed or collected in advance of revenue recognition. The Company typically invoices customers in monthly, quarterly, or annual installments. Contract liabilities are reduced as services are provided and the revenue recognition criteria are met.

General and Administrative

General and administrative expenses consist primarily of personnel costs associated with the Company’s executive, finance, human resources, compliance, and other administrative personnel, as well as accounting and legal professional services fees.

Sales and Marketing

Sales and marketing expenses consist primarily of compensation and employee benefits, sales commissions, marketing events, advertising costs, travel, and trade shows and conferences.

Research and Development

All research and development costs are expensed as incurred. Research and development costs consist primarily of payroll related to employees from product and development department.

F-51

BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

Advertising Costs

Advertising costs are expensed within the period in which they are utilized. Advertising expense is comprised of media advertising, presented as part of sales and marketing expense, which are accounted for as part of operating expenses. Advertising expenses incurred were approximately $466,000 and $74,000 during the years ended December 31, 2018 and 2017, respectively.

Stock Based Compensation

The Company expenses stock-based compensation over the requisite service period based on the estimated grant-date fair value of the awards. Stock-based awards with graded-vesting schedules are recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award.

The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.

Expected Term — The expected term of options represents the period that the Company’s stock-based awards are expected to be outstanding based on the simplified method, which is the half-life from vesting to the end of its contractual term.

Expected Volatility — The Company computes stock price volatility over expected terms based on comparable companies historical common stock trading prices.

Risk-Free Interest Rate — The Company bases the risk-free interest rate on the implied yield available on Canadian government ten-year bond yields with an equivalent remaining term.

Expected Dividend — The Company has never declared or paid any cash dividends on common shares and does not plan to pay cash dividends in the foreseeable future, and, therefore, uses an expected dividend yield of zero in valuation models.

The Company elected to change its policy surrounding forfeitures of equity awards with the adoption of the guidance in ASU No. 2016-09, Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting, on January 1, 2017. The Company no longer estimates the number of awards expected to be forfeited but instead accounts for such forfeitures as they occur.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax balances. Potential deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The effect on potential deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of December 31, 2018 and 2017, no liability for unrecognized tax benefits was required to be reported. The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the years ended December 31, 2018 and 2017.

Grant Income

During the years ended December 31, 2018 and 2017, the Company recognized income from refundable tax credits resulting from the Canadian Scientific Research and Experimental Development Tax Incentive Program (“SR&ED”), and to a lesser extent, from Co-operative Education Tax Credits (“Co-op Tax Credits”). Additionally, the Company had income from Industrial Research Assistance Program (“IRAP”) during the year ended December 31, 2018.

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BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

The SR&ED provides support in the form of tax credits and/or refunds, to corporations, partnerships or individuals who conduct scientific research or experimental development in Canada. The SR&ED Program is a Canadian federal tax incentive program designed to encourage Canadian businesses of all sizes and in all sectors to conduct research and development in Canada. The program is administered by the Canada Revenue Agency (CRA). Generally, a Canadian-controlled private corporation (CCPC) can earn a refundable tax credit at the enhanced rate of 35% on qualified SR&ED expenditures, up to a maximum threshold of $3 million. The 35% tax credit is 100% refundable on qualified SR&ED expenditures. A CCPC can also earn a non-refundable tax credit at the basic rate of 15% on an amount over the $3 million threshold.

The Co-operative Education Tax Credit is a refundable tax credit available to employers who hire students enrolled in a co-operative education program at an Ontario university or college. The tax credit is based on salaries and wages paid to a student in a co-operative education work placement. Corporations can claim 25 per cent of eligible expenditures (30 per cent for small businesses). The maximum credit for each work placement is $3,000. Most work placements are for a minimum employment period of 10 weeks up to a maximum of four months.

IRAP is a Canadian government funding program designed to accelerate the research and development projects of Canadian innovators. Businesses who are developing and implementing process improvements are the primary targets to receive research grants through IRAP, however, large-scale technology adoption projects that lead to new capabilities are also considered. IRAP is administered and managed by the National Research Council of Canada (NRC). NRC-IRAP grants are funded through the Government of Canada; this means that applicants from across the country can apply to receive funding support. If performing a technology-driven research and development project in Canada, IRAP grants should always be considered during the planning process.

Loss per Common Share

Basic net loss per share of common stock excludes dilution and is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.  Diluted net loss per share of common stock reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity unless inclusion of such shares would be anti-dilutive. Since the Company is reporting a loss for all periods presented loss and diluted loss per share are the same.

Reclassification

Amounts capitalized as deferred commissions were previously reported as Other assets in the Consolidated Balance Sheets. These have been reclassified to a separate line item as "Deferred commissions" in these financial statements for comparative purposes. The effect of this reclassification does not impact previously presented amounts under total assets, the Consolidated Statement of Operations, or Consolidated Statement of Cash Flows.

Recently Adopted Accounting Pronouncements

Compensation-Stock Compensation

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. Under ASU No. 2016-09, companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement and the APIC pools will be eliminated. In addition, ASU No. 2016-09 eliminates the requirement that excess tax benefits be realized before companies can recognize them. ASU No. 2016-09 also requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity. Furthermore, ASU No. 2016-09 will increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. An employer with a statutory income tax withholding obligation will now be allowed to withhold shares with a fair value up to the amount of taxes owed using the maximum statutory tax rate in the employee’s applicable jurisdiction(s). ASU No. 2016-09 requires a company to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on the statement of cash flows. Under current U.S. GAAP, it was not specified how these cash flows should be classified. In addition, companies will now have to elect whether to account for forfeitures on share-based payments by (1) recognizing forfeitures of awards as they occur or (2) estimating the number of awards expected to be forfeited and adjusting the estimate when it is likely to change, as is currently required. The Company adopted ASU No. 2016-09 on January 1, 2017 and its adoption did not have a material impact on the Company’s financial position and results of operations.

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BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

Statement of Cash Flows

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230). This amendment provides guidance on the presentation and classification of specific cash flow items to improve consistency within the statement of cash flows. The Company adopted ASU No. 2016-15 on January 1, 2017 and its adoption did not have a material impact on the Company’s cash flows.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires restricted cash to be presented with cash and cash equivalents on the statement of cash flows and disclosure of how the statement of cash flows reconciles to the balance sheet if restricted cash is shown separately from cash and cash equivalents on the balance sheet. ASU 2016-18 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. The Company adopted ASU No. 2016-15 on January 1, 2017 and its adoption did not have a material impact on the Company’s balance sheet and cash flows.

Revenue from Contracts with Customers

In May 2014, the FASB issued ASU 2014-09 and created ASC 606 to provide guidance related to revenue from contracts with customers. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. In addition, the standard requires disclosure of the nature, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted ASC 606 effective January 1, 2017 using the full retrospective method to restate each prior reporting period presented. The adoption of ASC 606 did not have an impact on the Company’s recognition of subscription, support and professional services for access to the Company’s SaaS platform, or on opening equity, as the timing and measurement of revenue recognition is materially the same for the Company as under prior guidance. The Company has presented additional quantitative and qualitative disclosures regarding identified performance obligations (see Note 11). The Company has also identified and implemented changes to its business processes and internal controls relating to implementation of ASC 606.

Under ASC 606, incremental contract costs, which includes sales commissions, are required to be capitalized as contract assets and amortized over the period these costs are expected to be recovered. Bonfire increased retained earnings as of January 1, 2017 by approximately $43,000 to capitalize previously expensed commissions paid to obtain customer contracts. Commissions are recognized over the estimated life of the customer relationship, and recognized in the combined statements of operations through operating expenses.

Improvements to Nonemployee Share-Based Payment Accounting

In June 2018, the FASB issued ASU 2018-07 “Improvements to Nonemployee Share-Based Payment Accounting”, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. The amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The Company adopted the new standard on January 1, 2017, using the modified retrospective approach. The adoption of ASU 2018-07 did not have a material impact on the Company’s consolidated financial statements and related disclosures.

Fair Value Measurement

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820), – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement,” which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted upon issuance of the update. The Company adopted ASC 2018-13 effective January 1, 2017.  Adoption did not have a material impact on the Company’s financial statements.

SEC Disclosure Update and Simplification

In August 2018, the SEC adopted the final rule under SEC Release No. 33-10532, Disclosure Update and Simplification, amending certain disclosure requirements that were redundant, duplicative, overlapping, outdated or superseded. In addition, the amendments expanded the disclosure requirements on the analysis of stockholders' equity for interim financial statements. Under the amendments, an analysis of changes in each caption of stockholders' equity presented in the balance sheet must be provided in a note or separate statement. The analysis should present a reconciliation of the beginning balance to the ending balance of each period for which a statement of comprehensive income is required to be filed. This final rule was effective on November 5, 2018. The adoption of this guidance did not have a material impact on the Company’s financial statements.

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BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

Recently Issued Accounting Pronouncements

Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases. Under this standard, which applies to both lessors and lessees, lessees will be required to recognize all leases (except for short-term leases) as a lease liability, which is a lessee’s obligation to make lease payments arising from a lease measured on a discounted basis, and as a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Leases will be classified as either financing or operating, with classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 (amended by the leases standard ASC 842) is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2018 and is to be applied at the beginning of the earliest period presented using a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements, with certain practical expedients available. Based on the Company’s leases in place on January 1, 2019 and considering the practical expedients available to adopt to the new leases standard at the beginning of the period of adoption without restating the comparative periods, the Company expects that adoption of the new standard will not have a material effect on its consolidated statements of operations, will result in a gross-up on its consolidated balance sheets of approximately $1.8 million relating to office leases and will have no effect on its consolidated statements of cash flows.

Note 4 – Net Loss per Share Applicable to Common Stockholders

Basic net loss per share was calculated by dividing net loss by the weighted-average common shares outstanding during the period.

For all periods presented, all common stock equivalents are excluded from the computation of diluted loss per share, as the result would be anti-dilutive. Common stock equivalents (measured at the end of each fiscal period) that are not included in the calculations of diluted loss per share because to do so would have been anti-dilutive, include the following:

	For the Year ended December 31,
	2018	2017
Series Seed I preferred stock	4,992,930	4,992,930
Series Seed II preferred stock	2,938,710	2,938,710
Series Seed III preferred stock	172,285	172,285
Series Seed IV preferred stock	1,833,375	1,833,375
Series A preferred stock	9,541,984	9,541,984
Common stock options	1,963,148	943,555
Warrants - liability treatment	43,415	-
Potentially dilutive securities	21,485,847	20,422,839

Note 5 – Property and Equipment

Property and equipment consist of the following at December 31, 2018 and 2017:

	December 31,	December 31,
	2018	2017
Computer equipment	$211,417	$114,802
Furniture and fixtures	49,478	26,477
	260,895	141,279
Accumulated depreciation	(97,553)	(36,071)
Total property and equipment, net	$163,342	$105,208

Depreciation expense is included in general and administrative expenses in the accompanying Consolidated Statements of Operations. For the years ended December 31, 2018 and 2017, depreciation expense was approximately $61,000 and $27,000, respectively.

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BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

Note 6 – Fair Value Measurements

Derivative Warrants Granted in 2018

On May 16, 2018, the Company agreed to grant 60,311 warrants (the “Warrants”) to Silicon Valley Bank along with its Loan and Security Agreement (see Note 7), with 43,415 shares being immediately exercisable and the remaining 16,896 shares becoming exercisable upon achieving a milestone based on the Company’s revenues. Since the Company’s adoption of a sequencing policy, the Warrants are classified as liabilities and measured at fair value on the grant date and in subsequent periods using the Black-Scholes option pricing model, with changes in fair value recognized as other income (expense) in the Consolidated Statements of Operations.

A summary of significant unobservable inputs (Level 3 inputs) used in measuring the warrants is as follows:

	December 31,	May 16,
	2018	2018
Exercise price	$0.51	$0.51
Expected term in years	9.4	10.0
Expected volatility (annual)	50%	50%
Risk-free interest rate	3%	3%
Expected dividend yield (per share)	0%	0%

The following table classifies the Company’s liabilities measured at fair value on a recurring basis into the fair value hierarchy as of December 31, 2018:

Fair value measured at December 31, 2018
		Quoted prices in active	Significant other	Significant
	Fair value at	markets	observable inputs	unobservable inputs
	December 31, 2018	(Level 1)	(Level 2)	(Level 3)
Warrant liability	$193,981	$-	$-	$193,981

There were no transfers between Levels 1, 2 or 3 during the year ended December 31, 2018.

The Company recorded a change in fair value of the warrant liability of $147,944 in the Consolidated Statements of Operations for the year ended December 31, 2018.

Note 7 – Debt

On May 16, 2018, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (the “SVB”) whereby SVB agreed to providing for term loan advances in the aggregate principal amount of $3,000,000 (the “Term Loan Advances”) to be used by the Company as working capital and to fund its general business requirements. The Company granted SVB a priority of security interest in all of its U.S. assets other than its intellectual property, provided that accounts and proceeds of our intellectual property constitutes collateral and the Company has agreed not to encumber our intellectual property without SVB’s consent. The Loan Agreement contains affirmative covenants, including government compliance, timely filling of financial statements and certificates, formation or acquisition of subsidiaries and future assurances.

The Term Loan Advances consist of two tranches: i) up to $2,000,000 which may be funded upon the Company’s request from the Effective Date through March 31, 2019 in increments of at least $250,000 with each advance referred to as a “Tranche 1 Advance” and collectively as “Tranche 1 Advances” and ii) up to $1,000,000 which may be funded at the Company’s request provided the Revenue Milestone is achieved based on the company’s recurring revenues from the Effective Date through September 30, 2019 in increments of at least $250,000 with each advance referred to as a “Tranche 2 Advance” and collectively the “Tranche 2 Advances”. The Tranche 1 Advances and the Tranche 2 Advances are referred to collectively as “Term Loan Advances”. As of the date of these financial statements, the Company has not drawn down any amounts on the Term Loan Advances.

Outstanding amounts under the Term Loan Advances accrue interest at the Prime Rate plus 1.25% per annum, with interest only payments due commencing after funding through April 1, 2019 (or October 1, 2019 if revenue milestone met) and straight-line amortization of principal and interest for the remaining 36 months.

Obligations under the Loan Agreement mature on April 1, 2022 or if the revenue milestone has occurred on October 1, 2022. The Company may prepay the Term Loan Advances, subject to a Prepayment Premium of up to 1.5% of the amount prepaid. The Company paid a non-refundable Commitment Fee of $9,000 on the Effective Date.

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BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

As part of consideration, the Company also agreed to grant SVB a warrant to purchase up to 60,311 common shares of the Company’s common stock, with 43,415 shares being immediately exercisable and the remaining 16,896 shares becoming exercisable upon achieving a milestone based on the Company’s revenues. The warrant as well as all fees and costs associated with securing the Loan Agreement was recognized as debt issuance costs. The following table summarizes components of debt issuance cost:

May 16, 2018
SVB warrants	$46,037
SVB fees	31,241
Legal costs	14,139
$91,417

	Short-term Portion	Long-term Portion
Beginning balance, May 16, 2018	$22,547	$68,870
Addition	1,535	-
Amortization	(15,043)	-
Reclass between short-term and long-term	14,938	(14,938)
Ending balance, December 31, 2018	$23,977	$53,932

The Company recorded the short-term portion of debt issuance under other current assets and the long-term portion under other assets on the Consolidated Balance Sheet as of December 31, 2018.

The debt issuance costs are being amortized to interest expense over the term of the Agreement using the straight-line method.  The amortization cost was approximately $15,000 for the year ended December 31, 2018 and is included in other expense in the accompanying Consolidated Statements of Operations.

Note 8 – Temporary Equity

As of December 31, 2018 and 2017, the Company was authorized to issue and had issued 19,479,284 shares of no par preferred stock, consisting of (a) 4,992,930 shares of Series Seed I preferred stock, (b) 2,938,710 shares of Series Seed II preferred stock, (c) 172,285 shares of Series Seed III preferred stock, (d) 1,833,375 shares of Series Seed IV preferred stock (collectively, the “Series Seed” preferred shares), and (e) 9,541,984 shares of Series A preferred stock. The original issue price and the liquidation value per share, as of December 31, 2018, of each class of preferred stock is as follows:

Series	Original Issue Price	Liquidation Value per Share

Series Seed I preferred stock	C$0.138685	C$0.138685
Series Seed II preferred stock	US$0.469036	US$0.469036
Series Seed III preferred stock	US$0.580434	US$0.580434
Series Seed IV preferred stock	US$0.545439	US$0.545439
Series A preferred stock	US$0.838400	US$0.838400

Redemption

After May 31, 2022, holders of at least 50% of the then outstanding Series A preferred shares, may require the Company to redeem all of the outstanding Series A preferred shares at a price equal to the greater of [i] the original issue price per share, plus all unpaid dividends, or [ii] the fair market value of the share, to be determined as a mutually agreed upon amount between the Company and the majority of the shareholders. Provided that all Series A preferred shares have been fully redeemed by the Company, the Series Seed preferred shares shall be redeemed by the Company at a price equal to the greater of [i] the original issue price per share, plus all unpaid dividends, or [ii] the fair market value of the share, to be determined as a mutually agreed upon amount between the Company and the majority of the shareholders. For purposes of redemption, the fair market value of a single share of the Series A preferred shares or Series Seed preferred shares, as applicable, shall be the value of a single share of the Series A preferred shares or Series Seed preferred shares, as applicable, as mutually agreed upon by the Company and the holders of a majority of the shares of the Series A preferred shares or Series Seed preferred shares (as applicable) then outstanding, and, in the event that they are unable to reach agreement, by a third-party appraiser agreed to by Company and the holders of a majority of the shares of the Series A preferred shares or Series Seed preferred shares (as applicable) then outstanding. As redemption by the holders is not solely within the control of the Company, all of the outstanding preferred stock is classified as temporary equity.

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BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

Conversion into Common Stock

Each share of preferred stock is convertible, at any time at the option of the holder into such number of shares of fully paid and non-assessable shares of the Company’s common stock as is determined by dividing the then-original issue price, as adjusted, for such share of preferred stock by the conversion price, as adjusted, in effect on the date the certificate is surrendered for conversion (“Conversion Price”). The Conversion Prices of each share of preferred stock, as of December 31, 2018, is as follows:

Series	Conversion Price

Series Seed I preferred stock	C$0.138685
Series Seed II preferred stock	US$0.469036
Series Seed III preferred stock	US$0.580434
Series Seed IV preferred stock	US$0.545439
Series A preferred stock	US$0.838400

Each preferred share shall automatically be converted into common shares at the applicable conversion rate at the time in effect for such series of preferred shares immediately upon the earlier of (i) the closing of the Company’s sale of its common shares in a firm commitment underwritten public offering pursuant to a registration statement on Form F-1 under the Securities Act of 1933, as amended, or equivalent qualification under applicable Canadian securities laws resulting in proceeds payable to this corporation of not less than US$30,000,000 after deduction of underwriters’ commissions and expenses, and pursuant to which the common shares are listed or quoted on the Toronto Stock Exchange, the Nasdaq Stock Market or New York Stock Exchange (a “Qualified IPO”), or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of a preferred majority, including a Series A preferred majority.

Dividends

The holders of preferred shares shall be entitled to receive, when, as and if declared by the board of directors of the Company, out of any assets of the Company legally available therefor, any dividends as may be declared from time to time by the board of directors. In the event any dividends are declared on the outstanding common shares, such dividends shall be distributed among the holders of preferred shares and common shares pro rata based on the number of preferred shares and/or common shares then held by each holder (on an as-if-converted to common shares basis).

In addition, the holders of Series A preferred shares shall be entitled to receive, on a pari passu basis, in any fiscal year of the Company, when and as declared by the board of directors, out of any assets at the time legally available thereof, before any cash dividend shall be paid upon or set aside for the common shares with respect to the payment of dividends in such fiscal year, in proportion to the number of Series A preferred share held by each, a dividend for each share then held by such holder payable in cash at a rate of eight percent (8%) per annum of the applicable Original Issue Price. The dividend rights are not cumulative.

Liquidation

In the event of any Liquidation Event, either voluntary or involuntary, the holders of preferred shares shall be entitled, on a pari passu basis, to receive out of the proceeds or assets of this corporation legally available for distribution to its shareholders (the “Proceeds”), prior and in preference to any distribution of the Proceeds of such Liquidation Event to the holders of common shares by reason of their ownership thereof, an amount per share equal to the sum greater of (i) the applicable Original Issue Price for such series of preferred stock, plus declared but unpaid dividends on such share, or (ii) the amount to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to common shares immediately prior to such Liquidation Event. Upon completion of the distribution required to the holders of preferred shares, all of the remaining Proceeds available for distribution to shareholders shall be distributed among the holders of common shares pro rata based on the number of common shares held by each such holder.

Voting

Holders of preferred shares vote on as-converted basis and have full voting rights and powers equal to the voting rights and powers of the holders of common shares, voting as a single class. As long as at least 3,100,000 Series A Preferred Shares are outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), holders representing a Series A preferred majority, exclusively and as a separate class, shall be entitled to elect one (1) director of the Company. As long as at least 3,100,000 Series Seed preferred shares are outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), holders representing a Series Seed preferred majority, exclusively and as a separate class, shall be entitled to elect one (1) director of the Company.

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BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

Significant Stock Transactions

During the year ended December 31, 2017, 9,541,984 series A preferred shares were issued for cash consideration aggregating $10,767,913. The net proceeds were $10,671,173 giving effect to the issuance costs of $96,740.

During the years ended December 31, 2017, 366,667 seed series IV preferred shares issued for cash consideration aggregating $265,610. The net proceeds were $265,124 giving effect to the issuance costs of $486.

Foreign Currency Impact on Redemption Values

The Company’s Series Seed II, Series Seed III, Series Seed IV and Series A preferred Stock are denominated in US dollars. Since the redemption feature is denominated in a currency other than the functional currency of the Company, the Company incorporated the effect of exchange rate changes on the functional currency amount of the redemption feature when measuring the redemption value as of each report date. Changes to the redemption value of Series Seed II, Series Seed III, Series Seed IV and Series A preferred stock, due to the movement of foreign currency exchange rates, is presented in the Consolidated Statement of Operations as a deemed dividend, increasing or decreasing net loss to arrive at net loss attributable to common stockholders.

During the years ended December 31, 2018 and 2017, the Company recognized approximately $428,000 of deemed dividends and $168,000 of deemed contributions, respectively, associated with exchange rate changes.

Note 9 - Stockholders’ Equity

The Company has authorized 40,000,000 shares of common stock, no par value per share, for issuance. Each share of common stock is entitled to one vote. Common stock owners are entitled to dividends when funds are legally available and declared by the Board.

During the year ended December 31, 2016, the Company issued 8,899,929 shares of common stock for cash proceeds of $890. The Company recorded a subscription receivable of $890 as of December 31, 2016.

The subscription receivable of $890 was received on May 29, 2017.

Note 10 – Stock Options Plans

On July 26, 2017, the Company introduced the Plan for eligible employees of the Company as well as eligible consultants, officers and directors. The exercise price of the options is determined by the Board of Directors and is based on the fair market value per share at the date of grant.

Employee stock options vest either based on time of the employment or performance achievement.

For time-based stock options, the vesting term is normally in one quarter increments on the anniversary date of the employee’s start date with the Company. On the first anniversary of the employee’s start date, the employee can exercise one quarter of the total option grant and the remaining in equal, monthly increments over the 36-month period following. By the fourth anniversary date of the employee’s start date with the Company, all options become vested and are exercisable by the employee. Employees might be also entitled to receive additional options during the term of their employment based on performance.

Options granted to certain employees, directors and/or officers of the Company may follow a different vesting schedule. Each option granted will expire on the tenth anniversary of the date of grant. The Company recognizes an expense for employee stock-based compensation over the vesting period, with a corresponding credit to additional paid-in-capital.

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BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

A summary of the Company’s stock option activity is as follows for stock options:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Total Intrinsic Value
Outstanding as of January 1, 2017	-	$-	-	$-
Granted	956,993	0.50	10.0	42,554
Forfeited/expired	(13,438)	0.50	-	-
Outstanding as of December 31, 2017	943,555	0.50	9.6	41,953
Granted	1,565,254	0.51	10.0	843,294
Exercised	(253,522)	0.50	-	-
Forfeited/expired	(292,139)	0.50	-	-
Outstanding as of December 31, 2018	1,963,148	$0.51	9.1	$1,063,905
Options vested and exercisable as of December 31, 2018	407,246	$0.50	9.0	$225,802

The Black-Scholes option pricing model is used to estimate the fair value of stock options granted under the Company’s share-based compensation plans. The weighted average assumptions used in calculating the fair values of stock options that were granted during the years ended December 31, 2018 and 2017, were as follows:

	For the Year Ended December 31,
	2018	2017

Exercise price	$0.51	$0.49
Expected term in years	5.9	5.8
Expected volatility (annual)	50%	50%
Risk-free interest rate	2%	2%
Expected dividend yield (per share)	0%	0%

The following table shows a summary of the share-based compensation expense included in the Consolidated Statements of Operations for the years ended December 31, 2018 and 2017, and remaining unrecognized cost as of December 31, 2018 and 2017:

	For the year ended December 31,
	2018	2017
General and administrative	$179,794	$85,936
Sales and marketing	350,581	7,153
Cost of sales	9,556	-
Research and development	56,173	20,447
Total stock-based compensation	$596,104	$113,536

	For the year ended December 31,
	2018	2017
Unrecognized stock-based compensation cost:	$661,238	$148,197

Expected weighted average period compensation costs to be recognized (years):	1.3	1.5

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BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

Note 11 – Contract Liabilities

Subscription service revenue of approximately $1.5 million and $0.5 million was recognized during the years ended December 31, 2018 and 2017, respectively, that was included in the contract liabilities balances at the beginning of the respective periods. There was approximately $15,000 and nil professional services revenue recognized in the same periods from contract liabilities balances for the year ended December 31, 2018 and 2017, respectively.

As of December 31, 2018, approximately $2.5 million of revenue is expected to be recognized from remaining performance obligations for non-cancellable subscription and professional services contracts. We expect to recognize revenue on approximately 95% of these remaining performance obligations over the next 12 months, with the balance recognized thereafter.

Note 12 – Prepaid Expenses

Prepaid expenses consist of the following at December 31, 2018 and 2017:

	December 31,	December 31,
	2018	2017
Advertising	$6,469	$10,028
IT	1,932	55,845
Office & Insurance	36,895	17,158
Rent	73,154	63,634
Tools	260,087	84,370
Marketing	56,757	-
	$435,294	$231,035

Note 13 – Income Taxes

As of December 31, 2018 and 2017, the Company had unclaimed operating loss carryforwards of approximately $9.4 million and $3.9 million available to reduce future taxable income, if any, for Federal and provincial income tax purposes, respectively. The Canadian federal and provincial non-capital loss carryforwards will begin to expire in 2033.

The Company has no income tax affect due to the recognition of a full valuation allowance on the expected tax benefits of future loss carry forwards based on uncertainty surrounding realization of such assets.

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:

	As of December 31,
	2018	2017
Deferred tax assets:
Unrecognized non-capital loss available for carryforward	$2,588,295	$1,027,358
SR&ED carryover	52,342	53,202
Legal fees relating to GTY acquisition	38,571	-
Donation	240	-
Deferred rent	458	-
Reserve for doubtful accounts	-	2,503
Total deferred income tax assets	2,679,906	1,083,063

Deferred tax liabilities:
Commissions	(165,689)	(52,189)
Property and equipment	(6,724)	(5,336)
Unrealized gain/loss on investment/currency	(2,983)	2
Deferred debt cost	(975)	-
Total deferred income tax liabilities	(176,371)	(57,523)

Net deferred tax assets	2,503,535	1,025,540
Valuation allowance	(2,503,535)	(1,025,540)
Deferred tax assets, net of allowance	$-	$-

F-61

BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

The Company’s actual income tax expense for the year ended December 31, 2018 and 2017 differs from the expected amount computed by applying the statutory federal income tax rate of 13.4% to loss before income taxes as follows:

	For the year ended December 31,
	2018	2017
Statutory federal income tax rate (Canada)	(13.4)%	(15.0)%
Statutory provincial income tax rate (Canada)	(10.3)%	(11.5)%
Effect of foreign tax rate differences	(3.9)%	0.0%
Non-deductible stock-based compensation	2.7%	1.2%
Other non-deductible expense	0.7%	(0.6)%
Change in valuation allowance	24.2%	25.9%
Income taxes provision (benefit)	-%	-%

The Company applies the accounting guidance for uncertainty in income taxes pursuant to ASC 740-10. The Company did not record any accruals for income tax accounting uncertainties for the year ended December 31, 2018 and 2017.

The Company’s policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense. The Company did not accrue either interest or penalties from inception through December 31, 2018.

As at December 31, 2018 and 2017, the Company had $190,370 and $200,763 of undeducted scientific research and experimental development [“SR&ED’] expenditures, respectively. These expenditures may be carried forward indefinitely, to reduce taxable income of future years. The benefit of these undeducted SR&ED expenditures has not been reflected in the financial statements.

The Company's major tax jurisdictions are Canada and Ontario. All of the Company's tax years will remain open for examination by the Federal and provincial tax authorities, respectively, from the date of utilization of the non-capital loss. The Company does not have any tax audits pending.

Note 14 – Commitments and Contingencies

Operating Lease

The Company has various operating leases for its premises and office equipment. The following table summarizes the Company’s rent expenses for the years ended December 31, 2018 and 2017:

	For the Year ended December 31,
	2018	2017
Rent expenses	$445,157	$154,898

The Company had deferred rent of approximately $86,000 and $38,000 as of December 31, 2018 and 2017, respectively.

The Company’s future minimum lease payments are as follows as of December 31, 2018:

2019	$565,185
2020	586,206
2021	607,227
2022	311,784
Total	$2,070,402

Legal Proceedings

The Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims. From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.

F-62

BONFIRE INTERACTIVE LTD.

Notes to Consolidated Financial Statements

Note 15 - Subsequent Events

On February 19, 2019, GTY Technology Holdings Inc. (“GTY”) consummated its previously announced Business Combination, pursuant to which GTY acquired the Company, along with five other technology companies. Upon the closing on February 19, 2019, the Company survived the merger as a direct, wholly-owned subsidiary of GTY. Under the Company’s agreement with GTY, the aggregate consideration was approximately $47.3 million in cash and 2,156,014 shares of GTY common stock valued at $10.00 per share, and 2,161,741 shares of Bonfire Exchangeco, each of which is exchangeable for shares of GTY common stock on a one-for-one basis. In addition, the Loan Agreement was terminated in conjunction with the acquisition.

At the closing date GTY acquired all of the Company’s issued and outstanding stock and warrants for combined consideration of cash and shares in GTY. In accordance with the Bonfire Agreement under the business combination, 1,218,937 unvested options at closing date to purchase shares of Bonfire common stock were converted into 408,667 options to purchase shares of GTY common stock.

Management has evaluated the impact of all subsequent events on the Company through March 18, 2019, the date the financial statements were available to be issued, and has determined that there were no other subsequent events requiring adjustments to or disclosure in the financial statements.

F-63

Report of Independent Registered Public Accounting Firm

To the Stockholders of CityBase, Inc. and Subsidiary

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of CityBase, Inc. and subsidiary (the “Company”), as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in temporary equity and stockholders’ deficit and cash flows for the years ended December 31, 2018 and 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years ended December 31, 2018 and 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2018.

Whippany, New Jersey

March 18, 2019

F-64

CITYBASE INC. AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$3,917,496	$762,776
Accounts receivable	1,082,844	804,564
Prepaid expenses and other current assets	158,800	96,189
Total current assets	5,159,140	1,663,529
Property and equipment, net	526,267	648,803
Intangible assets, net	377,750	477,887
Goodwill	122,933	122,933
Loan receivable from related party	176,909	151,134
Other assets	851,601	464,180
Total assets	$7,214,600	$3,528,466

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$966,256	$325,918
Accrued expenses and other current liabilities	2,013,502	1,017,470
Contract liabilities	1,463,520	1,014,983
Current portion of capital lease obligations	138,531	134,479
Warrant liability	86,739	16,863
Current portion of debt	-	366,667
Total current liabilities	4,668,548	2,876,380
Contract liabilities, non current	2,759,675	3,297,601
Capital lease obligations, non current	267,862	382,277
Debt, non current	-	600,979
Total liabilities	7,696,085	7,157,237
Commitments and contingencies
Temporary equity
Series A preferred stock, $0.00001 value, 66,337 and 70,000 shares authorized; 66,337 shares issued and outstanding as of December 31, 2018 and 2017, respectively. $815,269 liquidation preference at December 31, 2018.	4,845,242	4,522,844
Series B preferred stock, $0.00001, 108,736 and 111,000 shares authorized; 108,379 shares issued and outstanding as of December 31, 2018 and 2017, respectively. $1,696,227 liquidation preference at December 31, 2018.	10,648,366	9,920,061
Series C preferred stock, $0.00001, 70,000 and 0 shares authorized; 66,829 and 0 shares issued and outstanding as of December 31, 2018 and 2017, respectively. $370,526 liquidation preference at December 31, 2018.	15,874,254	-
Total temporary equity	31,367,862	14,442,905
Stockholders’ deficit
Common stock $0.00001 par value, 400,000 and 290,550 shares authorized; 82,202 and 73,499 shares outstanding at December 31, 2018 and 2017, respectively	1	1
Additional paid in capital	1,755,549	828,484
Accumulated deficit	(33,604,897)	(18,900,161)
Total stockholders’ deficit	(31,849,347)	(18,071,676)
Total liabilities, temporary equity and stockholders’ deficit	$7,214,600	$3,528,466

The accompanying notes are an integral part of these consolidated financial statements.

F-65

CITYBASE INC. AND SUBSIDIARY

Consolidated Statements of Operations

	Year ended December 31,
	2018	2017
Revenues
Subscription and support	$6,355,126	$3,195,784
Sale of kiosks	416,649	1,090,500
Total revenues	6,771,775	4,286,284
Cost of revenues
Subscription and support	4,778,405	2,496,088
Sale of kiosks	402,947	885,401
Total cost of revenues	5,181,352	3,381,489
Gross profit	1,590,423	904,795
Operating expenses
Sales and marketing	1,390,822	1,018,332
Research and development	5,075,552	3,482,164
General and administrative	6,576,089	3,750,572
Total operating expenses	13,042,463	8,251,068
Loss from operations	(11,452,040)	(7,346,273)
Other income (expenses)
Interest income	2,054	1,218
Interest expense	(452,759)	(35,905)
Sublease loss	-	(71,203)
Change in fair value of notes payable	(1,386,503)	-
Change in fair value of put option	98,808	-
Change in fair value of warrant liability	(69,876)	63
Loss on extinguishment of debt	(23,191)	-
Other income (expenses), net	(1,831,467)	(105,827)
Net loss	(13,283,507)	(7,452,100)
Cumulative preferred stock dividends	(1,421,229)	(1,020,900)
Net loss applicable to common stockholders	$(14,704,736)	$(8,473,000)
Basic and diluted loss per share attributable to common stockholders:	$(189.25)	$(118.50)
Basic and diluted weighted average shares used to compute earnings per share:	77,699	71,502

The accompanying notes are an integral part of these consolidated financial statements.

F-66

CITYBASE INC. AND SUBSIDIARY

Consolidated Statements of Changes in Temporary Equity and Stockholders’ Deficit

	Series A		Series B		Series C		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Temporary
	Shares	Amount	Shares	Amount	Shares	Amount	Equity
Balance as of January 1, 2017	66,337	$4,200,446	80,655	$6,905,513	-	$-	$11,105,959
Issuance of Series B preferred stock for cash, net of offering cost	-	-	27,724	2,316,046	-	-	2,316,046
Cumulative dividend on preferred stock	-	322,398	-	698,502	-	-	1,020,900
Balance as of December 31, 2017	66,337	4,522,844	108,379	9,920,061	-	-	14,442,905
Conversion of notes payable for Series C	-	-	-	-	22,807	5,543,775	5,543,775
Issuance of Series C preferred stock for cash, net of offering cost	-	-	-	-	44,022	9,959,953	9,959,953
Cumulative dividend on preferred stock	-	322,398	-	728,305	-	370,526	1,421,229
Balance as of December 31, 2018	66,337	$4,845,242	108,379	$10,648,366	66,829	$15,874,254	$31,367,862

The accompanying notes are an integral part of these consolidated financial statements.

F-67

CITYBASE INC. AND SUBSIDIARY

Consolidated Statements of Changes in Temporary Equity and Stockholders’ Deficit (continued)

	Common Stock		Additional	Accumulated	Total Stockholders’
	Shares	Amount	Paid-in Capital	Deficit	Deficit
Balance as of January 1, 2017	66,270	$1	$481,385	$(10,427,161)	$(9,945,775)
Stock options exercised for cash	284	-	2,298	-	2,298
Stock-based compensation	-	-	65,839	-	65,839
Issuance of restricted stock	5,865	-	102,052	-	102,052
Restricted stock forfeitures	(7,050)	-	-	-	-
Cumulative dividend on preferred stock	-	-	-	(1,020,900)	(1,020,900)
Issuance of common stock in connection with acquisition	8,130	-	176,910	-	176,910
Net loss	-	-	-	(7,452,100)	(7,452,100)
Balance as of December 31, 2017	73,499	1	828,484	(18,900,161)	(18,071,676)
Exercise of warrants for common stock	6,500		453,960	-	453,960
Stock options exercised for cash	2,620	-	21,196	-	21,196
Stock-based compensation	-	-	406,292	-	406,292
Issuance of restricted stock	1,750	-	45,617	-	45,617
Restricted stock forfeitures	(2,167)	-	-	-	-
Cumulative dividend on preferred stock	-	-	-	(1,421,229)	(1,421,229)
Net loss	-	-	-	(13,283,507)	(13,283,507)
Balance as of December 31, 2018	82,202	$1	$1,755,549	$(33,604,897)	$(31,849,347)

The accompanying notes are an integral part of these consolidated financial statements.

F-68

CITYBASE INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

	Year ended December 31,
	2018	2017
Cash flows from operating activities
Net loss	$(13,283,507)	$(7,452,100)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	461,170	371,859
Stock-based compensation expense	451,909	167,891
Change in fair market value of warrant liability	69,876	(63)
Change in fair value of notes payable converted to Series C	1,386,503	-
Interest expense from notes payable converted to Series C	159,510	-
Change in fair value of put options	(98,808)	-
Loss on extinguishment of debt	23,191	-
Loss on sale of property and equipment	2,006	-
Changes in operating assets and liabilities:
Accounts receivable	(278,280)	(117,763)
Prepaid expenses and other current assets	363,105	(59,249)
Other assets	(378,019)	(325,644)
Accounts payable	640,338	(159,017)
Accrued expenses and other current liabilities	1,294,118	225,837
Contract Liabilities	(89,390)	4,247,133
Accrued interest expense	59	-
Accrued interest income	(774)	(1,134)
Net cash used in operating activities	(9,276,993)	(3,102,250)
Cash flows from investing activities
Purchases of property and equipment	(227,750)	(173,108)
Sale of property and equipment	15,000	-
Cash acquired in DOBT acquisition	-	110,932
Purchase of loan receivable from related party	(25,000)	(150,000)
Net cash used in investing activities	(237,750)	(212,176)
Cash flows from financing activities
Proceeds from issuance of credit facility	-	1,000,000
Issuance cost for credit facility	(18,804)	(37,242)
Repayments of credit facility	(1,000,000)	-
Proceeds from issuance of subordinated debt and common stock warrants	2,000,000	-
Issuance cost for subordinated debt	(4,831)	-
Repayment of subordinated debt	(2,000,000)	-
Proceeds from issuance of convertible debt	4,000,000	-
Proceeds from issuance of Series B preferred stock, net of offering cost	-	2,316,046
Proceeds from issuance of Series C preferred stock, net of offering cost	9,959,953	-
Proceeds from exercise of stock options and warrants	21,261	2,298
Deferred cash payments made for DOBT acquisition	(150,000)	-
Repayments of capital lease obligations	(138,116)	(92,894)
Net cash provided by financing activities	12,669,463	3,188,208
Net increase (decrease) in cash and cash equivalents	3,154,720	(126,218)
Cash and cash equivalents, beginning of the year	762,776	888,994
Cash and cash equivalents, end of the year	$3,917,496	$762,776

Supplemental disclosure of cash flow information:
Cash paid during the year for interest expense	$333,778	$135,181

Supplemental disclosure of non-cash investing and financing activities:
Contingent consideration of acquisition	$-	$568,228
Issuance of common stock in connection with acquisition	$-	$176,910
Conversion of debt to Series C preferred stock	$4,000,000	$-
Cumulative preferred stock dividend	$1,421,229	$1,020,900
Field equipment financed through capital leases	$27,752	$367,242

The accompanying notes are an integral part of these consolidated financial statements.

F-69

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

1.	Organization and Business Operations

CityBase, Inc. and its wholly-owned subsidiary, Department of Better Technology, Inc. (collectively the “Company”) is based in Chicago, Illinois. The Company offers an enterprise payment, data analytics, and communication platform for local governments and utilities.

2.	Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Principles of Consolidation

The accompanying consolidated financial statements include the Company’s accounts. All intercompany balances and transactions have been eliminated in consolidation.

Segments

Management has determined that the Company has one operating segment. The Company’s chief executive officer, who is the Company’s chief operating decision maker, reviews financial information on a consolidated and aggregate basis, together with certain operating metrics principally to make decisions about how to allocate resources and to measure the Company’s performance.

3.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

On an ongoing basis, management evaluates its estimates, primarily those related to determining revenue recognition, the recoverability of goodwill and long-lived assets, useful lives associated with long-lived assets, the valuation and assumptions underlying stock-based compensation, the valuation of warrant and put option liabilities, and the valuation allowance of deferred tax assets resulting from operating losses. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company defines cash and cash equivalents as on demand bank deposits and highly liquid, short-term investments with a maturity date at acquisition of three months or less.

Accounts Receivable

The Company grants credit to customers, most of which are customers located throughout the United States. The Company evaluates each customer’s credit worthiness on a case-by-case basis. Accounts receivable are subject to collection risk. The Company does not accrue interest on past due accounts receivable. Gross accounts receivable are reduced for this risk by an allowance for doubtful accounts. This allowance reflects management’s best estimate of probable losses inherent in the accounts receivable balance resulting from the inability of customers to make required payments. It is an estimate and is regularly evaluated for adequacy by taking into consideration a combination of factors such as past collection experience, credit quality of the customer, age of the receivable balance and other currently available evidence. These factors are reviewed to determine whether an allowance for doubtful accounts should be recorded to reduce the receivable balance to the amount believed to be collectible. No allowance for doubtful accounts was considered necessary as of December 31, 2018 and 2017.

F-70

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Concentration of Credit Risk and Significant Customers

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist of cash and cash equivalents and accounts receivable.

The Company’s cash balances consist principally of cash deposits maintained at banks, which at times, may exceed federally insured limits. Depository accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk.

Four of the Company’s customers accounted for approximately 72% of total revenues for the year ended December 31, 2018. These customers accounted for approximately 79% of the total accounts receivable as of December 31, 2018. No other customer accounted for greater than 10% of total revenues or maintained a balance due of greater than 10% of accounts receivable.

Three of the Company’s customers accounted for approximately 79% of total revenues for the year ended December 31, 2017. These customers accounted for approximately 60% of total accounts receivable as of December 31, 2017.

Property and Equipment

Property and equipment are recorded at cost. Significant additions or improvements extending asset lives are capitalized. Normal maintenance and repair costs are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation and amortization are removed from the accounts and any resulting gains or losses are included in operations. Depreciation or amortization are recorded using the straight-line methods over the following estimated useful lives:

Years
Kiosks and field equipment	3
Furniture and fixtures	3
Leasehold improvements	Lesser of useful life or life of the lease

Software Development Costs

U.S. GAAP requires the capitalization of qualifying computer software costs, which are incurred during the application development stage. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. To date, the Company has determined that the application development stage of internal-use software is reached shortly before the products are released. Costs incurred after establishment of the application development stage have not been material, and therefore, the Company has expensed all internal-use software development costs as incurred.

Intangible Assets

Intangible assets consist of technology and trade names with an estimated useful life of 5 and 10 years, respectively. Intangible assets are recorded at their acquisition cost less accumulated amortization and impairment. Definite lived intangible assets are amortized over their estimated useful life using the straight-line method, which is determined by identifying the period over which the cash flows from the asset are expected to be generated.

F-71

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Goodwill

Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value of the identifiable net assets acquired. Goodwill is not amortized but is tested for impairment at least annually at the reporting unit level or more frequently if events or changes in circumstances indicate that the asset might be impaired. The goodwill impairment test is applied by performing a qualitative assessment before calculating the fair value of the reporting unit. If, on the basis of qualitative factors, it is considered not more likely than not that the fair value of the reporting unit is less than the carrying amount, further testing of goodwill for impairment would not be required. Otherwise, goodwill impairment is tested using a two-step approach.

The first step involves comparing the fair value of a company’s reporting unit to its carrying amount. If the fair value of the reporting unit is determined to be greater than its carrying amount, there is no impairment. If the reporting unit’s carrying amount is determined to be greater than the fair value, the second step must be completed to measure the amount of impairment, if any. The second step involves calculating the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit from the fair value of the reporting unit as determined in step one. The implied fair value of the goodwill in this step is compared to the carrying value of goodwill. If the implied fair value of the goodwill is less than the carrying value of the goodwill, an impairment loss equivalent to the difference is recorded.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment, intangibles, and goodwill for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss would be recognized when the estimated future cash flows from the use of the asset are less than the carrying amount of that asset. The Company experienced no such losses for the years ended December 31, 2018 and 2017.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements (“ASC 820”) require entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

Level 1:	Quoted prices in active markets for identical or similar assets and liabilities.

Level 2:	Quoted prices for identical or similar assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical or similar assets or liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of December 31, 2018 and 2017, the Company’s short-term financial instruments consist of the following: cash and cash equivalents, accounts receivable and accounts payable. The carrying values of these short-term financial instruments approximate their estimated fair values based on the instruments’ short-term nature.

The capital lease obligations and long-term debt are estimated based on current rates for similar instruments with the same remaining maturities. In determining the current interest rates for similar instruments the Company takes into account its creditworthiness. The Company believes that the carrying value of its capital lease obligations and long-term debt approximate their estimated fair values.

F-72

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency.

The Company reviews the terms of convertible debt and equity instruments it issues to determine whether there are derivative instruments, including an embedded conversion option that is required to be bifurcated and accounted for separately as a derivative financial instrument. In circumstances where a host instrument contains more than one embedded derivative instrument, including a conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. Also, in connection with the sale of convertible debt and equity instruments, the Company may issue freestanding warrants that may, depending on their terms, be accounted for as derivative instrument liabilities, rather than as equity.

Derivative instruments are initially recorded at fair value and, if classified as a liability, are revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the convertible debt or equity instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds allocated to the convertible host instruments are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the convertible instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense, using the effective interest method.

Debt Issuance Costs

Costs incurred to issue non-revolving debt instruments are recognized as a reduction to the related debt balance in the accompanying consolidated balance sheets and amortized to interest expense over the contractual term of the related debt using the effective interest method. Costs incurred to issue revolving debt instruments are deferred as an asset in the accompanying consolidated balance sheets and amortized on a straight-line basis to interest expense over the term of the revolving commitment.

Revenue Recognition

The Company derives revenues primarily from three sources: 1) subscription revenues, 2) usage fees and 3) sale of kiosks. The Company adopted the Financial Accounting Standards Board’s (“FASB”) new revenue standard, Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”), on January 1, 2017 using the full retrospective approach. The adoption of this standard did not have a material impact on prior revenue recognition or on opening equity, as the timing and measurement of revenue recognition for the Company is materially the same under ASC 606 as it was under the prior relevant guidance.

With the adoption of Topic 606, revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

The Company determines the amount of revenue to be recognized through application of the following steps:

•	Identification of the contract, or contracts with a customer;
•	Identification of the performance obligations in the contract;
•	Determination of the transaction price;
•	Allocation of the transaction price to the performance obligations in the contract; and
•	Recognition of revenue when or as the Company satisfies the performance obligations.

For contracts where the period between when the Company transfers a promised service to the customer and when the customer pays is one year or less, the Company has elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

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Notes to Consolidated Financial Statements

The Company has made a policy election to exclude from the measurement of the transaction price all taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue producing transaction and collected by the Company from a customer. Such taxes may include but are not limited to sales, use, value added and certain excise taxes.

Disaggregation of Revenue

Subscription Revenue

The Company provides software hosting services that provide customers with access to software and related support and updates during the term of the arrangement. Additionally, the Company provides subscription website services that provide customers website support services. Further, the Company charges a rental fee for kiosks owned by the Company when the kiosk has been received by the client and is fully operational and ready to accept transactions. Subscription revenues are recognized ratably over the contract terms beginning on the effective date of each contract, as the customer simultaneously receives and consumes the benefits of the subscription service as the service is made available by the Company. Subscription revenues were $3,417,023 and $2,268,577 for the years ended December 31, 2018 and 2017, respectively.

Usage Fees

The Company’s contracts have variable consideration in the form of usage fees, which are constrained and included in the transaction price in the period in which the usage occurs and the fee is known. Usage fees are included under subscription and support in the consolidated statements of operations. Usage fees were $2,938,103 and $927,207 for the years ended December 31, 2018 and 2017, respectively.

Sale of Kiosks

Revenues from the sale of kiosks are recognized when the kiosk has been received by the client and is fully operational and ready to accept transactions, which is when the customer obtains control and has the risks and rewards of the kiosk. Revenues from sale of kiosks were $416,649 and $1,090,500 for the years ended December 31, 2018 and 2017, respectively.

Contracts with Multiple Performance Obligations

The Company enters into contracts with customers that include promises to transfer software licenses, kiosks, payment processing services, and software support and maintenance. Determining whether products and services are distinct performance obligations that should be accounted for separately or combined as one unit of accounting may require significant judgment. For bundled packages, the Company accounts for individual services separately if they are distinct. A distinct service is separately identifiable from other items in the bundled package if a customer can benefit from it on its own or with other resources that are readily available to the customer. The consideration (including any discounts) is allocated between separate services in a bundle based on their stand-alone selling prices. The stand-alone selling prices are determined based on the prices at which the Company separately sells the services. For items that are not sold separately, the Company estimates stand-alone selling prices using the adjusted market assessment approach.

Contract Liabilities

Contract liabilities primarily consist of amounts that have been billed to or received from customers in advance of revenue recognition and prepayments received from customers in advance for subscription services to the Company’s SaaS offerings and related implementation and training. The Company recognizes contract liabilities as revenues when the services are performed and the corresponding revenue recognition criteria are met. The Company receives payments both upfront and over time as services are performed. Customer prepayments are generally applied against invoices issued to customers when services are performed and billed. Contract liabilities that are expected to be recognized as revenues during the succeeding twelve-month period are recorded in current liabilities as deferred revenue, and the remaining portion is recorded in long-term liabilities as deferred revenues, non current. Revenue of approximately $1,015,000 and $28,000 was recognized during the years ended December 31, 2018 and 2017, respectively, that was included in the contract liabilities balances at the beginning of the respective periods.

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Notes to Consolidated Financial Statements

Transaction Price Allocated to the Remaining Performance Obligations

The Company enters into service agreements with cancellable terms after a certain period without penalty. Unsatisfied obligations reflect only the obligation during the initial term. The Company applies the practical expedient in paragraph 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

Cost of Revenues

Cost of revenues primarily consists of costs related to software hosting costs, kiosk related expenses, including purchases of kiosks, maintenance, depreciation and leasing costs, salaries and benefits of client services personnel, third-party service costs, and licensing costs incurred pertaining to the Company’s services to customers.

Sales and Marketing

Sales and marketing expenses consist primarily of compensation and employee benefits, sales commissions, marketing events, advertising costs, travel, and trade shows and conferences. Advertising costs are expensed as incurred. The Company did not incur any advertising expenses during the years ended December 31, 2018 and 2017.

Research and Development

Research and development expenses are comprised primarily of salaries and benefits associated with the Company’s engineering and product personnel. Research and development expenses also include third-party contractors. Research and development costs are expensed as incurred.

General and Administrative

General and administrative expenses consist primarily of personnel costs associated with the Company’s executive, finance, legal, human resources, compliance, and other administrative personnel, as well as accounting and legal professional services fees.

Other Income (Expenses)

Other income (expenses) include interest income earned from two related party notes, interest expense from the Company’s debt, gain (loss) from change in fair market value of warrants and gain from the expiration of a put option associated with a business acquisition.

Income Taxes

Deferred income taxes are determined by applying currently enacted tax laws and rates to the expected reversal of the cumulative temporary differences between the carrying value of assets and liabilities for financial statement and income tax purposes. The principal items that result in temporary differences are differences between the financial statement basis and income tax basis of prepaid expenses, property and equipment, stock-based compensation, deferred revenue and certain accrued liabilities.

The Company has net operating loss carryforwards available to reduce future taxable income. Future tax benefits associated with net operating loss carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. This determination is based on the expectation that related operations will be sufficiently profitable or various tax, business, and other planning strategies will enable the Company to utilize the net operating loss carryforwards. In making this determination, the Company considers all available positive and negative evidence. To the extent that available evidence raises doubt about the realization of a deferred income tax asset, a valuation allowance is provided for.

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CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The Tax Cuts and Jobs Act of 2017 (the “TCJA”) was enacted on December 22, 2017. The TCJA reduces the United States federal corporate tax rate from the maximum of 35% to a flat rate of 21%. The Company is still analyzing certain aspects of the TCJA and refining its calculations.

The Company is subject to the accounting standard for uncertainty in income taxes. The tax effects from an uncertain tax position can be recognized in the consolidated financial statements, only if the position is more likely than not to be sustained on audit, based on the technical merits of the position. The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized, upon ultimate settlement with the relevant tax authority. When applicable, interest and penalties on uncertain tax positions are calculated based on the guidance from the relevant tax authority and included in income tax expense.

The Company did not have any uncertain tax positions as of December 31, 2018 and 2017.

Stock-Based Compensation

The Company accounts for stock-based compensation awards granted to employees and directors based on the awards’ estimated grant date fair value. The Company estimates the fair value of its stock options using the Black-Scholes option-pricing model. The resulting fair value, is recognized on a straight-line basis over the period during which an employee is required to provide service in exchange for the award, usually the vesting period, which is generally four years. The Company recognizes the fair value of stock options, which contain performance conditions based upon the probability of the performance conditions being met, net of estimated forfeitures, using the graded vesting method. As of January 1, 2017, the Company no longer uses a forfeiture rate to recognize compensation expense as a result of the adoption of ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting.

The Company values stock options using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including the risk-free interest rate, expected life, expected stock price volatility and dividend yield. The risk-free interest rate assumption is based upon observed interest rates for constant maturity U.S. Treasury securities consistent with the expected term of the Company’s employee stock options. The expected life represents the period of time the stock options are expected to be outstanding and is based on the simplified method. Under the simplified method, the expected life of an option is presumed to be the mid-point between the vesting date and end of the contractual term. The Company used the simplified method due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options. Due to the Company’s limited history, expected volatility is based on historical volatilities of comparable companies over the estimated expected life of the stock options. The Company assumed no dividend yield because it does not expect to pay dividends on its common stock in the near future, which is consistent with the Company’s history of not paying dividends on its common stock.

Net Loss Per Share

Basic loss per share includes only the weighted average common shares outstanding, without consideration of potentially dilutive securities. Diluted loss per share includes the weighted average common shares outstanding and any potentially dilutive common stock equivalent shares in the calculation.

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CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Recently Adopted Accounting Pronouncements

Compensation-Stock Compensation

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. Under ASU No. 2016-09, companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement and the APIC pools will be eliminated. In addition, ASU No. 2016-09 eliminates the requirement that excess tax benefits be realized before companies can recognize them. ASU No. 2016-09 also requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity. Furthermore, ASU No. 2016-09 will increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. An employer with a statutory income tax withholding obligation will now be allowed to withhold shares with a fair value up to the amount of taxes owed using the maximum statutory tax rate in the employee’s applicable jurisdiction(s). ASU No. 2016-09 requires a company to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on the statement of cash flows. Under current U.S. GAAP, it was not specified how these cash flows should be classified. In addition, companies will now have to elect whether to account for forfeitures on share-based payments by (1) recognizing forfeitures of awards as they occur or (2) estimating the number of awards expected to be forfeited and adjusting the estimate when it is likely to change, as is currently required. The Company adopted ASU No. 2016-09 on January 1, 2017 and its adoption did not have a material impact on the Company’s consolidated financial position and results of operations.

Statement of Cash Flows

In August 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-15, Statement of Cash Flows (Topic 230). This amendment provides guidance on the presentation and classification of specific cash flow items to improve consistency within the statement of cash flows. The Company adopted ASU No. 2016-15 on January 1, 2017 and its adoption did not have a material impact on the Company’s consolidated cash flows.

Revenue from Contracts with Customers

In May 2014, the FASB issued ASC 606 to provide guidance related to revenue from contracts with customers. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. In addition, the standard requires disclosure of the nature, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted ASC 606 effective January 1, 2017 using the full retrospective method to restate each prior reporting period presented. The adoption of ASC 606 did not have a material impact on the Company’s recognition of subscription, support and professional services for access to the Company’s SaaS platform, or on opening equity, as the timing and measurement of revenue recognition is materially the same for the Company as under prior guidance. The Company has presented additional quantitative and qualitative disclosures regarding identified performance obligations (see above). The Company has also identified and implemented changes to its business processes and internal controls relating to implementation of the new standard.

Improvements to Nonemployee Share-Based Payment Accounting

In June 2018, the FASB issued ASU 2018-07 Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. The amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The Company adopted the new standard on January 1, 2017, using the modified retrospective approach. The adoption of ASU 2018-07 did not have a material impact on the Company’s consolidated financial statements and related disclosures.

Recent Accounting Pronouncements

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes. ASU No. 2015-17 requires deferred tax assets and liabilities to be classified as noncurrent in a classified balance sheet. ASU No. 2015-17 is effective for annual periods beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted. The Company is currently assessing the effect that ASU No. 2016-02 will have on its consolidated results of operations, financial position and cash flows.

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CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). ASU No. 2016-02 requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. ASU 2016-02 is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2018 and is to be applied at the beginning of the earliest period presented using a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements, with certain practical expedients available. Based on the Company’s leases in place on January 1, 2019 and considering the practical expedients available to adopt to the new leases standard at the beginning of the period of adoption without restating the comparative periods, the Company expects that adoption of the new standard will not have a material effect on its consolidated statements of operations, will result in a gross-up on its consolidated balance sheets of approximately $1.5 million relating to office lease and will have no effect on its consolidated statements of cash flows.

4.	Net Loss per Share Applicable to Common Stockholders

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted loss per common share is computed similar to basic loss per common share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock.

	For the year ended	For the year ended
	December 31, 2018	December 31, 2017
Net loss applicable to common stockholders	$(14,704,736)	$(8,473,000)

Net loss per share, basic and diluted	$(189.25)	$(118.50)

Weighted average common shares outstanding, basic and diluted	77,699	71,502

For all periods presented, all common stock equivalents are excluded from the computation of diluted loss per share, as the result would be anti-dilutive. Common stock equivalents (measured at the end of each fiscal period) are not included in the calculations of diluted loss per share because to do so would have been anti-dilutive, include the following:

	For the year ended	For the year ended
	December 31, 2018	December 31, 2017
Series A preferred stock	66,337	66,337
Series B preferred stock	108,379	108,379
Series C preferred stock	66,829	-
Common stock options	40,602	32,920
Series B warrants	357	357
Potentially dilutive securities	282,504	207,993

5.	Business Acquisition

On August 16, 2017, CityBase, Inc. acquired 100% of the equity interests and 100% of the voting interests in The Department of Better Technology, Inc. (“DOBT”) in exchange for common stock, exercisable options in CityBase, Inc, and deferred cash payments to be made in 2018. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition based upon the negotiated values determined by the independent parties. Goodwill represents the amount of consideration in excess of the fair value of identified tangible and intangible assets and liabilities at the date of acquisition. The business unit and technology were acquired to compliment and expand the Company’s existing customer base. The Company may finalize any fair value adjustments during the remeasurement period. The recognized goodwill is not deductible for tax purposes. Acquisition transaction costs were expensed as general and administrative expenses in the consolidated statements of operations.

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CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Fair value of 1,000 Series B put options	$98,808
Deferred cash payments at present value	292,510
Fair value of common stock	176,910
Total consideration	$568,228

Acquisition transaction costs	$42,888

Assets assumed at fair value
Cash	$110,932
Accounts and other receivables	50,491
Other assets	3,422
Trade names	29,504
Technology	485,933
Total assets acquired at fair value	680,282

Liabilities assumed at fair value
Accounts and other payables	133,473
Deferred revenues	34,726
Payments to former shareholders	66,788
Total liabilities assumed at fair value	234,987

Net assets acquired at fair value	445,295
Total consideration	568,228
Goodwill	$122,933

6.	Goodwill and Intangibles

Intangible assets consists of:

	December 31, 2018	December 31, 2017
Cost:
Technology	$485,934	$485,933
Trade name	29,505	29,505
Intangible assets, net	$515,439	$515,438

Accumulated amortization for intangible assets consists of:

	December 31, 2018	December 31, 2017
Accumulated amortization:
Technology	$133,632	$36,445
Trade name	4,057	1,106
Total accumulated amortization	$137,689	$37,551

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CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Intangible assets, net of accumulated amortization, consist of:

	December 31, 2018	December 31, 2017
Intangible assets, net
Technology	$352,302	$449,488
Trade name	25,448	28,399
Total intangible assets, net	$377,750	$477,887

Intangible assets amortization expenses were $100,137 and $37,551 for the years ended December 31, 2018 and 2017, respectively.

Estimated aggregate amortization expenses for each of the five succeeding years ending December 31, 2018 is as follows:

Amortization
Expense
2019	$100,137
2020	100,137
2021	100,137
2022	63,692
2023	2,951
Thereafter	10,696
Total	$377,750

In the years ended December 31, 2018 and 2017, no goodwill impairment was recognized.

7.	Property and Equipment

Property and equipment consisted of the following as of December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017
Kiosks and field equipment	$1,446,573	$1,222,097
Furniture and fixtures	25,983	15,515
Leasehold improvements	7,553	4,000
Total	1,480,109	1,241,612

Less - accumulated depreciation	953,842	592,809

Property and equipment, net	$526,267	$648,803

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CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Depreciation expense on property and equipment was $361,033 and $334,308 for the years ended December 31, 2018 and 2017, respectively.

8.	Related Party Activities

During May 2017, the Company advanced funds in the amount of $150,000 to an officer under the terms of a promissory note agreement (“the Note”). The officer shall pay the entire unpaid principal and interest in full on May 4, 2020, or upon renewal of the Note. During May 2018, the Company advanced additional funds in the amount of $25,000 to the same officer under the terms of a promissory note agreement (“the Second Note”). The officer shall pay the entire unpaid principal and interest in full on May 10, 2021, or upon renewal of the Second Note.

The unpaid principal balance for the Note and the Second Note bears interest at an annual rate equal to the Applicable Federal Rate, which is acknowledged to be 1.15% as of December 31, 2018. Accrued interest for the Note and the Second Note of $1,909 and $1,134 as of December 31, 2018 and 2017, respectively, was included with the outstanding principal balance. The Note, the Second Note and aforementioned guarantee are collateralized by shares of the Company’s common stock held by the officer.

Annual principal payments required under the terms of the Note and Second Note agreements for the succeeding years ending December 31, 2018 are estimated to be as follows:

Principal Payments
2019	$-
2020	150,000
2021	25,000
Total	$175,000

9.	Debt

Debt consists of the following as of:

	December 31, 2018	December 31, 2017

Credit Facility
Principal balance outstanding	$-	$1,000,000
Unamortized debt discount	-	(32,354)
Net carrying value	-	967,646

Carrying Value of Debt	$-	$967,646

Current portion of long-term debt	$-	$366,667
Long-term debt	$-	$600,979

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CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Credit Facility

On August 29, 2017, the Company entered into a loan and security agreement (the “Credit Facility”) with a bank. The Credit Facility provided the Company with i) term loan advances not to exceed $1,000,000 which may be funded upon the Company’s request until February 28, 2018 in increments not less than $250,000 (the “Term Loan”) and ii) revolving loans and advances not to exceed $1,000,000 which may be funded upon the Company’s request from the closing date of the Credit Facility and prior to August 29, 2018 (the “Revolver”) to be used by the Company to finance working capital and general corporate needs. Obligations under the Term Loan mature on August 29, 2020 and amounts repaid may not be re-borrowed. Obligations under the Revolver mature on August 29, 2019. The Company paid a non-refundable closing fee of $10,000 to the bank at closing of the Credit Facility. The Company was in violation of certain financial covenants as of June 30, 2018 and December 31, 2017, which were subsequently waived by the lender.

Outstanding amounts under the Term Loan accrue interest at 2.00% plus the Base Rate, defined as the greater of a) the Federal Funds Rate plus 0.5% (1.92% at December 31, 2018 and 1.16% at December 31, 2017) and b) the Prime Rate (5.0% at December 31, 2018 and 4.5% at December 31, 2017). Interest payments are due on the first day of each month in arrears for interest through the last day of the prior month computed on the basis of a 360- day year. Principal will be repaid in 30 equal installments beginning on February 1, 2018 and continuing on the first day of each month with any remaining principal balance to be repaid on August 29, 2020.

Outstanding amounts under the Revolver also accrue interest at 2.0% per annum plus the Base Rate. Outstanding amounts under the Revolver are subject to a collateral monitoring fee of $1,750 each month and the unused portion of the Revolver is subject to a fee of 0.25% per month.

$1,000,000 of the Term Loan was advanced on August 29, 2017. The Revolver expired prior to any funds being drawn.

In connection with the Credit Facility, the Company granted the bank detachable ten-year warrants to purchase 357 shares of the Company’s Series B Preferred Stock for $84.00 per share. At the issuance date, the Company valued the warrant using the Black-Scholes valuation model with the following inputs: stock price of $84.00 per share, risk-free interest rate of 2.69%, dividends of zero percent, and volatility of 40%. The fair value of the warrant at the date of issuance was approximately $17,000, resulting in a discount to the Credit Facility.

The Company incurred approximately $73,000 of fees and costs, including the initial fair value of the Series B warrant, associated with Credit Facility. The portion allocable to the Revolver is recognized as deferred debt costs, classified in other assets, and amortized to general and administrative expenses ratably over the term of the Revolver. The portion allocable to the Term Loan is recognized as a debt discount to the Term Loan and amortized to interest expense through maturity of the Term Loan. Amortization of the debt discount associated with the Term Loan was approximately $9,100 and $4,100 for the years ended December 31, 2018 and 2017, respectively, and was included in interest expense in the accompanying consolidated statements of operations. Amortization of deferred revolving loan costs was approximately $24,000 and $12,400 for the years ended December 31, 2018 and 2017, respectively, and was included in general and administrative expenses in the accompanying consolidated statements of operations.

The Term Loan, including all applicable interest, was paid in full on October 2, 2018.

Subordinated Notes Payable

On August 8, 2018, the Company executed a note purchase agreement (“Note”) with a lender in the aggregate original principal amount of up to $5,000,000. The Note bears interest at a rate of 6% per annum. The outstanding principal amount, together with any then unpaid and accrued interest and other amounts payable under the Note, shall be due and payable on the earliest to occur of (i) August 8, 2019; (ii) when, upon the occurrence and during the continuance of an event of default, such amounts are declared due and payable or made automatically due and payable, in each case, in accordance with the terms of this Note; (iii) the sale by the Company of shares of its Series C preferred stock or any other series of preferred stock senior to the Series B preferred stock of the Company to any one or more persons other than specified parties in an aggregate amount exceeding $10,000,000; and (iv) a change in control of the Company.

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Notes to Consolidated Financial Statements

In connection with the Note, the Company issued the lender a ten-year warrant to purchase 6,500 shares of the Company’s common stock at an exercise price of $0.01 per share. Given the nominal exercise price of the warrant, the estimated fair value of the warrant at the issuance date is based entirely on the fair value of the Company’s common stock, which was estimated to be approximately $70 per share, resulting in a discount to the Note. The lender exercised the warrant on August 23, 2018.

The Company incurred approximately $486,000 of fees and costs, including the initial fair value of the warrant, associated with Note and recognized such amount as a debt discount to the Note. Amortization of the debt discount associated with the Term Loan was approximately $185,300 for the year ended December 31, 2018, and was included in interest expense in the accompanying consolidated statements of operations.

On October 1, 2018, the Company and the lender amended the Note to provide for the Company’s ability to borrow, repay and re-borrow under the Note, provided that the Company repays all current amounts outstanding under the Note as of October 1, 2018. The amendment changed the nature of the Note from a term loan to a revolving loan, which allows the Company to re-borrow any amounts advanced that were repaid. There was no outstanding balance as of December 31, 2018.

Convertible Notes Payable

The Company issued convertible subordinated promissory notes in January 2018, March 2018, and April 2018 for total cash proceeds of $1,000,000, $2,015,000 and $985,000, respectively. The promissory notes accrue interest on the unpaid principal balance at a rate equal to 8% per annum. The maturity date of the principal and any accrued interest is to be the earlier of December 31, 2018, the date the Company sells $5,000,000 of preferred stock (“Qualified Financing”), or upon the occurrence of an event of default. At the time of a Qualified Financing, the promissory notes will automatically convert at an amount equal to 75% of the cash share prices paid by the other purchasers of the preferred stock. That is, the convertible subordinated promissory notes were to be settled, upon a Qualified Financing, by providing the holder with a variable number of shares with an aggregate fair value determined by reference to the outstanding principal and accrued interest. As a Qualified Financing was the expected settlement method, the convertible promissory notes were recognized as share settled debt and measured at fair value, with changes in fair value recognized in the consolidated statements of operations. The Company elected to record accrued interest and interest expense based on the coupon rate of the convertible subordinated promissory notes. The fair value of the convertible subordinated promissory notes was based on the outstanding principal balance and the fair value of the discount applied to the then outstanding principal and accrued interest. Since the convertible subordinated promissory notes did not have a fixed maturity date on which the variable number of units would be issued to settle the debt, any changes in fair value were recognized in the period of change.

For the year ended December 31, 2018, the Company recorded charges of approximately $1,400,000 related to changes in the fair value of the convertible subordinated promissory notes. On September 4, 2018, all outstanding principal and approximately $160,000 in accrued interest under the convertible subordinated promissory notes converted into 22,807 shares of the Company’s Series C preferred stock in connection with a Qualified Financing. The convertible subordinated promissory notes and accrued interest had a fair value of approximately $5,500,000 on the conversion date.

10.	Derivative Liabilities

In connection with the Credit Facility, the Company issued detachable warrants to purchase 357 shares of Series B Preferred Stock for $84.00 per share. Warrants which are exercisable for securities, which are potentially redeemable for cash are to be classified as liabilities of the Company. Given that the Series B Preferred Stock is redeemable, the Company recorded the fair value of the warrants as a liability at their issuance date. This liability is remeasured at each period end at fair value with the change in fair value being recognized in the consolidated statements of operations.

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Notes to Consolidated Financial Statements

The fair value of the Company’s warrants liability was derived using an option pricing model, calculating the fair market value of the Company’s common stock and the following approximate assumptions: risk free interest rate of 2.4% to 3.09%, dividends of zero percent, and volatility of 38% to 44%. These liabilities are not exchange-traded instruments and no observable inputs exist. These liabilities are valued based on unobservable inputs that reflect the reporting entity’s own assumptions in pricing the liabilities and accordingly classified as level 3 inputs.

In connection with the Note, the Company issued the lender a ten-year warrant to purchase 6,500 shares of the Company’s common stock at an exercise price of $0.01 per share. Given the nominal exercise price of the warrant, the estimated fair value of the warrant at the issuance date is based entirely on the fair value of the Company’s common stock, which was estimated to be approximately $70 per share. The lender exercised the warrant on August 23, 2018.

Series B put options liability: The fair value of the Company’s 1,000 outstanding put options liability was derived from a recent Company appraisal and volatility calculation based upon a guideline public company analysis. The Company itself is not exchange traded and these liabilities are valued based on unobservable inputs that reflect the reporting entity’s own assumptions. The liability is accordingly classified as a level 3 input. The Series B put options liability is included in accrued expenses and other current liabilities in the consolidated balance sheets.

The following table represents the carrying values of financial assets and liabilities that are adjusted on a fair value basis at December 31, 2018 and 2017, which are categorized as follows:

December 31, 2018

	Total	Quoted Prices in Active Markets for identical assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Warrant liability	$86,739	$-	$-	$86,739

December 31, 2017

	Total	Quoted Prices in Active Markets for identical assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Put options liability	$98,808	$-	$-	$98,808
Warrant liability	16,863	-	-	16,863
	$115,671	$-	$-	$115,671

The change in fair value of the put options liability is summarized as follows:

Series B put options liability at January 1, 2017	$-
Issuance of Series B put options	98,808
Series B put options liability at December 31, 2017	98,808
Decrease in fair value included in other (income) expense	(98,808)
Series B put options liability at December 31, 2018	$-

The change in fair value of the warrants liability is summarized as follows:

Warrant liability at January 1, 2017	$-
Issuance of Series B warrants	16,926
Change in fair value included in other (income) expense	(63)
Warrant liability at December 31, 2017	16,863
Change in fair value of Series B warrant liability included in other (income) expense	69,876
Issuance of common stock warrant	453,960
Exercise of common stock warrant	(453,960)
Series B warrant liability at December 31, 2018	$86,739

F-84

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

11. Commitment and Contingencies

Operating Leases

The Company has operating lease agreements for office spaces with third parties. Their primary office facility in Chicago, Illinois expires November 2021. The Company is responsible for property taxes, electricity, insurance, and routine maintenance. The lease is secured by a $116,000 letter of credit, included in other assets as of December 31, 2018.

The following is a schedule of future minimum rental payments required under non-cancelable operating leases for the succeeding years ending December 31, 2018:

Amount
2019	$655,452
2020	661,845
2021	458,033
Total	$1,775,330

Total rental expense under the operating leases was $530,967 and $407,285 for the years ended December 31, 2018 and 2017, respectively.

The Company subleases one of their Chicago, Illinois offices to a non-related party under terms expiring on December 31, 2020. Total rental income from the individual tenant was $141,258 and $82,401 for the years ended December 31, 2018 and 2017, respectively.

The following is a schedule by year of future minimum rental payments required under noncancelable operating sub-leases as sub-lessor as of December 31, 2018:

Year	Amount
2019	$146,890
2020	149,868
Total	$296,758

Capital Leases

The Company has various capital leases that expire at various dates through January 2023. Leased property under capital leases at December 31, 2018 and 2017 of $658,439 and $630,687, respectively, are included in property and equipment. Depreciation expense on capital leases was $184,414 and $156,307 for the years ended December 31, 2018 and 2017, respectively.

F-85

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At December 31, 2018, the future minimum lease payments under capital leases for the succeeding years ended December 31, 2018 are presented as follows:

2019	$227,150
2020	175,274
2021	140,400
2022	33,290
2023	666
Total minimum lease payments	576,780
Less: amount representing interest,
maintenance, and warranties	(170,387)
Present value of minimum lease payments	406,393
Less: current portion	(138,531)
Non current portion	$267,862

On October 8, 2018, the Company entered into two additional capital lease agreements. Lease payments will begin when equipment is received, which is estimated to be in March 2019. Leases will expire 3 years after the commencement date. Over this 3 year period, the Company will incur approximately $295,000 in expenses related to interest, maintenance and warranties. The leases can be prepaid at any time at no cost to the Company. The future minimum lease payments under capital leases for the three months ended December 31, 2018 and the succeeding years ended December 31, 2018 are estimated as follows:

2019	$519,242
2020	623,090
2021	623,090
2022	103,848
Total minimum lease payments	$1,869,270

Litigation

The Company is party to a dispute and legal actions which arose in the ordinary course of business. While the Company believes it has meritorious defenses against the suit, there is a reasonable possibility that the ultimate resolution of this matter could result in a negative outcome for the Company. Given the early stages of the litigation, the range of potential loss is inestimable. Therefore no additional disclosure or accrual is required.

12.	Temporary Equity

Series A Preferred Stock - As of December 31, 2018 and 2017, the Company was authorized to issue up to 66,337 and 70,000 shares of Series A Preferred Stock (“Series A”). The Company had 66,337 shares of $0.00001 par value, Series A Preferred Stock issued and outstanding at December 31, 2018 and 2017. Series A Preferred Stock was issued at $60.75 per share. As of December 31, 2018, the liquidation value of Series A Preferred Stock was approximately $4,850,000.

Series B Preferred Stock - As of December 31, 2018 and 2017, the Company was authorized to issue up to 108,736 and 111,000 shares of Series B Preferred Stock (“Series B”). The Company had 108,379 shares of $0.00001 par value, Series B preferred stock issued and outstanding at December 31, 2018 and 2017. Series B Preferred Stock was issued at $84.00 per share. As of December 31, 2018, the liquidation value of Series B Preferred Stock was approximately $10,650,000.

F-86

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Series C Preferred Stock - As of December 31, 2018 and 2017, the Company was authorized to issue up to 70,000 and 0 shares of Series C Preferred Stock (“Series C”). The Company had 66,829 and 0 shares of $0.00001 par value, Series C preferred stock issued and outstanding at December 31, 2018 and 2017. Series C Preferred Stock was issued at $243.0734 per share. As of December 31, 2018, the liquidation value of Series C Preferred Stock was approximately $15,870,000.

Each of the Series A, Series B, and Series C preferred stock (collectively, the “Series Preferred Stock”) is conditionally puttable by the holders upon a “deemed liquidation event,” which includes a merger, consolidation, reorganization or recapitalization in which a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such transaction, or a sale of substantially all of the Company’s assets. A “deemed liquidation event” is not solely within the control of the Company given the holders of the Series Preferred Stock on the Company’s board of directors. As such, the Series Preferred Stock is classified as temporary equity. Any discount to liquidation preference of the Series Preferred Stock is not being accreted as a deemed dividend, as it is not currently probable that the Series Preferred Stock will become redeemable.

The principal terms of the preferred stock are as follows:

Ranking: The Series B and C are senior to the Series A Preferred Stock. All Preferred Stock is senior to the Common Stock. All series of Preferred Stock and the common stock have voting rights.

Dividends: All series of Preferred Stock carry a cumulative annual dividend of 8 percent. The holders of outstanding shares of preferred stock will receive dividends, when, as and if declared by the Company’s Board of Directors. The right to receive dividends on shares of all series of preferred stock is cumulative and the dividends accrue to holders of all series of preferred stock whether or not dividends are declared or paid in a calendar year. Undeclared dividends in arrears associated with the Series A Preferred Stock aggregated approximately $815,000 and $493,000 at December 31, 2018 and December 31, 2017, respectively. Undeclared dividends in arrears associated with the Series B Preferred Stock aggregated approximately $1,696,000 and $968,000 at December 31, 2018 and December 31, 2017, respectively. Undeclared dividends in arrears associated with the Series C Preferred Stock aggregated approximately $371,000 at December 31, 2018. In the event of arrearages of preferred dividends, common stock dividends can only be declared with the consent of a majority of the preferred stockholders. In the event the Company shall declare a dividend on its Common Stock, all Series of Preferred stockholders shall share proportionately in the dividend distribution, based upon the number of shares of Common Stock into which the respective shares of Series of Preferred Stock are convertible as of the record date.

Liquidation Preference: In the event of any Liquidation Event, as defined, after payment of the debts and other liabilities of the Company, the holders of the Series B and C Preferred Stock shall be entitled to receive, prior to any distribution to holders of Series A Preferred Stock, a cash amount per share equal to their original issue price plus accrued dividends. Then, the holders of the Series A shall be entitled to receive, prior to any distributions to holders of Common Stock, a cash amount per share equal to their original issue price plus accrued dividends. Once all Series of Preferred Stock liquidation preference and accrued dividends have been paid, the remaining assets of the Company available for distribution to the stockholders will be distributed among the holders of common stock pro rata based on the number of shares of common stock held by each such holder.

Optional conversion: Each share of Preferred Stock is convertible into common stock, at the option of the holder, at any time after the date of issuance, into such number of shares of common stock as is determined by dividing the original issue price by the conversion price. The initial conversion price is the original issue price however the conversion price may be adjusted for certain dilutive issuances, splits and combinations, as defined in the Company’s amended certificate of incorporation. In the event of the Company issuing additional shares of common stock for no consideration or for a consideration per share less than the applicable conversion price, the conversion price will be reduced concurrently with the issue to a price determined in accordance with a certain formula.

Automatic conversion: All outstanding shares of the Series A, B and C Preferred Stock will automatically be converted into shares of common stock upon either (a) the closing of the sale of shares of common stock to the public at a price of at least $243.00 per share of common stock (subject to applicable adjustment), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securitas Act of 1933, as amended, resulting in at least $30,000,000 of net proceeds to the Company, and which common stock shall have be listed for trading on the New York Stock Exchange, NASDAQ Global Select Market or NASDAQ Global Market; or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the requisite preferred holders.

F-87

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

13.	Stockholders’ Equity

Common Stock: The Company is authorized to issue up to 400,000 and 290,550 shares of common stock, par value $0.00001 per share, as of December 31, 2018 and 2017, respectively. The Company had 82,202 and 73,499 shares of Common Stock issued and outstanding at December 31, 2018 and 2017, respectively.

14.	Stock Based Compensation

Options

The 2016 Equity Incentive Plan (the “2016 Plan”) provides for the issuance of incentive and non-statutory options to employees and non-employees of the Company. Pursuant to the 2016 Plan, the Company may issue options to purchase up to 115,442 and 103,854 shares of Common Stock of the Company at a stated price for a specified period of time as of December 31, 2018 and 2017, respectively. Options available to issue under the plan are 8,401 and 6,957 at December 31, 2018 and 2017, respectively.

Option awards are generally granted with an exercise price equal to the fair market value of the Common Stock at the date of grant.

Options Valuation

The fair value of each option award is determined at the date of grant using the Black-Scholes valuation model which utilizes the assumptions in the table below. The expected life of the options was based on a simplified calculation which considers the vesting term and 10-year contractual lives of the options awarded. The risk-free interest rate reflects the U.S. Treasury yield curve for a similar expected life instruments in effect at the time of grant. The assumptions utilized are as follows:

	Year ended December 31, 2017	Year ended December 31, 2018
Expected dividend yield	0.00%	0.00%
Expected stock-price volatility	77.36% - 85.95%	83.50% - 89.27%
Risk-free interest rate	1.76% - 2.34%	2.20% - 2.94%
Expected term of options	6.18	6.18
Stock price at date of grant	$8.09 - $13.06	$13.06 - $300.87

The Company recognized $451,909 and $167,891 of stock based compensation expense for the years ended December 31, 2018 and 2017, respectively.

Share-based compensation expense is recognized in the consolidated statements of operations based on awards ultimately expected to vest and may be reduced for estimated forfeitures. Forfeitures were estimated based on the Company’s historical experience.

Options generally vest over four years and have a contractual life of 10 years. At the sole discretion of the Company, the option awards provide for accelerated vesting if there is a change in control as described in the 2016 Plan.

F-88

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The following table is a summary of the Company’s stock options activity for the years ended December 31, 2018 and the 2017:

		Weighted		Weighted Average
		Average		Remaining
		Exercise Price	Aggregate	Contractual
	Options	Per Share	Intrinsic Value	Life (in years)
Outstanding at December 31, 2016	17,260	$8.09	$-	9.83
Granted	23,337	11.38	39,263	8.85
Exercised/ Expired/ Forfeited	(7,677)	8.09	-	-
Outstanding at December 31, 2017	32,920	10.42	86,891	9.33
Granted	22,620	13.06	6,510,262	9.20
Exercised/ Expired/ Forfeited	(14,938)	11.34	4,324,956	-
Outstanding at December 31, 2018	40,602	11.55	11,746,902	8.91
Exercisable at December 31, 2018	13,818	$9.73	$4,022,976	8.19

As of December 31, 2018, there was approximately $903,000 in total unrecognized compensation cost associated with non-vested share-based compensation arrangements. This cost is expected to be recognized over a weighted average period of 1.1 years.

Restricted Stock Awards

The 2016 Plan provides for the issuance of RSAs to employees and non-employees. RSAs generally vest over four years. A summary of information related to RSA activity during the year ended December 31, 2018 and 2017 is as follows:

		Weighted Average	Total
	Number of	Grant Date	Grant Date
	shares	Fair Value	Fair Value
Unvested balance at December 31, 2016	25,287	$8.09	$204,572
Granted	5,865	8.09	47,448
Vested	(8,782)	8.09	(71,046)
Repurchased	(7,050)	8.09	(57,035)
Unvested balance at December 31, 2017	15,320	8.09	123,939
Granted	1,750	-	-
Vested	(7,469)	8.83	(65,961)
Repurchased	(2,167)	8.09	(17,531)
Unvested balance at December 31, 2018	7,434	$8.52	$40,447

15.	Income Taxes

The Company’s effective tax rate varies from the statutory rate primarily as a result of permanent items, state income taxes, and a full valuation allowance against the Company’s net deferred tax assets. The significant increase in the effective tax rate was due primarily to the impact of the Tax Cuts and Jobs Act (“TCJA”), which was signed into law on December 22, 2017, resulting in a corporate rate reduction from 34% to 21%, resulting in a significant revaluation of the net deferred tax assets, before application of the full valuation allowance, of $1,518,086 deferred tax expense.

F-89

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Deferred taxes consist of the following components as of December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017
Deferred income tax assets:
Net operating loss carryforwards	$5,997,641	$3,085,873
Deferred rent	24,758	28,034
Amortization of intangibles	212,650	224,062
Incentive stock options	153,404	139,314
Legal fees relating to GTY acquisition	346,685	-
Tax credits	9,451	9,451
Total deferred income tax assets	6,744,588	3,486,734

Deferred income tax assets liabilities:
Depreciation fixed assets	111,218	(95,785)
Prepaids	(31,503)	(9,011)
Intangible assets from the stock acquisition of DOBT	(107,707)	(132,937)
Total deferred income tax liabilities	(27,992)	(237,733)

Net deferred income tax assets	6,136,657	3,249,001
Valuation allowance	(6,136,657)	(3,249,001)
Deferred income tax assets, net of allowance	$-	$-

	For the year ended	For the year ended
	December 31, 2018	December 31, 2017
Statutory Federal income tax rate	(21.0)%	(34.0)%
State taxes, net of federal tax benefit	(7.5)%	(5.1)%
Federal tax rate change	-%	11.9%
State rate change	-%	(1.2)%
Legal fees relating to GTY acquisition	2.7%	-%
Stock-based compensation expense	0.9%	0.1%
Other items	3.7%	0.4%
Change in valuation allowance	21.2%	27.9%
Income taxes provision (benefit)	-%	-%

As of December 31, 2018, the Company has not recorded any reserve related to uncertain tax positions. There were no interest and penalty amounts included in the uncertain tax positions as of December 31, 2018. The Company does not expect any changes in its uncertain tax positions during the next 12 months that will have a significant impact on the Company’s consolidated financial position or results of operations. Tax years 2014 - 2017 for Federal tax and 2014 - 2017 for state and foreign tax remain open to statute.

At December 31, 2018, the Company has approximately $20,000,000 of U.S. Federal net operating loss and state net operating loss carryforwards, which begin to expire in 2033. The federal net operating loss generated during the period ended December 31, 2018 of approximately $9,000,000 can be carried forward indefinitely. However, the deduction for net operating losses incurred in tax years beginning after January 1, 2018 is limited to 80% of annual taxable income.

F-90

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Realization of the deferred tax assets is dependent on generating sufficient taxable income prior to expiration of the loss and credit carryforwards. The Company has recorded a valuation allowance against the deferred tax assets because management believes that based upon the available objective evidence, it is more likely than not that these assets will not be completely realized. The amount of deferred tax assets considered realizable, however, could be increased or reduced in the near term if estimates of future taxable income during the carryforward period are changed.

16.	Subsequent Events

On February 19, 2019, the Company was acquired by GTY Technology Holdings Inc. The Agreement and Plan of Merger with CityBase, GTY Technology Holdings Inc, GTY CB Merger Sub, Inc. and Shareholder Representative Services LLC which, among other things, provided for the merger of CityBase Merger Sub with and into CityBase, with CityBase surviving the merger as a direct, wholly-owned subsidiary of GTY Technology Holdings Inc. Under the CityBase Agreement, at Closing, GTY Technology Holdings Inc acquired CityBase for aggregate consideration of approximately $63.0 million in cash and 3,034,546 shares of GTY Technology Holdings Inc common stock (valued at $10.00 per share). Each CityBase Holder may elect to have their shares subject to transfer restrictions for up to one year or to have their shares subject to redemption at the GTY Technology Holdings Inc’s option for a promissory note in an amount equal to $10.00 per share redeemed, which note would bear interest at a rate of 8% per annum in the first year after issuance and 10.0% per annum thereafter (subject to an increase of 1% for each additional 6 months that has elapsed without full payment of such note(s)) (which option must be exercised within 90 days after the Closing). Prior to the consummation of the Business Combination, the CityBase Holders agreed to purchase 380,937 Class A Ordinary Shares of GTY Cayman with the proceeds they would have otherwise received from the closing of the CityBase Transaction, which resulted in an approximate $3.8 million reduction to the amount of cash payable to the CityBase Holders. In addition, approximately $2.1 million in cash and 1,000,000 shares of GTY Technology Holdings Inc common stock were deposited into escrow for a period of up to one year to cover certain indemnification obligations of the CityBase Holders.

On February 19, 2019, in connection with the acquisition, all principal and accrued interest from related party receivables (See Note 8) were repaid.

On February 19, 2019, in connection with the acquisition, the subordinated note payable (See Note 9) was canceled.

On February 19, 2019, in connection with the acquisition, the Company terminated the 2016 Plan (See Note 14). Also, in connection with the acquisition an incremental 29,774 options and 8,300 RSAs were vested ahead of their vesting schedule. In addition, the Company paid approximately $1,700,000 in transaction bonuses to employees, non-employees and a board member.

The Company has evaluated subsequent events through March 18, 2019, the date that the consolidated financial statements were approved to be issued, for events requiring recording or disclosure in the Company’s consolidated financial statements. Other than the items noted above, the Company believes that no additional subsequent events have occurred through March 18, 2019, which would require recognition or disclosure.

F-91

Report of Independent Registered Public Accounting Firm

To the Shareholders of eCivis, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of eCivis, Inc. (the “Company”), as of December 31, 2018 and 2017, and the related statements of operations, statements of comprehensive income (loss), changes in stockholders’ deficit and cash flows for the years ended December 31, 2018 and 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years ended December 31, 2018 and 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company's auditor since 2018.

Whippany, New Jersey

March 18, 2019

F-92

eCivis, Inc.

Balance Sheets

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$133,942	$301,542
Marketable securities	-	662,079
Accounts receivable, net of allowances for doubtful accounts of $45,447 and $82,072 at December 31, 2018 and 2017, respectively	1,140,999	786,976
Prepaid expenses and other current assets	357,732	487,523
Total current assets	1,632,673	2,238,120
Property and equipment, net	54,221	84,983
Intangible assets subject to amortization, net	301,381	-
Goodwill	585,000	-
Other assets	47,373	52,615
Total assets	$2,620,648	$2,375,718

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$336,180	$85,952
Accrued expenses and other current liabilities	183,602	90,891
Contract liabilities	2,751,937	2,470,282
Contingent consideration	3,444	-
Line of credit	-	204,492
Total current liabilities	3,275,163	2,851,617
Contract liabilities, noncurrent	29,010	12,459
Contingent consideration, noncurrent	866,556	-
Other long-term liabilities	56,766	79,699
Total liabilities	4,227,495	2,943,775
Stockholders' deficit
Common stock $0.001 par value, 75,000,000 shares authorized; 48,644,348 shares issued and outstanding at December 31, 2018 and 2017	48,645	48,645
Additional paid-in capital	3,833,613	3,801,541
Accumulated other comprehensive income	-	76,647
Accumulated deficit	(5,489,105)	(4,494,890)
Total stockholders' deficit	(1,606,847)	(568,057)
Total liabilities and stockholders' deficit	$2,620,648	$2,375,718

The accompanying notes are an integral part of these financial statements.

F-93

eCivis, Inc.

Statements of Operations

	Year ended	Year ended
	December 31, 2018	December 31, 2017

Revenues
Subscription and support	$4,494,489	$4,340,344
Professional services	456,780	254,154
Total revenues	4,951,269	4,594,498
Cost of revenues
Subscription and support	1,280,004	849,348
Professional services	452,340	382,756
Total cost of revenues	1,732,344	1,232,104
Gross profit	3,218,925	3,362,394
Operating expenses
Sales and marketing	1,217,218	991,105
Research and development	1,327,829	1,101,827
General and administrative	1,663,370	1,394,517
Total operating expenses	4,208,417	3,487,449
Loss from operations	(989,492)	(125,055)
Other income (expense)
Interest income	11,785	46,815
Interest expense	(16,988)	(8,414)
Sublease income	73,225	99,111
Loss on sublease	-	(75,755)
Change in fair value of contingent consideration	52,000	-
Acquisition costs	(204,686)	-
Gain (loss) on sales of marketable securities	2,598	(163,137)
Other income (expense), net	(82,066)	(101,380)
Net loss	$(1,071,558)	$(226,435)
Net loss per share, basic and diluted	$(0.02)	$(0.00)
Weighted average common shares outstanding, basic and diluted	48,644,348	48,644,348

The accompanying notes are an integral part of these financial statements.

F-94

eCivis, Inc.

Statements of Comprehensive Income (Loss)

	Year ended	Year ended
	December 31, 2018	December 31, 2017

Net loss	$(1,071,558)	$(226,435)
Other comprehensive income
Net change in unrealized gain/loss on marketable securities	696	203,213
Other comprehensive income	696	203,213
Comprehensive loss	$(1,070,862)	$(23,222)

The accompanying notes are an integral part of these financial statements.

F-95

eCivis, Inc.

Statements of Changes in Stockholders’ Deficit

				Accumulated Other
	Common Stock		Additional	Comprehensive	Accumulated
	Shares	Amount	Paid-in Capital	Income (Loss)	Deficit	Total
Balance at January 1, 2017	48,644,348	$48,645	$3,769,078	$(126,566)	$(4,268,455)	$(577,298)
Stock-based compensation	-	-	32,463	-	-	32,463
Other comprehensive income	-	-	-	203,213	-	203,213
Net loss	-	-	-	-	(226,435)	(226,435)
Balance at December 31, 2017	48,644,348	48,645	3,801,541	76,647	(4,494,890)	(568,057)
Cumulative effect of accounting change	-	-	-	(77,343)	77,343	-
Stock-based compensation	-	-	32,072	-	-	32,072
Other comprehensive gain	-	-	-	696	-	696
Net loss	-	-	-	-	(1,071,558)	(1,071,558)
Balance at December 31, 2018	48,644,348	$48,645	$3,833,613	$-	$(5,489,105)	$(1,606,847)

The accompanying notes are an integral part of these financial statements

F-96

eCivis, Inc.

Statements of Cash Flows

	Year ended	Year ended
	December 31, 2018	December 31, 2017

Cash flows from operating activities
Net loss	$(1,071,558)	$(226,435)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	181,931	41,424
Stock-based compensation expense	32,072	32,463
Provision for doubtful accounts receivable	38,800	42,045
Change in fair value of contingent consideration	(52,000)	-
(Gain) loss from sales of marketable securities	(2,598)	163,137
Accrual of payment in kind interest	12,177	10,690
Repayment of payment in kind interest	(22,867)	-
Changes in operating assets and liabilities:
Accounts receivable	(385,823)	157,872
Prepaid expenses and other current assets	129,791	(319,494)
Other assets	5,242	(26,855)
Accounts payable	250,228	52,094
Accrued expenses and other current liabilities	92,711	(37,759)
Contract liabilities	228,206	(268,969)
Other long-term liabilities	(11,657)	71,074
Net cash used in operating activities	(575,345)	(308,713)
Cash flows from investing activities
Purchases of property and equipment	(2,550)	(31,790)
Purchase of marketable securities	(335,541)	(469,330)
Proceeds from sales of marketable securities	1,000,914	1,786,497
Net cash provided by investing activities	662,823	1,285,377
Cash flows from financing activities
Payments of contingent consideration	(50,000)	-
Proceeds from line of credit	269,000	200,000
Repayments of line of credit	(462,802)	(1,135,835)
Repayments of capital lease obligation	(11,276)	(10,432)
Net cash used in financing activities	(255,078)	(946,267)
Net increase (decrease) in cash and cash equivalents	(167,600)	30,397
Cash and cash equivalents, beginning of year	301,542	271,145
Cash and cash equivalents, end of year	$133,942	$301,542

Supplemental disclosure of cash flow information:
Cash paid during the year for interest expense	$22,867	$6,199

Supplemental disclosure of non-cash investing activities
Contingent consideration of acquisition	$972,000	$-

The accompanying notes are an integral part of these financial statements

F-97

eCivis, Inc.

Notes to Financial Statements

Note 1— Organization and Business Operations

eCivis, Inc. (the “Company”), a Delaware corporation headquartered in Pasadena, CA, is a Software as a Service (“SaaS”) provider of grants management and indirect cost reimbursement solutions that enables its customers to standardize and streamline complex grant processes in a fully integrated platform. The Company’s primary target markets include state, local and tribal governments in the United States of America.

On March 12, 2018, the Company acquired certain assets and contract liabilities of CostTree LLC and CostTree Holdings LLC. The transaction was recorded as a business combination (see Note 10 below).

Note 2— Basis of Presentation and Liquidity

The accompanying financial statements are presented in U.S. dollars and have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Segments

Management has determined that the Company has one operating segment. The Company’s chief executive officer, who is the Company’s chief operating decision maker, reviews financial information on a consolidated and aggregate basis, together with certain operating metrics principally to make decisions about how to allocate resources and to measure the Company’s performance.

Liquidity

The accompanying financial statements are prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company had a net loss of $1,071,558 and $226,435 for the years ended December 31, 2018 and 2017, respectively, and had net cash used in operating activities of approximately $575,345 and $308,713 for the years ended December 31, 2018 and 2017, respectively. These matters, amongst others, raise doubt about the Company’s ability to continue as a going concern.

As of December 31, 2018, the Company had cash of $133,942 and a working deficit of $1,642,490.  As such, management anticipated that the Company would have to raise additional funds and/or generate revenue within twelve months to continue operations. Additional funding would be needed to implement the Company’s business plan. Obtaining additional funding would be subject to a number of factors, including general market conditions, investor acceptance of the Company’s business plan and results from its business operations. These factors may impact the timing, amount, terms or conditions of additional financing available to the Company. If the Company was unable to raise sufficient funds, management would be forced to scale back the Company’s operations or cease operations.

On September 12, 2018, the Company, along with 5 other technology companies serving the public sector market, entered into a definitive agreement with GTY Technology Holdings Inc. (“GTY”), a publicly traded special purpose acquisition company. On February 15, 2019, GTY approved the business combination between the Company and GTY and consummated the definitive agreement on February 19, 2019. Under the Company’s agreement with GTY, the Company received aggregate consideration of approximately $14.7 million in cash and 2,883,433 shares of GTY common stock valued at $10.00 per share.

Management has determined that the action taken above mitigates the substantial doubt raised by the Company’s historical operating results and satisfies the Company’s funding needs twelve months from the issuance of the Company’s financial statements.

F-98

eCivis, Inc.

Notes to Financial Statements

Note 3— Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods.

On an ongoing basis, management evaluates its estimates, primarily those related to determining revenue recognition, allowance for doubtful accounts, the recoverability of goodwill and long-lived assets, useful lives associated with long-lived assets, contingencies, fair value of contingent consideration, and the valuation and assumptions underlying stock-based compensation. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash includes cash held in checking accounts. Cash equivalents are comprised of investments in money market mutual funds.

Marketable Securities

Marketable securities consist of common stocks, corporate bonds, exchange-traded and closed-end funds, and unit investment trusts. The Company classifies its debt securities as available-for-sale at the time of purchase, and the Company reevaluates such classification as of each balance sheet date. Resulting from our change in accounting policy in 2018, all equity securities are measured at fair value with changes in fair value recognized in net loss. Prior to 2018, the unrealized gains and losses of equity securities were reported as a component of stockholders’ deficit until realized. Debt securities are recorded at their estimated fair value, with any unrealized gains and losses reported as a component of stockholders’ deficit until realized or until a determination is made that an other-than-temporary decline in market value has occurred. The Company considers impairments to be other than temporary if they are related to deterioration in credit risk or if it is likely the Company will sell the securities before the recovery of their cost basis. Realized gains and losses and declines in value deemed to be other than temporary are determined based on the specific identification method and are reported in other income (expense), net in the statements of operations.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are recorded at the invoiced amount, do not require collateral, and do not bear interest. The Company estimates its allowance for doubtful accounts by evaluating specific accounts where information indicates the Company’s customers may have an inability to meet financial obligations, such as bankruptcy and significantly aged receivables outstanding. The allowance for doubtful accounts as of December 31, 2018 and 2017 was $45,447 and $82,072, respectively.

Concentration of credit risk and significant customers

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist of cash and cash equivalents, marketable securities and accounts receivable.

The Company maintains the majority of its cash balances with one major commercial bank in non-interest bearing accounts which, at times, exceed the Federal Deposit Insurance Corporation, or FDIC, federally insured limits.

The Company maintains its marketable securities balances with one major financial services provider which, at times, exceed the Securities Investor Protection Corporation, or SIPC, federally insured limits.

The Company’s investment portfolio consists of investment grade securities diversified amongst security types, industries, and issuers.

For the years ended December 31, 2018 and 2017, no single customer comprised more than 10% of the Company’s total revenues.

F-99

eCivis, Inc.

Notes to Financial Statements

At December 31, 2018, the Company had one customer whose accounts receivable balance represented 20% of the Company’s total accounts receivable. No single customer had an accounts receivable balance greater than 10% of total accounts receivable at December 31, 2017.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation. Expenditures for repairs and maintenance are expensed as incurred, while renewals and betterments are capitalized. Depreciation expense is charged on a straight-line basis over the estimated useful lives of the assets.

The estimated useful lives of the Company’s property and equipment are as follows:

Asset	Useful lives
Furniture, fixtures and computers	5-10 years
Software	3-5 years
Leasehold improvements	Lesser of the life of the lease or estimated useful life

Assets acquired under capital leases are capitalized at the present value of the related lease payments and are amortized over the shorter of the lease term or useful life of the asset.

Impairment of long-lived assets, goodwill and intangible assets subject to amortization

The Company periodically reviews the carrying values of its long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. When events indicate that an asset may be impaired and the estimated undiscounted cash flows are less than the carrying amount of the asset, the impaired asset is adjusted to its estimated fair value and an impairment loss is recorded.

 Fair value of financial instruments

ASC 820, Fair Value Measurements (“ASC 820”) require entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

Level 1:	Quoted prices in active markets for identical or similar assets and liabilities.

Level 2:	Quoted prices for identical or similar assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical or similar assets or liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company values investments in securities that are freely tradable and listed on major securities exchanges at their last reported sales price as of the valuation date.  To the extent these securities are actively traded and valuation adjustments are not applied, they are categorized in Level 1 of the fair value hierarchy.  Securities traded on inactive markets or valued by reference to similar instruments are generally categorized in Level 2 of the fair value hierarchy.

F-100

eCivis, Inc.

Notes to Financial Statements

The significant unobservable inputs used in the fair value measurement of contingent consideration related to the acquisition include annualized revenue forecasts developed by the Company’s management, selected revenue volatility of 25% based on historical revenue volatility for guideline public companies, treasury yields ranging from 1.82% - 2.58%, and a credit spread of 3.0% based on the median cost of debt for guideline public companies. Significant changes in these unobservable inputs may result in a significant impact to the fair value measurement. The following table summarizes the changes in the contingent consideration liability:

Year ended
December 31, 2018
Fair value on acquisition date	$972,000
Change in fair value of contingent consideration	(52,000)
Cash advances	(50,000)
Ending fair value	$870,000

As of December 31, 2018 and 2017, the carrying value of accounts receivable, accounts payable and accrued expenses, approximates fair value due to the short-term nature of such instruments.

The following table summarizes the Company’s financial assets and liabilities measured at fair value on a recurring and nonrecurring basis as of December 31, 2018 and 2017 by level within the fair value hierarchy. Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement (in thousands):

	December 31, 2018
	Level 1	Level 2	Level 3	Total
Liabilities
Contingent consideration	$-	$-	$870,000	$870,000
Total liabilities	$-	$-	$870,000	$870,000

	December 31, 2017
	Level 1	Level 2	Level 3	Total
Marketable securities
Stocks	$93,838	$-	$-	$93,838
Exchange traded and closed end funds	145,601	152,831	-	298,432
Unit investment trusts	-	173,863	-	173,863
Corporate debt securities	95,946	-	-	95,946
Total assets	$335,385	$326,694	$-	$662,079

During 2018, the Company sold its marketable securities and used the proceeds to repay the line of credit in full.

Revenue recognition

The Company adopted the Financial Accounting Standards Board (“FASB”) new revenue recognition accounting framework, Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), on January 1, 2017 using the full retrospective approach. The adoption of this standard did not have a material impact on prior revenue recognition or on opening equity, as the timing and measurement of revenue recognition for the Company is materially the same under ASC 606 as it was under the prior relevant guidance.

F-101

eCivis, Inc.

Notes to Financial Statements

For contracts where the period between when the Company transfers a promised service to the customer and when the customer pays is one year or less, the Company has elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

The Company has made a policy election to exclude from the measurement of the transaction price all taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue producing transaction and collected by the Company from a customer. Such taxes may include but are not limited to sales, use, value added and certain excise taxes.

The Company derives its revenues primarily from subscription services and professional services.

Subscription services revenues

Subscription services revenues primarily consist of fees that provide customers access to either the Company’s grants management or cost allocation cloud applications. Revenue is generally recognized on a ratable basis over the contract term beginning on the date that the Company’s service is made available as the customer simultaneously receives and consumes the benefits of the services throughout the contract term. The Company’s subscription contracts are generally one to three years in length, billed annually in advance and payments are due within thirty days of the invoice date.

Professional services revenues

Professional services revenues primarily consist of fees for data integration with the customer’s systems and the Company’s grant management application, migration of grants, training, and grant writing services. The majority of the Company’s professional services for data integration and grant migration are billed in advance on a fixed price basis and recognized over time based on the proportion performed. For years preceding December 31, 2018, the Company recognized these services from ninety to one hundred and twenty days from the execution date of the contract. For training and grant writing services, revenue is recognized over time as the services are performed.

Significant judgments

The Company’s contracts with customers often include promises to transfer multiple products and services. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Judgment is also required to determine the stand alone selling price (“SSP”) for each distinct performance obligation as well as the satisfaction of performance obligations related to the Company’s professional services revenue. The Company typically has more than one stand-alone selling price for its SaaS solutions and professional services. Additionally, management determined that there are no third-party offerings reasonably comparable to the Company’s solutions. Therefore, the Company determines the SSPs of subscriptions to the SaaS solutions and professional services based on numerous factors including the Company’s overall pricing objectives, customer size, number of users, and discounting practices. Professional services related to the Company’s data integration and grant migration include performance obligations that are generally satisfied between ninety and one-hundred twenty days from the inception of the contract and management recognizes the corresponding revenue accordingly. The measurement of these performance obligations related to these services requires significant judgments based on historical past performance.

Contract liabilities

Contract liabilities primarily consist of amounts that have been billed to or received from customers in advance of revenue recognition and prepayments received from customers in advance for subscription services to the Company’s SaaS offerings and related implementation and training. The Company recognizes contract liabilities as revenues when the services are performed and the corresponding revenue recognition criteria are met. Customer prepayments are generally applied against invoices issued to customers when services are performed and billed. Contract liabilities that are expected to be recognized as revenues during the succeeding twelve-month period are recorded in current liabilities as contract liabilities, and the remaining portion is recorded in long-term liabilities as contract liabilities, noncurrent.

F-102

eCivis, Inc.

Notes to Financial Statements

Assets recognized from the costs to obtain a contract with a customer

The Company recognizes an asset for the incremental and recoverable costs of obtaining a contract with a customer if the Company expects the benefit of those costs to be one year or longer. The Company has determined that certain sales incentive programs to the Company’s employees (“prepaid commissions”) meet the requirements to be capitalized. Prepaid commissions related to new revenue contracts and upsells are deferred and then expensed on a straight-line basis over the expected period benefit, which the Company has determined is the non-cancellable contractual period, based upon the estimated customer life and supported by historical performance in renewing these contracts.

Total expense related to the asset recognized from the costs to obtain a contract with a customer is included in sales and marketing in the statements of operations and was $51,784 and $41,841 for the years ended December 31, 2018 and 2017, respectively.

Disaggregation of revenues

The Company disaggregates its revenues from contracts with customers based on subscription revenues from significant product lines and professional services, as it believes it best depicts how the nature, timing, and uncertainty of its revenues and cash flows are affected by economic factors.

	Year ended
	December 31, 2018	December 31, 2017

Grants management	$4,314,164	$4,340,344
Cost allocation	180,325	-
Professional services	456,780	254,154
	$4,951,269	$4,594,498

Cost of revenues

Cost of revenues primarily consists of costs related to salaries and benefits of grants research and client services personnel, third-party grant writing service costs, and royalty costs incurred pertaining to the Company’s grants insight and sub-recipient management products.

Sales and marketing

Sales and marketing expenses consist primarily of compensation and employee benefits, sales commissions, marketing events, advertising costs, travel, and trade shows and conferences. Advertising costs are expensed as incurred and totaled $35,657 and $45,372 for the years ended December 31, 2018 and 2017, respectively.

Research and development

Research and development expenses are comprised primarily of salaries and benefits associated with the Company’s engineering and product personnel. Research and development expenses also include third-party contractors. Research and development costs are expensed as incurred.

General and administrative

General and administrative expenses consist primarily of personnel costs associated with the Company’s executive, finance, legal, human resources, compliance, and other administrative personnel, rent, and accounting and legal professional services fees.

F-103

eCivis, Inc.

Notes to Financial Statements

Other income (expenses)

Other income (expense) include rental income from subleases, interest and dividend income from marketable securities, realized gains and losses on marketable securities, transaction expenses related to the definitive agreement signed between the Company and GTY, and interest expense from the Company’s line of credit.

Other comprehensive income (loss)

Comprehensive income (loss) includes net income (loss) as well as other changes in stockholders' deficit that result from transactions and economic events other than those with stockholders. Other comprehensive income (loss) consists of net income (loss) and unrealized gains and losses on marketable securities.

Stock-based compensation

The Company accounts for stock-based compensation awards granted to employees and directors based on the awards’ estimated grant date fair value. The Company estimates the fair value of its stock options using the Black-Scholes option-pricing model. The resulting fair value is recognized on a straight-line basis over the period during which an employee is required to provide service in exchange for the award, usually the vesting period, which is generally four years. The Company recognizes the fair value of stock options, net of estimated forfeitures, using the graded vesting method. As of January 1, 2017, the Company no longer uses a forfeiture rate to recognize compensation expense as a result of the adoption of ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting.

The Company values stock options using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including the risk-free interest rate, expected life, expected stock price volatility and dividend yield. The risk-free interest rate assumption is based upon observed interest rates for constant maturity U.S. Treasury securities consistent with the expected term of the Company's employee stock options. The expected life represents the period of time the stock options are expected to be outstanding and is based on the simplified method. Under the simplified method, the expected life of an option is presumed to be the mid-point between the vesting date and end of the contractual term. The Company used the simplified method due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options. Expected volatility is based on historical volatilities for publicly traded stock of comparable companies over the estimated expected life of the stock options. The Company assumed no dividend yield because it does not expect to pay dividends in the near future, which is consistent with the Company's history of not paying dividends.

The Company values restricted stock units at the closing market price on the date of grant, and recognizes compensation expense ratably over the requisite service period of the restricted stock unit award.

Income taxes

The Company has elected to be treated as an S-Corporation under the Internal Revenue Code. As such, the Company generally pays no U.S. taxes on its earnings. The Company’s taxable net earnings are generally passed through to the Company’s stockholders, accordingly, it reports no income tax expense or liability.

Net loss per share

Basic and diluted loss per share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding. As of December 31, 2018 and 2017, the Company excluded 3,441,959 and 3,381,959 stock options, respectively, from the computation of diluted net loss per share because they would be antidilutive.

F-104

eCivis, Inc.

Notes to Financial Statements

Recently issued accounting standards

In February 2016, the FASB issued ASU No. 2016-02, Leases. Under this standard, which applies to both lessors and lessees, lessees will be required to recognize all leases (except for short-term leases) as a lease liability, which is a lessee’s obligation to make lease payments arising from a lease measured on a discounted basis, and as a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Leases will be classified as either financing or operating, with classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2018 and is to be applied at the beginning of the earliest period presented using a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. Based on the Company’s leases in place on January 1, 2019 and considering the practical expedients, the Company expects that adoption of the new standard will not have a material effect on its statements of operations, will result in a gross-up on its balance sheets of approximately $1.0 million relating to an office lease and will have no effect on its statements of cash flows.

In June 2016, the FASB issued guidance which requires that financial assets measured at amortized cost be presented at the net amount expected to be collected. This guidance amends the accounting for credit losses for available-for-sale securities and purchased financial assets with credit deterioration. This guidance is effective for annual periods beginning after December 15, 2019, and interim periods within those annual periods. Early adoption is permitted for any interim or annual period after December 15, 2018. The Company has not determined the impact of this guidance on its financial statements.

In February 2018, the FASB issued an Accounting Standard Update (“ASU”) that provides companies with an option to reclassify stranded tax effects resulting from enactment of the Tax Cuts and Jobs Act (the “Tax Act”) from accumulated other comprehensive income to retained earnings. The guidance will be effective for the Company beginning in the first quarter of 2019 with early adoption permitted, and would be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the tax rate as a result of the Tax Act is recognized. The Company does not expect the adoption of this ASU to have a material impact on its financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820), – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement,” which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted upon issuance of the update. The Company has not determined the impact of this guidance on its financial statements.

Recently adopted accounting standards

In May 2014, the FASB issued guidance related to revenue from contracts with customers codified as ASC 606. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. In addition, the standard requires disclosure of the nature, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted ASC 606 effective January 1, 2017 using the full retrospective method to restate each prior reporting period presented. The adoption of ASC 606 did not have a material impact on the Company’s recognition of subscription, support and professional services for access to the Company’s SaaS platform, or on opening equity, as the timing and measurement of revenue recognition is materially the same for the Company as under prior guidance. The Company has presented additional quantitative and qualitative disclosures regarding identified performance obligations (see Note 13). The Company has also identified and implemented changes to its business processes and internal controls relating to implementation of ASC 606.

The adoption of ASC 606 has changed the Company’s accounting for incremental costs of obtaining a customer contract.  Under ASC 606, commissions are recognized over the estimated period of benefit, which, for the Company, is the non-cancellable contract term. These assets are included in the accompanying balance sheets in prepaid and other current assets and other assets.

F-105

eCivis, Inc.

Notes to Financial Statements

The Company adjusted its financial statements from amounts previously reported due to the adoption of ASC 606. Selected audited balance sheet line items, which reflect the adoption of the new ASU are as follows:

	December 31, 2017
	As Previously Reported	Adjustments	As Adjusted
Assets
Prepaid expenses and other current assets	$458,886	$28,637	$487,523
Other assets	38,432	14,183	52,615
Stockholders' Deficit
Accumulated deficit	$(4,554,160)	$59,270	$(4,494,890)

Select audited statement of operations line items, which reflect the adoption of the new ASU are as follows:

	Year ended December 31, 2017
	As Previously Reported	Adjustments	As Adjusted
Operating expenses
Sales and marketing	$974,655	$16,450	$991,105
Loss from operations	$(108,605)	$(16,450)	$(125,055)
Net loss	$(209,985)	$(16,450)	$(226,435)
Net loss per share, basic and diluted	$(0.00)	$(0.00)	$(0.00)

Select audited statement of cash flow line items, which reflect the adoption of the new ASU are as follows:

	Year ended December 31, 2017
	As Previously Reported	Adjustments	As Adjusted
Cash flows from operating activities
Net loss	$(209,985)	$(16,450)	$(226,435)
Adjustments to reconcile net loss to net cash used in operating activities:
Prepaid expenses and other assets	(327,408)	7,914	(319,494)
Other assets	(35,391)	8,536	(26,855)

In January 2016, the FASB issued guidance which requires certain equity investments to be measured at fair value with changes in fair value recognized in net income, simplifies the impairment assessment of equity investments without readily determinable fair values, requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, and requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the company has elected to measure the liability at fair value. The Company adopted this guidance effective January 1, 2018 on a prospective basis. The adoption of this standard resulted in an approximate $0.1 million reduction of gains on sales from marketable securities during the year ended December 31, 2018.

In November 2016, the FASB issued guidance which requires that restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the beginning and ending total amounts shown on the statement of cash flows. The Company adopted this guidance effective January 1, 2018, and all prior periods have been restated, as required by the new standard. The adoption of this standard did not have a material impact on the Company’s financial statements.

In February 2017, the FASB issued guidance which simplifies the subsequent measurement of goodwill by no longer requiring an entity to determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination.  Under this new guidance, an entity would perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and would recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized would not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity would consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable.  Under the new guidance, an entity continues to have the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary.  This guidance is effective for fiscal years beginning after December 15, 2019 and interim periods within those years.  Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company adopted this standard effective January 1, 2018, and the adoption of this standard did not have a material impact on the Company’s financial statements.

F-106

eCivis, Inc.

Notes to Financial Statements

In May 2017, the FASB issued guidance to clarify which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. Under this guidance, an entity should account for the effects of a modification unless all of the following conditions are met: 1) The fair value of the modified award is the same as the fair value of the original award immediately before the original award is modified. If the modification does not affect any of the inputs to the valuation technique that the entity uses to value the award, the entity is not required to estimate the value immediately before and after the modification; 2) The vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; and 3) The classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The Company adopted this standard effective January 1, 2018, and will apply this guidance to modifications of stock-based compensation arrangements, if any, after this date. The adoption of this standard did not have a material impact on the Company’s financial statements.

In June 2018, the FASB issued guidance which expands the scope of Accounting Standard Codification Topic 718, Compensation—Stock Compensation, to include share-based payments granted to non-employees in exchange for goods or services. Upon adoption, the fair value of awards granted to non-employees will be determined as of the grant date, which will be recognized over the service period. Previous guidance required the awards to be remeasured at fair value periodically when determining the related expense. ASU 2018-07 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, and requires a modified retrospective adoption, with early adoption permitted. Upon adoption, the entity is required to measure the non-employee awards at fair value as of the adoption date. The Company adopted this guidance effect January 1, 2017 using the full retrospective method to restate each prior reporting period presented. The adoption of this standard did not have a material impact on the Company’s financial statements.

Note 4—Prepaid Expenses and Other Current Assets

At December 31, 2018 and 2017, prepaid expenses and other current assets comprise the following:

	December 31,	December 31,
	2018	2017
Prepaid royalty expense	$179,812	$202,881
Prepaid insurance	12,067	176,753
Prepaid commissions	58,499	28,637
Advances to employees	25,000	16,125
Other	82,354	63,127
	$357,732	$487,523

Note 5—Property and Equipment

Property and equipment consists of the following at December 31, 2018 and 2017:

	December 31,	December 31,
	2018	2017
Furniture, fixtures and computers	$396,839	$378,288
Software	73,114	73,114
Leasehold improvements	64,924	64,924
	534,877	516,326
Less: accumulated depreciation and amortization	(480,656)	(431,343)
	$54,221	$84,983

F-107

eCivis, Inc.

Notes to Financial Statements

Depreciation expense is included in general and administrative expenses in the accompanying statements of operations. Depreciation expense was $49,312 and $41,424 during the years ended December 31, 2018 and 2017, respectively.

Furniture, fixtures and computers includes assets held under capital lease of $44,717 as of December 31, 2018 and 2017, with related accumulated amortization thereon of $23,317 and $17,158, respectively.

Note 6—Other Assets

At December 31, 2018 and 2017, other assets comprise the following:

	December 31,	December 31,
	2018	2017
Deposits	$22,826	$22,826
Prepaid commissions, non-current	13,191	14,183
Sublease deferred rent	11,356	15,606
	$47,373	$52,615

Note 7—Accrued Expenses and Other Current Liabilities

At December 31, 2018 and 2017, accrued expenses and other current liabilities comprise the following:

	December 31,	December 31,
	2018	2017
Accrued vacation and employee benefits	$74,701	$69,393
Accrued commissions	37,154	6,160
Short-term portion of capital lease	7,782	11,276
Accrued professional fees	45,533	-
Other current liabilities	18,432	4,062
	$183,602	$90,891

Note 8—Line of Credit

In December 2014, the Company entered into a portfolio loan agreement with the investment bank that manages the Company’s marketable securities. The line of credit is due on demand, is collateralized by the Company’s securities, and borrowings bear interest at rates ranging from 2.25% to 5.00% per annum, based on the loan balance. The Company repaid the loan in full in July of 2018 including $10,690 of paid-in-kind interest accrued as of December 31, 2017. The balance of the loan was $204,492 as of December 31, 2017.

F-108

eCivis, Inc.

Notes to Financial Statements

Note 9—Commitments and Contingencies

Operating leases—The Company leases its office facilities under a non-cancelable operating lease which expires in May 2022. Future minimum lease payments are as follows:

For the years ended December 31,
2019	$308,723
2020	308,723
2021	308,723
2022	128,635
$1,054,804

Rent expense is included in general and administrative expenses in the accompanying statements of operations. Rent expense was $310,665 and $411,186 for the years ended December 31, 2018 and 2017, respectively.

In 2017, the Company entered into an agreement to sublease a portion of the leased office space in Pasadena, CA to an unrelated party under a non-cancelable lease that expires in May 2022. The Company’s lease expense will be offset by payments due under the sublease as follows:

For the years ended December 31,
2019	$62,882
2020	64,771
2021	66,713
2022	28,138
$222,504

Upon execution of the sublease, the Company recognized $75,755 in sublease liabilities which is amortized over the remaining life of the lease and recognized as sublease rental income. The sublease liabilities are included in other long-term liabilities. Sublease rental income was $73,225 and $99,111 for the years ended December 31, 2018 and 2017, respectively.

The Company leases office equipment under operating leases which expired in December 2018. Rent expense was $5,474 for the years ended December 31, 2018 and 2017.

Capital leases—The Company leases computer equipment under capital lease agreements. Outstanding principal payments under capital lease obligations were $7,782, payable in full in 2019 and included in other current liabilities. The Company has deemed the disclosures associated with capital leases to be immaterial to these financial statements and, accordingly, has not presented them.

Litigation—From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. The Company is not currently a party to any legal proceedings, nor is it aware of any pending or threatened litigation, that would have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

Indemnification—In the ordinary course of business, the Company may provide indemnification of varying scope and terms to customers, vendors, investors, directors and officers with respect to certain matters, including, but not limited to, losses arising out of our breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. These indemnification provisions may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is indeterminable. The Company has never paid a material claim, nor has it been sued in connection with these indemnification arrangements. As of December 31, 2018 and 2017, the Company has not accrued a liability for these indemnification arrangements because the likelihood of incurring a payment obligation, if any, in connection with these indemnification arrangements is not probable or reasonably estimable.

F-109

eCivis, Inc.

Notes to Financial Statements

Note 10—Acquisition of CostTree

On March 12, 2018, pursuant to the terms of an asset purchase agreement, the Company acquired all of the assets and operations of CostTree, LLC and CostTree Holdings, LLC, a cloud-based cost allocation and management solution business, in exchange for consideration contingent upon earn-out payments specified in the purchase agreement. Management estimated the fair value of the total earn-out payments to be $972,000 as of the acquisition date. The potential undiscounted amount of all future payments that the Company could be required to make is unlimited. The transaction was recorded as a business combination.

The total purchase consideration was estimated at $972,000 which is contingent upon future new sales and renewals over a five year period. Payments under the agreement are due within sixty days of the most recent fiscal year end. Subsequent to the acquisition date, the Company advanced $50,000 of purchase consideration to be applied against future earn-out payments. For the year ended December 31, 2018, acquisition-related costs incurred by the Company of approximately $22,000 were expensed as incurred and are included in general and administrative expenses in the statements of operations.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the date of the acquisition:

Total contingent consideration to selling shareholders	$972,000

Assets acquired and liabilities assumed
Accounts receivable	7,000
Property and equipment	16,000
Intangible assets subject to amortization	434,000
Contract liabilities	(70,000)
Net assets	387,000
Goodwill	$585,000

The Company believes the amount of goodwill resulting from the acquisition is primarily attributable to expected synergies from assembled workforce and increased offerings to customers.

To determine the estimated fair value of intangible assets acquired, the Company engaged a third-party valuation specialist to assist management. The fair value measurements of the intangible assets were based on significant unobservable inputs and thus represent a level 3 measurement as defined in ASC 820. The acquired intangible asset categories, fair value and amortization periods, were as follows:

	Amortization Period	Fair Value
Trade name	2 Years	$13,000
Developed technology	3 Years	257,000
Non-compete agreements	5 Years	9,000
Customer relationships	3 Years	155,000
		$434,000

The trade name and non-compete agreements were written off in full on the acquisition date. The weighted average lives of the remaining intangible assets at the acquisition date was 3 years.

Excluding the contingent liability, the business combination accounting is complete and final for all assets and liabilities acquired on the acquisition date.

F-110

eCivis, Inc.

Notes to Financial Statements

Note 11—Intangible Assets Subject to Amortization and Goodwill

The carrying value of intangible assets was as follows:

	December 31, 2018
	Gross carrying amount	Accumulated amortization	Net carrying amount
Trade name	$13,000	$(13,000)	$-
Developed technology	257,000	(69,003)	187,997
Non-compete agreements	9,000	(9,000)	-
Customer relationships	155,000	(41,616)	113,384
	$434,000	$(132,619)	$301,381

Amortization expense is included in the following statements of operations functional expense categories. Amortization expense was as follows for the year ended December 31, 2018:

Cost of revenue	$69,003
Sales and marketing	41,616
General and administrative	22,000
$132,619

The following table presents the Company’s estimate of remaining amortization expense for each of the three succeeding fiscal years for finite-lived intangible assets at December 31, 2018:

2019	$137,333
2020	137,710
2021	26,338
$301,381

Note 12—Stock Options

During 2005, the Company established an Employee Incentive Stock Option Plan (the “2005 Plan”). The total number of shares authorized through this plan is 3,699,491 as of December 31, 2018 and 2017. The Board of Directors, at their discretion, can grant nonqualified incentive stock options to employees or directors for the purchase of common stock. Option holders generally become 25% vested in their options rights one year from the grant date and the remaining portion vest ratably thereafter. Full vesting occurs on the fourth anniversary of the vesting commencement date. Vested options may be exercised at any time before the expiration of ten years from the date of the grant.

During 2017, the Company established the 2017 Equity Incentive Plan (the “2017 Plan”). The total number of shares authorized through this plan is 1,457,489 shares as of December 31, 2018 and 2017. All other terms and conditions established in 2017 Plan are consistent with the 2005 Plan.

The Company recognized stock-based compensation expense under these plans as follows:

	Year ended
	December 31, 2018	December 31, 2017

Sales and marketing	$961	$-
Research and development	3,656	2,971
General and administrative	27,455	29,492
	$32,072	$32,463

F-111

eCivis, Inc.

Notes to Financial Statements

As of December 31, 2018, there was approximately $35,000 of total unrecognized compensation cost related to unvested stock-based compensation arrangements. This cost is expected to be recognized over a weighted average period of 1.6 years.

Options Valuation

The Company calculates the fair value of stock-based compensation awards granted to its employees and officers using the Black-Scholes option-pricing method. If the Company determines that other methods are more reasonable, or other methods for calculating these assumptions are prescribed by regulators, the fair value calculated for the Company’s stock options could change significantly.

The fair value of each stock option granted has been determined using the Black-Scholes option-pricing model. The material factors incorporated in the Black-Scholes model in estimating the fair value of the options granted for the periods presented were as follows:

	Year ended
	December 31, 2018	December 31, 2017

Expected dividend yield	0.00%	0.00%
Expected stock-price volatility	88.63% - 89.27%	77.36% - 85.95%
Risk-free interest rate	2.67% - 2.73%	2.28% - 2.43%
Expected term of options	6.31	6.32
Stock price	$0.18	$0.18

•	Expected dividend yield. The expected dividend is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on the Company’s common stock.
•	Expected stock-price volatility. As the Company’s common stock is not publicly traded, the expected volatility is derived from the average historical volatilities of publicly traded companies within the Company’s industry that the Company considers to be comparable to the Company’s business over a period approximately equal to the expected term.
•	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term.
•	Expected term. The expected term represents the period that the stock-based awards are expected to be outstanding. The Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data. Therefore, the Company estimates the expected term by using the simplified method provided by the SEC. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

Stock-based Compensation Summary Tables

The following represents a summary of the options granted to employees that are outstanding at December 31, 2018 and 2017 and changes during the periods then ended:

F-112

eCivis, Inc.

Notes to Financial Statements

		Weighted	Aggregate	Weighted Average
		Average	Intrinsic	Remaining Contractual Life
	Options	Exercise Price	Value	(in years)
Outstanding at December 31, 2016	3,021,959	$0.11	$308,570	5.9
Granted	360,000	0.18	-	9.3
Outstanding at December 31, 2017	3,381,959	0.12	217,912	5.3
Granted	160,000	0.18	-	9.3
Forfeited	(100,000)	0.18	-	-
Outstanding at December 31, 2018	3,441,959	$0.12	$217,912	4.5
Exercisable at December 31, 2018	2,677,791	$0.10	$217,912	3.6

Note 13—Contract Liabilities and Performance Obligations

Subscription service revenue of $2.3 and $2.5 million was recognized during the years ended December 31, 2018 and 2017 that was included in the deferred revenue balances at the beginning of the respective periods. Professional services revenue recognized in the same periods from deferred revenue balances was $0.2 million and $0.3 million for the years ended December 31, 2018 and 2017, respectively.

As of December 31, 2018, approximately $5.0 million of revenue is expected to be recognized from remaining performance obligations for non-cancellable subscription and professional services contracts. The Company expects to recognize revenue on approximately two-thirds of these remaining performance obligations over the next 12 months, with the balance recognized thereafter.

Note 14—Royalty and Partnership Agreements

In February 2015, the Company entered into a partnership agreement with Thompson Information Services (“Thompson”) under which the Company has the right to incorporate Thompson created material in a Company product in exchange for a licensed-based royalty due to Thompson. In addition, the agreement creates a cross-selling relationship whereby either party referring clients receives a percentage of the referred sales. Furthermore, the agreement calls for a minimum royalty payment of $175,000 to Thompson under each term commencing when the product is first available for sale and with amounts due quarterly. The initial commitment period began November 2015 and ended April 2017. The agreement is for an initial three-year term and is automatically renewed for additional one-year terms unless cancelled by either party.

On March 30, 2017, the Company and Thompson amended and extended the partnership agreement to January 1, 2021. Under the amended agreement, the initial commitment period for minimum royalty payments of $175,000 will commence on January 1, 2018. In addition, the Company was required to prepay an initial payment of $175,000 for research and development for the three year term. During the year ended December 31, 2018, the Company recognized $233,333 of royalty expense.

Note 15—Related Party Transactions

The Company leases office space from a related party under a non-cancelable operating lease which expires in May 2022. Rent incurred to the related party was $308,723 for each of the years ended December 31, 2018 and 2017. Future minimum lease payments for this operating lease are included in Note 9.

The Company paid travel and car allowance to the majority stockholder in the amount of $55,200 for each of the years ended December 31, 2018 and 2017.

The Company participates in a captive insurance arrangement with Wilshire Insurance Enterprises, Inc. (“Wilshire Insurance”). The insurance policy covers the Company and fourteen other companies affiliated through common ownership and control. The captive insurance arrangement makes all of the insured part of the same economic family, such that the claims by all of the insured will be pooled.

F-113

eCivis, Inc.

Notes to Financial Statements

The insurance premium due under each insurance policy has been determined by an independent third party based on actuarial principles approved by the North Carolina Commissioner of Insurance. Wilshire Insurance is owned by Wilshire Trust, and the majority stockholder of the Company serves as the sole trustee of Wilshire Trust. The majority stockholder has elected not to take a fee for his services as trustee.

During 2014, the captive insurance arrangement was enhanced to allow for additional lines of coverage and to separate the Company’s minority shareholders’ funds from the majority shareholder’s pooled funds from other entities. Wilshire Insurance established Fair Oaks Incorporated Cell, which is owned by Fair Oaks Trust and the beneficiaries are the minority stockholders of the Company.

Captive insurance expense was $167,026 and $28,700 for the years ended December 31, 2018 and 2017, respectively. Prepaid captive insurance premiums net of amortization were $0 and $166,500 at December 31, 2018 and 2017, respectively, and are included in prepaid expenses and other current assets in the accompanying balance sheets.

Subsequent to the CostTree asset purchase, CostTree LLC received payments from customers under contracts with CostTree LLC. These amounts were deposited into the CostTree LLC account. Total amounts due from CostTree LLC to the Company are $12,000 as of December 31, 2018 and are included in prepaid expenses and other current assets in the accompanying balance sheets.

Note 16—Subsequent Events

On January 08, 2019, the Company’s Board of Directors voted to ratify the September 12, 2018 definitive agreement between the Company and GTY. By majority vote of the Board of Directors, the agreement was ratified.

On January 24, 2019, the Company’s Board of Directors approved of cash bonuses, contingent upon the sale of the Company, to certain employees who were promised options between March of 2017 and May of 2018. These options were never formally approved by the Company’s Board of Directors. Additionally, the Company’s Board of Directors approved a cash bonus, also contingent upon the sale of the Company, to employees based on their tenure with the Company. In total, the value of these bonuses were $594,000.

Under the eCivis Agreement and the eCivis Letter Agreement, at Closing, the Company acquired eCivis for aggregate consideration of approximately $14.7 million in cash and 2,883,433 shares of Company common stock (valued at $10.00 per share) (including 703,631 shares of Company common stock which are redeemable for cash at any time in the sole discretion of the Company for a price of $10.00 per share). The shares not subject to a redemption right are subject to transfer restrictions for one year, which such transfer restrictions may be lifted earlier if, subsequent to the Closing, (i) the last sales price of the Company common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Closing, or (ii) the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their shares of Company common stock for cash, securities or other property. In addition, approximately $3.6 million in cash and 242,200 shares of Company common stock were deposited into escrow for a period of up to one year to cover certain indemnification obligations of the eCivis Holders.

Management has evaluated the impact of all subsequent events on the Company through March 18, 2019, the date the financial statements were available to be issued, and has determined that there were no other subsequent events requiring adjustments to or disclosure in the financial statements.

F-114

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Open Counter Enterprises, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Open Counter Enterprises, Inc. (the “Company”), as of December 31, 2018, and the related statements of operations, changes in stockholders’ deficit and cash flows for year ended December 31, 2018 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and the results of its operations and its cash flows for the year ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company's auditor since 2018.

Whippany, New Jersey

March 18, 2019

F-115

Open Counter Enterprises, Inc.

BALANCE SHEET

December 31, 2018
ASSETS
Current assets:
Cash	$103,429
Accounts receivable	182,280
Total current assets	285,709

Property and equipment, net	29,493
Security deposit	350
Total assets	$315,552

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$113,834
Accrued interest	55,865
Accrued payroll	24,574
Contract liabilities	1,012,220
Short-term notes payable	450,000
Line of credit	50,519
Total current liabilities	1,707,012

Long-term liabilities:
Notes payable	433,098
Total liabilities	2,140,110

Commitments and contingencies (Note 6)

Stockholders’ deficit
Common stock, $0.0001 par value, 78,000,000 shares authorized, 65,483,100 shares issued and outstanding as of December 31, 2018	6,548
Additional paid-in capital	121,764
Accumulated deficit	(1,952,870)
Total stockholders’ deficit	(1,824,558)
Total liabilities and stockholders’ deficit	$315,552

The accompanying notes are an integral part of these financial statements.

F-116

Open Counter Enterprises, Inc.

STATEMENTS OF OPERATIONS

	For the year ended December 31,
	2018	2017
		(Unaudited)
Revenues
Subscription services	$1,419,842	$1,071,209
Professional services	287,400	462,665
Total revenues	1,707,242	1,533,874
Cost of revenues
Cost of subscription services	216,053	176,515
Cost of professional services	282,429	257,370
Total costs of services	498,482	433,885
Gross profit	1,208,760	1,099,989

Operating expenses
Sales and marketing	10,253	46,552
General and administrative	1,563,170	1,670,850
Total operating expenses	1,573,423	1,717,402
Loss from operations	(364,663)	(617,413)

Other income (expense):
Interest income	1	36
Interest expense	(118,887)	(64,766)
Other income	10,000	-
Loss on sale of asset	(807)	-
Total other income (expense)	(109,693)	(64,730)
Net loss	$(474,356)	$(682,143)
Basic and diluted net loss per share	$(0.01)	$(0.01)
Weighted average shares outstanding, basic and diluted	65,483,100	65,289,387

The accompanying notes are an integral part of these financial statements.

F-117

Open Counter Enterprises, Inc.

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2016 (Unaudited)	65,280,000	$6,528	$73,069	$(796,371)	$(716,774)
Exercise of options	203,100	20	7,895	-	7,915
Stock-based compensation	-		35,494		35,494
Net loss	-	-	-	(682,143)	(682,143)
Balance at December 31, 2017 (Unaudited)	65,483,100	$6,548	$116,458	$(1,478,514)	$(1,355,508)
Stock-based compensation	-	-	5,306	-	5,306
Net loss	-	-	-	(474,356)	(474,356)
Balance at December 31, 2018	65,483,100	$6,548	$121,764	$(1,952,870)	$(1,824,558)

The accompanying notes are an integral part of these financial statements.

F-118

Open Counter Enterprises, Inc.

STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2018	2017
		(Unaudited)
Cash flows from operating activities
Net loss	$(474,356)	$(682,143)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,014	6,678
Loss on sale of asset	807	-
Stock-based compensation expense	5,306	43,389
Changes in operating assets and liabilities:
Accounts receivable	(59,000)	26,030
Other current assets	-	1,242
Accounts payable	35,258	7,667
Accrued interest	32,109	(10)
Accrued payroll	(3,039)	13,593
Contract liabilities	372,608	131,654
Net cash used in operating activities	(83,293)	(451,900)

Cash flows from investing activities
Purchases of property and equipment	-	(7,010)
Proceeds from disposition of property and equipment	1,200	-
Payment of security deposit	-	(350)
Net cash provided by (used in) investing activities	1,200	(7,360)

Cash flows from financing activities
Borrowings on notes payable	-	256,414
Payments on notes payable	(55,747)	(65,543)
Net borrowing on line of credit	50,384	135
Proceeds received from exercise of options	-	20
Net cash (used in) provided by financing activities	(5,363)	191,026

Net decrease in cash	(87,456)	(268,234)

Cash at beginning of year	190,885	459,119
Cash at end of year	$103,429	$190,885

Cash paid for interest	$105,969	$62,915
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

F-119

OPEN COUNTER ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1— Organization and Business Operations

Open Counter Enterprises, Inc. (the "Company"), a Delaware corporation headquartered in San Francisco, California, is a developer and provider of software tools for cities to streamline service delivery for businesses, residents, and other public entities. The Company provides its customers with software through a hosted platform and also provides professional services related to software implementation.

Note 2— Basis of Presentation and Liquidity

The accompanying financial statements are presented in U.S. dollars and have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

The accompanying unaudited statements of operations and cash flows for the year ended December 31, 2017 reflect all adjustments consisting of normal recurring adjustments which, in the opinion of management, are necessary for a fair statement of the Company’s results of its operations and cash flows, for the period presented.

Liquidity

The accompanying financial statements are prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company had a net loss of approximately $474,000 and $682,000 for the years ended December 31, 2018 and 2017, respectively, and had net cash used in operating activities of approximately $83,000 and $452,000 for the years ended December 31, 2018 and 2017, respectively. These matters, amongst others, raise doubt about the Company’s ability to continue as a going concern.

As of December 31, 2018, the Company had cash of approximately $103,000 and a working capital deficit of approximately $1.4 million. As such, management anticipates that the Company will have to raise additional funds and/or generate revenue within twelve months to continue operations. Additional funding will be needed to implement the Company’s business plan. Obtaining additional funding will be subject to a number of factors, including general market conditions, investor acceptance of the Company’s business plan and results from its business operations. These factors may impact the timing, amount, terms or conditions of additional financing available to the Company. If the Company is unable to raise sufficient funds, management will be forced to scale back the Company’s operations or cease operations.

On September 12, 2018, the Company, along with 5 other technology companies serving the public sector market, entered into a definitive agreement with GTY Technology Holdings Inc. (“GTY”), a publicly traded special purpose acquisition company.  On February 15, 2019, GTY approved the business combination between the Company and GTY and consummated the definitive agreement on February 19, 2019.  Under the Company’s agreement with GTY, the Company received aggregate consideration of approximately $9.4 million in cash and 1,580,990 shares of GTY common stock valued at $10.00 per share.  See Note 12.

Management has determined that the action taken above mitigates the substantial doubt raised by the Company’s historical operating results and satisfies the Company’s funding needs twelve months from the issuance of the Company’s financial statements.

Note 3 – Summary of Significant Accounting Policies

Use of estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses. Significant items subject to such estimates include revenue recognition, stock-based compensation, and the valuation allowance of deferred tax assets resulting from net operating losses. In accordance with GAAP, management bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances. Management regularly evaluates its estimates and assumptions using historical experience and other factors; however, actual results could differ significantly from those estimates.

F-120

OPEN COUNTER ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and accounts receivable. The Company's cash are placed with high credit quality financial institutions and issuers, and at times may exceed federally-insured limits. The Company has not experienced any loss relating to cash in these accounts.

The Company provides credit, in the normal course of business, to its customers. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

Accounts Receivable

Accounts receivable primarily consists of amounts due from our customers, which are located throughout the United States. Accounts receivable are recorded at the invoiced amount, do not require collateral, and do not bear interest. The Company estimates its allowance for doubtful accounts by evaluating specific accounts where information indicates the Company’s customers may have an inability to meet financial obligations, such as bankruptcy and significantly aged receivables outstanding. The Company had no allowance for doubtful accounts as of December 31, 2018. Five customers accounted for approximately 24.7%, 24.4%, 20.6%, 12.3% and 12.3% of accounts receivable, as of December 31, 2018.

Two customers comprise 35.5% and 24.3% of professional services revenue for the year ended December 31, 2018. One customer comprises 45.0% of professional services revenue for the year ended December 31, 2017.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets. Maintenance and repairs that do not extend the life of or improve an asset are expensed in the period incurred.

The estimated useful lives of property and equipment are as follows:

Computer equipment	5 years
Furniture and fixtures	7 years
Website domain	15 years

Impairment of long-lived assets

Long-lived assets, which comprise capital assets, are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss is recognized when the asset’s carrying value exceeds the total undiscounted cash flows expected from its use and eventual disposition. The amount of the impairment loss is determined as the excess of the carrying value of the asset over its fair value.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. The fair value hierarchy prioritizes the inputs to valuation techniques used in measuring fair value. There are three levels to the fair value hierarchy based on the reliability of inputs, as follows:

F-121

OPEN COUNTER ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS

Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – Unobservable inputs in which little or no market data exists, therefore requiring the Company to develop its own assumptions.

The Company evaluates assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them for each reporting period. This determination requires significant judgments to be made by the Company. The Company did not have any financial assets or liabilities that are measured on a recurring basis as of December 31, 2018.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.  As of December 31, 2018, the recorded values of cash, accounts receivable, accounts payable, accrued expenses, line of credit and short-term notes payable approximate their fair values due to the short-term nature of the instruments.

The required principal and interest payments of the notes payable to Lighter Capital, Inc. are variable, based upon the Company’s net cash receipts, as defined. The amount to be repaid further varies based upon the value of net cash receipts in any loan year. Other than in a default scenario, there is no stated interest rate. The interest component of the promissory note is the difference between the defined Return Cap and the stated principal, so the effective rate will vary every period depending on the amounts repaid. Although the obligation is considered a financial instrument, the Company is unable to reasonably determine its fair value as the remaining monthly payments due under the obligation are based upon the Company’s cash receipts from all revenue, at varying percentages of revenue depending on the amount of revenue for the period, not to exceed the defined Return Cap.

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in the Statement of Operations. If the conversion feature does not require recognition of a bifurcated derivative, the convertible debt instrument is evaluated for consideration of any beneficial conversion feature (“BCF”) requiring separate recognition. When the Company records a BCF, the intrinsic value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid-in capital) and amortized to interest expense over the life of the debt.

Revenue Recognition

The Company adopted the Financial Accounting Standards Board (“FASB”) new revenue standard, Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), on January 1, 2017 using the full retrospective approach. The adoption of this standard did not have a material impact on prior revenue recognition or on opening equity, as the timing and measurement of revenue recognition for the Company is materially the same under ASC 606 as it was under the prior relevant guidance.

With the adoption of Topic 606, revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

F-122

OPEN COUNTER ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS

The Company determines the amount of revenue to be recognized through application of the following steps:

• Identification of the contract, or contracts with a customer;

• Identification of the performance obligations in the contract;

• Determination of the transaction price;

• Allocation of the transaction price to the performance obligations in the contract; and

• Recognition of revenue when or as the Company satisfies the performance obligations.

The Company provides subscription services by allowing customers to use the Company’s software without taking possession of the software. Revenue is recognized ratably over the contract term as the customer simultaneously receives and consumes the benefits of the subscription service as the service is made available by the Company. The Company provides professional services, including data collection, migration, and configuration in which the Company enhances an asset that the customer controls as the asset is created or enhanced. The Company recognizes revenue over time using an output method based on milestones reached.

For contracts where the period between when the Company transfers a promised service to the customer and when the customer pays is one year or less, the Company has elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

The Company has made a policy election to exclude from the measurement of the transaction price all taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue producing transaction and collected by the Company from a customer. Such taxes may include but are not limited to sales, use, value added and certain excise taxes.

Contract Liabilities

Contract liabilities primarily consist of amounts that have been billed to or received from customers in advance of revenue recognition and prepayments received from customers in advance for implementation, maintenance and other services, as well as initial subscription fees. The Company recognizes contract liabilities as revenues when the services are performed and the corresponding revenue recognition criteria are met. Customer prepayments are generally applied against invoices issued to customers when services are performed and billed. Contract liabilities that are expected to be recognized as revenues during the succeeding twelve-month period are recorded in current liabilities as contract liabilities, current portion, and the remaining portion is recorded in long-term liabilities as contract liabilities, net of current portion.

Cost of Revenues

Cost of revenues primarily consists of costs related to software hosting costs, salaries and benefits of client services personnel, third-party service costs, and licensing costs incurred pertaining to the Company’s services to customers.

Sales and Marketing

Sales and marketing expenses consist primarily of compensation and employee benefits, marketing events, advertising costs, travel, and trade shows and conferences.  Advertising costs are expensed as incurred and totaled approximately $10,000 and $47,000 for the years ended December 31, 2018 and 2017, respectively.

General and Administrative

General and administrative expenses consist primarily of personnel costs associated with the Company’s executive, finance, legal, human resources, compliance, and other administrative personnel, as well as accounting and legal professional services fees.

Stock-Based Compensation

Stock options and restricted stock awarded to employees, directors and consultants are measured at fair value on the grant date. The Company recognizes compensation expense ratably over the requisite service period of the option or restricted stock. As of January 1, 2017, the Company no longer uses a forfeiture rate to recognize compensation expense as a result of the adoption of ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting."

F-123

OPEN COUNTER ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS

The Company values stock options using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including the risk-free interest rate, expected life, expected stock price volatility and dividend yield. The risk-free interest rate assumption is based upon observed interest rates for constant maturity U.S. Treasury securities consistent with the expected term of the Company's employee stock options. The expected life represents the period of time the stock options are expected to be outstanding and is based on the simplified method. Under the simplified method, the expected life of an option is presumed to be the mid-point between the vesting date and end of the contractual term. The Company used the simplified method due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options. Expected volatility is based on historical volatilities for publicly traded stock of comparable companies over the estimated expected life of the stock options. The Company assumed no dividend yield because it does not expect to pay dividends in the near future, which is consistent with the Company's history of not paying dividends.

The Company values restricted stock at the closing market price on the date of grant, and recognizes compensation expense ratably over the requisite service period of the restricted stock.

Income Taxes

Deferred income taxes are provided for the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and operating loss carryforwards and credits using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. The Company assesses the likelihood that deferred tax assets will be realized and recognizes a valuation allowance if it is more likely than not that some portion of the deferred tax assets will not be realized. This assessment requires judgment as to the likelihood and amounts of future taxable income by tax jurisdiction. To date, the Company has provided a full valuation allowance against its deferred tax assets as it believes the objective and verifiable evidence of its historical pretax net losses outweighs any positive evidence of its forecasted future results. Although the Company believes that its tax estimates are reasonable, the ultimate tax determination involves significant judgment that is subject to audit by tax authorities in the ordinary course of business. The Company will continue to monitor the positive and negative evidence, and it will adjust the valuation allowance as sufficient objective positive evidence becomes available. No tax related impact was recorded in the financial statements as a result of the adoption of ASU No. 2016-09.

The Company evaluates its uncertain tax positions based on a determination of whether and how much of a tax benefit taken by the Company in its tax filings or positions is more likely than not to be realized. Potential interest and penalties associated with any uncertain tax positions are recorded as a component of income tax expense. Through December 31, 2018, the Company has not identified any material uncertain tax positions for which liabilities would be required to be recorded.

Basic and Diluted Net Loss per Common Share

Basic and diluted loss per share is calculated by divided net loss by the weighted average number of shares of common stock outstanding. For the years ended December 31, 2018 and 2017, the following potentially dilutive shares have been excluded from the calculation of diluted net loss per share attributable to common stockholders because they are anti-dilutive:

	For the year ended December 31,
	2018	2017
Options	1,868,595	2,093,449

F-124

OPEN COUNTER ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS

Recently issued accounting standards

In June 2016, the FASB issued guidance which requires that financial assets measured at amortized cost be presented at the net amount expected to be collected. This guidance amends the accounting for credit losses for available-for-sale securities and purchased financial assets with credit deterioration. This guidance is effective for annual periods beginning after December 15, 2019, and interim periods within those annual periods. Early adoption is permitted for any interim or annual period after December 15, 2018. The Company has not determined the impact of this guidance on its financial statements.

In March 2017, the FASB issued guidance which shortens the amortization period for certain purchased callable debt securities held at a premium. Under this new guidance, an entity would shorten the amortization period of the premium to the earliest call date. The guidance is effective for annual periods beginning after December 15, 2018, and interim periods within those annual periods. Early adoption is permitted, including adoption in an interim period. The Company has not determined the impact of this guidance on its financial statements.

In February 2018, the FASB issued an Accounting Standard Update (“ASU”) that provides companies with an option to reclassify stranded tax effects resulting from enactment of the Tax Cuts and Jobs Act (the “Tax Act”) from accumulated other comprehensive income to retained earnings. The guidance will be effective for the Company beginning in the first quarter of 2019 with early adoption permitted, and would be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the tax rate as a result of the Tax Act is recognized. The Company does not expect the adoption of this ASU to have a material impact on its financial statements.

Recently adopted accounting standards

In May 2014, the Financial Accounting Standards Board or FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. In addition, the standard requires disclosure of the nature, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted ASC 606 effective January 1, 2017 using the full retrospective method to restate each prior reporting period presented. The adoption of ASC 606 did not have a material impact on the Company’s recognition of subscription, support and professional services for access to the Company’s SaaS platform, or on opening equity, as the timing and measurement of revenue recognition is materially the same for the Company as under prior guidance. The Company has presented additional quantitative and qualitative disclosures regarding identified revenue streams and performance obligations (see Note 9). The Company has also identified and implemented changes to its business processes and internal controls relating to implementation of the new standard.

The adoption of ASC 606 has materially changed the Company’s accounting for incremental costs of obtaining a customer contract.  Under ASC 606, commissions are recognized over the estimated period of benefit from the customer contract rather than over the shorter non-cancellable contract term.

In May 2017, the FASB issued guidance to clarify which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. Under this guidance, an entity should account for the effects of a modification unless all of the following conditions are met: 1) The fair value of the modified award is the same as the fair value of the original award immediately before the original award is modified. If the modification does not affect any of the inputs to the valuation technique that the entity uses to value the award, the entity is not required to estimate the value immediately before after the modification; 2) The vesting conditions of the modified award are the same as the vesting conditions of the original award immediate before the original award is modified; and 3) The classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The Company adopted this standard effective January 1, 2017, and will apply this guidance to modifications of stock-based compensation arrangements, if any, after this date. The adoption of this standard did not have a material impact on the Company’s financial statements.

In June 2018, the FASB issued guidance which expands the scope of Accounting Standard Codification Topic 718, Compensation—Stock Compensation, to include share-based payments granted to non-employees in exchange for goods or services. Upon adoption, the fair value of awards granted to non-employees will be determined as of the grant date, which will be recognized over the service period. Previous guidance required the awards to be remeasured at fair value periodically when determining the related expense. ASU 2018-07 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, and requires a modified retrospective adoption, with early adoption permitted. Upon adoption, the entity is required to measure the non-employee awards at fair value as of the adoption date. The Company adopted this guidance effect January 1, 2017 using the full retrospective method to restate each prior reporting period presented.

F-125

OPEN COUNTER ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820), – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement,” which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted upon issuance of the update. The Company adopted ASC 2018-13 effective January 1, 2017.  Adoption did not have a material impact on the Company’s financial statements.

Note 4 – Property and Equipment

Property and equipment, net consists of the following:

December 31, 2018
Computer equipment	$21,951
Furniture and fixtures	9,084
Website domain	20,263
51,298
Less: accumulated depreciation and amortization	(21,805)
$29,493

Depreciation and amortization are included in general and administrative expenses in the accompanying Statements of Operations.  For the years ended December 31, 2018 and 2017, depreciation and amortization were approximately $7,000 and $6,700, respectively.

Note 5 – Debt

Knight Foundation

In 2014, the Company issued two notes payable to John S. and James L. Knight Foundation, Inc. (“Knight Foundation”) for a principal amount of $225,000 each, for an aggregate amount of $450,000. The notes accrue interest at 1.65% per annum. Outstanding principal and accrued and unpaid interest is due and payable upon the earlier of a change of control, an event of default or January 28, 2019.

The outstanding principal and accrued and unpaid interest automatically converts into a number of preferred shares issued in a Qualified Equity Raise at 200%, 175%, 150%, 125%, or 100% of the per security cash purchase price paid by the unaffiliated third-party purchasers based on raise occurring on the first, second, third, fourth, or fifth anniversary of the initial closing of the notes. A Qualified Equity Raise is defined as sales of the Company’s preferred equity securities to one or more unaffiliated third-party purchasers, in which the aggregate gross proceeds to the Company equal or exceed $900,000, excluding any conversion of outstanding indebtedness on or at any time during the ninety (90) day period following the earlier of (i) the maturity date and (ii) occurrence of an event of default, Knight Foundation may convert the then outstanding principal and all accrued but unpaid interest, into shares of the Company’s common stock at a price per share equal to the price obtained by dividing $1,800,000 by the Company’s outstanding capitalization.

The Company recognized interest expense of approximately $7,000 for the years ended December 31, 2018, and 2017, associated with the notes payable to Knight Foundation.

F-126

OPEN COUNTER ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS

Lighter Capital

On December 20, 2016, the Company issued a promissory note to Lighter Capital, Inc. (“Lighter Capital”) for a principal amount of $300,000. On December 19, 2017, the Company amended the promissory note to borrow an additional amount of $256,415, increasing the then-current outstanding principal balance of the note from $233,586 to $490,000. The promissory note is due the earlier of the date Lighter Capital receives from the Company the Return Cap, determined as 1.7 times the aggregate principal amount (i.e., $833,000), or December 19, 2022.

The required principal and interest payments are variable, based upon the Company’s net cash receipts, as defined.  The amount to be repaid further varies based upon the value of net cash receipts in any loan year.  Other than in a default scenario, there is no stated interest rate.  The interest component of the promissory note is the difference between the Return Cap and the stated principal. As such, the effective rate will vary every period depending on the amounts repaid.

The Company recognized interest expense of approximately $112,000 and $58,000 for the years ended December 31, 2018 and 2017, respectively, associated with the notes payable to Lighter Capital.

Line of Credit

The Company entered into a $75,000 line of credit with a bank in December 2014. Any amounts outstanding accrue interest at 12% per annum, calculated based upon the average daily balance outstanding.  The Company’s co-founders personally guaranteed the Company’s obligations under the line of credit.  As of December 31, 2018, $51,000 is outstanding under the line of credit. Interest expense incurred on the line of credit was $1,985 and $188 for the years ended December 31, 2018 and 2017, respectively.

Note 6 – Commitments and Contingencies

Legal Proceedings

From time to time, the Company may become involved in legal proceedings arising in the ordinary course of its business. The Company is not presently a party to any legal proceedings that, if determined adversely to the Company, would have a material adverse effect on the Company.

Indemnification

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to customers, vendors, investors, directors and officers with respect to certain matters, including, but not limited to, losses arising out of our breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. These indemnification provisions may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is indeterminable. The Company has never paid a material claim, nor have it been sued in connection with these indemnification arrangements. As of December 31, 2018, the Company has not accrued a liability for these indemnification arrangements because the likelihood of incurring a payment obligation, if any, in connection with these indemnification arrangements is not probable or reasonably estimable.

Note 7 – Stockholders’ Deficit

Common Stock

The Company has authorized 78,000,000 shares of common stock, $0.0001 par value per share, for issuance.

There are no activities for the year ended December 31, 2018.

Note 8 – Stock-Based Compensation

During 2016, the Company established a 2016 Stock Option and Grant Plan (the “Plan”). The total number of shares authorized through this plan is 7,253,333. The Board of Directors, at their discretion, can grant incentive and nonqualified incentive stock options to employees, directors or contractors for the purchase of common stock. Vested and non-vested options may be exercised at any time before the expiration of ten years from the date of the grant.

F-127

OPEN COUNTER ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS

A summary of the Company’s stock option activity is as follows for stock options:

	Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life (in years)
Outstanding at December 31, 2017	2,093,449	$0.05	$75,348	8.6
Granted	-	-	-	-
Expired/ Forfeited	(224,854)	0.08	-	-
Outstanding at December 31, 2018	1,868,595	0.04	75,348	7.5
Exercisable at December 31, 2018	370,167	$0.05	$12,857	6.8

The Black-Scholes option pricing model is used to estimate the fair value of stock options granted under the Company’s share-based compensation plans. The weighted average assumptions used in calculating the fair values of stock options that were granted for the year ended December 31, 2017, were as follows:

For the year ended December 31,
2017
Expected dividend yield	0.00%
Expected stock-price volatility	79.35% - 85.95%
Risk-free interest rate	1.81% - 2.30%
Expected term	4.7 - 7.0
Stock price	$0.08

There were no stock options granted for the year ended December 31, 2018.

The Company recognized stock-based compensation expense within general and administrative expense in the accompanying Statements of Operations of approximately $5,000 and $35,000 for the years ended December 31, 2018 and 2017, respectively. As of December 31, 2018, there was approximately $3,000 of total unrecognized compensation cost related to unvested stock-based compensation arrangements, which is expected to be recognized over a weighted average period of 0.7 year.

Note 9 – Contract Liabilities

Subscription service revenue of approximately $805,000 and $629,000 was recognized for the years ended December 31, 2018 and 2017, respectively, that was included in the contract liabilities balances at the beginning of the respective periods. Professional services revenue recognized in the same periods from contract liabilities balances was approximately $0 and $24,000 for the years ended December 31, 2018 and 2017, respectively.

As of December 31, 2018, approximately $1.0 million of revenue is expected to be recognized from remaining performance obligations for non-cancellable subscription and professional services contracts. The Company expects to recognize revenue on all of the remaining performance obligations over the next 12 months.

F-128

OPEN COUNTER ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS

Note 10 - Income Taxes

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), which makes broad and complex changes to the U.S. tax code. Certain of these changes may be applicable to the Company, including but not limited to, reducing the U.S. federal corporate tax rate from 35 percent to 21 percent, creating a new limitation on deductible interest expense, eliminating the corporate alternative minimum tax (“AMT”), modifying the rules related to uses and limitations of net operating loss carryforwards generated in tax years ending after December 31, 2017, and changing the rules pertaining to the taxation of profits earned abroad. Changes in tax rates and tax laws are accounted for in the period of enactment. The Tax Act reduces the corporate tax rate to 21 percent, effective January 1, 2018. Consequently, the Company has recorded a decrease related to deferred tax assets, exclusive of the corresponding change in the valuation allowance, for the year ended December 31, 2017. Due to the full valuation allowance on the deferred tax assets, there is no net adjustment to deferred tax expense or benefit due to the reduction of the corporate tax rate.

As of December 31, 2018, the Company has net operating loss carryforwards of approximately $1.8 million available to reduce future taxable income, if any, for Federal and state income tax purposes. Approximately $1.5 million of Federal net operating losses can be carried forward to future tax years and expire in 2038. The Federal net operating loss generated for the year ended December 31, 2018 of approximately $0.3 million can be carried forward indefinitely. However, the deduction for net operating losses incurred in tax years beginning after January 1, 2018 is limited to 80% of annual taxable income.

Under the Internal Revenue Code (“IRC”) Section 382, annual use of the Company’s net operating loss carryforwards to offset taxable income may be limited based on cumulative changes in ownership. The Company has not completed an analysis to determine whether any such limitations have been triggered as of December 31, 2018. The Company has no income tax affect due to the recognition of a full valuation allowance on the expected tax benefits of future loss carry forwards based on uncertainty surrounding realization of such assets.

The Company’s provision for income taxes differs from the result obtained when applying the statutory rate of 21% to pre-tax book loss due to nondeductible expenses, the impact of the federal statutory tax rate change disclosed above, offset by a decrease in our valuation allowance.

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:

As of December 31,
2018
Deferred tax assets:
Net operating loss carryforwards	$498,942
Charitable contribution carryover	280
Stock-based compensation	12,624
Total deferred income tax assets	$511,846

Deferred tax liabilities:
Fixed assets	(3,226)

Net deferred tax assets	508,620
Valuation allowance	(508,620)
Deferred tax assets, net of allowance	$-

F-129

OPEN COUNTER ENTERPRISES, INC.

NOTES TO FINANCIAL STATEMENTS

A reconciliation of the statutory income tax rates and the Company’s effective tax rate is as follows:

For the year ended December 31,
2018
Statutory Federal income tax rate	(21.0)%
State taxes, net of Federal tax benefit	(7.0)%
Legal fees relating to GTY acquisition	12.6%
Stock-based compensation	0.2%
Other items	0.1%
Change in valuation allowance	15.1%
Income taxes provision (benefit)	-%

The Company's major tax jurisdictions are the United States and California. All of the Company's tax years will remain open for examination by the Federal and state tax authorities from the date of utilization of the net operating loss. The Company does not have any tax audits pending.

Note 11 - Subsequent Events

On January 28, 2019, the Company paid off notes payable to Knight Foundation (see Note 5).

In February 2019, the Company paid off a promissory note to Lighter Capital (see Note 5).

On February 19, 2019, GTY consummated its previously announced Business Combination, pursuant to which GTY acquired the Company, along with five other technology companies. Upon the closing on February 19, 2019, the Company survived the merger as a direct, wholly-owned subsidiary of GTY. Under the Company’s agreement with GTY, the Company received aggregate consideration of approximately $9.4 million in cash and 1,580,990 shares of GTY common stock valued at $10.00 per share.

At the closing date GTY acquired all of the Company’s issued and outstanding stock for combined consideration of cash and shares in GTY.

The Company has evaluated the impact of all subsequent events through March 18, 2019, the date the financial statements were available to be issued, for events requiring adjustments to or disclosure in the financial statements. The Company believes that no other subsequent events have occurred through this date, which would require recognition or disclosure.

F-130

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Questica, Inc. and Questica USCDN, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Questica, Inc. and Questica USCDN (collectively, the “Companies”), as of December 31, 2018 and 2017, and the related combined statements of operations, statements of comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2018 and 2017 and the related notes (collectively referred to as the “financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the combined financial position of the Companies as of December 31, 2018 and 2017, and the combined results of their operations and their cash flows for the years ended December 31, 2018 and 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on the Companies’ combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Companies in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter – Financial Statements are Expressed in Canadian Dollars

As disclosed in Note 2, Basis of Presentation, the combined financial statements as of and for the years ended December 31, 2018 and 2017 are presented in Canadian Dollars, the Companies’ functional currency.

/s/ WithumSmith+Brown, PC

We have served as the Companies’ auditor since 2018.

Whippany, New Jersey

March 18, 2019

F-131

QUESTICA INC. AND QUESTICA USCDN INC.

COMBINED BALANCE SHEETS

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$4,542,243	$2,236,096
Marketable securities at fair value	1,907,819	1,599,589
Accounts receivable	3,655,343	4,288,822
Prepaid and other current assets	219,557	123,225
Total current assets	10,324,962	8,247,732
Property & equipment, net	535,670	677,396
Intangibles, net	1,207,770	1,429,036
Goodwill	2,469,915	2,469,915
Deferred commissions	1,439,069	1,061,355
TOTAL ASSETS	$15,977,386	$13,885,434

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$145,740	$60,334
Accrued expenses	270,673	162,483
Deferred revenue	6,513,078	5,546,130
Deferred rent	79,333	135,333
Contingent consideration - current portion	963,284	477,087
Taxes payable	450,749	112,518
Total current liabilities	8,422,857	6,493,885
Long-term liabilities
Deferred tax liability	381,736	322,601
Contingent consideration, less current portion	1,671,801	2,498,188
Total liabilities	10,476,394	9,314,674

Commitments and Contingencies (Note 12)

Stockholders' Equity:
Common stock, no par value: unlimited shares authorized; 108,000 shares issued and outstanding as of December 31, 2018 and 2017	108	108
Class A common stock, no par value; unlimited shares authorized; 100 shares issued and outstanding as of December 31, 2018 and 2017	100	100
Class B common stock, no par value; unlimited shares authorized; 8 shares issued and outstanding as of December 31, 2018 and 2017	625,500	625,500
Retained earnings	5,112,915	3,924,321
Accumulated other comprehensive income (loss)	(237,631)	20,731
Total stockholders' equity	5,500,992	4,570,760
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,977,386	$13,885,434

The accompanying notes are an integral part of these combined financial statements.

F-132

QUESTICA INC. AND QUESTICA USCDN INC.

COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2018	2017

Revenue:
License	$1,512,807	$1,965,350
Maintenance	5,936,560	3,956,719
Professional Services	4,667,064	4,042,183
Subscription	969,127	1,098,081
Total revenue	13,085,558	11,062,333
Cost of revenue	1,286,161	815,280
Gross Profit	11,799,397	10,247,053

Operating expenses:
Selling, general and administrative	10,312,719	7,799,686
Total operating expenses	10,312,719	7,799,686

Income from operations	1,486,678	2,447,367

Other income (expense):
Gain on sale of ETO business	1,125,000	-
Gain (loss) on marketable securities	(101,367)	156,750
Interest income	23,618	9,374
Interest expense	(4,671)	(5,495)
Other income (expense)	45,625	(15,107)
Foreign currency exchange gain (loss)	820,663	(131,029)
Total other income (expense)	1,908,868	14,493

Income before income taxes	3,395,546	2,461,860

Income tax expense	(1,016,952)	(864,758)

Net income	$2,378,594	$1,597,102

Net income per share, basic and diluted:	$22.00	$19.96

Weighted average shares outstanding, basic and diluted:	108,108	79,998

The accompanying notes are an integral part of these combined financial statements.

F-133

QUESTICA INC. AND QUESTICA USCDN INC.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2018	2017

Net income	$2,378,594	$1,597,102
Foreign currency translation adjustment	(258,362)	20,731
Comprehensive income	$2,120,232	$1,617,833

The accompanying notes are an integral part of these combined financial statements.

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COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Shares			Amount
	Common Stock	Class A Common Stock	Class B Common Stock	Common Stock	Class A Common Stock	Class B Common Stock	Retained Earnings	Accumulated Comprehensive Income (Loss)	Total Stockholders' Equity
Balance as of December 31, 2016	-	100	8	$-	$100	$625,500	$5,027,009	$-	$5,652,609
Cumulative effective adjustment to retained earnings of applying ASC 606	-	-	-	-	-	-	800,210	-	800,210
Issuance of common stock	108,000	-	-	108	-	-	-	-	108
Dividends paid	-	-	-	-	-	-	(3,500,000)	-	(3,500,000)
Foreign currency translation adjustment	-	-	-	-	-	-	-	20,731	20,731
Net income	-	-	-	-	-	-	1,597,102	-	1,597,102
Balance as of December 31, 2017	108,000	100	8	108	100	625,500	3,924,321	20,731	4,570,760
Dividends paid	-	-	-	-	-	-	(1,190,000)	-	(1,190,000)
Foreign currency translation adjustment	-	-	-	-	-	-	-	(258,362)	(258,362)
Net income	-	-	-	-	-	-	2,378,594	-	2,378,594
Balance as of December 31, 2018	108,000	100	8	$108	$100	$625,500	$5,112,915	$(237,631)	$5,500,992

The accompanying notes are an integral part of these combined financial statements.

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COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,378,594	$1,597,102
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation & amortization	188,380	143,464
Intangible amortization	221,266	113,419
Change in fair value of contingent consideration	371,260	127,962
Foreign currency translation adjustment	(258,362)	20,731
Unrealized loss (gain) on marketable securities	118,296	(123,950)
Dividend income reinvested	(58,705)	-
Deferred income taxes	59,135	12,385
Changes in operating assets and liabilities:
Accounts receivable	633,479	(827,629)
Prepaid and other current assets	(96,332)	(22,131)
Deferred commissions	(377,714)	(261,145)
Account payable	85,406	(38,531)
Accrued expenses	108,190	14,809
Deferred revenue	966,948	778,887
Deferred rent	(56,000)	(37,333)
Taxes payable	338,231	83,258
Net cash provided by operating activities	4,622,072	1,581,298
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(46,612)	(196,240)
Proceeds from the sales of marketable securities	196,637	3,968,607
Purchase of marketable securities	(564,500)	(887,500)
Acquisition of Power Plan	-	(663,400)
Net cash (used in) provided by investing activities	(414,475)	2,221,467
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(1,190,000)	(3,500,000)
Payment of contingent consideration	(711,450)	-
Proceeds from issuance of common stock	-	108
Net cash used in financing activities	(1,901,450)	(3,499,892)

Net increase in cash and cash equivalents	2,306,147	302,873
Cash and cash equivalents — beginning of year	2,236,096	1,933,223
Cash and cash equivalents — end of year	$4,542,243	$2,236,096

Supplemental disclosure of noncash investing activities
Contingent consideration of Power Plan acquisition	$-	$2,847,313

Cash paid for interest	$-	$-
Cash paid income taxes	$750,000	$740,000

The accompanying notes are an integral part of these combined financial statements.

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NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Questica, Inc., Questica USCDN Inc. and its wholly owned subsidiary Questica Ltd., design and develop capital and operating budgeting software. The Questica suite of products are part of a comprehensive web-based budgeting preparation, performance, management and data visualization solution that enables public sector and non-profit organizations to improve and shorten their budgeting cycles.

Questica Inc. was organized in 1998 as an Ontario corporation. Questica Inc. maintains two offices located in Burlington, Ontario, Canada and serves the Healthcare, K-12, Higher Education and Local Government verticals in North America.

Questica USCDN was organized in 2017 as an Ontario corporation and Questica Ltd. was incorporated in 2017, in the United States (U.S.) as a Delaware corporation. Questica Ltd. is located in Huntington Beach, California, primarily serving the non-profit market and services a limited number of customers in the public and private sector. The majority of the Questica Ltd.’s customers are located in the U.S. and Canada, and as well as some international customers, primarily located in the United Kingdom and Africa.

Note 2 — Basis of Presentation

The combined financial statements include the accounts of Questica, Inc. and Questica, USCDN Inc., which constitute entities under common control, (collectively “the Companies” or “Questica”). All intercompany balances and transactions have been eliminated.

The accompanying combined financial statements for the years ended December 31, 2018 and 2017 are presented in Canadian Dollars, Questica’s functional currency, and have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Note 3 — Summary of Significant Accounting Policies

Use of estimates

The preparation of the accompanying combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses. Significant items subject to such estimates include revenue recognition, the carrying value of goodwill, the fair value of acquired intangibles, the capitalization of software development costs, the useful lives of property and equipment and long-lived intangible assets, and the valuation of deferred tax assets resulting from accumulated operating losses. In accordance with U.S. GAAP, management bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances. Management regularly evaluates its estimates and assumptions using historical experience and other factors; however, actual results could differ significantly from those estimates.

Functional Currency

The functional currency for the Companies is the Canadian Dollar (“CAD”). Assets and liabilities denominated in non-CAD currencies are translated at rates of exchange prevailing on the date of the combined balance sheets and revenues and expenses are translated at average rates of exchange for the period. Foreign currency remeasurement gains or losses on transactions in nonfunctional currencies are recognized in the combined statements of operations within other income (expense). Gains or losses on translation of the financial statements of a non-Canadian operation, when the functional currency is other than the CAD, are included in the combined statements of comprehensive income.

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NOTES TO COMBINED FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Companies consider all highly liquid investments acquired with an original purchased maturity of ninety days or less at the date of purchase to be cash equivalents. Cash equivalents are stated at cost or fair value based on the underlying security.

Marketable Securities

The Companies marketable securities are comprised of U.S. Treasury securities, U.S. government-sponsored agency securities and corporate debt securities that are classified as trading. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is recognized as unrealized and realized gains or losses in the Combined Statements of Operations. The estimated fair values of financial instruments are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Companies to concentrations of credit risk consist of cash and cash equivalents, investments in marketable securities and accounts receivable. The Companies cash and cash equivalents, and investments are placed with high credit quality financial institutions and issuers, and at times may exceed government-insured limits. The Companies have not experienced any loss relating to cash and cash in these accounts. The Companies provide credit, in the normal course of business, to a number of its customers. The Companies performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. No individual customer accounted for 10% or more of revenues for the years ended December 31, 2018 and 2017. No individual customer accounted for 10% of accounts receivable as of December 31, 2018 and 2017.

Accounts receivable

Accounts receivable are recorded at the invoiced amount, do not require collateral, and do not bear interest unless contractually stipulated otherwise, the Companies consider outstanding customer balances in excess of 30 days from invoice date to be delinquent. The Companies estimate an allowance for doubtful accounts by evaluating specific accounts where information indicates the specific customer may have an inability to meet financial obligations, such as bankruptcy and significantly aged receivables outstanding. There was no allowance for doubtful accounts as of December 31, 2018 and 2017.

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their liquidity and short-term nature. Marketable securities are classified as trading and are therefore recognized at fair value. The fair value for trading securities is determined using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. The Companies capitalize costs incurred during the application development stage related to the development of internal use software and enterprise cloud computing services. Such capitalized costs included payroll and payroll-related expenses for employees, who are directly associated with the development of the applications. Costs incurred related to the planning and post-implementation phases of development are expensed as incurred, including costs related to specific upgrades and enhancements when the expenditures do not result in additional functionality. Maintenance and repairs that do not extend the life of or improve an asset are expensed in the period incurred. Depreciation expense is charged on a straight-line basis over the estimated useful lives of the assets.

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NOTES TO COMBINED FINANCIAL STATEMENTS

The estimated useful lives of property and equipment are as follows:

Office equipment	5 years
Furniture and fixtures	5 years
Computer equipment	3 years
Computer software	5 years
Leasehold improvements	Term of the lease

Impairment of Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Impairment losses on long-lived assets, such as real estate and equipment, are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts. For the years ended December 31, 2018 and 2017, there were no impairments of long-lived assets.

Goodwill and Intangible Assets

Goodwill is the excess of purchase price over the fair value of identified net assets of businesses acquired. Intangible assets with indefinite useful lives are measured at their respective fair values as of the acquisition date. Questica does not amortize goodwill and intangible assets with indefinite useful lives.

The Companies review goodwill and indefinite-lived intangible assets at least annually for possible impairment. Goodwill and indefinite-lived intangible assets are reviewed for possible impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit or the indefinite-lived intangible assets below their carrying values.

Deferred Rent

Rent expense from leases is recorded on a straight-line basis over the lease period. The net excess of rent expense over the actual cash paid is recorded as deferred rent. Deferred rent is amortized over the lease period as a reduction of rent expense.

Revenues

Adoption of Topic 606

Effective January 1, 2017, the Companies adopted the provisions and expanded disclosure requirements described in Topic 606. The Companies adopted the standard using the full retrospective method. Accordingly, the results for the prior comparable period were adjusted to conform to the current period measurement and recognition of results. The impact of Topic 606 on reported revenue results was not material.

Revenue Recognition Policy

All revenue-generating activities are directly related to the sale, implementation and support of the Companies solutions within a single operating segment. The Companies derive the substantial majority of its revenues from subscription fees for the use of its solutions hosted in the Companies data centers as well as revenues for implementation and customer support services related to the Companies solutions. A small portion of the Companies customers host the Companies solutions in their own data centers under term license and maintenance agreements, and the Companies recognize the corresponding revenues ratably over the term of those customer agreements.

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NOTES TO COMBINED FINANCIAL STATEMENTS

With the adoption of Topic 606, revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Companies expect to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, the Companies include an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

The Companies determine the amount of revenue to be recognized through application of the following steps:

•	Identification of the contract, or contracts with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;
•	Allocation of the transaction price to the performance obligations in the contract; and
•	Recognition of revenue when or as the Company satisfies the performance obligations.

The Companies do not have any material obligations for returns or refunds in its contracts with customers.

The Companies enter into contracts with its customers that may include promises to transfer multiple deliverables, including software licenses, hosting services, software maintenance and professional services. A performance obligation is a promise in a contract with a customer to transfer products or services that are distinct. Determining whether products and services are distinct performance obligations that should be accounted for separately or combined as one unit of accounting may require significant judgment.

Hosting services and software licenses are distinct as such services are often sold separately. In determining whether professional services are distinct, the Companies consider the following factors for each professional services agreement: availability of the services from other vendors, the nature of the professional services, and the contractual dependence of the service on the other deliverables in the arrangement.

The Companies allocate the transaction price to each performance obligation on a relative standalone selling price (“SSP”) basis. The SSP is the price at which the Companies would sell a promised product or service separately to a customer. Judgment is required to determine the SSP for each distinct performance obligation. The Companies use an adjusted market assessment approach to estimate the standalone selling price for software licenses, hosting services, and software maintenance, and a cost plus a margin approach for professional services.

In certain cases, the Companies are able to establish SSP based on observable prices of products or services sold separately in comparable circumstances to similar customers. The Companies use a single amount to estimate SSP when it has observable prices.

The Companies have elected the practical expedient to not disclose information about its remaining performance obligations because those performance obligations have an original expected duration of one year or less.

For contracts where the period between when the Companies transfer a promised service to the customer and when the customer pays is one year or less, the Companies have elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

The Companies have made a policy election to exclude from the measurement of the transaction price all taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue producing transaction and collected by the Companies from a customer. Such taxes may include but are not limited to sales, use, value added and certain excise taxes.

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NOTES TO COMBINED FINANCIAL STATEMENTS

Software License Revenues

The Companies provide customers with the right to use software as it exists when made available. Customers purchase these licenses upfront. Revenues from distinct licenses are recognized upfront when the software is made available to the customer, which normally coincides with contract execution, as this is when the customer has the risks and rewards of the right to use software.

Hosting Revenue

The Companies also provide hosting services for which revenue is recognized over time as the services are provided, which is ratably over the contract term. Hosting arrangement generally have a term of twelve months.

Professional Services Revenues

The Companies professional services contracts generate revenue on a time and materials basis. Revenues are recognized as the services are rendered for time and materials contracts as the customer simultaneously receives and consumes the benefits of the professional service on a continuous basis.

Deferred Revenues

Deferred revenues primarily consist of amounts that have been billed to or received from customers in advance of revenue recognition and prepayments received from customers in advance for implementation, maintenance and other services, as well as initial subscription fees. The Companies recognize deferred revenues as revenues when the services are performed and the corresponding revenue recognition criteria are met. Customer prepayments are generally applied against invoices issued to customers when services are performed and billed. Deferred revenues that are expected to be recognized as revenues during the succeeding twelve-month period are recorded in current liabilities as deferred revenues, current portion, and the remaining portion is recorded in long-term liabilities as deferred revenues, net of current portion.

Deferred revenue of approximately $5.5 million and approximately $5.1 million was recognized during the years ended December 31, 2018 and 2017, respectively, that was included in the deferred revenue at the beginning of the respective periods. As of December 31, 2018 and 2017, approximately $6.5 million and $5.5 million of revenue is expected to be recognized from remaining performance obligations.

Cost of Revenues

Cost of revenues is comprised primarily of salaries and other personnel-related costs, including employee benefits and bonuses, for employees providing services to the Companies customers. Costs associated with these services include the costs of the Companies implementation, customer support, data center and customer training personnel, as well as costs related to research and development personnel who perform implementation and customer support services. Cost of revenues also includes the direct costs of third-party intellectual property included in the Companies solutions, the amortization of deferred solution and services costs, co-location facility costs and depreciation of the Companies data center assets, an allocation of general overhead costs and referral fees. Direct costs of third-party intellectual property include amounts paid for third-party licenses and related maintenance that are incorporated into the Company’s software and the amortization of acquired technology from the Companies recent acquisitions, with the costs amortized to cost of revenues over the useful lives of the purchased assets.

Sales Tax

Sales tax and other taxes are collected from customers and remitted to governmental authorities on a net basis and, as such, excluded from revenues.

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NOTES TO COMBINED FINANCIAL STATEMENTS

Income Taxes

Deferred income taxes are provided for the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and operating loss carryforwards and credits using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. The Companies assess the likelihood that deferred tax assets will be realized and recognizes a valuation allowance if it is more likely than not that some portion of the deferred tax assets will not be realized. This assessment requires judgment as to the likelihood and amounts of future taxable income by tax jurisdiction. To date, the Companies have provided a valuation allowance against its deferred tax assets generated by Questica Ltd as it believes the objective and verifiable evidence of Questica Ltd.’s historical pretax net losses outweighs any positive evidence of its forecasted future results. Although the Companies believe that their tax estimates are reasonable, the ultimate tax determination involves significant judgment that is subject to audit by tax authorities in the ordinary course of business. The Companies will continue to monitor the positive and negative evidence, and it will adjust the valuation allowance as sufficient objective positive evidence becomes available.

The Companies evaluate their uncertain tax positions based on a determination of whether and how much of a tax benefit taken by each Company in its tax filings or positions is more likely than not to be realized. Potential interest and penalties associated with any uncertain tax positions are recorded as a component of income tax expense. As of December 31, 2018 and 2017, the Companies have not identified any material uncertain tax positions for which liabilities would be required to be recorded.

Net income per share

Basic and diluted net income per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding. There were no potentially dilutive securities outstanding in the years ended December 31, 2018 and 2017.

Recently Adopted Accounting Pronouncements

Statement of Cash Flows

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230). This amendment provides guidance on the presentation and classification of specific cash flow items to improve consistency within the statement of cash flows. Questica adopted ASU No. 2016-15 on January 1, 2017 and its adoption did not have a material impact on the Companies cash flows.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires restricted cash to be presented with cash and cash equivalents on the statement of cash flows and disclosure of how the statement of cash flows reconciles to the balance sheet if restricted cash is shown separately from cash and cash equivalents on the balance sheet. ASU 2016-18 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted. Questica adopted ASU No. 2016-15 on January 1, 2017 and its adoption did not have a material impact on the Companies’ balance sheet and cash flows.

Revenue from Contracts with Customers

In May 2014, the FASB issued ASU 2014-09 and created ASC 606 to provide guidance related to revenue from contracts with customers. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. In addition, the standard requires disclosure of the nature, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Questica adopted ASC 606 effective January 1, 2017 using the full retrospective method to restate each prior reporting period presented. The adoption of ASC 606 did not have a material impact on the Companies recognition of subscription, support and professional services for access to the Companies SaaS platform, or on opening equity, as the timing and measurement of revenue recognition is materially the same for Questica as under prior guidance. Questica has also identified and implemented changes to its business processes and internal controls relating to implementation of ASC 606.

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NOTES TO COMBINED FINANCIAL STATEMENTS

Under ASC 606, incremental contract costs, which includes sales commissions, are required to be capitalized as contract assets and amortized over the period these costs are expected to be recovered. Questica increased retained earnings as of January 1, 2017 by approximately $800,000 to capitalize previously expensed commissions paid to obtain customer contracts. Commissions are recognized over the estimated life of the customer relationship, and recognized in the combined statements of operations through selling, general and administrative expenses.

Fair Value Measurement

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820), — Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement,” which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted upon issuance of the update. The Company adopted ASC 2018-13 effective January 1, 2017. Adoption did not have a material impact on the Companies’ financial statements.

Recent Accounting Pronouncements Not Yet Adopted

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) and subsequent amendments to the initial guidance: ASU 2017-13, ASU 2018-10, ASU 2018-11 and 2018-01 (collectively, Topic 842). Topic 842 requires companies to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets. Topic 842 is effective for the Companies first quarter of fiscal 2020, and earlier adoption is permitted. Questica is currently evaluating the impact of its pending adoption of Topic 842 on its condensed consolidated financial statements. Questica currently expects that most of its operating lease commitments will be subject to the new standard and recognized as operating lease liabilities and right-of-use assets upon our adoption of Topic 842, which will increase our total assets and total liabilities that we report relative to such amounts prior to adoption.

Note 4 — Acquisition of PowerPlan Corporation

On June 20, 2017, pursuant to the terms of an asset purchase agreement, Questica Ltd. acquired all of the assets and operations of PowerPlan Corporation (“PowerPlan”), which provides business performance management solutions, including budgeting software products and the associated or related services including support services. The transaction was recorded as a business combination.

The acquisition of the PowerPlan met a number of strategic objectives, which include the entry into the Not-for-Profit vertical (350+ customers), the removal of a lower priced competitor in the Local Government vertical, access to a number of employees with years of Budgeting experience, an office in the U.S. and a presence on the west coast of North America, where the Companies have a large number of customers.

The total consideration transferred was measured at its acquisition-date fair value of approximately $3.5 million, comprised of cash consideration of approximately $663,000 and fair value of contingent consideration of approximately $2.8 million. During the year ended December 31, 2017, the Companies recorded approximately $68,000 of direct and incremental costs associated with acquisition-related activities. These costs were incurred primarily for legal and professional fees associated with the acquisition. These costs were recorded in selling, general and administrative expenses in the combined statement of operations.

During the year ended December 31, 2017, PowerPlan contributed approximately $859,000 to total revenue and approximately $(553,000) to gross profit, respectively.

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NOTES TO COMBINED FINANCIAL STATEMENTS

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the date of the acquisition:

Total cash and contingent consideration to selling shareholders	$3,510,713
Assets acquired and liabilities assumed
Other assets	$94,203
Property and equipment	33,170
Intangible assets subject to amortization	1,549,702
Net assets	1,677,075
Goodwill	$1,833,638

Questica believes the amount of goodwill resulting from the acquisition is primarily attributable to expected synergies from assembled workforce and increased offerings to customers. Questica recognized goodwill for tax purposes, which is being amortized over 15 years.

Disclosure of pro-forma revenues and earnings attributable to the acquisition is excluded because it is impracticable to obtain complete historical financial records for PowerPlan Corporation.

To determine the estimated fair value of intangible assets acquired, Questica engaged a third-party valuation specialist to assist management. The fair value measurements of the intangible assets were based on significant unobservable inputs and thus represent a level 3 measurement as defined in ASC 820. The acquired intangible asset categories, fair value and amortization periods, were as follows:

	Amortization
	Period	Fair Value
Patents/Developed technology	4 – 5 Years	$376,811
Trade names/Trademarks	6 – 7 Years	92,876
Customer contracts/relationships	7 – 9 Years	1,080,015
		$1,549,702

The business combination accounting is complete and final for all assets and liabilities acquired on the acquisition date.

Note 5 — Fair Value

Fair value measurements used by Questica for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements are based on the premise that fair value represents an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy has been used in determining the input used in measuring fair value:

•	Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities;
•	Level 2 — Inputs other than quoted prices included within Level I that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data; and
•	Level 3 — Unobservable inputs that are supported by little or no market activity, which requires the Company to develop its own assumptions.

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NOTES TO COMBINED FINANCIAL STATEMENTS

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement. Questica measures the fair values of these assets and liabilities based on prices provided by independent market participant that are based on observable inputs using market-based valuation techniques. These valuation models and analytical tools use market pricing or similar instruments that are both objective and publicly available, including matrix pricing or reported trades, benchmark yields, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids and/or offers. Questica did not adjust any of the valuations received from these third parties with respect to any of its level 1 or level 2 securities at December 31, 2018 or December 31, 2017.

The Companies portfolio of marketable securities comprises U.S. Treasuries, U.S. government sponsored agency obligations and high credit quality corporate debt securities classified as trading securities. Gains and losses resulting from the change in fair value of the securities are recognized as unrealized or realized gains or losses in the combined statements of operations.

The following table details the fair value hierarchy of the Companies financial assets measured at fair value on a recurring basis as of December 31, 2018 and 2017:

December 31, 2018	Level 1	Level 2	Level 3	Total
Securities owned:
Fixed income	$-	$1,375,542	$-	$1,375,542
Equity	480,996	-	-	480,996
Other	-	51,281	-	51,281
	$480,996	$1,426,823	$-	$1,907,819

December 31, 2017	Level 1	Level 2	Level 3	Total
Money market funds	$523,122	$-	$-	$523,122
Securities owned:
Fixed income	-	957,258	-	957,258
Equity	453,367	-	-	453,367
Other	-	188,964	-	188,964
	$453,367	$1,146,222	$-	$1,599,589

There were no other financial instruments subject to fair value measurement on a recurring basis.

Level 1 instruments include investments in money market funds and U.S. Treasuries. These instruments are valued using quoted market prices for identical unrestricted instruments in active markets. Questica defines active markets for debt instruments based on both the average daily trading volume and the number of days with trading activity. Level 2 instruments include U.S. Government agency obligations and corporate debt securities. Valuations of Level 2 instruments can be verified to quoted prices, recent trading activity for identical or similar instruments, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. Consideration is given to the nature of the quotations (e.g. indicative or firm) and the relationship of recent market activity to the prices provided from alternative pricing sources.

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the years ended December 31, 2018 or 2017.

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NOTES TO COMBINED FINANCIAL STATEMENTS

Note 6 — Property and Equipment

Property and equipment, net consists of the following:

	December 31, 2018	December 31, 2017
Leasehold improvements	$542,742	$542,742
Office equipment	88,942	88,043
Furniture and fixtures	223,342	202,513
Computers	415,768	390,068
Computer software	451,294	451,294
Total	1,722,088	1,674,660
Less accumulated depreciation and amortization	(1,186,417)	(997,264)
Property and equipment, net	$535,670	$677,396

Depreciation expense for the years ended December 31, 2018 and 2017 totaled approximately $114,000 and $111,000.

Questica capitalized internal use software development costs of approximately $0 and $372,000 during the years ended December 31, 2018 and 2017, respectively. Questica had amortization expense related to internal use software of approximately $74,000 and $32,000 of for the years ended December 31, 2018 and 2017, respectively. Amortization expense for software development costs are classified as cost of revenues. The unamortized capitalized software development costs were approximately $266,000 and $340,000 as of December 31, 2018 and December 31, 2017, respectively.

Note 7 — Goodwill and Intangibles

Intangible asset consists of:

	December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents/Developed Technology	$376,811	$123,266	$253,545
Trade Names/Trademarks	92,876	20,522	72,354
Customer contracts/relationships	1,080,015	198,144	881,871
	$1,549,702	$341,932	$1,207,770

	December 31, 2017
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents/Developed Technology	$376,811	$43,756	$333,055
Trade Names/Trademarks	92,876	6,955	85,921
Customer contracts/relationships	1,080,015	69,955	1,010,060
	$1,549,702	$120,666	$1,429,036

Intangible assets amortization expense was approximately $221,000 and $113,000 for the years ended December 31, 2018 and 2017, respectively.

The following table presents the Companies estimate of remaining amortization expense for each of the five succeeding calendar years for finite-lived intangible assets at December 31, 2018:

F-146

QUESTICA INC. AND QUESTICA USCDN INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

2019	$218,564
2020	218,564
2021	218,564
2022	218,564
2023	218,564
Thereafter	114,950
$1,207,770

In the years ended December 31, 2018 and 2017, no goodwill impairment was recognized.

Note 8 — Accrued Expenses

Accrued expenses consist of the following:

	December 31, 2018	December 31, 2017
Payroll and employee benefits	$24,183	$112,653
Commissions	26,563	31,446
Professional fees	178,850	18,384
Other	41,077	-
Total	$270,673	$162,483

Note 9 — Stockholders’ Equity

Questica, Inc. has an unlimited number of no par value Class A and Class B shares of authorized common stock. The holders of Class A and Class B common stock are entitled to participate equally when dividends are declared and are entitled to one vote per share at all shareholder meetings. In the event of liquidation, whether voluntary or involuntary, the holders of Class A and Class B shares shall be entitled to receive on a pari passi basis, in equal amounts per share, all of the remaining property and assets of Questica, Inc.

As of December 31, 2018 and December 31, 2017, Questica Inc. had 100 shares of its no par value Class A common stock and 8 shares of its no par value Class B common stock issued and outstanding.

Questica USCDN, Inc. has an unlimited number of no par value shares of authorized common stock. Subject to the rights of the holders of any other class or classes of shares ranking above the common shares, holders of common shares are entitled to participate equally when dividends are declared, are entitled to one vote per common share at all shareholder meetings and in the event of liquidation are entitled to receive, in equal amounts per share, all of the remaining property and assets of the USCDN. The common shares are not transferrable without the consent of the Company’s board of directors.

On April 6, 2017, Questica USCDN issued 108,000 shares of common stock to investors for $0.001 per share or 108 CAD.

As of December 31, 2018 and 2017, Questica USCDN had 108,000 shares of its no par value common stock issued and outstanding.

F-147

QUESTICA INC. AND QUESTICA USCDN INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

Note 10 — Related Party Transactions

Parties are considered related to the Companies if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Companies. Related parties also include principal owners of the Companies, its management, members of the immediate families of principal owners of the Companies and its management and other parties with which the Companies may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Companies related party transactions are as follow:

•	Handling Specialty Holding Inc., owned by a director of Questica Inc., is lessor of office space to the Companies under a non-cancellable operating lease with a remaining term of 1.25 years (see Note 12).

•	The former Chief Executive Officer of Powerplan Corporation entered into a four-year contractor services agreement with Questica Inc. on June 20, 2017. The services shall include product support, training implementation, project management, customer management and consulting services for Questica products; design and testing of any features on Questica’s product offerings to be incorporated into Questica’s solution; day-to-day management of the employees of the business and relationship with development organization in India; assist with sales efforts to the not-for-profit market participate in migrations from PowerPlan’s solution to the Questica Budget solution and assist in marketing the upgrade to Questica Budget to PowerPlan’s existing government customers.

•	On July 31, 2018, the Company sold its ETO software and related assets to a newly-formed entity which is partially owned by officers and shareholders of the Company, for cash proceeds of approximately $817,000 and the assumption of deferred revenue liabilities of approximately $305,000.

Note 11 — Income Taxes

Questica, Inc., is subject to the taxing authority of the government of Canada and the province of Ontario. Questica Ltd. Is subject to the taxing authority of the U.S. federal government and multiple states.

The table below presents the components of the provision for taxes:

	As of December 31,
	2018	2017
Current
US Federal	$-	$-
US State	-	-
Canada Federal	542,161	482,475
Canada Province	415,657	369,898
Total current provision	957,817	852,373
Deferred
US Federal	-	-
US State	-	-
Canada Federal	33,473	7,011
Canada Province	25,662	5,375
Total deferred benefit	59,135	12,385
Total provision for income taxes	$1,016,952	$864,758

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets for the Companies consist of the following:

F-148

QUESTICA INC. AND QUESTICA USCDN INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

	As of December 31,
	2018	2017
Deferred income tax assets:
Net operating loss carryforwards	$233,670	$172,177
Contingent consideration relating to PowerPlan acquisition	-	27,580
Intangible assets relating to PowerPlan acquisition	67,287	22,854
Total deferred income tax assets	300,958	222,611
Valuation allowance against Questica Ltd deferred tax assets	(249,398)	(220,702)
Net deferred income tax assets	51,559	1,909

Deferred income tax liabilities:
Goodwill relating to PowerPlan acquisition	(5,817)	(1,909)
Contingent consideration relating to PowerPlan acquisition	(45,742)
Commissions	(381,353)	(281,259)
Unrealized gain	(383)	(41,342)
Total deferred income tax liabilities	(433,296)	(324,510)
Net deferred income tax liability	$(381,736)	$(322,601)

A reconciliation of the statutory income tax rates and Questica Ltd.’s effective tax rate is as follows:

	For the year ended December 31,
	2018	2017
Statutory US Federal income tax rate	(21.0)%	(34.0)%
US State taxes, net of Federal tax benefit	(0.6)%	(0.5)%
US Federal tax rate change	-%	12.9%
Change in valuation allowance	21.6%	21.6%
Income taxes provision (benefit)	-%	-%

A reconciliation of the statutory income tax rates and Questica, Inc.’s effective tax rate is as follows:

	For the year ended December 31,
	2018	2017
Statutory federal income tax rate (Canada)	15.0%	15.0%
Statutory provincial income tax rate (Canada)	11.5%	11.5%
Legal fees relating to GTY	1.7%	-%
Meals	-%	0.1%
Income taxes provision	28.2%	26.6%

As of December 31, 2018, Questica Ltd’s has net operating loss carryforwards of approximately $1.1 million available to reduce future taxable income, if any, for U.S. Federal and state income tax purposes. Approximately $943,000 of U.S. Federal net operating losses can be carried forward to future tax years and expire in 2038. The U.S. Federal net operating loss generated during the year ended December 31, 2018 of approximately $285,000 can be carried forward indefinitely. However, the deduction for net operating losses incurred in tax years beginning after January 1, 2018 is limited to 80% of annual taxable income. Under the Internal Revenue Code (“IRC”) Section 382, annual use of Questica Ltd’s net operating loss carryforwards to offset taxable income may be limited based on cumulative changes in ownership. Questica Ltd. has not completed an analysis to determine whether any such limitations have been triggered as of December 31, 2018. Questica Ltd. has no income tax affect due to the recognition of a valuation allowance on the expected tax benefits of future loss carry forwards based on uncertainty surrounding realization of such assets.

F-149

QUESTICA INC. AND QUESTICA USCDN INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

The Companies apply the accounting guidance for uncertainty in income taxes pursuant to ASC 740-10. The Companies did not record any accruals for income tax accounting uncertainties for the year ended December 31, 2018, respectively. The Companies do not have any unrecognized tax benefits that will significantly decrease or increase within 12 months of December 31, 2018 and December 31, 2017.

The Companies policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense. The Companies did not accrue either interest or penalties from inception through December 31, 2018.

Questica Ltd.’s major tax jurisdictions are the United States, Arizona, California, Colorado, Oregon and Wisconsin. Questica Ltd.’s tax year will remain open three years for examination by the U.S. Federal and state tax authorities, from the date of utilization of the net operating loss. Questica Ltd. does not have any tax audits pending. Questica, Inc.’s major tax jurisdictions are Canada and Qntario. All of the Company’s tax years will remain open for examination by the Federal and provincial tax authorities, respectively, from the date of utilization of the non-capital loss. Questica does not have any tax audits pending.

Note 12 — Commitments and Contingencies

Leases

The Companies lease offices under non-cancelable operating leases in Burlington, Ontario, and Huntington Beach, California. Lease incentives received by landlords are capitalized as deferred rent and amortized over the lease term.

As of December 31, 2018, future minimum lease payments under non-cancelable operating leases are as follows:

	Questica Inc.	Questica Ltd.
2019	$237,516	$72,147
2020	-	74,312
2021	-	76,539
2022	-	78,831
2023	-	19,852
Total	$237,516	$321,680

Rent expense, including common area maintenance costs for the Companies operating leases was approximately $280,000 and $277,000 for the years ended December 31, 2018 and 2017, respectively. Rent expense is classified in selling, general and administrative expenses in the combined statements of operations.

Legal Proceedings

From time to time, the Companies may become involved in legal proceedings arising in the ordinary course of its business. The Companies are not presently a party to any legal proceedings that, if determined adversely to the Companies, would have a material adverse effect on the Companies.

F-150

QUESTICA INC. AND QUESTICA USCDN INC.
NOTES TO COMBINED FINANCIAL STATEMENTS

Note 13 — Subsequent Events

On February 19, 2019, GTY consummated its previously announced Business Combination, pursuant to which GTY acquired Questica, along with five other technology companies. Upon the closing on February 19, 2019, GTY indirectly acquired Questica for aggregate consideration of approximately $44.4 million in cash and an aggregate of 2,600,000 Class A exchangeable shares in the capital stock of Questica Exchangeco and 1,000,000 Class B exchangeable shares in the capital stock of Questica Exchangeco, each of which is exchangeable into shares of GTY common stock, that were issued to the holders of Questica capital stock (the “Questica Holders”). In accordance with the Questica Shareholder Agreement, dated as of February 12, 2019, by and among GTY and certain Questica Holders (the “Questica Shareholder Agreement”), 500,000 Class C exchangeable shares in the capital stock of Questica Exchangeco may be redeemable at the sole discretion of GTY at any time for $5.0 million plus all accrued and unpaid dividends, and may be exchanged for shares of GTY common stock beginning on the sixty-first day following the Closing for a number of shares of GTY common stock equal to $5.0 million plus accrued and unpaid dividends divided by the lesser of (i) $10.00 or (ii) the 5-day volume weighted average price (“VWAP”) at the time of exchange. For so long as the Class C exchangeable shares remain outstanding, they accumulate a dividend of 5.0% per annum for the first sixty days following the Closing and 10.0% per annum thereafter. The Class A exchangeable shares in the capital stock of Questica Exchangeco are subject to transfer restrictions for one year, which such transfer restrictions may be lifted earlier if, subsequent to the Closing, (i) the last sale price of GTY common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Closing, or (ii) GTY consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their shares of GTY common stock for cash, securities or other property. In addition, approximately $0.1 million in cash and 800,000 exchangeable shares were deposited into escrow for a period of one year to cover certain indemnification obligations of the Questica Holders.

Management has evaluated the impact of all subsequent events on the Company through March 18, 2019, the date the combined financial statements were available to be issued, and has determined that there were no subsequent events requiring adjustments to or disclosure in the combined financial statements.

F-151

Report of Independent Registered Public Accounting Firm

To the Members and the Board of Directors of

Sherpa Government Solutions, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Sherpa Government Solutions, LCC (the “Company”), as of December 31, 2018, and the related statements of operations, changes in members’ capital and cash flows for the year ended December 31, 2018 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and the results of its operations and its cash flows for the year ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company's auditor since 2018.

Whippany, New Jersey

March 18, 2019

F-152

Sherpa Government Solutions, LLC

BALANCE SHEET

December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$923,942
Accounts receivable	425,675
Prepaid expenses and other current assets	25,801
Total current assets	1,375,418

Property and equipment, net	2,064
Total Assets	$1,377,482

LIABILITIES AND MEMBERS' CAPITAL
Current liabilities:
Accounts payable	$3,945
Accrued expenses	152,523
Contract liabilities	75,523
Total current liabilities	231,991

Commitments and contingencies

Members' capital	1,145,491
Total liabilities and members' capital	$1,377,482

The accompanying notes are an integral part of this financial statement.

F-153

Sherpa Government Solutions, LLC

STATEMENTS OF OPERATIONS

	For the Year ended December 31,
	2018	2017
		(Unaudited)
Revenues
Professional services	$1,903,698	$1,191,810
Licenses	1,000,453	620,074
Hosting	185,937	113,280
Total revenues	3,090,088	1,925,164
Cost of revenues	428,737	60,929
Gross profit	2,661,351	1,864,235

Operating expenses
General and administrative	1,670,885	1,181,574
Total operating expenses	1,670,885	1,181,574
Operating income	990,466	682,661

Other income:
Interest income	3,789	1,079
Total other income	3,789	1,079
Net income	$994,255	$683,740

The accompanying notes are an integral part of these financial statements.

F-154

Sherpa Government Solutions, LLC

STATEMENT OF CHANGES IN MEMBERS’ CAPITAL

Members' Capital
Balance at December 31, 2017 (Unaudited)	909,236
Contributions	1,000
Distributions	(759,000)
Net Income	994,255
Balance at December 31, 2018	$1,145,491

The accompanying notes are an integral part of this financial statement.

F-155

Sherpa Government Solutions, LLC

STATEMENTS OF CASH FLOWS

	For the Year ended December 31,
	2018	2017
		(Unaudited)
Cash flows from operating activities
Net income	$994,255	$683,740
Non-cash adjustments
Depreciation and amortization	2,478	15,010
Changes in operating assets/liabilities
Accounts receivable	(155,995)	(249,496)
Prepaid expenses and other current assets	17,260	(43,061)
Accounts payable	(6,371)	3,618
Accrued expenses	86,132	(2,145)
Contract liabilities	46,123	29,400
Net cash provided by operating activities	983,882	437,066

Cash flows from financing activities
Proceeds received from members' contributions	1,000	-
Members' distributions	(759,000)	(260,000)
Net cash used in financing activities	(758,000)	(260,000)

Net increase in cash and cash equivalents	225,882	177,066

Cash and cash equivalents, beginning of year	698,060	520,994
Cash and cash equivalents, end of year	$923,942	$698,060

The accompanying notes are an integral part of these financial statements.

F-156

SHERPA GOVERNMENT SOLUTIONS, LLC

NOTES TO FINANCIAL STATEMENTS

Note 1— Organization and Business Operations

Sherpa Government Solutions, LLC (the "Company"), a Colorado limited liability company headquartered in Denver, Colorado, was established in 2004. The Company is a developer and provider of public sector budgeting software and consulting services.

Note 2— Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

The accompanying unaudited statements of operations and cash flows for the year ended December 31, 2017 reflect all adjustments consisting of normal recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the Company’s results of its operations and cash flows, for the period presented.

Note 3 – Summary of Significant Accounting Policies

Use of estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses. Significant items subject to such estimates include revenue recognition and the allowance for doubtful accounts. Management bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances. Management regularly evaluates its estimates and assumptions using historical experience and other factors; however, actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments acquired with an original maturity of ninety days or less at the date of purchase to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. The Company's cash and cash equivalents are placed with high credit quality financial institutions and issuers, and at times may exceed federally-insured limits. The Company has not experienced any loss relating to cash and cash equivalents in these accounts.

The Company provides credit, in the normal course of business, to its customers. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

Accounts Receivable

Accounts receivable consists of amounts due from customers. Accounts receivable are recorded at the invoiced amount, do not require collateral, and do not bear interest. The Company estimates its allowance for doubtful accounts by evaluating specific accounts where information indicates the Company’s customers may have an inability to meet financial obligations, such as bankruptcy and significantly aged receivables outstanding. The Company had no allowance for doubtful accounts as of December 31, 2018.

Three customers accounted for approximately 19%, 14%, and 10% of revenues for the year ended December 31, 2018. Four customers accounted for approximately 27%, 15%, 13% and 11% of revenues for the year ended December 31, 2017.

Three customers accounted for approximately 50%, 21%, and 12% of accounts receivable, as of December 31, 2018.

F-157

SHERPA GOVERNMENT SOLUTIONS, LLC

NOTES TO FINANCIAL STATEMENTS

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets. Maintenance and repairs that do not extend the life of or improve an asset are expensed in the period incurred.

The estimated useful lives of property and equipment are as follows:

Computer hardware and equipment	3 - 5 years

Impairment of long-lived assets

Long-lived assets, which comprise capital assets, are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss is recognized when the asset’s carrying value exceeds the total undiscounted cash flows expected from its use and eventual disposition. The amount of the impairment loss is determined as the excess of the carrying value of the asset over its fair value. There were no impairments during the years ended December 31, 2018 and 2017.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. The fair value hierarchy prioritizes the inputs to valuation techniques used in measuring fair value. There are three levels to the fair value hierarchy based on the reliability of inputs, as follows:

Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – Unobservable inputs in which little or no market data exists, therefore requiring the Company to develop its own assumptions.

The Company evaluates assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them for each reporting period. This determination requires significant judgments to be made by the Company. The Company did not have any financial assets or liabilities that are measured on a recurring basis as of December 31, 2018.

ASC 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.  As of December 31, 2018, the recorded values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments.

Revenue Recognition

The Company adopted the Financial Accounting Standards Board (“FASB”) new revenue framework, Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), on January 1, 2017 using the full retrospective approach. The adoption of this standard did not have a material impact on prior revenue recognition or on opening members’ capital, as the timing and measurement of revenue recognition for the Company is materially the same under ASC 606 as it was under the prior relevant guidance.

F-158

SHERPA GOVERNMENT SOLUTIONS, LLC

NOTES TO FINANCIAL STATEMENTS

Professional services revenue

The Company’s professional services contracts generate revenue on a time and materials, fixed fee or subscription basis. Revenues are recognized as the services are rendered for time and materials contracts. Revenues are recognized when the milestones are achieved and accepted by the customer or on a proportional performance basis for fixed fee contracts. Revenues are recognized ratably over the contract term for subscription contracts. The milestone method for revenue recognition is used when there is substantive uncertainty at the date the contract is entered into whether the milestone will be achieved. Training revenues are recognized as the services are performed.

Software license revenue

The Company provides customers with the right to use software as it exists when made available. Customers purchase these licenses upfront. Revenues from distinct licenses are recognized upfront when the software is made available to the customer as this is when the customer has the risks and rewards of the right to use software. The Company also acts as an agent in reselling third- party software as the Company is not primarily responsible for the third-party software.

Hosting revenue

The Company also provides hosting services for which revenue is recognized over time as the services are provided, which is ratably over the contract term.

Significant judgments – contracts with multiple performance obligations

The Company enters into contracts with customers that include promises to transfer multiple performance obligations, including software licenses, hosting, and professional services. Determining whether products and services are distinct performance obligations that should be accounted for separately or combined as one unit of accounting may require significant judgment.

In determining whether professional services are distinct, the Company considers the following factors: availability of the services from other vendors, the nature of the services, and whether the services are interdependent and interrelated. To date, the Company has concluded that all software licenses, hosting services, software support, and professional services included in contracts, with multiple performance obligations, are distinct.

The Company allocates the transaction price to each performance obligation on a relative standalone selling price ("SSP") basis. The SSP is the price at which the Company would sell a promised product or service separately to a customer. Judgment is required to determine the SSP for each distinct performance obligation. The Company uses an adjusted market assessment approach to estimate the standalone selling price for software licenses, hosting services, and a cost plus a margin approach for professional services.

For contracts where the period between when the Company transfers a promised service to the customer and when the customer pays in one year or less, the Company has elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

The Company has made a policy election to exclude from the measurement of the transaction price all taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue producing transaction and collected by the Company from a customer. Such taxes may include but are not limited to sales, use, value added and certain excise taxes.

Contract Liabilities

Contract liabilities primarily consist of amounts that have been billed to or received from customers in advance of revenue recognition and prepayments received from customers in advance for implementation, hosting and other services. The Company recognizes contract liabilities as revenues when the services are performed and the corresponding revenue recognition criteria are met. Customer prepayments are generally applied against invoices issued to customers when services are performed and billed. Contract liabilities that are expected to be recognized as revenues during the succeeding twelve-month period are recorded in current liabilities as contract liabilities, current portion, and the remaining portion is recorded in long-term liabilities as contract liabilities, net of current portion.

F-159

SHERPA GOVERNMENT SOLUTIONS, LLC

NOTES TO FINANCIAL STATEMENTS

General and Administrative

General and administrative expenses consist primarily of personnel costs associated with the Company’s executive, finance, legal, human resources, and other administrative personnel, as well as accounting and legal professional services fees.

Income Taxes

The Company is a limited liability company that is treated as a partnership under the U.S. Internal Revenue Code. As such, the Company generally pays no U.S. taxes on its earnings. The Company’s taxable net earnings are generally passed through to the Company’s members, accordingly, it reports no income tax expense or liabilities.

Recently adopted accounting standards

Beginning in May 2014, the FASB issued ASC 606 to provide guidance related to revenue from contracts with customers. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. In addition, the standard requires disclosure of the nature, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted ASC 606 effective January 1, 2017 using the full retrospective method to restate each prior reporting period presented. The adoption of ASC 606 did not have a material impact on the Company’s recognition of licensing, hosting, or professional services revenue, or on opening members’ capital, as the timing and measurement of revenue recognition is materially the same for the Company as under prior guidance. The Company has presented additional quantitative and qualitative disclosures regarding identified revenue streams and performance obligations (see Note 4). The Company has also identified and implemented changes to its business processes and internal controls relating to implementation of the new standard.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230). This amendment provides guidance on the presentation and classification of specific cash flow items to improve consistency within the statement of cash flows. The Company adopted ASU No. 2016-15 on January 1, 2017 and its adoption did not have a material impact on the Company’s cash flows.

Beginning in August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820), – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement,” which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted upon issuance of the update. The Company adopted ASC 2018-13 effective January 1, 2017. Adoption did not have a material impact on the Company’s financial statements.

Note 4 – Contract Liabilities

The Company provides budgeting software solutions (licensing revenue), hosting services, and support services related to its software solutions. Additionally, the Company offers professional services to its customers in the form of software implementation, integration, and business process consulting. In the Company’s agreements, customers take possession of the software and related licensing revenue is recognized upfront, upon contract execution which is at the time of the transfer of license. Revenue related to hosting and professional services are recognized ratably over the contract terms as the customer simultaneously receives and consumes the benefits of these services as they are made available by the Company.

Revenue of approximately $29,000 was recognized during the year ended December 31, 2018 that was included in the contract liabilities balances at the beginning of the respective period.

As of December 31, 2018, approximately $76,000 of revenue is expected to be recognized from remaining performance obligations. We expect to recognize revenue on approximately 100% of these remaining performance obligations over the next 12 months.

F-160

SHERPA GOVERNMENT SOLUTIONS, LLC

NOTES TO FINANCIAL STATEMENTS

Note 5 – Employee Benefit Plan

The Company has a 401k defined contribution plan (the “Plan”) covering substantially all employees.  Pursuant to the Plan provisions, the Company is required to make matching contributions equal to 100% on the first 3% of eligible earnings that are deferred as an Elective Deferral and an additional 50% on the next 2% of eligible earnings that are deferred and Elective Deferral of each employee’s contribution. Contributions to the Plan during the years ended December 31, 2018 and 2017 were $15,479 and $12,590 respectively.

Note 6 – Property and Equipment

Property and equipment, net consists of the following:

	December 31, 2018	December 31, 2017
Computer & equipment	$127,675	$127,675
Less: accumulated depreciation	(125,611)	(123,133)
	$2,064	$4,542

Depreciation expense is included in general and administrative expenses in the accompanying Statements of Operations.  For the year ended December 31, 2018 and 2017, depreciation expense was approximately $2,000 and $15,000, respectively.

Note 7—Commitments and contingencies

Indemnification

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to customers, vendors, investors, directors and officers with respect to certain matters, including, but not limited to, losses arising out of our breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. These indemnification provisions may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is indeterminable. The Company has never paid a material claim, nor have it been sued in connection with these indemnification arrangements.

As of December 31, 2018, the Company has not accrued a liability for these indemnification arrangements because the likelihood of incurring a payment obligation, if any, in connection with these indemnification arrangements is not probable or reasonably estimable.

Note 8 - Subsequent Events

On September 12, 2018, the Company, along with 5 other technology companies serving the public sector market, entered into a definitive agreement with GTY Technology Holdings Inc. (“GTY”), a publicly traded special purpose acquisition company. On February 15, 2019, GTY approved the business combination between the Company and GTY and consummated the definitive agreement on February 19, 2019. Under the Company’s agreement with GTY, the Company received aggregate consideration of approximately $7.3 million in cash and 100,000 shares of GTY common stock valued at $10.00 per share.

The Company has evaluated subsequent events through March 18, 2019, the date that the financial statements were approved to be issued, for events requiring recording or disclosure in the Company's financial statements. Other than the items noted above, the Company believes that no additional subsequent events have occurred through March 18, 2019, which would require recognition or disclosure.

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